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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

KCG Holdings, Inc.
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☒	Fee paid previously with preliminary materials.
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
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MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Stockholders:

          On April 20, 2017, KCG Holdings, Inc. (which we refer to as the "Company") and Virtu Financial, Inc. (which we refer to as "Virtu") entered into an Agreement and Plan of Merger (which we refer to as the "merger agreement") that provides for Virtu to acquire the Company in an all cash transaction for $20.00 per share of outstanding Company common stock. Under the merger agreement, Orchestra Merger Sub, Inc. (which we refer to as "Merger Sub"), an indirect wholly owned subsidiary of Virtu, will merge with and into the Company (which we refer to as the "merger"), so that the Company will be the surviving entity in the merger and will be an indirect wholly owned subsidiary of Virtu when the merger is completed.

          In the merger, each share of the Company's Class A common stock, par value $0.01 per share (which we refer to as the "Company common stock" and holders of which we refer to as "Company stockholders"), issued and outstanding immediately prior to the effective time of the merger (except for specified shares of Company common stock held by the Company or owned by Virtu or Merger Sub, and shares of Company common stock held by stockholders who properly exercise dissenters' rights) will be automatically converted into the right to receive $20.00 in cash without interest (which we refer to as the "merger consideration"). The merger consideration represents a premium of approximately 12.7% over $17.74, the closing price of Company common stock on The New York Stock Exchange (which we refer to as the "NYSE") on April 19, 2017, the last trading day prior to the public announcement of the merger agreement, and a premium of approximately 45.7% over $13.73, the closing price of Company common stock on the NYSE on March 14, 2017, the last trading day prior to the date on which a news organization reported publicly that Virtu had made an offer to purchase the Company. On May 31, 2017, the most recent practicable date before this proxy statement was mailed to our stockholders, the closing price for Company common stock on the NYSE was $19.86 per share. We urge you to obtain current market quotations for KCG Holdings, Inc. (trading symbol "KCG").

          As a condition and inducement to the willingness of Virtu to enter into the merger agreement, concurrently with the execution and delivery of the merger agreement, Virtu entered into a voting agreement with Jefferies LLC (which we refer to as "Jefferies"), a stockholder of the Company, which beneficially owned 15,935,031 shares of Company common stock as of the record date, representing approximately 23.4% of the outstanding Company common stock as of the record date. The voting agreement requires Jefferies, among other things, to vote all shares of Company common stock that Jefferies is entitled to vote in favor of adoption of the merger agreement and the approval of the transactions contemplated thereby, including the merger.

          The Company will hold a special meeting of its stockholders (which we refer to as the "special meeting") in connection with the merger. Company stockholders will be asked to vote to adopt the merger agreement and approve related matters, as described in the attached proxy statement. Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the issued and outstanding shares of Company common stock entitled to vote on such question.

          The special meeting will be held on July 12, 2017, at 1:00 p.m., local time, at our principal executive offices, which are located at 300 Vesey Street, New York, New York 10282.

          Your vote is very important. To ensure your representation at the special meeting, please complete and return the enclosed proxy card or submit your proxy by telephone or through the Internet. Please vote promptly whether or not you expect to attend the special meeting. Submitting a proxy now will not prevent you from being able to vote in person at the special meeting.

          The board of directors of the Company has determined that the merger agreement and the merger are fair to and in the best interests of the Company and its stockholders and has unanimously approved the merger agreement and the merger and declared it advisable that the Company enter into the merger agreement. The board of directors of the Company unanimously recommends that Company stockholders vote "FOR" the adoption of the merger agreement and "FOR" the other matters to be considered at the special meeting.

          The accompanying proxy statement provides detailed information about the special meeting, the merger, the merger agreement, the documents related to the merger and other related matters. Please carefully read the entire proxy statement for discussions of the risks relating to the proposed merger. You can also obtain information about the Company from documents that the Company has filed with the Securities and Exchange Commission.

          On behalf of the board of directors of the Company, thank you for your cooperation and continued support of the Company.

Sincerely,

Daniel Coleman Chief Executive Officer	Charles E. Haldeman, Jr. Non-Executive Chairman of the Board

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the merger, passed upon the merits or fairness of the merger agreement or the transactions contemplated thereby or passed upon the adequacy or accuracy of the disclosure in this proxy statement. Any representation to the contrary is a criminal offense.

          The date of this proxy statement is June 1, 2017 and it is first being mailed or otherwise delivered to the Company's stockholders on or about June 1, 2017.

KCG Holdings, Inc.
300 Vesey Street
New York, New York 10282

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To be held on July 12, 2017

          NOTICE IS HEREBY GIVEN that KCG Holdings, Inc., a Delaware corporation (which we refer to as the "Company"), will hold a special meeting of holders of Class A common stock of the Company (which we refer to as "Company common stock" and holders of which we refer to as "Company stockholders") on July 12, 2017, at 1:00 p.m., local time, at our principal executive offices, which are located at 300 Vesey Street, New York, New York 10282 (which we refer to as the "special meeting") to consider and vote upon the following matters:

  1.
  A proposal to adopt the Agreement and Plan of Merger, dated as of April 20, 2017, by and among the Company, Virtu Financial, Inc. (which we refer to as "Virtu") and Orchestra Merger Sub, Inc. (which we refer to as "Merger Sub"), as such agreement may be amended from time to time (which we refer to as the "merger agreement"), a copy of which is attached as Annex A (which we refer to as the "merger proposal");

  2.
  A proposal to approve, on a non-binding, advisory basis, the compensation that certain executive officers of the Company may receive in connection with the merger pursuant to agreements or arrangements with the Company (which we refer to as the "compensation proposal"); and

  3.
  A proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the merger proposal (which we refer to as the "adjournment proposal").

          The board of directors of the Company has fixed the close of business on May 24, 2017 as the record date for the special meeting. Only Company stockholders of record at that time are entitled to notice of, and to vote at, the special meeting or any adjournment or postponement thereof. Adoption of the merger proposal requires the affirmative vote of holders of a majority of the issued and outstanding shares of Company common stock entitled to vote on such question. Approval of each of the compensation proposal and the adjournment proposal requires the affirmative vote of the holders of at least a majority of the shares of Company common stock present or represented by proxy at the special meeting and entitled to vote on such question.

          The board of directors of the Company has determined that the merger agreement and the merger are fair to and in the best interests of the Company and its stockholders and has unanimously approved the merger agreement and the merger and declared it advisable that the Company enter into the merger agreement. The board of directors of the Company unanimously recommends that Company stockholders vote "FOR" the merger proposal, "FOR" the compensation proposal and "FOR" the adjournment proposal.

          Your vote is very important.    We cannot complete the merger unless Company stockholders approve the merger proposal.

          Each copy of the proxy statement mailed to Company stockholders is accompanied by a form of proxy card with instructions for voting. Regardless of whether you plan to attend the special meeting, please vote as soon as possible by accessing the Internet site listed on the proxy card, voting telephonically using the phone number listed on the proxy card or submitting your proxy card by mail. If you hold stock in your name as a stockholder of record and are voting by mail, please complete, sign, date and return the accompanying proxy card in the enclosed postage-paid return envelope. This will not prevent you from voting in person, but it will help to secure a quorum and avoid added solicitation costs. Any holder of record of Company common stock who is present at the special meeting may vote in person instead of by proxy, thereby canceling any previous proxy. In any event, a proxy may be revoked at any time before the special meeting in the manner described in the accompanying proxy statement. Information and applicable deadlines for voting through the Internet or by telephone are set forth in the enclosed proxy card instructions. If you hold your stock in "street name" through a bank, broker or other holder of record, please follow the instructions on the voting instruction card furnished by the record holder.

          Under Delaware law, Company stockholders who do not vote in favor of the adoption of the merger proposal will have the right to seek appraisal of the fair value of their shares of Company common stock as determined by the Delaware Court of Chancery if the merger is completed, but only if they submit a written demand for such an appraisal prior to the vote on the merger proposal and comply with the other procedures set forth in Section 262 of the Delaware General Corporation Law, the text of which can be found in Annex D to the accompanying proxy statement and the requirements of which section are incorporated in this notice by reference and summarized in the accompanying proxy statement. Company stockholders who do not vote in favor of the merger proposal, who submit a written demand for such an appraisal prior to the vote on the merger proposal and who comply with the other procedures set forth in Section 262 of the Delaware General Corporation Law will not receive the merger consideration.

          The enclosed proxy statement provides a detailed description of the special meeting, the merger, the merger agreement, the documents related to the merger and other related matters. We urge you to read the proxy statement, including any documents incorporated in the proxy statement by reference, and its annexes carefully and in their entirety.

BY ORDER OF THE BOARD OF DIRECTORS

John McCarthy General Counsel and Corporate Secretary

Date: June 1, 2017

REFERENCES TO ADDITIONAL INFORMATION

        This proxy statement incorporates important business and financial information about the Company from documents filed with the Securities and Exchange Commission (which we refer to as the "SEC") that are not included in or delivered with this proxy statement. You can obtain any of the documents filed with or furnished to the SEC by the Company at no cost from the SEC's website at https://www.sec.gov. You may also request copies of these documents, including documents incorporated by reference into this proxy statement, at no cost by contacting the Company at the following address:

KCG Holdings, Inc.
Investor Relations
300 Vesey Street
New York, New York 10282
Telephone: (646) 682-6000

        You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, you must request them no later than five business days before the date of the special meeting. This means that Company stockholders requesting documents must do so by July 5, 2017, in order to receive them before the special meeting.

        For additional questions about the merger, assistance in submitting proxies or voting shares of Company common stock or additional copies of the proxy statement or the enclosed proxy card, please contact:

Okapi Partners LLC
1212 Avenue of the Americas, 24th Floor
New York, New York 10036
Toll Free: (855) 208-8903
Direct: (212) 297-0720
By Email: KCGHoldings@okapipartners.com

        You should rely only on the information contained in, or incorporated by reference into, this document. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this document. This document is dated June 1, 2017, and you should assume that the information in this document is accurate only as of such date.

        This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

        See "Where You Can Find More Information" for more details.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

        The following are some questions that you may have about the merger and the special meeting and brief answers to those questions. We urge you to read carefully the remainder of this proxy statement because the information in this section does not provide all of the information that might be important to you with respect to the merger or the special meeting. Additional important information is also contained in the documents incorporated by reference into this proxy statement. See "Where You Can Find More Information."

Q:
What is the merger?

A:
KCG Holdings, Inc. (which we refer to as the "Company"), Virtu Financial, Inc. (which we refer to as "Virtu") and Orchestra Merger Sub, Inc. (which we refer to as "Merger Sub") entered into an Agreement and Plan of Merger, dated April 20, 2017, as such agreement may be amended from time to time (which we refer to as the "merger agreement"). Under the merger agreement, Merger Sub, an indirect wholly owned subsidiary of Virtu, will merge with and into the Company (which we refer to as the "merger"), so that the Company will be the surviving entity in the merger (which we refer to as the "surviving corporation") and will be an indirect wholly owned subsidiary of Virtu when the merger is completed. A copy of the merger agreement is included in this proxy statement as Annex A.

The merger cannot be completed unless, among other things, the proposal to adopt the merger agreement is approved by the holders of a majority of the issued and outstanding shares of Class A common stock of the Company (which we refer to as "Company common stock" and holders of which we refer to as "Company stockholders") entitled to vote on such question.

Q:
Why am I receiving this proxy statement?

A:
We are delivering this document to you because it is a proxy statement being used by the board of directors of the Company (which we refer to as the "Company board") to solicit proxies of Company stockholders in connection with the adoption of the merger agreement and related matters.

The Company has called a special meeting of its stockholders (which we refer to as the "special meeting") to adopt the merger agreement and approve related matters. This document serves as the proxy statement for the special meeting and describes the proposals to be presented at the special meeting.

This proxy statement contains important information about the merger and the other proposals being voted on at the special meeting. You should read it carefully and in its entirety. The enclosed materials allow you to have your shares of Company common stock voted by proxy without attending the special meeting. Your vote is important and we encourage you to submit your proxy as soon as possible.

Q:
What are Company stockholders being asked to vote on at the special meeting?

A:
The Company is soliciting proxies from Company stockholders with respect to the following proposals:

1.
A proposal to adopt the merger agreement (which we refer to as the "merger proposal");

2.
A proposal to approve, on a non-binding, advisory basis, the compensation that certain executive officers of the Company may receive in connection with the merger pursuant to agreements or arrangements with the Company, as described in "Advisory Vote on

i

    Merger-Related Compensation for the Company's Named Executive Officers" (which we refer to as the "compensation proposal"); and

  3.
  A proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the merger proposal (which we refer to as the "adjournment proposal").

Q:
What will Company stockholders receive in the merger?

A:
In the merger, each share of Company common stock issued and outstanding immediately prior to the effective time of the merger (which we refer to as the "effective time"), except for specified shares held by the Company or owned by Virtu or Merger Sub and shares of Company common stock held by Company stockholders who properly exercise dissenters' rights, will be converted into the right to receive $20.00 in cash without interest (which we refer to as the "merger consideration").

Q:
How will the merger affect Company equity awards?

A:
The Company equity awards will be affected as follows:

Stock Options:    At the effective time, each outstanding option to purchase shares of Company common stock (which we refer to as a "stock option") granted under the Company's Amended and Restated Equity Plan (which we refer to as the "Company stock plan") will be cancelled and will entitle the holder thereof to receive an amount in cash equal to the product of (x) the number of shares of Company common stock subject to the stock option immediately prior to the effective time and (y) the excess, if any, of the merger consideration of $20.00 per share over the exercise price per share of such stock option, less applicable taxes required to be withheld with respect to such payment. Any stock option that has an exercise price per share that is greater than or equal to the merger consideration of $20.00 per share will be cancelled at the effective time for no consideration or payment.

Stock Appreciation Rights:    At the effective time, each outstanding stock appreciation right (which we refer to as a "SAR") granted under the Company stock plan will be cancelled and will entitle the holder thereof to receive an amount in cash equal to the product of (x) the number of shares of Company common stock subject to such SAR immediately prior to the effective time and (y) the excess, if any, of the merger consideration of $20.00 per share over the exercise price per share of such SAR, less applicable taxes required to be withheld with respect to such payment. Because all outstanding SARs have an exercise price per share that is greater than or equal to the merger consideration of $20.00 per share, all SARs will be cancelled at the effective time for no consideration or payment.

Restricted Stock Units:    At the effective time, each outstanding restricted stock unit (which we refer to as an "RSU") under the Company stock plan, whether vested or unvested, will be cancelled and will entitle the holder thereof to receive an amount in cash equal to the product of (x) the number of shares of Company common stock subject to such RSU immediately prior to the effective time and (y) the merger consideration of $20.00 per share, less applicable taxes required to be withheld with respect to such payment.

Q:
What will holders of Company warrants receive in the merger?

A:
In the merger, each of the Company's warrants to purchase shares of the Company common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive an amount in cash equal to the product of (A) the total number of shares of Company common stock subject to such Company warrant and (B) the excess, if any, of the merger consideration over the then-current exercise price per share of Company common stock (without giving effect to any of the transactions contemplated by the merger agreement) previously subject to such Company warrant, less applicable taxes required to be withheld with respect to such payment.

Q:
How does the merger consideration compare to the market price of Company common stock?

A:
The merger consideration represents a premium of approximately 12.7% over $17.74, the closing price of Company common stock on The New York Stock Exchange (which we refer to as the "NYSE") on April 19, 2017, the last trading day prior to the public announcement of the merger agreement, and a premium of approximately 45.7% over $13.73, the closing price of Company common stock on the NYSE on March 14, 2017, the last trading day prior to the date on which a news organization reported publicly that Virtu had made an offer to purchase the Company. On May 31, 2017, the most recent practicable date before this proxy statement was mailed to our stockholders, the closing price for Company common stock on the NYSE was $19.86 per share. You are encouraged to obtain current market quotations for Company common stock in connection with voting your shares.

Q:
How does the Company board recommend that I vote at the special meeting?

A:
The Company board unanimously recommends that you vote "FOR" the merger proposal, "FOR" the compensation proposal and "FOR" the adjournment proposal.

Q:
Why am I being asked to consider and vote on, by non-binding, advisory vote, the compensation proposal?

A:
Securities and Exchange Commission (which we refer to as the "SEC") rules require the Company to seek a non-binding, advisory vote to approve compensation that will or may become payable by the Company to its named executive officers in connection with the merger.

Q:
When and where is the special meeting?

A:
The special meeting will be held on July 12, 2017, at 1:00 p.m., local time, at our principal executive offices, which are located at 300 Vesey Street, New York, New York 10282.

Q:
What do I need to do now?

A:
After you have carefully read this proxy statement and have decided how you wish to vote your shares of Company common stock, please vote your shares promptly so that your shares are represented and voted at the special meeting. If you hold your shares in your name as a stockholder of record, you can complete, sign, date and mail your proxy card in the enclosed postage-paid return envelope, and we request that you do this as soon as possible. Alternatively, you may vote through the Internet or by telephone. Information and applicable deadlines for voting through the Internet or by telephone are set forth in the enclosed proxy card instructions. If you hold your shares in "street name" through a bank, broker or other holder of record, you must direct the record holder of your shares how to vote in accordance with the instructions you have received from such record holder. A "street name" stockholder who wishes to vote in person at the special meeting will need to obtain a legal proxy from the institution that holds its shares.

Q:
What constitutes a quorum for the special meeting?

A:
The presence, in person or by properly executed or otherwise documented proxy, of the holders of a majority of the issued and outstanding shares of Company common stock entitled to vote at such special meeting as of the record date is necessary to constitute a quorum at the special meeting.

  The Company cannot hold the meeting unless a quorum is present. Abstentions will be counted in determining the number of shares present at the meeting solely for the purpose of determining whether a quorum is present.

  We urge you to vote promptly by proxy even if you plan to attend the meeting so that we will know as soon as possible that enough shares will be present for us to hold the meeting.

Q:
What is the vote required to approve each proposal at the special meeting?

A:
Merger Proposal:

•
Standard:  Approval of the merger proposal requires the affirmative vote of the holders of a majority of the issued and outstanding shares of Company common stock entitled to vote on such question.

•
Effect of abstentions and broker non-votes:  If you fail to vote, mark "ABSTAIN" on your proxy or fail to instruct your bank, broker or other holder of record with respect to the merger proposal, it will have the same effect as a vote "AGAINST" the proposal.

Compensation Proposal:

•
Standard:  Approval of the compensation proposal requires the affirmative vote of the holders of at least a majority of the issued and outstanding shares of Company common stock present or represented by proxy at the special meeting and entitled to vote on such question.

•
Effect of abstentions and broker non-votes:  If you mark "ABSTAIN" on your proxy card, it will have the same effect as a vote "AGAINST" the proposal. If you fail to submit a proxy card or vote in person at the special meeting, or fail to instruct your bank, broker or other holder of record how to vote with respect to the adjournment proposal, it will have no effect on the proposal.

Adjournment Proposal:

•
Standard:  Whether or not a quorum is present, approval of the adjournment proposal requires the affirmative vote of the holders of at least a majority of the shares of Company common stock present or represented by proxy at the special meeting and entitled to vote on such question.

•
Effect of abstentions and broker non-votes:  If you mark "ABSTAIN" on your proxy card, it will have the same effect as a vote "AGAINST" the proposal. If you fail to submit a proxy card or vote in person at the special meeting, or fail to instruct your bank, broker or other holder of record how to vote with respect to the adjournment proposal, it will have no effect on the proposal.

Q:
Why is my vote important?

A:
If you do not vote, it will be more difficult for the Company to obtain the necessary quorum to hold the special meeting. In addition, your failure to submit a proxy or vote in person, your failure to instruct your bank or broker how to vote or your abstention will have the same effect as a vote "AGAINST" the adoption of the merger agreement.

Q:
If my shares of Company common stock are held in "street name" by my bank, broker or other holder of record, will my bank, broker or other holder of record automatically vote my shares for me?

A:
No. Your bank, broker or other holder of record cannot vote your shares without instructions from you. If your shares are held in "street name" through a bank, broker or other holder of record,

  you must provide the record holder of your shares with instructions on how to vote the shares. Please follow the voting instructions provided by such record holder. You may not vote shares held in "street name" by returning a proxy card directly to the Company, or by voting in person at the special meeting, unless you provide a legal proxy, which you must obtain from the record holder of your shares. Further, banks, brokers or other holders of record who hold shares of Company common stock on behalf of their customers may not give a proxy to the Company to vote those shares with respect to any of the proposals without specific instructions from their customers, as banks, brokers and other holders of record do not have discretionary voting power on these matters. Failure to instruct your bank, broker or other holder of record how to vote will have the same effect as a vote "AGAINST" adoption of the merger agreement.

Q:
Can Company stockholders attend the special meetings and vote their shares in person?

A:
Yes. All Company stockholders, including stockholders of record and stockholders who hold their shares through banks, brokers or other holders of record, are invited to attend the special meeting. Stockholders of record of Company common stock can vote in person at the special meeting. If you are not a stockholder of record (in other words, if your shares are held for you in "street name"), you must obtain a legal proxy, executed in your favor, from the record holder of your shares to be able to vote in person at the special meeting. If you plan to attend the special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. In addition, you must bring a form of personal photo identification with you in order to be admitted to the meeting. The Company reserves the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification. Whether or not you intend to be present at the special meeting, you are urged to sign, date and return your proxy card, or to vote via the Internet or by telephone, promptly. If you are then present and wish to vote your shares in person, your original proxy may be revoked by voting at the special meeting.

Q:
Can I change my vote?

A:
Yes. If you are a stockholder of record of Company common stock, you may change your vote at any time before your shares of Company common stock are voted at the special meeting by: (i) signing and returning a proxy card with a later date; (ii) attending the special meeting in person, notifying the corporate secretary, and voting by ballot at the special meeting; (iii) voting by telephone or the Internet at a later time; or (iv) delivering a written revocation letter to the Company's Corporate Secretary at 300 Vesey Street, New York, NY 10282. If you hold your shares in "street name" through a bank, broker or other holder of record, you should contact your record holder to change your vote.

Q:
Will the Company be required to submit the merger proposal to Company stockholders even if the Company board has withdrawn, modified or qualified its recommendation?

A:
Yes. Unless the merger agreement is terminated before the special meeting, the Company is required to submit the merger proposal to Company stockholders even if the Company board has withdrawn or modified its recommendation.

Q:
Is the merger expected to be taxable to U.S. holders?

A:
Yes. The exchange of shares of Company common stock for cash pursuant to the merger generally will be a taxable transaction to U.S. holders for U.S. federal income tax purposes. If you are a U.S. holder and you exchange your shares of Company common stock in the merger for cash, you will generally recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and your adjusted tax basis in such shares.

v

  Backup withholding may also apply to the cash payments made pursuant to the merger unless the holder or other payee provides a taxpayer identification number, certifies that such number is correct and otherwise complies with the backup withholding rules. You should read "The Merger—Material U.S. Federal Income Tax Consequences of the Merger" for a more detailed discussion of the U.S. federal income tax consequences of the merger. You should also consult your tax advisor for a complete analysis of the effect of the merger on your federal, state and local and/or foreign taxes.

Q:
Are Company stockholders entitled to dissenters' rights?

A:
Yes. Company stockholders are expected to be entitled to dissenters' rights, or appraisal rights, under Section 262 of the General Corporation Law of the State of Delaware (which we refer to as the "DGCL"). For further information, see "Appraisal Rights."

Q:
If I am a Company stockholder, should I send in my stock certificate(s) now?

A:
No. If the merger proposal is approved, after the completion of the merger, you will promptly be sent a letter of transmittal describing how you may exchange your stock certificate(s) or book-entry shares of Company common stock for the merger consideration. If your shares of Company common stock are held in "street name" through a bank, broker or other holder of record, you should contact the record holder of your shares for instructions as to how to effect the surrender of your "street name" shares of Company common stock in exchange for the merger consideration. Please do NOT return your stock certificate(s) with your proxy.

Q:
What should I do if I receive more than one set of voting materials?

A:
Company stockholders may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold shares of Company common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold such shares. If you are a stockholder of record of Company common stock and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive or otherwise follow the voting instructions set forth in this proxy statement to ensure that you vote every share of Company common stock that you own.

Q:
When do you expect the merger to be completed?

A:
The Company currently expects to complete the merger in the third quarter of 2017. However, the Company cannot assure you of when or if the merger will be completed, and completion is subject to the satisfaction of various conditions that are not within the Company's control. The Company must obtain the approval of Company stockholders to adopt the merger agreement at the special meeting. The Company and Virtu must also obtain certain regulatory approvals and satisfy certain other closing conditions.

Q:
What happens if the merger is not completed?

A:
If the merger is not completed for any reason, Company stockholders will not receive any consideration for their shares of Company common stock in connection with the merger. Instead, the Company will remain an independent, public company and the Company common stock will continue to be listed and traded on the NYSE. In addition, under certain circumstances specified in the merger agreement, the Company may be required to pay a termination fee of $45 million or up to $15 million in expense reimbursements to Virtu. See "The Merger Agreement—Termination

  Fee" for a complete discussion of the circumstances under which a termination fee or reimbursement of expenses would be required to be paid.

Q:
Whom should I call with questions?

A:
If you have any questions concerning the merger or this proxy statement, would like additional copies of this proxy statement or need help voting your shares of Company common stock, please contact the Company's proxy solicitor, Okapi Partners LLC, at 1212 Avenue of the Americas, 24th Floor, New York, New York 10036, toll-free at (855) 208-8903 or direct at (212) 297-0720, or by email at KCGHoldings@okapipartners.com.

SUMMARY

        The following summary highlights selected information in this proxy statement and may not contain all the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents incorporated by reference or otherwise referred to in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that topic. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions in "Where You Can Find More Information."

Parties to the Merger (Page 19)

        The Company is a leading independent securities firm offering clients a range of services designed to address trading needs across asset classes, product types and time zones. The Company combines advanced technology with specialized client service across market making, agency execution and trading venues and also engages in principal trading via exchange-based electronic market making. The Company has multiple access points to trade global equities, options, fixed income, currencies and commodities via voice or automated execution. The Company's shares of its Class A common stock are listed on the NYSE under the symbol "KCG."

        Virtu is a leading technology-enabled market maker and liquidity provider to the global financial markets. Virtu generates revenue by buying and selling securities and other financial instruments and earning small amounts of money on individual transactions based on the difference between what buyers are willing to pay and what sellers are willing to accept, often referred to as "bid/ask spreads," across a large volume of transactions. Virtu makes markets by providing quotations to buyers and sellers in more than 12,000 securities and other financial instruments on more than 235 unique exchanges, markets and liquidity pools in 36 countries around the world. Virtu also generates revenue by using its proprietary technology to earn technology services revenue, by providing technology infrastructure and agency execution services to select third parties. Virtu's shares of its Class A common stock are listed on the NASDAQ under the symbol "VIRT."

        Merger Sub is a Delaware corporation and an indirect, wholly owned subsidiary of Virtu. Merger Sub was incorporated on April 17, 2017 for the sole purpose of effecting the merger. As of the date of this proxy statement, Merger Sub has not conducted any activities other than those incidental to its incorporation, the execution of the merger agreement and the transactions contemplated by the merger agreement.

The Special Meeting (Page 14)

  Date, Time and Place of the Special Meeting (Page 14)

        The special meeting to vote upon the merger proposal, in addition to the other matters described in this proxy statement, will be held on July 12, 2017, at 1:00 p.m., local time, at our principal executive offices, which are located at 300 Vesey Street, New York, New York 10282.

  Purpose of the Special Meeting (Page 14)

        At the special meeting, Company stockholders will be asked to approve the merger proposal, the compensation proposal and the adjournment proposal.

  Record Date and Quorum (Page 14)

        The Company board has fixed the close of business on May 24, 2017 as the record date for the determination of Company stockholders entitled to notice of, and to vote at, the special meeting. As of the close of business on the record date, there were 68,055,342 shares of Company common stock (including certain RSUs) outstanding and entitled to vote, held by approximately 142 holders of record.

You will have one vote on each matter properly coming before the special meeting for each share of Company common stock that you owned on the record date.

        Holders of a majority of the shares of Company common stock issued and outstanding and entitled to vote at the special meeting, present in person or represented by proxy, will constitute a quorum for the transaction of business at the special meeting. All shares of Company common stock present in person or represented by proxy, including abstentions, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the special meeting.

  Vote Required (Page 15)

        Approval of the merger proposal requires the affirmative vote of the holders of a majority of the issued and outstanding shares of Company common stock entitled to vote on such question. Approval of the compensation proposal requires the affirmative vote of the holders of at least a majority of the shares of Company common stock present or represented by proxy at the special meeting and entitled to vote on such question. Whether or not a quorum is present, approval of the adjournment proposal requires the affirmative vote of the holders of at least a majority of the shares of Company common stock present or represented by proxy at the special meeting and entitled to vote on such question.

        If you mark "ABSTAIN" on your proxy card, it will have the same effect as a vote "AGAINST" the merger proposal, the compensation proposal and the adjournment proposal. If you fail to submit a proxy card or vote in person at the special meeting, or fail to instruct your bank or broker how to vote, it will have the same effect as a vote "AGAINST" the merger proposal, but will have no effect on the compensation proposal or the adjournment proposal.

        As a condition and inducement to the willingness of Virtu to enter into the merger agreement, concurrently with the execution and delivery of the merger agreement, Virtu entered into a voting agreement (which we refer to as the "voting agreement") with Jefferies LLC (which we refer to as "Jefferies"), a stockholder of the Company, which beneficially owned 15,935,031 shares of Company common stock as of the record date, representing approximately 23.4% of the outstanding Company common stock as of the record date. The voting agreement requires Jefferies, among other things, to vote all shares of Company common stock that Jefferies is entitled to vote in favor of adoption of the merger agreement and the approval of the transactions contemplated thereby, including the merger.

  Voting, Proxies and Revocation (Page 16)

        Any stockholder of record entitled to vote at the special meeting may submit a proxy by telephone, over the Internet or by returning the enclosed proxy card in the accompanying prepaid reply envelope, or may vote in person by appearing at the special meeting.

        If your Company common stock is held in "street name" through a bank, broker or other holder of record, you should instruct the record holder of your shares on how to vote your Company common stock using the instructions provided by such record holder. "Broker non-votes" are shares held in "street name" by banks, brokers and other holders of record that are present or represented by proxy at the special meeting, but for which the beneficial owner has not provided the record holder with instructions on how to vote on a particular proposal that such record holder does not have discretionary voting power on. Because, under applicable rules, banks, brokers and other holders of record holding shares in "street name" do not have discretionary voting authority with respect to any of the three proposals described in this proxy statement, if a beneficial owner of Company common stock held in "street name" does not give voting instructions to the applicable record holder, then those shares will not be counted as present in person or by proxy at the special meeting. As the vote to approve the merger proposal is based on the total number of shares of Company common stock outstanding at the close of business on the record date, if you fail to issue voting instructions to your bank, broker or other holder of record, it will have the same effect as a vote "AGAINST" the proposal to adopt the merger agreement. Although we do not expect to bring any matters before the meeting other than the three proposals described in this proxy statement, if an additional matter is brought before the meeting and is one on which brokers have discretionary voting authority and you fail to provide instructions to your broker with respect to the compensation proposal or the adjournment proposal, such broker non-votes will be counted for purposes of determining a quorum and have the same effect as a vote "AGAINST" such proposals.

        If no instruction as to how to vote is given (including no instruction to abstain from voting) in an executed, duly returned and not revoked proxy, the proxy will be voted in accordance with the recommendations of the Company board, which, as of the date of this proxy statement, are "FOR" the merger proposal, "FOR" the compensation proposal and "FOR" the adjournment proposal.

        You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised by submitting a later-dated proxy through any of the methods available to you, by giving written notice of revocation to the Company's Corporate Secretary, which must be filed with the Corporate Secretary by 5:00 p.m. on the business day immediately prior to the date of the special meeting, or by attending the special meeting and voting in person. Attending the special meeting alone, without voting at the special meeting, will not be sufficient to revoke your proxy. Written notice of revocation should be mailed to: KCG Holdings, Inc., Attn: Corporate Secretary, 300 Vesey Street, New York, NY 10282. If you are a "street name" holder of the Company's common stock, you may change your vote by submitting new voting instructions to your bank, broker or holder of record. You must contact the record holder of your shares to obtain instructions as to how to change your proxy vote.

The Merger (Page 20)

        Under the merger agreement, Merger Sub, an indirect wholly owned subsidiary of Virtu, will merge with and into the Company, so that the Company will be the surviving entity in the merger and will be an indirect wholly owned subsidiary of Virtu when the merger is completed.

  Reasons for the Merger; Recommendation of the Company Board of Directors (Page 25)

        After careful consideration of various factors described in "The Merger—Reasons for the Merger; Recommendation of the Company Board of Directors," the Company board has determined that the merger agreement and the merger are fair to and in the best interests of the Company and its stockholders and has unanimously approved the merger agreement and the merger and declared it advisable that the Company enter into the merger agreement.

        The Company board unanimously recommends that Company stockholders vote "FOR" the merger proposal, "FOR" the compensation proposal and "FOR" the adjournment proposal.

  Opinion of Goldman Sachs & Co. LLC (Page 31 and Annex C)

        Goldman Sachs & Co. LLC (formerly known as Goldman, Sachs & Co. and referred to herein as "Goldman Sachs") delivered its opinion to the Company board that, as of April 20, 2017 and based upon and subject to the factors and assumptions set forth therein, the $20.00 in cash per share of Company common stock to be paid to the holders (other than Virtu and its affiliates) of shares of Company common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

        The full text of the written opinion of Goldman Sachs, dated April 20, 2017, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C. Goldman Sachs provided its opinion for the information and assistance of the Company board in connection with its consideration of the merger.

The Goldman Sachs opinion is not a recommendation as to how any holder of Company common stock should vote with respect to the merger or any other matter. Pursuant to an engagement letter between the Company and Goldman Sachs, the Company has agreed to pay Goldman Sachs a transaction fee of $15,000,000, $4,000,000 of which Goldman Sachs became entitled to receive upon the execution of the engagement letter between the Company and Goldman Sachs and the remainder of which is contingent upon consummation of the merger.

  Financing of the Merger (Page 41)

        Virtu has entered into debt commitment letters and investment agreements in order to secure the financing it needs to consummate the merger. The obligations of Virtu and Merger Sub to complete the merger are not contingent upon the receipt of any financing.

  Interests of Certain Persons in the Merger (Page 42)

        The interests of the Company's directors and executive officers in the merger that are different from, or in addition to, those of the Company's stockholders generally are described below. The Company's board was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by Company common stockholders. These interests include (i) the right to receive cash payments in respect of outstanding RSUs, which will be based on the merger consideration of $20.00 per share, and stock options, which will be based upon the excess, if any, of the merger consideration of $20.00 per share over the exercise price per share of Company common stock previously subject to such stock option; (ii) the right to receive cash payments in respect of outstanding Company warrants, which will be based upon the excess, if any, of the merger consideration of $20.00 per share over the then-current exercise price per share of Company common stock (without giving effect to any of the transactions contemplated by the merger agreement) previously subject to such Company warrant; (iii) the receipt of severance payments and benefits upon certain qualifying terminations of employment, pursuant to the terms of each executive officer's respective employment agreement; (iv) the right to receive an annual bonus for the 2017 fiscal year, paid in cash in the event of a qualifying termination occurring after the completion of the merger; and (v) entitlement to continued indemnification, expense advancement and insurance coverage under the merger agreement.

  Material U.S. Federal Income Tax Consequences of the Merger (Page 45)

        The exchange of Company common stock for cash pursuant to the merger generally will be a taxable transaction to U.S. holders (as defined in "The Merger—Material U.S. Federal Income Tax Consequences of the Merger") for U.S. federal income tax purposes. Stockholders who are U.S. holders and who exchange their Company common stock in the merger will generally recognize gain or loss in an amount equal to the difference, if any, between the cash payments made pursuant to the merger and their adjusted tax basis in their shares. Backup withholding may also apply to the cash payments made pursuant to the merger unless the holder or other payee provides a taxpayer identification number, certifies that such number is correct and otherwise complies with the backup withholding rules. You should read "The Merger—Material U.S. Federal Income Tax Consequences of the Merger" for a definition of "U.S. holder" and a more detailed discussion of the U.S. federal income tax consequences of the merger. You should also consult your tax advisor for a complete analysis of the effect of the merger on your federal, state and local and/or foreign taxes.

  Regulatory Approvals Required for the Merger (Page 47)

        Completion of the merger is subject to the receipt of certain regulatory approvals required to complete the transactions contemplated by the merger agreement from (i) the Financial Industry Regulatory Authority, Inc. (which we refer to as "FINRA"); (ii) the U.K. Financial Conduct Authority

(which we refer to as the "FCA") and (iii) Finansinspektionen, Sweden's financial supervisory authority (which we refer to as the "FSA"), as well as the expiration of any waiting periods applicable to the consummation of the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (which we refer to as the "HSR Act", and we refer to the above approvals as "required governmental approvals").

        Although neither the Company nor Virtu knows of any reason why it cannot obtain the required governmental approvals in a timely manner, the parties cannot be certain when or if they will be obtained.

  Litigation Related to the Merger (Page 48)

        Between May 19 and May 23, 2017, five putative class actions relating to the Merger were filed by shareholders of KCG against KCG and its board of directors in the United States District Court for the Southern District of New York. The cases are captioned Siegal v. KCG Holdings, Inc., et al., Case No. 1:17-cv-3886, Berg v. KCG Holdings, Inc., et al., Case No. 1:17-cv-3802, Pauza v. KCG Holdings, Inc., et al., Case No. 1:17-cv-3885, Evangelista v. KCG Holdings, Inc., et al., Case No. 1:17-cv-3959, and Klein v. KCG Holdings, Inc., et al., Case No. 1:17-cv-3946. The Klein and Berg complaints also name as defendants Virtu and Merger Sub. The complaints assert that the defendants violated Sections 14(a) and 20(a) of the Exchange Act in connection with the preliminary proxy statement filed with the SEC by KCG in connection with the Merger.

        All five complaints allege, among other things, that the individual defendants and the Company violated federal securities laws by disseminating a preliminary proxy that included allegedly material misstatements or omissions about the Merger and the sale process leading up to the Merger. Among other things, the complaints allege that the preliminary proxy omits or misrepresents material information concerning: (i) the Company management's projections that were utilized by Goldman Sachs, the Company's financial advisor in connection with the Merger, (ii) the valuation analyses prepared by Goldman Sachs in connection with the rendering of its fairness opinion, and (iii) the sale process leading up to the Merger. The complaints seek, among other things, (i) an order preliminarily and permanently enjoining the Merger until the allegedly omitted information is disclosed, (ii) rescission of the Merger or an award of damages in the event the merger is consummated, and (iii) an award of plaintiff's attorneys' fees and costs. The defendants have not yet answered or otherwise responded to these complaints.

        On May 31, 2017, the parties to these litigations entered into a memorandum of understanding that sets forth an agreement in principle to settle and release all claims asserted by plaintiffs in the litigations. The settlement is subject to, among other things, the negotiation and execution of definitive documentation.

The Merger Agreement (Page 49 and Annex A)

  Merger Consideration (Page 49)

        In the merger, each share of Company common stock issued and outstanding immediately prior to the effective time, except for specified shares held by the Company or owned by Virtu or Merger Sub and shares of Company common stock held by Company stockholders who properly exercise dissenters' rights, shall be converted into the right to receive $20.00 in cash without interest.

  Treatment of Company Equity Awards (Page 50)

        Stock Options:    At the effective time, each outstanding stock option under the Company stock plan will, automatically and without any required action on the part of the holder thereof, be cancelled and will entitle the holder of such stock option to receive an amount in cash equal to the product of

(i) the number of shares of Company common stock subject to such stock option immediately prior to the effective time and (ii) the excess, if any, of (x) the merger consideration of $20.00 per share over (y) the exercise price per share of such stock option, less applicable taxes required to be withheld with respect to such payment. Any stock option that has an exercise price per share that is greater than or equal to the merger consideration of $20.00 per share will be cancelled at the effective time for no consideration or payment.

        SARs:    At the effective time, each outstanding SAR granted under the Company stock plan will, automatically and without any required action on the part of the holder thereof, be cancelled and will entitle the holder of such SAR to receive an amount in cash equal to the product of (i) the number of shares of Company common stock subject to such SAR immediately prior to the effective time and (ii) the excess, if any, of (x) the merger consideration of $20.00 per share over (y) the exercise price per share of such SAR, less applicable taxes required to be withheld with respect to such payment. Because all outstanding SARs have an exercise price per share that is greater than or equal to the merger consideration of $20.00 per share, all SARs will be cancelled at the effective time for no consideration or payment.

        RSUs:    At the effective time, any vesting conditions applicable to each outstanding RSU under the Company stock plan, whether vested or unvested, will, automatically and without any required action on the part of the holder thereof, accelerate in full and each RSU will be cancelled and will entitle the holder of such RSU to receive an amount in cash equal to the product of (x) the number of shares of Company common stock subject to such RSU immediately prior to the effective time and (y) the merger consideration of $20.00 per share, less applicable taxes required to be withheld with respect to such payment.

  Treatment of Company Warrants (Page 51)

        With respect to each Company warrant outstanding immediately prior to the effective time, the right of the holder of a Company warrant to exercise such Company warrant to receive shares of Company common stock will be converted into the right to receive an amount in cash equal to the product of (A) the total number of shares of Company common stock subject to such Company warrant and (B) the excess, if any, of the merger consideration over the then-current exercise price per share of Company common stock (without giving effect to any of the transactions contemplated by the merger agreement) previously subject to such Company warrant, less applicable taxes required to be withheld with respect to such payment.

  Stockholder Meeting and Recommendation of the Company Board of Directors (Page 60)

        The Company has agreed to hold a special meeting as soon as reasonably practicable for the purpose of voting upon adoption of the merger agreement and upon other related matters. The Company board has agreed to communicate to its stockholders its recommendation (which we refer to as the "Company recommendation") (and include such Company recommendation in this proxy statement) that they adopt the merger agreement and approve the merger proposal. However, if (i) the Company board is presented with an unsolicited bona fide written takeover proposal and, after consultation with its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that such unsolicited bona fide written takeover proposal constitutes or is reasonably likely to result in a superior company proposal (as defined in "The Merger Agreement—Agreement Not to Solicit Other Offers"), or (ii) other than in connection with an unsolicited bona fide written takeover proposal, an event, fact, circumstance, development or occurrence that affects the business, assets or operations of the Company or its subsidiaries that is unknown to the Company board as of the date of the merger agreement becomes known to the Company board, then it may make a Company adverse recommendation change and, in each case, the Company board concludes in good faith, following consultation with its outside legal counsel, that failure to make a Company adverse recommendation change (as defined in "The Merger Agreement—Stockholder Meeting and Recommendation of the Company Board of Directors") is reasonably likely to violate its fiduciary duties to the Company stockholders provided that:

  •
  the Company gives Virtu at least five business days' prior written notice of its intention to take such action and certain information about the event or circumstances giving rise to its determination to take such action; and

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  the Company board takes into account any changes to the merger agreement committed to in writing by Virtu (which shall be negotiated in good faith by the Company) that (i) in the event of a superior company proposal, result in a transaction that is no less favorable to the Company stockholders than any superior company proposal in the absence of such changes or (ii) in the event of an unknown and not reasonably foreseeable intervening event, the Company board would no longer be required to make a Company adverse recommendation change in order not to be reasonably likely to violate its fiduciary duties to the Company stockholders.

        Unless the merger agreement has been terminated in accordance with its terms, the Company is required to hold the special meeting for the purpose of voting upon the merger proposal even if there is a change in Company recommendation.

  Agreement Not to Solicit Other Offers (Page 62)

        The merger agreement provides that the Company will not, and will cause its affiliates and its and their respective affiliates and representatives not to, directly or indirectly:

  •
  solicit or initiate, or knowingly encourage, induce or facilitate (including by way of providing information) any takeover proposal (as defined in "The Merger Agreement—Agreement Not to Solicit Other Offers") or any inquiry or proposal that constitutes or may reasonably be expected to result in a takeover proposal;

  •
  participate in any discussions or negotiations with any person regarding, or furnish to any person any information with respect to, or cooperate in any way with any person (whether or not a person making a takeover proposal) with respect to any takeover proposal or any inquiry or proposal that may reasonably be expected to result in a takeover proposal;

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  approve or recommend, or propose to approve or recommend, any takeover proposal;

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  approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, memorandum of understanding, merger agreement, asset or share purchase or share exchange agreement, option agreement or other similar agreement related to any takeover proposal;

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  enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated by, or breach its obligations under, the merger agreement; or

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  propose or agree to do any of the foregoing.

        Notwithstanding these restrictions, under certain circumstances, and to the extent that the Company board concludes in good faith, after consultation with its outside counsel and, with respect to financial matters, its financial advisors, that a takeover proposal would reasonably be expected to result in a superior company proposal, the Company may, prior to the time the merger agreement is adopted by the Company stockholders, make available non-public information or data, and participate in negotiations or discussions, with respect to certain unsolicited bona fide written takeover proposals.

  Conditions to Complete the Merger (Page 63)

        The respective obligations of the Company, Virtu and Merger Sub to consummate the merger are subject to the satisfaction or waiver of certain customary conditions, including the adoption of the merger agreement by the Company's stockholders, the receipt of the required governmental approvals, the absence of any legal prohibitions preventing the consummation of the merger, the distribution by Virtu of an information statement regarding the approval of the equity financing (as defined in "The Merger—Financing of the Merger") by its stockholders, the accuracy of the representations and warranties (subject to customary materiality qualifiers) and compliance by the other party with its obligations under the merger agreement (subject to customary materiality qualifiers). In addition, Virtu and Merger Sub will not be obligated to complete the merger if there has been a material adverse effect with respect to the Company (as defined in "The Merger Agreement—Representations and Warranties") since the date of the merger agreement.

        Neither the Company nor Virtu can be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

  Termination of the Merger Agreement (Page 64)

        The merger agreement can be terminated at any time prior to completion of the merger (whether before or after the adoption of the merger agreement by Company stockholders (unless otherwise specified below)) in the following circumstances:

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  by the mutual written consent of Virtu and the Company;

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  by either Virtu or the Company if:

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  the merger has not been completed on or before January 31, 2018, except that, if the failure of the merger to be consummated by that date is primarily due to the breach by the party seeking to terminate the merger agreement of any representation, warranty, covenant or agreement contained in the merger agreement, such party shall not be permitted to terminate the merger agreement;

  •
  any injunction permanently restrains, enjoins or prohibits or makes illegal the consummation of the merger, and such injunction becomes effective (and final and nonappealable) or any law becomes enacted, entered, promulgated or enforced by any governmental authority that prohibits or makes illegal consummation of the merger;

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  Company stockholders do not approve the merger proposal;

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  by the Company, (i) if there has been a material breach of any representation, warranty, covenant or agreement on the part of Virtu or Merger Sub contained in the merger agreement, which breach would give rise to the failure of a condition to the Company's obligation to complete the merger and which is not curable or cured within the earlier of thirty (30) days and January 31, 2018, and (ii) the Company is not then in breach of any representation, warranty, covenant or agreement contained in the merger agreement such that it would give rise to the failure of a condition to Merger Sub's obligation to complete the merger;

  •
  by Virtu, (i) if there has been a material breach of any representation, warranty, covenant or agreement on the part of the Company contained in the merger agreement, which breach would give rise to the failure of a condition to Virtu's obligation to complete the merger and which is not curable or cured within the earlier of thirty (30) days and January 31, 2018, and (ii) Virtu is not then in breach of any representation, warranty, covenant or agreement contained in the merger agreement such that it would give rise to the failure of a condition precedent to the Company's obligation to complete the merger;

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  by Virtu if, prior to obtaining the approval of Company stockholders of the merger proposal:

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  the Company board fails to recommend to the Company stockholders that they approve the merger proposal, or effects a Company adverse recommendation change; or

  •
  the Company or the Company board has materially breached its obligations with respect to obtaining stockholder approval or not soliciting other offers in a manner adverse to Virtu.

  Termination Fee (Page 65)

        The Company will pay Virtu a termination fee in the amount of $45 million if the merger agreement is terminated in the following circumstances:

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  prior to obtaining the approval of Company stockholders of the merger proposal, Virtu terminates the merger agreement because the Company board fails to recommend to the Company stockholders that they approve the merger proposal or effects a Company adverse recommendation change;

  •
  prior to obtaining the approval of Company stockholders of the merger proposal, Virtu terminates the merger agreement because the Company or the Company board has materially breached its obligations with respect to obtaining stockholder approval or not soliciting other offers in a manner adverse to Virtu; and

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  prior to the Company stockholder meeting, (i) a Company takeover proposal is publicly made or otherwise communicated in writing to the Company's senior management or the Company board and not expressly withdrawn, and (ii) the merger agreement is terminated because (x) the Company stockholders fail to adopt the merger agreement at the special meeting, (y) a material breach of a representation, warranty, covenant or agreement by the Company results in the failure of a condition to Virtu's obligation to complete the merger and Virtu elects not to complete the merger or (z) the merger is not completed by January 31, 2018 and, in the case of (y) and (z), the approval of Company stockholders of the merger proposal has not been obtained at the time of such termination, and (iii) within 12 months of the termination of the merger agreement, the Company consummates a transaction (or enters into a definitive agreement to do so) with respect to a takeover proposal, provided that, for purposes of the foregoing, all references in the definition of takeover proposal to "20%" will instead refer to "50%".

        The Company will pay Virtu an amount equal to that required to reimburse Virtu and its affiliates for all of their documented out-of-pocket expenses in an amount not to exceed $15 million (and which will be credited against any termination fee owed in the event that Virtu would be entitled to both the termination fee and expense reimbursement) if the merger agreement is terminated by Virtu or the Company because the Company stockholder approval is not obtained at the Company stockholder meeting duly convened.

        Any termination fee that becomes due must be paid by wire transfer of same-day funds (i) under the circumstances described in the first or second bullet above, on the business day immediately following the date of termination of the merger agreement and (ii) under the circumstances described in the third bullet above, on the date of the first to occur of the events described in clause (iii) of that bullet.

        In the event that the termination fee becomes payable and is paid by the Company pursuant to the merger agreement, the termination fee will be Virtu's and Merger Sub's sole and exclusive remedy for monetary damages under the merger agreement.

  Expenses and Fees (Page 66)

        Unless a specific term of the merger agreement provides for a different arrangement, all costs and expenses incurred in connection with the merger agreement will be paid by the party incurring such expense, whether or not the merger is consummated, except that expenses incurred in connection with printing and mailing of this proxy statement and in connection with notices or other filings with any governmental authorities under any laws shall be shared equally by Virtu and the Company.

  Specific Performance (Page 66)

        Each of the parties is entitled to specific performance of the terms of the merger agreement, including an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement (including the obligation to consummate the merger) in addition to any other remedy such party is entitled at law or in equity.

Voting Agreement (Page 68 and Annex B)

        As a condition and inducement to the willingness of Virtu to enter into the merger agreement, concurrently with the execution and delivery of the merger agreement, Virtu entered into a voting agreement with Jefferies, which beneficially owned approximately 23.4% of the outstanding Company common stock as of the record date. The voting agreement, which is attached as Annex B to this proxy statement, among other things, (i) requires Jefferies to vote all shares of Company common stock that Jefferies is entitled to vote in favor of adoption or approval, as applicable, of the merger agreement and the transactions contemplated thereby, including the merger, and of certain related matters, and against certain actions and alternative transactions; and (ii) generally prohibits Jefferies from entering into agreements regarding or transferring its shares, subject to certain exceptions, prior to the termination of the voting agreement. The voting agreement will terminate upon the earlier to occur of (i) the effective time of the merger and (ii) the termination of the merger agreement in accordance with its terms. Jefferies will also have the right to terminate its voting agreement if the terms of the merger agreement are amended to reduce the consideration payable to Jefferies or otherwise materially and adversely impact Jefferies, and Virtu will also have the right to terminate the voting agreement by written notice to Jefferies. See "Voting Agreement" and "Security Ownership of Certain Beneficial Owners and Management."

Appraisal Rights (Page 70 and Annex D)

        If the merger agreement is adopted by Company stockholders, Company stockholders who do not vote in favor of the adoption of the merger agreement will be entitled to appraisal rights in connection with the merger under Section 262 of the DGCL if they properly demand appraisal of their shares and meet certain other conditions and statutory requirements described herein. This means that Company stockholders are entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the "fair value" of their shares of Company common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest (unless the Court of Chancery in its discretion determines otherwise for good cause shown) to be paid upon the amount determined by the Court of Chancery to be "fair value" from the effective time through the date of payment of the judgment at a rate of 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time and the date of payment of the judgment (provided that, if at any time before the entry of judgment in the proceeding the surviving corporation pays to each Company stockholder entitled to appraisal an amount in cash, interest will accrue thereafter only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court of Chancery, and (2) interest theretofore accrued, unless paid at that time), so long as they comply with the procedures, and subject to the conditions, set forth in Section 262 of the DGCL. For further information, see "Appraisal Rights—Determination of Fair Value."

        Company stockholders who wish to seek appraisal of their shares are in any case encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights, due to the complexity of the appraisal process.

        Company stockholders considering seeking appraisal should be aware that the "fair value" of their shares as determined pursuant to Section 262 of the DGCL could be more than, the same as or less than the value of the consideration they would receive pursuant to the merger if they did not seek appraisal of their shares. To exercise your appraisal rights, (i) you must submit a written demand for appraisal to the Company before the stockholder vote is taken on the merger proposal at the special meeting; (ii) you must not submit a blank proxy or otherwise vote in favor of the merger proposal and (iii) you must hold shares of Company common stock of record when you submit your written demand for appraisal and continue to hold them through the effective time of the merger.

        Your failure to follow the procedures specified under the DGCL will result in the loss of your appraisal rights. The DGCL requirements for exercising appraisal rights are described in further detail in "Appraisal Rights," and the relevant section of the DGCL regarding appraisal rights is reproduced and attached as Annex D to this proxy statement. If you hold your shares of Company common stock through a bank, broker or other holder of record and you wish to exercise appraisal rights, you should consult with the record holder of your shares to determine the appropriate procedures for the making of a demand for appraisal by such record holder.

Market Price and Dividends (Page 79)

        In the merger, each share of Company common stock issued and outstanding immediately prior to the effective time, except for specified shares held by the Company or owned by Virtu or Merger Sub and shares of Company common stock held by Company stockholders who properly exercise dissenters' rights, shall be converted into the right to receive $20.00 in cash without interest. The merger consideration represents a premium of approximately 12.7% over $17.74, the closing price of Company common stock on the NYSE on April 19, 2017, the last trading day prior to the public announcement of the merger agreement, and a premium of approximately 45.7% over $13.73, the closing price of Company common stock on the NYSE on March 14, 2017, the last trading day prior to the date on which a news organization reported publicly that Virtu had made an offer to purchase the Company.

        On May 31, 2017, the most recent practicable date before this proxy statement was mailed to our stockholders, the closing price for Company common stock on the NYSE was $19.86 per share. We urge you to obtain current market quotations for Company common stock in connection with voting your shares.

Delisting and Deregistration of Company Common Stock (Page 82)

        If the merger is completed, Company common stock will be delisted from the NYSE and deregistered under the Securities Exchange Act of 1934, as amended (which we refer to as the "Exchange Act"), and the Company will no longer file periodic reports with the SEC.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

        This proxy statement contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and is intended to be protected by the safe harbor provided therein. We generally identify forward-looking statements, particularly those statements regarding the benefits of the proposed merger between Virtu and the Company, the anticipated timing of the transaction and the products and markets of each company, by terminology such as "outlook," "believes," "expects," "potential," "continues," "may," "will," "would," "could," "should," "seeks," "approximately," "predicts," "intends," "plans," "estimates," "anticipates," "projects," "strategy," "future," "opportunity," "will likely result" or the negative version of those words or other comparable words. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management's beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, you are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict.

        A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements in this proxy statement, including, but not limited to:

  •
  the merger may not be completed in a timely manner or at all, which may adversely affect the Company's business and the price of Company common stock;

  •
  the Company stockholders may fail to approve the merger proposal;

  •
  required governmental approvals may not be obtained or may not be obtained on the terms expected or on the anticipated schedule;

  •
  the parties to the merger agreement may fail to satisfy other conditions to the completion of the merger, or may not be able to meet expectations regarding the timing and completion of the merger;

  •
  the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement and the risk that the Company may be required to pay a termination fee of $45 million to Virtu or reimburse certain expenses in the event that the merger agreement is terminated;

  •
  the effect of the announcement or pendency of the merger on the Company's business relationships, operating results and business generally;

  •
  changes in circumstances between the signing of the merger agreement and the completion of the merger, which will not be reflected in the opinion obtained by the Company from its financial advisor;

  •
  the inability of the Company to maintain relationships with customers, counterparties and key employees;

  •
  general economic or market conditions and the impact of changes in regulation applicable to the Company and to political instability generally;

  •
  risks that the proposed merger disrupts current plans and operations of the Company and potential difficulties in the Company employee retention as a result of the announcement of the merger;

  •
  risks related to diverting management's attention from the Company's ongoing business operations;

  •
  Virtu may fail to obtain the financing it needs to complete the merger; and

  •
  the amount of the costs, fees, expenses and other charges related to the merger.

        For additional factors that could materially affect our financial results and our business generally, please refer to the Company's filings with the SEC, including but not limited to, the factors, uncertainties and risks described under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." See "Where You Can Find More Information." Neither Virtu nor the Company undertakes any obligation to revise these statements following the date of this communication, except as required by law.

 THE SPECIAL MEETING

        This section contains information for Company stockholders about the special meeting that the Company has called to allow Company stockholders to consider and vote on the merger proposal and other matters. The Company is mailing this proxy statement to you, as a Company stockholder, on or about June 1, 2017. This proxy statement is accompanied by a notice of the special meeting and a form of proxy card that the Company board is soliciting for the Company at the special meeting and at any adjournments or postponements thereof.

Date, Time and Place of the Special Meeting

        This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by the Company board from Company stockholders for use at the special meeting to be held on July 12, 2017, at 1:00 p.m., local time, at our principal executive offices, which are located at 300 Vesey Street, New York, New York 10282, or at any postponement or adjournment thereof.

Purpose of the Special Meeting

        At the special meeting, you will be asked to consider and vote upon the following matters:

  •
  The merger proposal (Proposal 1 on your proxy card);

  •
  The compensation proposal (Proposal 2 on your proxy card); and

  •
  The adjournment proposal (Proposal 3 on your proxy card).

Recommendation of the Company Board of Directors

        The Company's board of directors has determined that the merger agreement and the merger are fair to and in the best interests of the Company and its stockholders and has unanimously approved the merger agreement and the merger and declared it advisable that the Company enter into the merger agreement. The Company board unanimously recommends that Company stockholders vote "FOR" the merger proposal, "FOR" the compensation proposal and "FOR" the adjournment proposal. See "The Merger—Reasons for the Merger; Recommendation of the Company Board of Directors" for a more detailed discussion of the Company board's recommendation.

Record Date and Quorum

        The Company board has fixed the close of business on May 24, 2017 as the record date for the determination of Company stockholders entitled to notice of, and to vote at, the special meeting. As of the close of business on the record date, there were 68,055,342 shares of Company common stock (including certain RSUs) outstanding and entitled to vote, held by approximately 142 holders of record. You will have one vote on each matter properly coming before the special meeting for each share of Company common stock that you owned on the record date.

        Holders of a majority of the shares of Company common stock issued and outstanding and entitled to vote at the special meeting, present in person or represented by proxy, will constitute a quorum for the transaction of business at the special meeting. All shares of Company common stock present in person or represented by proxy, including abstentions, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the special meeting. Because, under applicable rules, banks, brokers and other holders of record holding shares in "street name" do not have discretionary voting authority with respect to any of the three proposals described in this proxy statement, if a beneficial owner of Company common stock held in "street name" does not give voting instructions to the record holder of its, his or her shares, then those shares will not be counted as present in person or by proxy at the special meeting if no other proposals are brought before the special meeting.

Vote Required

Merger Proposal

  •
  Standard:  Approval of the merger proposal requires the affirmative vote of the holders of a majority of the issued and outstanding shares of Company common stock entitled to vote on such question.

  •
  Effect of abstentions and broker non-votes:  If you fail to vote, mark "ABSTAIN" on your proxy or fail to instruct your bank, broker or other holder of record with respect to the merger proposal, it will have the same effect as a vote "AGAINST" the proposal.

Compensation Proposal

  •
  Standard:  Approval of the compensation proposal requires the affirmative vote of the holders of at least a majority of the shares of Company common stock present or represented by proxy at the special meeting and entitled to vote on such question.

  •
  Effect of abstentions and broker non-votes:  If you mark "ABSTAIN" on your proxy card, it will have the same effect as a vote "AGAINST" the proposal. If you fail to submit a proxy card or vote in person at the special meeting, or fail to instruct your bank, broker or other holder of record how to vote with respect to the adjournment proposal, it will have no effect on the proposal.

Adjournment Proposal

  •
  Standard:  Whether or not a quorum is present, approval of the adjournment proposal requires the affirmative vote of the holders of at least a majority of the shares of Company common stock present or represented by proxy at the special meeting and entitled to vote on such question.

  •
  Effect of abstentions and broker non-votes:  If you mark "ABSTAIN" on your proxy card, it will have the same effect as a vote "AGAINST" the proposal. If you fail to submit a proxy card or vote in person at the special meeting, or fail to instruct your bank, broker or other holder of record how to vote with respect to the adjournment proposal, it will have no effect on the proposal.

Shares Subject to Voting Agreement

        As a condition and inducement to the willingness of Virtu to enter into the merger agreement, concurrently with the execution and delivery of the merger agreement, Virtu entered into a voting agreement with Jefferies, which beneficially owned 15,935,031 shares of Company common stock as of the record date, representing approximately 23.4% of the outstanding Company common stock as of the record date. The voting agreement requires Jefferies to, among other things, vote all shares of Company common stock that Jefferies is entitled to vote in favor of adoption of the merger agreement and the approval of the transactions contemplated thereby, including the merger. See "Voting Agreement", "Security Ownership of Certain Beneficial Owners and Management" and the voting agreement included as Annex B to this proxy statement.

Voting, Proxies and Revocation

Attending the Special Meeting

        All Company stockholders, including stockholders of record and stockholders who hold their shares through banks, brokers or other holders of record, are invited to attend the special meeting. Stockholders of record can vote in person at the special meeting. If you are not a stockholder of record, you must obtain a legal proxy executed in your favor from the record holder of your shares to be able to vote in person at the special meeting. If you plan to attend the special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. In addition, you must bring a form of personal photo identification with you in order to be admitted to the meeting. The Company reserves the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification.

Voting by Stockholders of Record

        If you are a stockholder of record, you may have your shares of Company common stock voted on matters presented at the special meeting in any of the following ways:

  •
  by proxy—stockholders of record have a choice of submitting a proxy:

  •
  by telephone or over the Internet, by accessing the telephone number or website specified on the enclosed proxy card;

  •
  by signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope; or

  •
  in person—you may attend the special meeting and cast your vote there.

Voting of Shares Held in "Street Name"; Broker Non-Votes

        If you are a beneficial owner of shares of Company common stock held in "street name," you should receive instructions from your bank, broker or other holder of record that you must follow in order to have your shares of Company common stock voted. Those instructions will identify which of the above choices are available to you in order to have your shares of Company common stock voted. If you have not received such voting instructions or require further information regarding such voting instructions, contact your broker. If your bank, broker or other holder of record holds your shares of Company common stock in "street name," such record holder will vote your shares of Company common stock only if you provide instructions on how to vote by filling out the voter instruction form sent to you by such record holder with this proxy statement. Please note that, if you are a beneficial owner of shares of Company common stock held in "street name" and wish to vote in person at the special meeting, you must provide a legal proxy executed in your favor from your bank, broker or other holder of record at the special meeting.

        Under stock exchange rules, banks, brokers and other holders of record who hold shares of Company common stock in "street name" for a beneficial owner of those shares typically have the authority to vote in their discretion on "routine" proposals when they have not received instructions from beneficial owners. However, such record holders are not allowed to exercise their voting discretion with respect to the approval of matters determined to be "non-routine." "Broker non-votes" are shares held in "street name" by banks, brokers and other holders of record that are present or represented by proxy at the special meeting, but for which the beneficial owner has not provided the record holder with instructions on how to vote on a particular proposal that such record holder does not have discretionary voting power on. Because, under applicable rules, banks, brokers and other holders of record holding shares in "street name" do not have discretionary voting authority with respect to any of the three proposals described in this proxy statement, if a beneficial owner of

Company common stock held in "street name" does not give voting instructions to the applicable record holder, then those shares will not be counted as present in person or by proxy at the special meeting. As the vote to approve the merger proposal is based on the total number of shares of Company common stock outstanding at the close of business on the record date, if you fail to issue voting instructions to your bank, broker or other holder of record, it will have the same effect as a vote "AGAINST" the proposal to adopt the merger agreement. Although we do not expect to bring any matters before the meeting other than the three proposals described in this proxy statement, if an additional matter is brought before the meeting and is one on which brokers have discretionary voting authority and you fail to provide instructions to your broker with respect to the compensation proposal or the adjournment proposal, such broker non-votes will be counted for purposes of determining a quorum and have the same effect as a vote "AGAINST" such proposals.

Voting of Proxies; Incomplete Proxies

        If you submit a proxy, regardless of the method you choose to submit such proxy, the individuals named on the enclosed proxy card, and each of them, with full power of substitution, will vote your shares of Company common stock in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares of Company common stock should be voted for or against, or may choose to abstain from voting, on all, some or none of the specific items of business to come before the special meeting.

        All shares represented by valid proxies that the Company receives through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card. If you properly sign your proxy card but do not mark the boxes showing how your shares of Company common stock should be voted on a matter, the shares of Company common stock represented by your properly signed proxy will be voted in accordance with the recommendation of the Company board, which, as of the date of this proxy statement, are "FOR" the merger proposal, "FOR" the compensation proposal and "FOR" the adjournment proposal.

Deadline to Vote by Proxy

        Please refer to the instructions on your proxy or voting instruction card to determine the deadlines for submitting your proxy over the Internet or by telephone. If you choose to submit a proxy by mailing a proxy card, your proxy card should be mailed in the accompanying prepaid reply envelope and must be filed with our Corporate Secretary by the time the special meeting begins.

Revocation of Proxy

        If you are a stockholder of record of your shares of the Company's common stock, you have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before the special meeting, by submitting a later-dated proxy through any of the methods available to you, by giving written notice of revocation to the Company's Corporate Secretary, which must be filed with the Corporate Secretary by 5:00 p.m. on the business day immediately prior to the date of the special meeting, or by attending the special meeting and voting in person. Attending the special meeting alone, without voting at the special meeting, will not be sufficient to revoke your proxy. Written notice of revocation should be mailed to: KCG Holdings, Inc., Attn: Corporate Secretary, 300 Vesey Street, New York, NY 10282.

        If you are a "street name" holder of the Company's common stock, you may change your vote by submitting new voting instructions to your bank, broker or other holder of record. You must contact the record holder of your shares to obtain instructions as to how to change your proxy vote.

Solicitation of Proxies

        The Company is soliciting your proxy in conjunction with the merger. The Company will bear the cost of soliciting proxies from you. In addition to solicitation of proxies by mail, the Company will request that banks, brokers and other record holders send proxies and proxy material to the beneficial owners of Company common stock and secure their voting instructions. The Company has also made arrangements with Okapi Partners LLC to assist it in soliciting proxies and has agreed to pay Okapi Partners LLC approximately $8,500 plus reasonable expenses for these services.

Delivery of Proxy Materials to Stockholders Sharing an Address

        As permitted by the Exchange Act, only one copy of this proxy statement is being delivered to multiple Company stockholders sharing an address, unless the Company has previously received contrary instructions from one or more such stockholders. This is referred to as "householding." Stockholders who hold their shares in "street name" can request further information on householding through their banks, brokers or other holders of record. On written or oral request to the Company's proxy solicitor, Okapi Partners LLC, at 1212 Avenue of the Americas, 24th Floor New York, New York 10036, or toll-free at (855) 208-8903 or direct at (212) 297-0720, or by email at KCGHoldings@okapipartners.com, the Company will deliver promptly a separate copy of this document to a stockholder at a shared address to which a single copy of the document was delivered.

Questions and Additional Information

        If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please contact KCG Holdings, Inc., Investor Relations, 300 Vesey Street, New York, NY 10282, or at (646) 682-6000, or the Company's proxy solicitor, Okapi Partners LLC, at 1212 Avenue of the Americas, 24th Floor New York, New York 10036, or toll-free at (855) 208-8903 or direct at (212) 297-0720, or by email at KCGHoldings@okapipartners.com.

 PARTIES TO THE MERGER

The Company

KCG Holdings, Inc.
300 Vesey Street
New York, NY 10282
Telephone: (646) 682-6000

        KCG Holdings, Inc., a Delaware corporation, is a leading independent securities firm offering clients a range of services designed to address trading needs across asset classes, product types and time zones. The Company combines advanced technology with specialized client service across market making, agency execution and trading venues and also engages in principal trading via exchange-based electronic market making. The Company has multiple access points to trade global equities, options, fixed income, currencies and commodities via voice or automated execution. Shares of Company common stock are listed on the NYSE under the symbol "KCG."

        Additional information about the Company and its subsidiaries is included in documents incorporated by reference in this proxy statement. See "Where You Can Find More Information." The Company maintains a website at http://www.kcg.com. The information provided on the Company's website is not part of this proxy statement and is not incorporated by reference.

Virtu

Virtu Financial, Inc.
900 Third Ave., 29th Floor
New York, NY 10022
Telephone: (212) 418-0100

        Virtu Financial, Inc. is a leading technology-enabled market maker and liquidity provider to the global financial markets. Virtu generates revenue by buying and selling securities and other financial instruments and earning small amounts of money on individual transactions based on the difference between what buyers are willing to pay and what sellers are willing to accept, often referred to as "bid/ask spreads," across a large volume of transactions. Virtu makes markets by providing quotations to buyers and sellers in more than 12,000 securities and other financial instruments on more than 235 unique exchanges, markets and liquidity pools in 36 countries around the world. Virtu also generates revenue by using its proprietary technology to earn technology services revenue, by providing technology infrastructure and agency execution services to select third parties. Virtu's shares of its Class A common stock are listed on the NASDAQ under the symbol "VIRT."

Merger Sub

Orchestra Merger Sub, Inc.
c/o Virtu Financial, Inc.
900 Third Ave., 29th Floor
New York, NY 10022
Telephone: (212) 418-0100

        Orchestra Merger Sub, Inc. is a Delaware corporation and an indirect, wholly owned subsidiary of Virtu. Merger Sub was incorporated on April 17, 2017 for the sole purpose of effecting the merger. As of the date of this proxy statement, Merger Sub has not conducted any activities other than those incidental to its incorporation, the execution of the merger agreement and the transactions contemplated by the merger agreement.

THE MERGER

        This discussion of the merger is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement as Annex A. You should read the entire merger agreement carefully as it is the legal document that governs the merger.

Terms of the Merger

        Each of the Company's and Virtu's respective boards of directors has unanimously approved the merger agreement and the merger. Under the merger agreement, Merger Sub, an indirect wholly owned subsidiary of Virtu, will merge with and into the Company, so that the Company will be the surviving entity in the merger and will be an indirect wholly owned subsidiary of Virtu when the merger is completed.

        In the merger, each share of Company common stock issued and outstanding immediately prior to the effective time, except for specified shares held by the Company or owned by Virtu or Merger Sub and shares of Company common stock held by Company stockholders who properly exercise dissenters' rights, shall be converted into the right to receive $20.00 in cash without interest. For a discussion of the treatment of awards outstanding under the Company stock plan as of the effective time and the treatment of Company warrants outstanding as of the effective time, see "The Merger Agreement—Treatment of Company Equity Awards" and "The Merger Agreement—Treatment of Company Warrants," respectively.

        Company stockholders are being asked to adopt the merger agreement. See "The Merger Agreement" for additional and more detailed information regarding the legal documents that govern the merger, including information about conditions to the completion of the merger and provisions for terminating or amending the merger agreement.

Background of the Merger

        Jefferies is the Company's largest shareholder, with beneficial ownership of approximately 24.5% of the outstanding Company common stock at the time that the Company and Virtu entered into the merger agreement. Jefferies does not have a representative on the Company board. On February 21, 2017, Richard Handler, the chief executive officer and chairman of Jefferies, met with Daniel Coleman, the chief executive officer of the Company, and advised him of Virtu's interest in acquiring the Company, and that Virtu would be making a formal offer.

        In December 2016 and again in mid-February 2017, representatives of Virtu had indicated to Mr. Handler Virtu's possible interest in the Company in a series of conversations initiated by representatives of Virtu. Jefferies informed the Company that, during these conversations, a representative of Virtu communicated to Mr. Handler preliminary ranges of prices per share at which Virtu might consider making a proposal to acquire the Company, and the Company has been informed by Jefferies that, on each occasion, Mr. Handler indicated to Virtu that he could not speak for the Company. In addition, Jefferies informed the Company that, on February 14, 2017, at Mr. Handler's suggestion, a managing director in investment banking at Jefferies met with Douglas Cifu, Virtu's chief executive officer, Joseph Molluso, Virtu's chief financial officer, and other Virtu representatives to discuss the Company.

        On February 23, 2017, Mr. Cifu, on behalf of Virtu, delivered to Mr. Coleman, on behalf of the Company, a written proposal to acquire the Company through a merger transaction at a price in the range of $18.50 to $20.00 per share in cash. The closing price of the Company common stock on the NYSE on February 23, 2017 was $14.31.

        On February 24, 2017, Mr. Coleman sent a response to Mr. Cifu confirming receipt of the proposal and stating that the Company board would review the proposal and consider next steps.

        On February 26, 2017, the Company board convened to discuss the proposal from Virtu and to consider other strategic opportunities that might be available to the Company. Representatives of Sullivan & Cromwell LLP ("Sullivan & Cromwell"), the Company's legal advisor, also attended the meeting. At the meeting, Mr. Coleman introduced to the Company board a proposed plan to restructure certain aspects of the Company's business and return capital to its shareholders without pursuing a merger or sale of the Company (which we refer to as the "Restructuring Plan") and explained that the Company's management had been working on the Restructuring Plan for several months and that the offer had caused management to accelerate its thinking about the timing of any restructuring. He recommended that the Company board hire an independent financial advisor to advise the Company in connection with considering its strategic alternatives, including a transaction with Virtu. To facilitate that objective, the Company board established a sub-committee to meet with potential independent financial advisors and appointed directors James Milde (chair), Rene Kern, Heather Tookes and Alastair Rampell as its members. The sub-committee had an informal meeting on March 1, 2017 to discuss potential financial advisors for the sub-committee to interview.

        On March 6, 2017, members of the sub-committee, along with representatives of the Company's management team and representatives of Sullivan & Cromwell, met with two possible financial advisors, including Goldman Sachs, to discuss a potential engagement. Later on March 6, 2017, the committee decided to recommend to the Company board that it engage Goldman Sachs to serve as the independent financial advisor to the Company board.

        On March 7, 2017, Mr. Handler and other representatives of Jefferies spoke to Mr. Coleman about the Virtu offer. Mr. Handler encouraged the Company to engage with Virtu.

        On March 10, 2017, the Company board met with the Company's management and representatives of Goldman Sachs and Sullivan & Cromwell. Mr. Coleman provided an update on his communications with Mr. Cifu since the February 26, 2017 board meeting and presented to the Company board additional information about the Restructuring Plan. Representatives of Sullivan & Cromwell provided an outline of the Company board's fiduciary duties and legal considerations, including standards established under Delaware law for a transaction of this sort, related to the Virtu proposal. Goldman Sachs presented to the Company board a proposed near term action plan and list of considerations for a response to Virtu and its preliminary financial analysis of the Virtu bid and Virtu's ability to finance the transaction and shareholder considerations. At this meeting, the Company board determined to postpone any formal response to Virtu until after its next meeting on March 15, 2017 when the Restructuring Plan would be discussed in greater detail.

        On March 14, 2017, Mr. Coleman met with Mr. Handler who reiterated to Mr. Coleman Jefferies' view that the Company should engage in discussions with Virtu regarding its proposal. On the same day, Charles E. Haldeman, the chairman of the Company board, spoke to Brian Friedman, the chairman of the executive committee of Jefferies, who reaffirmed Jefferies' view that the Company should engage in discussions with Virtu regarding its proposal.

        On March 15, 2017, the Company board met with the Company's management and representatives of Goldman Sachs and Sullivan & Cromwell. Investment banking personnel from Jefferies, who had assisted the Company in developing the Restructuring Plan, attended the initial part of the meeting where the Restructuring Plan was discussed. Mr. Coleman presented the Restructuring Plan to the Company board. Representatives of Goldman Sachs presented a preliminary financial analysis of the Company, including analysis using the Restructuring Plan, and a preliminary financial analysis of the Virtu proposal, and provided an update on the transaction process and a preliminary list of other potential strategic buyers.

        Later on March 15, 2017, various news outlets including The Wall Street Journal and Dow Jones Newswires published articles disclosing that Virtu had made an unsolicited offer to purchase the Company. On the day of the publication of The Wall Street Journal article, the Company's stock price rose from $13.73 when markets opened to $16.90 when NYSE suspended trading in the stock prior to the market closing.

        Later in the day on March 15, 2017, Mr. Coleman sent a letter to Mr. Cifu responding to the initial Virtu proposal. Mr. Coleman informed Mr. Cifu that the Company board had been actively considering the Virtu proposal and offered to meet with Mr. Cifu to discuss the proposal and possible next steps. He asked Mr. Cifu whether Virtu was prepared to increase its offer price, and requested that Mr. Cifu provide additional detail on key execution risks related to the proposed transaction, in particular the financing, and outline Virtu's plans with respect to retention of Company employees and Virtu's plans for financing the merger. On the same day, the Company issued a press release confirming that it had received an unsolicited proposal from Virtu to acquire all of the outstanding Company common stock for $18.50 to $20.00 per share in cash.

        On March 16, 2017, Virtu issued a press release confirming that it had made an offer to acquire the Company.

        Later in the day on March 16, 2017, Mr. Cifu sent a letter to Mr. Coleman responding to Mr. Coleman's March 15 letter. Mr. Cifu affirmed the price range of $18.50 to $20.00, and affirmed that Virtu did not expect to have a financing condition at the time of signing a definitive agreement and had had preliminary conversations with J.P. Morgan regarding debt financing for a possible transaction with the Company. He asserted that a preliminary evaluation by counsel indicated that required regulatory approvals, including antitrust approval, would not present an obstacle to a possible transaction. Finally, he indicated that Virtu would be willing to enter into a non-disclosure agreement, or NDA, including a standstill agreement with the Company in order to commence its diligence process and appended a draft NDA to his letter.

        Also on March 16, 2017, a party, which we refer to as Party A, that had apparently learned about the transaction from the press coverage of Virtu's proposal, contacted Mr. Coleman to inform him that it was interested in exploring a strategic combination with the Company.

        On March 17, 2017, the Company and Virtu entered into an NDA. Virtu sent the Company a list of requested materials and information about the Company and proposed a series of meetings among members of the management teams of Virtu and the Company.

        On March 20, 2017, the Company board met to receive an update on the process, including a description of the inbound interest from Party A and information about the Virtu proposal.

        Representatives of Virtu received access to the Company's data room on March 20, 2017. Between March 21 and April 5, 2017, representatives of Virtu, J.P. Morgan and Sandler O'Neill + Partners, L.P., Virtu's financial advisors, together with Virtu's financial, accounting and legal advisors, attended numerous management due diligence sessions with representatives of the Company and its advisors.

        On March 22, 2017, the Company entered into an NDA including a standstill agreement without a provision restricting waiver requests with Party A. Party A received access to the Company's data room on the same day. Party A attended management diligence sessions with members of the Company's management team on March 23, 2017.

        Although the Company did receive limited inquiries from parties indicating preliminary interest in acquiring immaterial assets or businesses of the Company, Party A was the only party to contact the Company or its advisors regarding an acquisition of the Company after the March 15 Wall Street Journal article and subsequent press releases from the Company and Virtu. On March 23, 2017, following discussions with Mr. Coleman, representatives of Goldman Sachs and representatives of Sullivan & Cromwell, Mr. Haldeman contacted the members of the Company board to recommend that Goldman Sachs, on the Company's behalf, reach out to other possible bidders for the Company initially identified by Goldman Sachs and approved by Mr. Haldeman and the Company's management. The board members approved his recommendation.

        On March 24, 2017, Party A informed Mr. Coleman that it was no longer interested in pursuing a possible transaction with the Company.

        On March 24 and 26, 2017, representatives of Goldman Sachs contacted representatives of J.P. Morgan to discuss Virtu's ongoing due diligence process and certain matters related to Virtu's evaluation of the Company. On March 26, 2017, pursuant to instructions from the Company, Goldman Sachs requested that Virtu deliver to the Company no later than April 3, 2017 its best and final offer, including a draft merger agreement, draft financing commitment agreements with Virtu's committed financing counterparties, a summary statement of the sources and uses of financing Virtu intended to use to acquire the Company and a list of final due diligence items. Goldman Sachs, at the Company's request, advised J.P. Morgan that, if the Company board approved Virtu's revised offer, the Company would seek to sign a definitive merger agreement and announce the transaction with Virtu no later than April 20, 2017, the date of the Company's first quarter earnings announcement.

        On March 27, 2017, pursuant to instructions from the Company, Goldman Sachs began to contact other possible bidders.

        On March 29, 2017, the Company board received an update from representatives of Goldman Sachs on their outreach to other possible bidders and to discuss other matters related to a possible transaction with Virtu. Goldman Sachs reported that it had contacted six possible bidders and that one, which we refer to as Party B, had expressed interest in receiving more information about the Company. The remainder indicated that they were not interested in a transaction with the Company.

        On March 29, 2017, Mr. Cifu, on behalf of Virtu, sent Mr. Coleman a letter advising him of the significant progress made by Virtu in its due diligence process and thanking the Company's management team for its thorough commitment to the diligence process to date. He highlighted certain open diligence matters and proposed that Virtu would deliver a revised offer price, draft transaction documents and a draft commitment letter from J.P. Morgan with respect to the financing of a possible acquisition of the Company by Virtu no later than April 10, 2017.

        On March 30, 2017, in a letter from Mr. Coleman to Mr. Cifu, the Company agreed to Virtu's proposed timeline for a revised offer and draft documentation.

        Party B withdrew its interest in pursuing an acquisition of the Company on March 31, 2017 prior to entering into an NDA.

        On April 4, 2017, the sub-committee of the board met to discuss the terms of the proposed engagement letter with Goldman Sachs. Members of management also attended.

        On April 10, 2017, Virtu sent the Company and its representatives draft transaction agreements, including a draft merger agreement, draft debt financing commitment letter from J.P. Morgan and a draft voting agreement between Jefferies and Virtu, and a revised proposal to acquire the Company for $18.50 a share in an all cash transaction. The Company board scheduled a meeting for the afternoon of April 11, 2017 to discuss Virtu's revised bid.

        Prior to the April 11, 2017 board meeting, a representative of J.P. Morgan communicated to a representative of Goldman Sachs, and representatives of Jefferies communicated to both Mr. Haldeman and Mr. Coleman, their belief that $18.50 per share was not necessarily Virtu's best and final offer and that Virtu could be willing to offer a higher price for the Company.

        At its April 11, 2017 meeting, the Company board rejected Virtu's revised proposal to acquire the Company for $18.50 per share, but decided to ask Virtu for what would be considered by the Company board as Virtu's best and final offer. Representatives of Goldman Sachs presented a preliminary financial analysis of the Company, including analysis using the proposed Restructuring Plan. Representatives of Sullivan & Cromwell presented with respect to various legal matters.

        On April 12, 2017, the Company received a revised bid from Virtu to acquire the Company in an all cash transaction for $20.00 per share.

        At a meeting on April 12, 2017, the Company board discussed Virtu's revised proposal. The Company board agreed to respond to Virtu's April 12 proposal with a counter-offer for a purchase price of $20.21 per share, the book value per share of the Company as at March 31, 2017. The Company board also discussed, with representatives of Sullivan & Cromwell and Goldman Sachs and management, several contractual points related to reducing regulatory risk, retaining employees in the period between signing an agreement and completing a transaction with Virtu and seeking to ensure a high degree of certainty that the transaction would be completed if the Company entered into an agreement with Virtu. The Company board determined that Goldman Sachs would convey its response to the Virtu April 12 proposal in a discussion with J.P. Morgan that evening.

        On April 15, 2017, Sullivan & Cromwell sent a revised draft of the merger agreement to Paul, Weiss, Rifkind, Wharton & Garrison LLP ("Paul Weiss"), counsel to Virtu. On April 16, 2017, Sullivan & Cromwell sent additional revisions of the draft of the merger agreement to Paul Weiss. Later in the day on April 16, 2017, Paul Weiss sent a revised draft of the agreement to Sullivan & Cromwell.

        The Company board, with members of the Company's management and representatives from Goldman Sachs and Sullivan & Cromwell, convened on April 17, 2017 to discuss the status of the proposed transaction with Virtu. Representatives of Goldman Sachs reported that J.P. Morgan had informed Goldman Sachs that, after considering the Company's counter-proposal of $20.21 per share, Virtu was unwilling to increase its offer per share above $20.00 and that Virtu had $750 million of committed equity financing and that J.P. Morgan would provide the remainder of the financing, which would be borrowings, that Virtu required to acquire the Company. Representatives of Sullivan & Cromwell provided an update on the status of the negotiation of the merger agreement with Paul Weiss.

        The Company board met again, with members of the Company's management and representatives of Goldman Sachs and Sullivan & Cromwell, on the morning of April 19, 2017 to discuss the progress towards a final merger agreement with Virtu. The Company board instructed its advisors to attempt to finalize all transaction documentation in order for the Company to be in a position to sign the merger agreement and announce the acquisition of the Company by Virtu on April 20 in connection with the Company's earnings announcement. Understanding that Virtu had refused to increase its offer price above $20.00 per share, the Company board tentatively agreed to a purchase price equal to $20.00 a share, subject to receipt of a fairness opinion from Goldman Sachs, satisfactory resolution of open points on the merger agreement and delivery of final committed financing documents.

        On April 19, 2017, acting by written consent, the Company board unanimously approved the Forecasts (as defined in "The Merger—Opinion of the Company's Financial Advisor") of the Company used in connection with the Restructuring Plan, but not the execution of the Restructuring Plan, and the use of such Forecasts in the financial analysis by Goldman Sachs of the transaction with Virtu.

        Following the Company board meeting on April 19, 2017 and through the morning of April 20, 2017, representatives of Sullivan & Cromwell and Paul Weiss continued to negotiate and finalize the terms of the draft merger agreement.

        On the morning of April 20, 2017, the Company board convened, with members of the Company's management and representatives of Sullivan & Cromwell and Goldman Sachs, to discuss updates since the April 19 board meeting and the negotiation of the definitive documentation. Goldman Sachs then presented to the Company board its financial analyses with respect to the Company and the proposed transaction with Virtu. Thereafter, at the request of the Company board, Goldman Sachs rendered its oral opinion to the Company board (which was subsequently confirmed in writing by delivery of Goldman Sachs' written opinion to the Company board dated the same date) to the effect that, as of April 20, 2017, and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, the merger consideration to be paid to the holders (other than Virtu and its affiliates) of shares of Company common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders. Sullivan & Cromwell provided a summary of the terms of the merger agreement and gave a further presentation describing the fiduciary duties of the directors in approving the Company entering into the merger agreement.

        Following the rendering of Goldman Sachs' opinion, and extensive review and discussions among the members of the Company board, including consideration of the factors described under "—Reasons for the Merger; Recommendation of the Company Board", the Company board, with all members present and voting, unanimously determined that the merger agreement and the merger are fair to and in the best interests of the Company and its stockholders and unanimously approved the merger agreement and the merger and declared it advisable that the Company enter into the merger agreement. The Company board further resolved unanimously to recommend approval and adoption by the Company stockholders of the merger agreement, the merger and such other matters that are submitted for their approval in connection with the merger agreement. The Company board then directed Company management to execute a definitive merger agreement on substantially the terms reviewed at the board meeting, and directed that the merger agreement be submitted to the Company stockholders for approval.

        At the same time that the Company entered into the merger agreement, at the request of Virtu, Jefferies entered into a voting agreement with Virtu pursuant to which it agreed to vote all of the shares of the Company common stock that it is entitled to vote in favor of the merger agreement proposal.

        On the morning of April 20, 2017, Virtu and the Company each issued a press release announcing the execution of the merger agreement.

Reasons for the Merger; Recommendation of the Company Board of Directors

        In determining that the merger agreement and the merger are fair to and in the best interests of the Company and the Company stockholders, approving the merger agreement and the merger and declaring it advisable that the Company enter into the merger agreement, and recommending approval and adoption by the Company stockholders of the merger agreement, the merger and any other matters submitted for their approval in connection with the merger agreement, the Company board consulted with Company management, as well as its financial and legal advisors, and considered numerous factors, including the following material factors:

  •
  the value to be received by the stockholders in the merger, including the fact that the cash consideration to be received by the stockholders represented a significant premium relative to the trading price of Company common stock prior to the public announcement of the Virtu offer, and a premium higher than the median premium achieved in comparable transactions in each of the last five years. The merger consideration represents a premium of approximately 45.7% over $13.73, the closing price of Company common stock on the NYSE on March 14, 2017, the last trading day prior to the date on which a news organization reported publicly that Virtu had made an offer to purchase the Company, and a premium of approximately 12.7% over $17.74, the closing price of Company common stock on the NYSE on April 19, 2017, the last trading day prior to the public announcement of the merger agreement;

  •
  the possibility that, if the Company did not enter into the merger agreement, it could take a considerable amount of time before, and involve a substantial amount of risk as to whether, the trading price of Company common stock would reach and sustain the $20.00 per share merger consideration, as adjusted for present value;

  •
  the belief of the Company board that, as a result of the negotiations between the parties, the merger consideration of $20.00 per share was the highest price per share for Company common stock that Virtu was willing to pay at the time of those negotiations, and that Virtu's agreement to pay that price would result in a sale of the Company at the highest price per share for Company common stock that was reasonably attainable, particularly in view of the fact that no other parties approached the Company with a proposal for a transaction at a higher price, even after the public disclosure of Virtu's bid range, and in spite of the Company's efforts to solicit other proposals through Goldman Sachs;

  •
  the possibility that, if the Company did not enter into the merger agreement, there would not be another opportunity for the Company's stockholders to receive as high or a higher price as a result of a sale of the Company within at least the intermediate future, in light of the belief of the Company board that there are apparently few, if any, parties that would be willing to offer more than Virtu's current offer, as demonstrated by the fact that, of the six parties that were contacted by Goldman Sachs regarding a possible combination, and Party A which contacted the Company directly and without solicitation, only Virtu was prepared to make a proposal at that time, with the rest of the parties expressing no interest or initially expressing interest but withdrawing shortly thereafter;

  •
  the financial analyses reviewed and discussed with the Company board by representatives of Goldman Sachs;

  •
  the oral opinion of Goldman Sachs rendered to the Company board on April 20, 2017 (which was subsequently confirmed in writing by delivery of Goldman Sachs' written opinion to the Company board dated the same date) to the effect that, as of April 20, 2017, and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, the merger consideration to be paid to the holders (other than Virtu and its affiliates) of shares of Company common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders. The opinion of Goldman Sachs is more fully described in the section entitled "—Opinion of Goldman Sachs & Co. LLC" beginning on page 31 and the full text of such opinion is attached to this proxy statement as Annex C;

  •
  the fact that the merger consideration is to be paid entirely in cash, which will allow the Company's stockholders to realize, upon the closing, a certainty of value and liquidity relative to the market, economic and other risks that arise from receiving an equity interest in a public company;

  •
  the availability of appraisal rights under Delaware law to Company stockholders who do not vote in favor of the adoption of the merger agreement and comply with all of the required procedures under Delaware law for the perfection of such appraisal rights, which rights provide eligible stockholders with an opportunity to have the Delaware Court of Chancery determine the fair value of their shares, which may be more than, less than or the same as the amount such stockholders would have received under the merger agreement;

  •
  its multiple reviews and discussions with Company management and financial and legal advisors;

  •
  its understanding of the current and prospective environment in which the Company operates, including the performance of and dynamics affecting electronic securities trading and the capital markets more generally (including the persistence of low volatility in capital markets in the period prior to the Company's receipt of Virtu's initial proposal), national and local economic conditions, compression of profit margins in the industries in which the Company operates and the likely effect of these factors on the Company and the proposed Restructuring Plan both with and without the proposed merger;

  •
  the extensive review undertaken by the Company board and Company management, with the assistance of financial and legal advisors, with respect to the Company's strategic outlook and the strategic alternatives available to the Company and the Company board's determination that the transaction with Virtu was more favorable to Company stockholders than the potential value that might result from other alternatives reasonably available to the Company, including the Restructuring Plan, based on factors including, but not limited to:

  •
  the inquiries by Goldman Sachs regarding a possible combination with six other parties and the likelihood of an alternative transaction emerging and that no parties other than Party A approached the Company after the Virtu bid was made public;

  •
  the persistence of low market volatility in the 12-15 months prior to the Company's receipt of Virtu's initial proposal, which has put pressure on the Company's financial performance, and the observation that the Company's trading strategies are more likely to perform well in market environments that have moderate-to-high volatility;

  •
  the risk that the Company would not achieve the revenue growth projected in the Restructuring Plan and the risk that the Company would fail to implement one or more transactions contemplated by the Restructuring Plan, including a proposal to refinance certain outstanding debt of the Company and to return capital to shareholders;

  •
  the value of and challenges facing the Company as an independent company; and

  •
  the capital and earnings available to the Company as an independent company, at the time and as expected in the future, to pursue various business and strategic initiatives;

  •
  the fact that the terms and conditions of the merger agreement, including, but not limited to, the representations, warranties and covenants of the parties, the conditions to closing and the form of the merger consideration, are reasonable and comparable to those in other recent acquisition transactions;

  •
  the fact that the terms of the merger agreement provide that, under certain circumstances, the Company is permitted to consider unsolicited acquisition proposals, withdraw its approval or recommendation with respect to the merger agreement or terminate the merger agreement, subject, in each case, to compliance with certain procedural requirements, which may include the payment of a $45 million termination fee;

  •
  the size of the termination fee in relation to the overall transaction size (i.e., approximately 3.5% of the transaction consideration) and the belief of the Company board that the $45 million termination fee was unlikely to preclude another party that was interested in acquiring the Company from making an acquisition proposal for the Company;

  •
  the absence of any financing condition or contingency to the merger and the fact that Virtu provided evidence of committed sources of equity and debt financing that would enable it to consummate the merger;

  •
  the outside date under the merger agreement on which either party, subject to certain exceptions, can terminate the merger agreement allowing for sufficient time to consummate the merger;

  •
  Virtu's commitments in the merger agreement to use its reasonable best efforts to consummate the proposed merger (subject to the terms and conditions of the merger agreement), including to use its reasonable best efforts to obtain promptly all required regulatory approvals and to obtain alternative financing if necessary; and

  •
  the regulatory and other approvals in connection with the proposed transaction and the expected likelihood that such regulatory approvals will be received in a reasonably timely manner.

        The Company board also considered the potential risks and other potentially negative factors related to the merger agreement and the merger, but concluded that the anticipated benefits of the merger were likely to substantially outweigh these risks. These potential risks included:

  •
  the amount of time it could take to complete the merger, primarily to obtain regulatory approvals and to obtain Company stockholder approval, and transaction-related costs;

  •
  the fact that some of the Company's directors and executive officers have other interests in the merger that are in addition to their interests as stockholders of the Company, including as a result of employment and compensation arrangements with the Company (see "The Merger—Interests of Certain Persons in the Merger");

  •
  the risks and costs to the Company if the merger does not close, including the potential risk of diverting management and employee attention and resources from the operation of Company business and towards the completion of the merger, potential employee attrition and the potential effects on business relationships, including with customers and counterparties, and potential customers and counterparties;

  •
  the possibility that not all conditions to the closing of the merger, including the receipt of the necessary stockholder approval and regulatory approvals, may be satisfied or waived such that the merger may be delayed or may not be consummated;

  •
  the possibility that the following factors, either individually or in combination, could discourage potential acquirers from making a competing bid to acquire the Company: (i) the restrictions in the merger agreement on the Company's ability to solicit or engage in discussions or negotiations with any third parties regarding acquisition proposals; (ii) the requirement that, unless the merger agreement is terminated, the Company must convene the special meeting and submit the merger agreement to Company stockholders even if the Company board has withdrawn the Company recommendation for the merger proposal; (iii) the fact that Jefferies has entered into a voting agreement with Virtu pursuant to which it has agreed, among other things, to vote all of the shares of Company common stock that it is entitled to vote in favor of the merger agreement even if the Company board has withdrawn the Company recommendation; (iv) the risk of employee attrition, including the loss of key employees following the announcement of the merger; and (v) the requirement that, in connection with a termination of the merger agreement in certain circumstances and subject to the terms and conditions of the merger agreement, the Company could be required to pay Virtu a $45 million termination fee or up to $15 million in expense reimbursements;

  •
  the fact that the all-cash merger consideration, while providing certainty of value and liquidity upon consummation of the merger, would not allow Company stockholders to participate in any future earnings growth of the combined company after the merger or benefit from any future increase in its value;

  •
  the possible effect of any suit, action or proceeding in respect of the merger agreement or the transactions contemplated by the merger agreement;

  •
  the fact that the receipt of the merger consideration in exchange for Company common stock pursuant to the merger would be a taxable transaction for U.S. federal income tax purposes; and

  •
  the fact that restrictions on the conduct of the Company's business prior to completion of the merger could delay or prevent the Company from undertaking business opportunities that arise pending completion of the merger, which opportunities might be lost to the Company if the merger could not be completed.

        The foregoing discussion of the information and factors considered by the Company board is not intended to be exhaustive, but rather includes the material factors considered by the Company board. In determining that the merger agreement and the merger are fair to and in the best interests of the Company and the Company stockholders, approving the merger agreement and the merger and declaring it advisable that the Company enter into the merger agreement, and recommending approval and adoption by the Company stockholders of the merger agreement, the merger and any other matters submitted for their approval in connection with the merger agreement, the Company board did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Company board considered all these factors as a whole, including discussions with, and questioning of, Company management and the Company's independent financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination.

Unaudited Prospective Financial Information

        The Company does not as a matter of course make public projections as to future performance, revenues, earnings or other financial results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. As a result, the Company does not endorse the unaudited prospective financial information as a reliable indicator of future results. The Company is including in this proxy statement a summary of certain unaudited prospective financial information that was provided to the Company board, to Goldman Sachs, the financial advisor to the Company, for use in providing financial advice to the Company board, and to Virtu. The inclusion of this information should not be regarded as an indication that any of the Company, Goldman Sachs, Virtu, their respective representatives or any other recipient of this information considered, or now considers, it to be predictive of actual future results, or that it should be construed as financial guidance, and it should not be relied on as such. Company management, with the approval of the Company board, directed Goldman Sachs to use the unaudited prospective financial information with respect to the Company in connection with (i) the preparation of the financial analyses Goldman Sachs reviewed and discussed with the Company board at its meeting on April 20, 2017 and (ii) the preparation of Goldman Sachs' opinion rendered orally to the Company board at that meeting. The only projections used by the Company board in resolving to approve the merger were the Forecasts (as defined in "—Opinion of Goldman Sachs & Co. LLC"), and Goldman Sachs did not use or rely on any projections other than those included in the Forecasts to perform any of the financial analyses described in the preceding sentence.

        The unaudited prospective financial information reflects the Restructuring Plan described under "—Background of the Merger." The Restructuring Plan includes numerous assumptions about future performance, as well as assumptions regarding the Company's ability to significantly reduce expenses, release significant trapped capital, refinance its existing indebtedness and return capital to the Company stockholders. The Company board has not approved execution of the Restructuring Plan but has approved the Forecasts included therein for use by Goldman Sachs, the financial advisor to the Company, for use in providing financial advice to the Company board.

        Actual results may differ materially from those set forth below, and important factors that may affect actual results and cause the unaudited prospective financial information to be inaccurate include, but are not limited to, risks and uncertainties relating to the Company's business, industry performance, general business, market and economic conditions, customer requirements, competition and adverse changes in applicable laws, regulations or rules. For other factors that could cause actual results to differ, please see the section entitled "Cautionary Statement Concerning Forward-Looking Statements" in this proxy statement and the sections entitled "Risk Factors" and "Cautionary Statement Regarding Forward-Looking Information" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2016, the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2017 and the other reports filed by the Company with the SEC.

        The unaudited prospective financial information does not take into account any circumstances or events occurring after the date it was prepared. The Company can give no assurance that, had the unaudited prospective financial information been prepared as of the date of this proxy statement, similar estimates and assumptions would be used. The Company does not intend to, and disclaims any obligation to, make publicly available any update or other revision to the unaudited prospective financial information to reflect circumstances existing since its preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the assumptions underlying the unaudited prospective financial information are shown to be in error, or to reflect changes in general economic or industry conditions. The unaudited prospective financial information does not take into account the possible financial and other effects on the Company of the merger and does not attempt to predict or suggest future results of the combined company. The unaudited prospective financial information does not give effect to the merger, including the impact of negotiating or executing the merger agreement, the expenses that may be incurred in connection with consummating the merger, the potential synergies that may be achieved by the combined company as a result of the merger or the effect of any business or strategic decisions or actions which would likely have been taken if the merger agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the merger. Further, the unaudited prospective financial information does not take into account the effect on the Company of any possible failure of the merger to occur. None of the Company, Goldman Sachs or their respective affiliates, officers, directors, advisors or other representatives has made, makes or is authorized in the future to make any representation to any Company stockholder or other person regarding the Company's ultimate performance compared to the information contained in the unaudited prospective financial information or that the forecasted results will be achieved. The summary of the unaudited prospective financial information included below is being provided solely because it was made available to the Company board, Virtu (with respect to certain of the information) and Goldman Sachs, the financial advisor to the Company, for use in providing financial advice to the Company board, and not to influence your decision as to whether to vote for the merger proposal or take any action in connection with the merger or your ownership of shares.

        The following table summarizes selected unaudited prospective financial data per the Restructuring Plan for the fiscal years ending December 31, 2017 through December 31, 2021.

Metric (as of December 31 of each year and, other than per share amounts, in millions of dollars):	2017E	2018E	2019E	2020E	2021E
Net Revenues	$672	$716	$746	$779	$816
Adjusted EBITDA(1), (2)	190	256	269	283	300
Adjusted Earnings per Share(3)	0.84	1.71	2.24	3.06	3.57
Net Operating Profit After Tax(4)	$61	$101	$118	$146	$161
Depreciation and Amortization(4)	68	92	79	47	41
Capitalized Compensation(4)	(20)	(27)	(27)	(27)	(27)
Capital Expenditures(4)	(64)	(49)	(35)	(35)	(35)
Change in Working Capital(4)	(2)	(2)	(2)	(2)	(2)
Cash Release from Restructuring and Other One-Time Items(4)	257	57	—	—	—

Unlevered Free Cash Flow(4)	$301	$172	$132	$130	$138

(1)
Reflects one-time items contemplated in the Restructuring Plan including gains on sales of assets, professional fees associated with asset sales and writedown of assets, among others.

(2)
"EBITDA" means earnings before interest, taxes, depreciation and amortization.

(3)
Reflects adjusted net income attributable to the Company assuming the implementation of the Restructuring Plan including using 50% of net income annually to repurchase shares.

(4)
Figure provided for 2017 is for the nine months ended December 31, 2017.

        While presented with numeric specificity, the unaudited prospective financial information reflects numerous estimates and assumptions made with respect to business, economic, market, competition, regulatory and financial conditions and matters specific to the Company's business, all of which are difficult to predict and many of which are beyond the Company's control. For example, for purposes of the Restructuring Plan, management of the Company assumed an effective tax rate of approximately 38%. The unaudited prospective financial information reflects both assumptions as to certain business decisions that are subject to change and, in many respects, subjective judgment, and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. The Company can give no assurance that the unaudited prospective financial information or the underlying estimates and assumptions will be realized. In addition, since the unaudited prospective financial information covers multiple years, such information by its nature becomes less predictive with each successive year. Furthermore, the unaudited prospective financial information should not be construed as commentary by Company management as to how Company management expects the Company's actual results to compare to Wall Street research analysts' estimates, as to which the Company expresses no view.

        The unaudited prospective financial information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with GAAP, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither the Company's independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the unaudited prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability. The independent registered public accountant reports incorporated by reference into this proxy statement relate to the Company's historical financial information. They do not extend to the unaudited prospective financial information and should not be read to do so.

        In light of the foregoing, and considering that the Company's special meeting will be held after the unaudited prospective financial information was prepared, as well as the uncertainties inherent in any forecasted information, Company stockholders are cautioned not to place unwarranted reliance on such information, and the Company urges all Company stockholders to review the Company's most recent SEC filings for a description of the Company's reported financial results. See "Where You Can Find More Information."

Opinion of Goldman Sachs & Co. LLC

        Goldman Sachs rendered its opinion to the Company board that, as of April 20, 2017 and based upon and subject to the factors and assumptions set forth therein, the $20.00 in cash per share of Company common stock to be paid to the holders (other than Virtu and its affiliates) of shares of Company common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

        The full text of the written opinion of Goldman Sachs, dated April 20, 2017, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C. Goldman Sachs provided its opinion for the information and assistance of the Company board in connection with its consideration of the merger.

The Goldman Sachs opinion is not a recommendation as to how any holder of Company common stock should vote with respect to the merger, or any other matter.

        In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

  •
  the merger agreement;

  •
  annual reports to stockholders and Annual Reports on Form 10-K of the Company for the four fiscal years ended December 31, 2016;

  •
  the Company's Registration Statement on Form S-4, including the prospectus contained therein dated May 28, 2013 relating to the merger of Knight Capital Group, Inc. and GETCO Holding Company, LLC;

  •
  certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company;

  •
  certain other communications from the Company to its stockholders;

  •
  certain publicly available research analyst reports for the Company; and

  •
  certain internal financial analyses and forecasts for the Company prepared by its management, as approved for Goldman Sachs' use by the Company, which are referred to as the "Forecasts".

        Goldman Sachs also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the shares of Company common stock; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the electronic trading industry and in other industries; and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.

        For purposes of rendering its opinion, Goldman Sachs, with the Company's consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by it, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with the Company's consent that the Forecasts were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries, and it was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on the expected benefits of the merger in any way meaningful to its analysis. Goldman Sachs has also assumed that the merger will be consummated on the terms set forth in the merger agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

        Goldman Sachs' opinion does not address the underlying business decision of the Company to engage in the merger or the relative merits of the merger as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs' opinion addresses only the fairness from a financial point of view, as of the date of the opinion, of $20.00 in cash per share of Company common stock to be paid to the holders (other than Virtu and its affiliates) of shares of Company common stock pursuant to the merger agreement. Goldman Sachs' opinion does not express any view on, and does not address, any other term or aspect of the merger agreement or the merger or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the merger, including the fairness of the merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the merger, whether relative to the $20.00 in cash per share of Company common stock to be paid to the holders (other than Virtu and its affiliates) of shares of Company common stock pursuant to the merger agreement or otherwise. Goldman Sachs does not express any opinion as to the impact of the merger on the solvency or viability of the Company or Virtu or the ability of the Company or Virtu to pay their respective obligations when they come due. Goldman Sachs' opinion was necessarily based on economic, monetary, market and other conditions, as in effect on, and the information made available to it as of, the date of the opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. Goldman Sachs' opinion was approved by a fairness committee of Goldman Sachs.

        The following is a summary of the material financial analyses delivered by Goldman Sachs to the Company board in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs' financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before April 17, 2017, the third trading day before the Company's and Virtu's public announcement of the merger agreement, and is not necessarily indicative of current market conditions.

        Illustrative Present Value of Future Share Price Analysis.    Goldman Sachs performed an illustrative analysis of the implied present value of the Company's future value per share of Company common stock, which is designed to provide an indication of the present value of a theoretical future value of a company's equity as a function of such company's estimated future earnings and its assumed price to future earnings per share multiple. For this analysis, Goldman Sachs used the Forecasts for each of the fiscal years 2019 to 2021. Goldman Sachs first calculated the implied values per share of Company common stock as of fiscal year-end for each of the fiscal years 2017 to 2019, by applying price to two-year forward earnings per share multiples of 8.0x to 12.0x earnings per share of Company common stock estimates for each of the fiscal years 2019 to 2021, and then discounted back to March 31, 2017, using an illustrative discount rate of 12.2%, reflecting an estimate of the Company's cost of equity (derived by utilizing the Capital Asset Pricing Model, which requires certain company-specific inputs, including a beta for the Company, which Goldman Sachs derived by reviewing the historical beta of the Company and selected companies which exhibited similar business characteristics to the Company, as well as certain financial metrics for the United States financial markets generally). These illustrative two-year forward earnings per share multiples were derived by Goldman Sachs utilizing its experience and professional judgment, taking into account current and historical trading data, the undisturbed trading price per share of Company common stock on March 14, 2017, $13.73, and adjusted analyst consensus two-year forward earnings per share as of March 14, 2017 normalized for non-recurring depreciation and amortization (as provided by the Company). This analysis resulted in a range of implied present values of $16.45 to $31.17 per share of Company common stock.

        Illustrative Discounted Cash Flow Analysis.    Using the Forecasts, Goldman Sachs performed an illustrative discounted cash flow analysis on the Company. Using discount rates ranging from 9.0% to 11.0%, reflecting estimates of the Company's weighted average cost of capital (derived by utilizing the Capital Asset Pricing Model, which requires certain company-specific inputs, including the Company's target capital structure weightings, the pre-tax cost of debt, after-tax cost of debt, marginal tax rate and a beta for the Company, which beta Goldman Sachs derived by reviewing the historical beta of the Company and selected companies which exhibited similar business characteristics to the Company, as well as certain financial metrics for the United States financial markets generally), Goldman Sachs discounted to present value as of March 31, 2017 (i) estimates of unlevered free cash flow for the Company for the last nine months of 2017 and for the years 2018 through 2021 as reflected in the Forecasts and (ii) a range of illustrative terminal values for the Company, which were calculated by applying perpetuity growth rates ranging from (2.0)% to 2.0%, to a terminal year estimate of the free cash flow to be generated by the Company, as reflected in the Forecasts. The range of perpetuity growth rates was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account the Forecasts, the Company's historical and market expectations regarding long-term real growth of gross domestic product and inflation. Applying the range of growth rates and discount rates referenced above to the Company's future unlevered cash flow forecasts implied a range of EBITDA (as defined below) multiples of 3.5x to 6.7x. Goldman Sachs derived ranges of illustrative enterprise values for the Company by adding the ranges of present values it derived above. Goldman Sachs then subtracted, from the range of illustrative enterprise values it derived for the Company, the amount of the Company's estimated net debt exclusive of restricted cash as of March 31, 2017 of $323 million (as provided by the Company), as provided by management of the Company, to derive a range of illustrative equity values for the Company. Goldman Sachs then divided the range of illustrative equity values it derived by the number of fully diluted outstanding shares of the Company, as provided by management of the Company, to derive a range of illustrative present values per share ranging from $15.94 to $27.09.

        Selected Transactions Analysis.    Goldman Sachs analyzed certain information relating to the following selected transactions in the electronic trading industry since May 2011:

Selected Transactions
Date Announced	Acquiror(s)	Target
March 22, 2017	Quantlab Financial	Teza Group
May 16, 2016	Citadel Securities	Citigroup's Automated Trading Desk division
February 5, 2016	Citadel Securities	The Company's NYSE DMM Operations
January 26, 2016	GTS	Barclays PLC's NYSE DMM trading business
January 14, 2015	DRW Trading Group	Chopper Trading
December 7, 2014	Temasek	10% stake in Virtu Financial, Inc.
September 18, 2014	Joseph Scoby (PEAK6 Advisors CEO)	PEAK6 Advisors LLC
May 22, 2014	IMC Financial Markets	The Goldman Sachs Group Inc.'s NYSE DMM unit
March 6, 2014	FXCM / Principals of Lucid Markets Trading Ltd.	Infinium Capital
October 23, 2013	Susquehanna International Group	E*Trade's G1 Execution Services unit
December 19, 2012	GETCO Holding Company, LLC	Knight Capital Group, Inc.
June 14, 2012	FXCM	50% controlling interest in Lucid Markets Trading Ltd.
January 17, 2012	Cowen Group	Algorithmic Trading Management
May 11, 2011	Virtu Financial / Silver Lake Capital	Madison Tyler Holdings LLC

        While none of the target companies that participated in the selected transactions are directly comparable to the Company, the target companies that participated in the selected transactions are companies with operations that, for the purposes of analysis, may be considered similar to certain of the Company's results, market size and product profile. For the only selected transaction for which detailed financial information was publicly available, the Knight Capital Group, Inc. / GETCO Holding Company, LLC transaction, Goldman Sachs calculated and compared Enterprise Value, or EV (as defined below) as a multiple of the estimated earnings before interest, taxes, depreciation and amortization, or EBITDA (as defined below), using publicly available Wall Street research, for the year in which the transaction occurred, resulting in an EV / EBITDA multiple of 7.2x. Goldman Sachs identified an illustrative range of EV / EBITDA multiples of 6.0x - 10.0x and applied that range of illustrative multiples to the Company's estimated 2017 adjusted EBITDA, as reflected in the Forecasts, which resulted in a range of illustrative prices per share of Company common stock of $12.17 to $23.49.

        Transaction Premia Analysis.    Using publicly available information, Goldman Sachs reviewed and analyzed average and median premia for each calendar year, for publicly disclosed all-cash acquisitions from January 1, 2012 through December 31, 2016 that resulted in a sale of control of a U.S. target company and had a transaction value greater than $250 million. Goldman Sachs calculated, for each year during this 2012 through 2016 period, the premia represented by the prices per share paid in these transactions relative to the targets' closing share prices (i) one day and (ii) one week prior to announcement. Using such data, Goldman Sachs calculated the ranges of average and median acquisition premia for each year for these transactions as 31% to 43% and 27% to 34%, respectively, for these one-day premia and 33% to 46% and 29% to 37%, respectively, for these one-week premia. Goldman Sachs then applied an illustrative range of acquisition premia of 25% to 45% to $13.73, the undisturbed trading price per share of Company common stock, to derive a range of illustrative implied prices per share of Company common stock of $17.16 to $19.91.

        Reference Information:    For reference purposes, Goldman Sachs performed additional analyses, which are summarized below.

        Selected Companies Analysis.    Goldman Sachs reviewed and compared certain financial information for the Company to corresponding financial information, ratios and public market multiples for the following publicly traded corporations in the electronic trading industry (collectively referred to as the selected companies):

        Core Peers

  •
  Virtu Financial, Inc.

  •
  Flow Traders N.V.

        Other Trading Peers

  •
  NEX Group plc

  •
  INTL FCStone Inc.

  •
  Investment Technology Group, Inc.

        Selected Exchanges

  •
  CME Group Inc.

  •
  Intercontinental Exchange, Inc.

  •
  Deutsche Börse Group

  •
  London Stock Exchange Group

  •
  Nasdaq, Inc.

  •
  CBOE Holdings, Inc.

Although none of the selected companies is directly comparable to the Company, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of the Company.

        Goldman Sachs calculated and compared various financial multiples and ratios using information it obtained from SEC filings, estimates from the Institutional Brokers' Estimate System, which we refer to as "IBES estimates" (as well as estimates from the Forecasts in the case of the Company), and market data as of April 17, 2017. With respect to its analysis, Goldman Sachs calculated for the Company and the selected companies:

  •
  Enterprise Value (which is defined as the equity value, calculated using the number of fully diluted shares of Company common stock, as provided by management of the Company and calculated using the treasury method, plus total debt, less total unrestricted cash and cash equivalents), which we refer to as "EV", as a multiple of estimated earnings before interest, taxes, depreciation and amortization, which we refer to as "EBITDA", for the years ended December 31, 2017 and December 31, 2018, which are referred to below as "2017 EV/EBITDA" and "2018 EV/EBITDA", respectively; and

  •
  Closing price per share, as of April 17, 2017, in the case of the selected companies, and, for the Company, as of such date and as of the date of the undisturbed trading price per share of Company common stock on March 14, 2017, $13.73, as a multiple of estimated GAAP earnings per share for the year ended December 31, 2017 and December 31, 2018, which is referred to below as "2017 GAAP P/E" and "2018 GAAP P/E", respectively. The results of these analyses are summarized as follows:

	2017 EV/EBITDA	2018 EV/EBITDA	2017 GAAP P/E	2018 GAAP P/E
Core Peers
Virtu Financial, Inc.	11.6x	10.3x	16.1x	13.6x
Flow Traders N.V.	9.8x	8.0x	12.8x	10.5x
Median of Core Peers	10.7x	9.2x	14.5x	12.0x
Other Trading Peers
NEX Group plc	12.0x	11.6x	20.0x	17.3x
INTL FCStone Inc.	N/A	N/A	10.5x	9.2x
Investment Technology Group, Inc.	5.6x	3.6x	32.0x	14.1x
Median of Other Trading Peers	8.8x	7.6x	20.0x	14.1x
Selected Exchanges
CME Group Inc.	14.9x	13.7x	24.2x	22.1x
Intercontinental Exchange, Inc.	14.2x	13.3x	22.1x	19.5x
Deutsche Börse Group	11.5x	10.6x	17.7x	15.9x
London Stock Exchange Group	13.6x	12.1x	27.8x	24.0x
Nasdaq, Inc.	11.9x	11.1x	18.1x	16.4x
CBOE Holdings, Inc.	16.9x	14.2x	26.2x	22.4x
Median of Selected Exchanges	13.9x	12.7x	23.1x	20.8x
The Company
The Company—(IBES) 17-Apr-2017 Closing Price	10.0x	7.3x	65.6x	22.7x
The Company (Forecasts)—17-Apr-2017 Closing Price	8.1x	6.0x	21.1x	10.3x
The Company—(IBES) Undisturbed	8.1x	6.0x	50.9x	17.6x
The Company (Forecasts)—Undisturbed	6.6x	4.9x	16.4x	8.0x

Overall Low	5.6x	3.6x	10.5x	9.2x
Overall Median	11.9x	11.3x	20.0x	16.4x
Overall High	16.9x	14.2x	32.0x	24.0x

        Goldman Sachs then applied an illustrative range of multiples of 9.6x to 14.4x, representing a 20% discount and premium to the Core Peer median multiple of 2018 GAAP P/E, to the 2018 estimated earnings per share of Company common stock reflected in the Forecasts to obtain a range of implied values per share of $17.40 to $26.10.

        Present Value of Price / Book Multiple to RoE Regression Analysis.    Goldman Sachs performed a regression analysis using the price / book value multiples, which we refer to as "P/B" for the following publicly traded companies (collectively referred to as the selected RoE companies) compared to the estimated 2018 return on equity, which we refer to as the "2018E RoE", for the selected RoE companies using the median estimates for such companies published by IBES as of April 17, 2017, to derive a regression line reflecting the range of P/B value multiples at a range of 2018E RoEs for the selected companies:

  •
  BGC Partners, Inc.

  •
  Flow Traders N.V.

  •
  The Goldman Sachs Group, Inc.

  •
  INTL FCStone Inc.

  •
  Investment Technology Group, Inc.

  •
  Morgan Stanley

  •
  Piper Jaffray Companies

  •
  Raymond James Financial, Inc.

  •
  Stifel Financial Corp.

  •
  Virtu Financial, Inc.

Although none of the selected RoE companies is directly comparable to the Company, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of the Company.

        The 2018E adjusted RoE for the Company on a stand-alone basis, as reflected in the Forecasts, corresponded to a P/B value per share multiple of 1.09x on the regression line. By applying P/B value per share multiples ranging from 0.84x to 1.34x, reflecting P/B value multiples of 0.25x below and above the per share multiple of 1.09x on the regression line, to the adjusted book value of the Company, adjusted for one-time charges (taxed at a rate of 38%) and the return of $400,000,000 of capital as reflected in the Forecasts, Goldman Sachs derived implied values per share of Company common stock on a stand-alone basis ranging from $16.91 to $23.41.

        The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to the Company or the contemplated merger.

        Goldman Sachs prepared these analyses for purposes of Goldman Sachs' providing its opinion to the Company board as to the fairness from a financial point of view of the $20.00 in cash per share of Company common stock to be paid to the holders (other than Virtu and its affiliates) of shares of Company common stock pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of the Company, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

        The $20.00 per share merger consideration was determined through arm's-length negotiations between the Company and Virtu and was approved by the Company board. Goldman Sachs provided advice to the Company during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to the Company or the Company board or that any specific amount of consideration constituted the only appropriate consideration for the merger.

        As described above, Goldman Sachs' opinion to the Company board was one of many factors taken into consideration by the Company board in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex C.

        Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities in which they invest or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Virtu, any of their respective affiliates and third parties, including Leucadia National Corporation, the parent of Jefferies, Temasek Holdings (Private) Limited, an affiliate of a significant shareholder of Virtu ("Temasek"), the Republic of Singapore and its agencies or instrumentalities (collectively, the "Republic of Singapore"), including the Singapore Minister for Finance, the sole shareholder of Temasek, North Island Holdings I, L.P. ("North Island"), which, together with certain of its affiliates, is providing equity financing to Virtu in connection with the merger, GIC Private Limited ("GIC"), which is providing equity financing to North Island in connection with the merger, the Public Sector Pension Investment Board ("PSP"), which is providing equity financing to North Island in connection with the merger, and any of their respective affiliates and portfolio companies, or any currency or commodity that may be involved in the merger for the accounts of Goldman Sachs and its affiliates and employees and their customers.

        Goldman Sachs acted as financial advisor to the Company in connection with, and participated in certain of the negotiations leading to, the merger. Goldman Sachs has provided certain investment banking services to the Company and/or its affiliates from time to time for which the Investment Banking Division of Goldman Sachs has received, and may receive, compensation. During the two year period ended April 20, 2017, the Investment Banking Division of Goldman Sachs has not been engaged by the Company and/or its affiliates to provide financial advisory and/or underwriting services for which Goldman Sachs has received compensation.

        Goldman Sachs has provided certain investment banking services to Virtu and/or its affiliates from time to time for which the Investment Banking Division of Goldman Sachs has received, and may receive, compensation, including having acted as lead bookrunner with respect to an initial public offering of 19,012,112 shares of Class A common stock of Virtu in April 2015, and as the sole bookrunner with respect to a secondary public offering of 6,473,371 shares of Class A common stock of Virtu in November 2015. During the two-year period ended April 20, 2017, Goldman Sachs has received compensation for financial advisory and/or underwriting services provided by its Investment Banking Division to Virtu and/or its affiliates of approximately $9,500,000.

        Robert Zoellick, previously Chairman of Goldman Sachs Regional Advisors and an advisor to Goldman Sachs Asset Management, is a board member of Temasek. Mr. Zoellick no longer serves in either of these roles at Goldman Sachs as of the end of 2016, and was officially separated from Goldman Sachs as of March 31, 2017. Goldman Sachs also has provided certain investment banking services to Temasek and/or its affiliates from time to time for which the Investment Banking Division of

Goldman Sachs has received, and may receive, compensation, including having acted as joint bookrunner with respect to a secondary public offering of 26,311,309 common shares of Markit Limited, a portfolio company of Temasek, in June 2015; as joint bookrunner with respect to a secondary public offering of 15,000,000 ordinary shares of Evonik Industries AG, a portfolio company of Temasek, in July 2015; as sole bookrunner with respect to a secondary public offering of 20,943,741 shares of common stock of Univar Inc., a portfolio company of Temasek, in August 2016; and as bookrunner with respect to a bank loan (aggregate principal amount of $2,600,000,000) to Level Communications Inc., a portfolio company of Temasek, in February 2017. During the two-year period ended April 20, 2017, Goldman Sachs has received compensation for financial advisory and/or underwriting services provided by its Investment Banking Division directly to Temasek and/or to its affiliates and portfolio companies (which may include companies that are not controlled by Temasek) of approximately $5,000,000. Goldman Sachs also has provided certain investment banking services to Republic of Singapore and/or its affiliates from time to time for which the Investment Banking Division of Goldman Sachs has received, and may receive, compensation.

        During the two year period ended April 20, 2017, the Investment Banking Division of Goldman Sachs has not been engaged by North Island or its affiliates and portfolio companies (which may include companies that are not controlled by North Island) to provide financial advisory or underwriting services for which Goldman Sachs has received compensation.

        Goldman Sachs also has provided certain investment banking services to GIC and/or its affiliates from time to time for which the Investment Banking Division of Goldman Sachs has received, and may receive, compensation, including having acted as financial advisor to GIC with respect to GIC's sale of its stake in Associated British Ports in July 2015; as financial advisor to TDR Capital LLP, a portfolio company of GIC, with respect to its acquisition of LeasePlan, in March 2016; as bookrunner with respect to a bridge loan (aggregate principal amount of $1,784,510,000) to TDR Capital LLP, a portfolio company of GIC, in March 2016; as bookrunner with respect to a bank loan (aggregate principal amount of $1,900,000,000) to Ancestry.com Inc., a portfolio company of GIC, in October 2016; as bookrunner with respect to a public offering by Multiplan, a portfolio company of GIC, of its 7.125% Senior Unsecured Notes due 2024 (aggregate principal amount of $460,000,000) in November 2016; and as bookrunner with respect to a bank loan (aggregate principal amount of €1,600,000,000) to Eircom Group PLC, a portfolio company of GIC, in March 2017. During the two year period ended April 20, 2017, Goldman Sachs has received compensation for financial advisory and/or underwriting services provided by its Investment Banking Division directly to GIC and/or to its affiliates and portfolio companies (which may include companies that are not controlled by GIC) of approximately $50,700,000.

        Goldman Sachs also has provided certain investment banking services to PSP and/or its affiliates from time to time for which the Investment Banking Division of Goldman Sachs has received, and may receive, compensation, including having acted as arranger with respect to a bank loan (aggregate principal amount of $2,430,000,000) to Telesat Canada, a portfolio company of PSP, in November 2016; as bookrunner with respect to a public offering by Telesat Canada, a portfolio company of PSP, of its 8.875% Notes due 2024 (aggregate principal amount of $500,000,000) in November 2016; as financial advisor to Acelity, a portfolio company of PSP, with respect to the sale of LifeCell, in January 2017; as bookrunner with respect to a bank loan (aggregate principal amount of $1,200,000,000) to American Wholesale Insurance Group Inc., a portfolio company of PSP, in January 2017; as bookrunner with respect to a bank loan (aggregate principal amount of $1,350,000,000) to Investcorp International Inc., a portfolio company of PSP, in March 2017; and as bookrunner with respect to a bank loan (aggregate principal amount of $1,340,000,000) to Acelity, a portfolio company of PSP, in February 2017. During the two year period ended April 20, 2017, Goldman Sachs has received compensation for financial advisory and/or underwriting services provided by its Investment Banking Division directly to PSP and/or to its affiliates and portfolio companies (which may include companies that are not controlled by PSP) of approximately $27,000,000.

        Goldman Sachs may also in the future provide investment banking services to the Company, Virtu, Jefferies, Temasek, the Republic of Singapore, North Island, GIC and PSP and their respective affiliates and, in the case of Jefferies, Temasek, North Island, GIC and PSP, portfolio companies for which the Investment Banking Division of Goldman Sachs may receive compensation. Affiliates of Goldman Sachs also may have co-invested with Jefferies, Temasek, North Island, GIC, PSP and their respective affiliates from time to time and may have invested in limited partnership units of affiliates of Jefferies, Temasek, North Island GIC or PSP from time to time and may do so in the future.

        The Company board selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger. Pursuant to a letter agreement dated April 11, 2017, the Company engaged Goldman Sachs to act as its financial advisor in connection with the contemplated merger. The engagement letter between the Company and Goldman Sachs provides for a transaction fee of $15,000,000, $4,000,000 of which Goldman Sachs became entitled to receive upon the execution of the engagement letter between the Company and Goldman Sachs and the remainder of which is contingent upon consummation of the merger. If the merger is not consummated, Goldman Sachs may be entitled to receive an advisory fee of $10,000,000 in connection with its advice relating to other strategic alternatives that may be pursued by the Company, $4,000,000 of which Goldman Sachs became entitled to receive upon the execution of the engagement letter between the Company and Goldman Sachs. In addition, the Company has agreed to reimburse Goldman Sachs for certain of its expenses, including attorneys' fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Financing of the Merger

        Virtu intends to finance the merger consideration with a combination of equity and debt financing (the sources of which we refer to as the "financing sources"). On April 20, 2017, in connection with the entry into the merger agreement by Virtu and the Company, Virtu entered into an investment agreement with North Island, an investment vehicle funded by GIC, a sovereign wealth fund of Singapore, PSP, one of Canada's largest pension investment managers, and certain individuals, pursuant to which North Island committed to purchase 40,064,103 shares of Virtu Class A common stock for approximately $625 million (which we refer to as the "NI investment"). At the same time, Virtu entered into an investment agreement with Aranda Investments Pte. Ltd, an investment vehicle funded by Temasek, an investment company based in Singapore, pursuant to which Aranda Investments Pte. Ltd committed to purchase 8,012,821 shares of Virtu Class A common stock for approximately $125 million (which we refer to as the "Temasek investment", and which, together with the NI investment, we collectively refer to as the "equity financing"). The sale of shares is conditioned upon, among other things, the closing of the merger. Virtu also entered into a commitment with J.P. Morgan Chase Bank, N.A. to provide up to $1.65 billion of debt financing for the transaction.

        Pursuant to the merger agreement, Virtu is required to use its reasonable best efforts to consummate the equity financing and the debt financing. Further, in the event that any portion of the equity financing or the debt financing becomes unavailable, Virtu is required to use its reasonable best efforts to obtain as promptly as practicable alternate equity financing or debt financing, as the case may be, on terms not materially less favorable to Virtu.

        The obligations of Virtu and Merger Sub to complete the merger are not contingent upon the receipt of the financing.

Interests of Certain Persons in the Merger

        In considering the recommendation of the Company board with respect to the merger, you should be aware that the Company's directors and executive officers have certain interests in the merger that may be different from, or in addition to, the interests of the other Company stockholders. The Company board was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in determining to recommend to Company common stockholders that they vote for the merger proposal and thereby approve the transactions contemplated by the merger agreement, including the merger. These interests are described below.

        The initial written proposal to acquire the Company presented by Virtu did not provide for any continuing role at the combined company for the Company's directors or executive officers. No such roles have been discussed subsequently between the Company and Virtu.

Treatment of Company Equity Awards and Company Warrants

        The stock options, SARs and RSUs (which we collectively refer to as the "Company equity awards") held by the Company's directors and executive officers immediately prior to the effective time will be cancelled in exchange for a cash payment in the same manner as those Company equity awards held by other employees of the Company. Company warrants held by the Company's directors and executive officers immediately prior to the effective time will be converted into the right to receive a cash payment upon exercise in the same manner as the other outstanding Company warrants. As described further in the sections titled "The Merger Agreement—Treatment of Company Equity Awards" and "The Merger Agreement—Treatment of Company Warrants", such awards and warrants will be subject to the following treatment:

  •
  Stock Options:  At the effective time, each outstanding stock option granted under the Company stock plan will be cancelled and converted automatically into the right to receive an amount in cash equal to the product of (x) the number of shares of Company common stock subject to the stock option immediately prior to the effective time and (y) the excess, if any, of the merger consideration of $20.00 per share over the exercise price per share of such stock option, less applicable taxes required to be withheld with respect to such payment. Any stock option that has an exercise price per share that is greater than or equal to the merger consideration of $20.00 per share will be cancelled at the effective time for no consideration or payment.

  •
  SARs:  At the effective time, each outstanding SAR granted under the Company stock plan will automatically and without any required action on the part of the holder thereof, be cancelled and will entitle the holder of such SAR to receive an amount in cash equal to the product of (i) the number of shares of Company common stock subject to such SAR immediately prior to the effective time and (ii) the excess, if any, of (x) the merger consideration of $20.00 per share over (y) the exercise price per share of such SAR, less applicable taxes required to be withheld with respect to such payment. Because all outstanding SARs have an exercise price per share that is greater than or equal to the merger consideration of $20.00 per share, all SARs will be cancelled at the effective time for no consideration or payment.

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  RSUs:  At the effective time, each outstanding RSU under the Company stock plan will be cancelled and converted automatically into the right to receive an amount in cash equal to the product of (x) the number of shares of Company common stock subject to such RSU immediately prior to the effective time and (y) the merger consideration of $20.00 per share, less applicable taxes required to be withheld with respect to such payment.

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  Warrants:  At the effective time, each outstanding warrant to purchase shares of the Company common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive an amount in cash equal to the product of (x) the number of shares of Company common stock subject to the Company warrant immediately prior to the effective time and (y) the excess, if any, of the merger consideration of $20.00 per share over the then-current exercise price per share of Company common stock (without giving effect to any of the transactions contemplated by the merger agreement) previously subject to such Company warrant, less applicable taxes required to be withheld with respect to such payment.

        The following table sets forth for (i) each named executive officer, (ii) the three other executive officers (as a group) and (iii) the twelve non-employee directors (as a group), the number of RSUs and stock options held by such executive officer or group of non-employee directors, as applicable, and the cash amounts payable (on a pre-tax basis) in respect thereof, assuming solely for this purpose that the completion of the merger occurs on May 24, 2017. The amounts reflected in the table below are based on the number of equity awards held by the executive officers and non-employee directors as of May 24, 2017 and depending on when the merger occurs, certain Company equity awards that are unvested as of the date hereof and included in the table below may vest pursuant to their terms, independent of the merger.

	Unvested RSUs (#)	Aggregate Merger Consideration in Respect of RSUs ($)	Unvested Options (#)	Aggregate Merger Consideration in Respect of Unvested Options ($)	Estimated Total Merger Consideration in Respect of Company Equity Awards ($)
Daniel Coleman	217,133	4,342,660	1,333,333	0	4,342,660
Steffen Parratt	60,860	1,217,200	0	0	1,217,200
Philip Allison	189,028	3,780,560	0	0	3,780,560
Ryan Primmer	182,556	3,651,120	0	0	3,651,120
Greg Tusar	173,354	3,467,080	0	0	3,467,080
Jonathan Ross(1)	101,380	2,027,600	0	0	2,027,600
Other Executive Officers (as a group)(2)	268,535	5,370,700	0	0	5,370,700
Non-Employee Directors (as a group)(3)	79,799	1,595,980	0	0	1,595,980

(1)
Mr. Ross's employment with the Company terminated as of October 1, 2016.

(2)
Includes Company holdings of the following three executive officers of the Company: Michael Blum, John McCarthy and Nick Ogurtsov.

(3)
Includes Company holdings of the following 12 non-employee directors of the Company: Charles E. Haldeman, Jr., Debra Chrapaty, Peter R. Fisher, Rene M. Kern, James T. Milde, John C. (Hans) Morris, Alastair Rampell, Daniel F. Schmitt, Laurie M. Shahon, Colin Smith, Heather E. Tookes and Adrian Weller. Stephen Schuler, who served as a director of the Company until May 11, 2016, does not hold any RSUs.

Employment Arrangements with Executive Officers

        Messrs. Coleman, Parratt, Primmer, Tusar, Blum, McCarthy and Ogurtsov.    Each of Messrs. Coleman, Parratt, Primmer, Tusar, Blum, McCarthy and Ogurtsov is party to an employment agreement with the Company (each, an "employment agreement" and collectively, the "employment agreements"). Under their employment agreements, each of these executive officers will be entitled to certain severance payments and benefits if (a) his employment is terminated without "cause" or (b) he terminates his employment for "good reason" (each as defined in the employment agreements). We use the term "qualifying termination" to refer to both a termination by the Company without cause and a resignation by the executive for good reason.

        Each employment agreement provides that in the event of a qualifying termination the executive officer will be entitled to receive:

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  non-competition payments equal to 100% (200% for Mr. Coleman) of the executive officer's base salary; provided that for Mr. Tusar, the non-competition payment is 50% of an amount equal to (a) his base salary plus (b) 75% of the cash portion of the annual incentive award paid in respect of the fiscal year preceding the year in which the qualifying termination occurs. For each executive, the non-competition payments are paid in equal monthly installments over a period of six months following the qualifying termination, subject to such executive's ongoing compliance with non-competition restrictions over the same period (12 months for Mr. Coleman) and non-solicitation restrictions for a period of 18 months, provided that all non-solicitation and non-competition restrictions are reduced to a six-month period following a qualifying termination; and

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  payment of COBRA health insurance premiums for up to 12 months following the qualifying termination.

        The executive officers are required to execute an effective and enforceable general release of all claims against the Company as a condition to receiving the payments and benefits outlined above, and such benefits shall be reduced to give the best net-after-tax benefit to the executive in the case excise taxes are imposed under Section 280G of the Code if any payments under the employment or otherwise payable in connection with the transaction would be deemed to be "excess parachute payments."

        Mr. Allison.    Pursuant to his employment agreement with the Company, the Company is required to give Mr. Allison six months' written notice to terminate his employment, provided that the Company may, at its discretion, terminate Mr. Allison's employment with immediate effect and pay Mr. Allison's base salary over the six-month period instead of giving advance notice of such termination. Mr. Allison's employment agreement requires that he comply with non-competition and non-solicitation covenants for a period of 12 months following the termination of his employment.

2017 Fiscal Year Bonus

        In connection with negotiating the merger agreement, the parties agreed that each executive officer would be eligible to earn a bonus for the 2017 fiscal year in an amount determined by the Chief Executive Officer of the Company. Upon a qualifying termination following the completion of the merger, each executive officer will be paid his 2017 bonus, provided, that payment of such amount shall be subject to the executive's delivery (and non-revocation) of a general release of claims and covenant not to sue in favor of Virtu, the Company and their respective subsidiaries.

        For an estimate of the value of the payments and benefits described above that would be payable to the Company's named executive officers upon a qualifying termination, see "Advisory Vote on Merger-Related Compensation for the Company's Named Executive Officers—Golden Parachute Compensation," below.

Indemnification; Directors' and Officers' Insurance

        The merger agreement provides that all rights, existing as of the date of the merger agreement, to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the completion of the merger in favor of the current or former officers, directors or employees of the Company or any of its subsidiaries will continue in full force and effect. The merger agreement also provides that, following completion of the merger, the surviving corporation will indemnify and hold harmless, to the fullest extent permitted by applicable law, all individuals who are, as of the date of the merger agreement and at any time from and after the date of the merger agreement until the completion of the merger, directors or officers of the Company and its subsidiaries (in their capacity as such), against any costs, claims, expenses and liabilities, whether arising before or after the effective time, arising out of the fact that such person is or was a director or officer of the Company or its subsidiaries, and pertaining to matters existing or occurring at or prior to the effective time, and will also advance expenses to such persons, provided that such person provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

        Subject to certain limitations, the merger agreement also requires the surviving corporation to maintain, for a period of six years after the completion of the merger, the Company's existing directors' and officers' liability insurance policy, or policies with a substantially comparable insurer of at least the same coverage and amounts and containing terms and conditions that are no less advantageous to the insured, with respect to claims against present and former officers and directors of the Company and its subsidiaries arising from facts or events that occurred at or prior to the effective time. The surviving corporation will not, however, be required to spend annually in the aggregate an amount in excess of 300% of the annual premium paid by the Company for the year ended December 31, 2016 under its current policy. In lieu of the foregoing, at the request of Virtu, the Company may obtain at or prior to the effective time a six-year prepaid "tail" policy under the Company's existing directors' and officers' insurance policy providing coverage equivalent to the current policies of directors' and officers' liability insurance maintained by the Company as of the date of the merger agreement. For additional information, see the section entitled "The Merger Agreement—Covenants and Agreements—Director and Officer Indemnification and Insurance" of this proxy statement.

Material U.S. Federal Income Tax Consequences of the Merger

        The following is a summary of the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) whose shares of Company common stock are converted into the right to receive cash in the merger. This summary does not purport to consider all aspects of U.S. federal income taxation that might be relevant to Company stockholders. This discussion does not address the consequences of the merger to holders who receive cash pursuant to the exercise of appraisal rights. This discussion applies to you only if you hold shares of Company common stock as capital assets for U.S. federal income tax purposes, and does not apply to you if you are a member of a special class of holders subject to special rules, including but not limited to:

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  Company common stockholders that are not U.S. holders;

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  Dealers in securities;

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  Traders in securities that elect to use a mark-to-market method of accounting for securities holdings;

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  Tax-exempt organizations;

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  Life insurance companies;

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  Financial institutions;

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  Regulated investment companies;

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  Real estate investment trusts;

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  Persons that use shares of Company common stock as part of a straddle or a hedging or conversion transaction;

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  Persons that have a functional currency other than the U.S. dollar;

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  Persons that acquired shares of Company common stock upon the exercise of stock options or otherwise as compensation; or

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  Stockholders who hold an equity interest, actually or constructively, in Virtu.

        This discussion is based on the Internal Revenue Code of 1986, as amended (which we refer to as the "Code"), its legislative history, existing and proposed regulations promulgated thereunder, published rulings, administrative guidance from the Internal Revenue Service (which we refer to as the "IRS") and court decisions, all as of the date of this proxy statement. These laws and other authorities are subject to change, possibly on a retroactive basis.

        This discussion addresses only U.S. federal income taxation. This discussion does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, nor does it address any aspect of foreign, state, local, alternative minimum, estate, gift or other tax law that may be applicable to a holder.

        This discussion is intended to provide only a general summary of the material U.S. federal income tax consequences of the merger to U.S. holders of shares of Company common stock. The Company does not intend for this discussion to be a complete analysis or description of all potential U.S. federal income tax consequences of the merger. The U.S. federal income tax laws are complex and subject to varying interpretations. Accordingly, the IRS may not agree with the tax consequences described in this proxy statement.

        If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Company common stock, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partner and the partnership. A partner of a partnership holding Company common stock should consult the partner's tax advisor regarding the U.S. federal income tax consequences of the merger to such partner.

        Stockholders are urged to consult with their own tax advisors as to the tax consequences of the merger in their particular circumstances, including the applicability and effect of U.S. federal (including the alternative minimum tax), state, local or non-U.S. and other tax laws and of changes in those laws.

        For purposes of this discussion, we use the term "U.S. holder" to mean a beneficial owner of shares of Company common stock that is, for U.S. federal income tax purposes:

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  An individual who is a citizen or resident of the United States;

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  A corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any of its political subdivisions;

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  A trust that (i) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

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  An estate that is subject to U.S. federal income tax on the estate's income regardless of its source.

Tax Consequences of the Merger

        The exchange of shares of Company common stock for cash in the merger generally will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder whose shares of Company common stock are converted into the right to receive cash in the merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between (i) the amount of cash received with respect to such shares (determined before the deduction of any applicable withholding taxes, as described below under "—Backup Withholding and Information

Reporting"), and (ii) the U.S. holder's adjusted tax basis in such shares. A U.S. holder's adjusted tax basis will generally equal the price the U.S. holder paid for such shares. Gain or loss will be determined separately for each block of shares of Company common stock (i.e., shares acquired at the same cost in a single transaction). Such capital gain or loss will be long-term capital gain or loss, provided that the U.S. holder's holding period for each such block of shares of Company common stock exceeds one year at the effective time. Long-term capital gains of non-corporate U.S. holders are generally eligible for a reduced rate of U.S. federal income taxation. There are limitations on the deductibility of capital losses.

Backup Withholding and Information Reporting

        A U.S. holder may, under certain circumstances, be subject to information reporting and backup withholding (at a rate of 28%) with respect to the merger consideration, unless such holder properly establishes an exemption or provides its correct tax identification number and otherwise complies with the applicable requirements of the backup withholding rules.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules can be refunded or credited against a payee's U.S. federal income tax liability, if any, provided that such U.S. holder furnishes the required information to the IRS in a timely manner.

        The U.S. federal income tax consequences described above are not intended to constitute a complete description of all tax consequences relating to the merger. Because individual circumstances may differ, each stockholder should consult the stockholder's tax advisor regarding the applicability of the rules discussed above to the stockholder and the particular tax effects to the stockholder of the merger in light of such stockholder's particular circumstances and the application of state, local and foreign tax laws.

Regulatory Approvals Required for the Merger

        To complete the merger, the parties must make regulatory filings and obtain authorizations, approvals or consents necessary to obtain the required governmental approvals. Under the terms of the merger agreement, the merger cannot be completed until any waiting periods applicable to the consummation of the merger under the HSR Act have expired or been terminated. On April 28, 2017, Virtu and the Company filed notification of the proposed merger with the U.S. Federal Trade Commission (which we refer to as the "FTC") and the Department of Justice (which we refer to as the "DOJ") under the HSR Act.

        On May 30, 2017, the FTC notified the Company that it had terminated the waiting period under the HSR Act effective as of May 30.

        At any time before or after consummation of the merger, the DOJ or the FTC (notwithstanding the termination of the waiting period under the HSR Act) could take such action under antitrust laws as it deems necessary, including seeking to enjoin the completion of the merger and seeking divestiture of substantial assets of the Company or Virtu. At any time before or after the completion of the merger (and notwithstanding the termination of the waiting period under the HSR Act), any state or non-U.S. governmental entity could take such action under antitrust laws as it deems necessary. Such action could include seeking to enjoin the completion of the merger and seeking divestiture of substantial assets of the Company, Virtu or Merger Sub. Private parties may also seek to take legal action under antitrust laws under certain circumstances.

        Rule 1017 of the National Association of Securities Dealers (which we refer to as the "NASD"), which is administered by the NASD's successor, FINRA, provides that a FINRA member entity must file an application for approval of a change in the equity ownership of the member that results in one person or entity directly or indirectly owning or controlling 25% or more of the equity capital of such member at least 30 days prior to such change. KCG Americas LLC, a subsidiary of the Company and a FINRA member entity, submitted an application to FINRA on April 21, 2017 requesting approval of a change in control in connection with the merger.

        In addition, certain non-U.S. subsidiaries of the Company must make regulatory filings and obtain authorizations, approvals or consents from the FCA and from the FSA. The Company and Virtu made the required filings with the FCA and the FSA on May 5, 2017.

        There can be no assurance that all of the required governmental approvals, or any other regulatory approvals that might be required to consummate the merger, will be sought or obtained and, if obtained, there can be no assurance as to the timing of any approvals, ability to obtain the approvals on satisfactory terms or the absence of any litigation challenging such approvals. There can also be no assurance that the DOJ, the FTC or any other governmental entity or any private party will not attempt to challenge the merger on antitrust grounds, and, if such a challenge is made, there can be no assurance as to its result.

Litigation Related to the Merger

        Between May 19 and May 23, 2017, five putative class actions relating to the Merger were filed by shareholders of KCG against KCG and its board of directors in the United States District Court for the Southern District of New York. The cases are captioned Siegal v. KCG Holdings, Inc., et al., Case No. 1:17-cv-3886, Berg v. KCG Holdings, Inc., et al., Case No. 1:17-cv-3802, Pauza v. KCG Holdings, Inc., et al., Case No. 1:17-cv-3885, Evangelista v. KCG Holdings, Inc., et al., Case No. 1:17-cv-3959, and Klein v. KCG Holdings, Inc., et al., Case No. 1:17-cv-3946. The Klein and Berg complaints also name as defendants Virtu and Merger Sub. The complaints assert that the defendants violated Sections 14(a) and 20(a) of the Exchange Act in connection with the preliminary proxy statement filed with the SEC by KCG in connection with the Merger.

        All five complaints allege, among other things, that the individual defendants and the Company violated federal securities laws by disseminating a preliminary proxy that included allegedly material misstatements or omissions about the Merger and the sale process leading up to the Merger. Among other things, the complaints allege that the preliminary proxy omits or misrepresents material information concerning: (i) the Company management's projections that were utilized by Goldman Sachs, the Company's financial advisor in connection with the Merger, (ii) the valuation analyses prepared by Goldman Sachs in connection with the rendering of its fairness opinion, and (iii) the sale process leading up to the Merger. The complaints seek, among other things, (i) an order preliminarily and permanently enjoining the Merger until the allegedly omitted information is disclosed, (ii) rescission of the Merger or an award of damages in the event the merger is consummated, and (iii) an award of plaintiff's attorneys' fees and costs. The defendants have not yet answered or otherwise responded to these complaints.

        On May 31, 2017, the parties to these litigations entered into a memorandum of understanding that sets forth an agreement in principle to settle and release all claims asserted by plaintiffs in the litigations. The settlement is subject to, among other things, the negotiation and execution of definitive documentation.

THE MERGER AGREEMENT

        The following discussion contains certain information about the merger and the merger agreement. The discussion is subject, and qualified in its entirety by reference, to the merger agreement attached as Annex A to this proxy statement and incorporated herein by reference. We urge you to read carefully this entire proxy statement, including the merger agreement attached as Annex A, for a more complete understanding of the merger.

Explanatory Note Regarding the Merger Agreement

        The merger agreement and this summary of terms are included to provide you with information regarding the terms of the merger agreement. Factual disclosures about the Company and Virtu contained in this proxy statement or in the public reports of the Company and Virtu filed with the SEC may supplement, update or modify the factual disclosures about the Company and Virtu contained in the merger agreement. The merger agreement contains representations and warranties by the Company, on the one hand, and Virtu, on the other hand. The representations, warranties and covenants made in the merger agreement by the Company and Virtu were qualified and subject to important limitations that were negotiated and agreed to by the Company and Virtu. In particular, in your review of the representations and warranties contained in the merger agreement, and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing circumstances in which a party to the merger agreement may have the right not to consummate the merger and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties also may be subject to a contractual standard of materiality different from that generally relevant to investors or applicable to reports and documents filed with the SEC, and some were qualified by the matters contained in confidential disclosure schedules that the Company and Virtu each delivered in connection with the merger agreement and certain documents filed with the SEC. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the merger agreement.

        For the foregoing reasons, the representations and warranties, or any descriptions of those provisions, should not be read alone or relied upon as characterizations of the actual state of facts or condition of the Company, Virtu or any of their respective subsidiaries or affiliates. Instead, such provisions or descriptions should be read only in conjunction with the other information provided elsewhere in this document or incorporated by reference into this proxy statement. See "Where You Can Find More Information." The Company will provide additional disclosures in their public reports to the extent they are aware of the existence of any material facts that are required to be disclosed under federal securities laws and that might otherwise contradict the terms and information contained in the merger agreement and will update such disclosure as required by federal securities laws.

Structure of the Merger

        Each of the Company's and Virtu's respective boards of directors has unanimously approved the merger agreement and the merger. Under the merger agreement, Merger Sub, an indirect wholly owned subsidiary of Virtu, will merge with and into the Company, so that the Company will be the surviving entity in the merger and will be an indirect wholly owned subsidiary of Virtu when the merger is completed.

Merger Consideration

        In the merger, each share of Company common stock issued and outstanding immediately prior to the effective time, except for specified shares held by the Company or owned by Virtu or Merger Sub and shares of Company common stock held by Company stockholders who properly exercise dissenters' rights, shall be converted into the right to receive $20.00 in cash without interest.

        At the effective time, all Company common stock will convert into the right to receive the merger consideration, will no longer be outstanding and will automatically be cancelled and will cease to exist, and will thereafter represent only the right to receive the merger consideration to be paid in accordance with the merger agreement.

        The price to be paid for each share of Company common stock in the merger will be adjusted appropriately to reflect the effect of any change in the outstanding shares of Company common stock, including if the Company pays dividends in, splits, combines into a smaller number or issues by reclassification any shares of Company common stock (or undertakes any similar act) prior to the effective time.

        At the effective time, each share of common stock of Merger Sub issued and outstanding immediately prior to the effective time will be converted into one share of common stock of the surviving corporation.

        Shares of Company common stock held by the Company as treasury stock (other than shares in a Company plan (as defined in "The Merger Agreement—Covenants and Agreements")) or owned by Virtu or Merger Sub (other than shares held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties) immediately prior to the effective time of the merger, and shares held by Company stockholders who have properly exercised appraisal rights with respect to their shares, will be cancelled, and no merger consideration will be paid with respect to those shares.

Treatment of Company Equity Awards

        Stock Options:    At the effective time, each outstanding stock option under the Company stock plan will be cancelled and will entitle the holder of such stock option to receive an amount in cash equal to the product of (i) the number of shares of Company common stock subject to such stock option immediately prior to the effective time and (ii) the excess, if any, of (x) the merger consideration of $20.00 per share over (y) the exercise price per share of such stock option, less applicable taxes required to be withheld with respect to such payment. Any stock option that has an exercise price per share that is greater than or equal to the merger consideration of $20.00 per share will be cancelled at the effective time for no consideration or payment.

        SARs:    At the effective time, each outstanding SAR granted under the Company stock plan will be cancelled and will entitle the holder of such SAR to receive an amount in cash equal to the product of (i) the number of shares of Company common stock subject to such SAR immediately prior to the effective time and (ii) the excess of (x) the merger consideration of $20.00 per share over (y) the exercise price per share of such SAR, less applicable taxes required to be withheld with respect to such payment. Because all outstanding SARs have an exercise price per share that is greater than or equal to the merger consideration of $20.00 per share, all SARs will be cancelled at the effective time for no consideration or payment.

        RSUs:    At the effective time, any vesting conditions applicable to each outstanding RSU under the Company stock plan, whether vested or unvested, will be cancelled and will entitle the holder of such RSU to receive an amount in cash equal to the product of (x) the number of shares of Company common stock subject to such RSU immediately prior to the effective time and (y) the merger consideration of $20.00 per share, less applicable taxes required to be withheld with respect to such payment.

Treatment of Company Warrants

        Each of the Company's Class A warrants to purchase shares of the Company common stock for a purchase price per share of $11.70, the Company's Class B warrants to purchase shares of the Company common stock for a purchase price per share of $13.16, the Company's Class C warrants to purchase shares of the Company common stock for a purchase price per share of $14.63 issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive an amount in cash equal to the product of (A) the total number of shares of Company common stock subject to such Company warrant and (B) the excess, if any, of the merger consideration over the then-current exercise price per share of Company common stock (without giving effect to any of the transactions contemplated by the merger agreement) previously subject to such Company warrant, less applicable taxes required to be withheld with respect to such payment (such amount being referred to as the "warrant consideration").

Closing and Effective Time

        The merger will be completed only if all conditions to the merger discussed in this proxy statement and set forth in the merger agreement are either satisfied or waived. See "—Conditions to Complete the Merger."

        The merger will become effective as set forth in the certificate of merger to be filed with the Secretary of State of the State of Delaware. The closing of the transactions contemplated by the merger agreement will occur on the later of (i) the fifth business day following the first day on which there is satisfaction or waiver of all of the conditions set forth in the merger agreement and (ii) the earlier of (A) a date during the marketing period selected by Virtu on one business day's notice to the Company and (B) the fifth business day following the final day of the marketing period, in each case unless changed by mutual agreement of the parties. It currently is anticipated that the completion of the merger will occur in the third quarter of 2017 subject to the receipt of stockholder and required governmental approvals and the satisfaction of other closing conditions, but neither the Company nor Virtu can guarantee when or if the merger will be completed.

        As used herein, "marketing period" means the first period of 17 consecutive business days, throughout and at the end of which Virtu has obtained all necessary information from the Company in connection with the debt financing.

Delivery of Merger Consideration

        At or promptly after the effective time, and in any event within two business days thereafter, Virtu shall deposit, or shall cause to be deposited, with a paying agent selected by Virtu and consented to by the Company (such consent not to be unreasonably withheld), for the benefit of the Company's stockholders, an amount in cash sufficient to pay the aggregate merger consideration, to be paid in exchange for outstanding shares of Company common stock.

        Pursuant to the terms of the merger agreement, the warrant consideration will be paid by the surviving corporation in accordance with the terms of the warrant agreement between the Company and Computershare Shareowner Services LLC, dated July 1, 2013 (which we refer to as the "warrant agreement").

        The conversion of Company common stock into the right to receive the merger consideration will occur automatically at the effective time. After completion of the merger, the paying agent will exchange certificates representing shares of Company common stock for the merger consideration to be received pursuant to the terms of the merger agreement.

        As soon as reasonably practicable after the completion of the merger, and in any event within five business days thereafter, the paying agent will mail to each holder of record of Company common stock immediately prior to the effective time a letter of transmittal and instructions on how to surrender shares of Company common stock in exchange for the merger consideration the holder is entitled to receive under the merger agreement.

        Upon surrender to the paying agent of a certificate or certificates (or affidavit of loss in lieu thereof) or transfer of uncertificated shares to the paying agent, together with a properly completed letter of transmittal, each Company stockholder eligible to receive the merger consideration will be entitled to receive the merger consideration for each share of Company common stock formerly represented by a certificate or for each uncertificated share of Company common stock.

        If a certificate for Company common stock has been lost, stolen or destroyed, the paying agent will issue the merger consideration upon receipt of an affidavit of that fact by the claimant and, if required by the surviving corporation, the posting of a bond in an amount as Virtu may direct as indemnity against any claim that may be made against it with respect to such certificate.

        After completion of the merger, there will be no further transfers on the stock transfer books of the Company of shares of Company common stock that were issued and outstanding immediately prior to the effective time. If, after the effective time, certificates or uncertificated shares are presented to the surviving corporation, they will be cancelled and exchanged for the merger consideration to be paid in consideration therefor in accordance with the procedures set forth in the merger agreement.

Appraisal Rights

        If required by the DGCL, Company stockholders who do not vote in favor of the adoption of the merger agreement and who otherwise comply with the applicable provisions of Section 262 of the DGCL will be entitled to exercise appraisal rights thereunder. Any shares of Company common stock held by a Company stockholder as of the record date who has not voted in favor of the adoption of the merger agreement and who has validly made and not effectively withdrawn a demand for appraisal rights pursuant to Section 262 of the DGCL will not be converted into a right to receive the merger consideration unless such holder fails to perfect, withdraws or otherwise loses such holder's rights under Section 262 of the DGCL, or if a court of competent jurisdiction determines that such holder is not entitled to the relief provided by Section 262 of the DGCL. See "Appraisal Rights."

        Under the merger agreement, the Company must give Virtu (i) prompt notice of any demands for appraisal, withdrawals or attempted withdrawals of such demands, and any other instruments served pursuant to Section 262 of the DGCL and received by the Company relating to Section 262 of the DGCL and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to such notices and demands. The Company may not, except with the prior written consent of Virtu, make any payments with respect to any demands for appraisal or settle, compromise, offer to settle or compromise, or otherwise negotiate any such demands.

        THE PROCESS OF DEMANDING AND EXERCISING APPRAISAL RIGHTS REQUIRES STRICT COMPLIANCE WITH TECHNICAL PREREQUISITES. IF YOU WISH TO EXERCISE YOUR APPRAISAL RIGHTS, YOU SHOULD CONSULT WITH YOUR OWN LEGAL COUNSEL IN CONNECTION WITH COMPLIANCE UNDER SECTION 262 OF THE DGCL, THE FULL TEXT OF WHICH AS OF THE DATE HEREOF IS ATTACHED TO THIS PROXY STATEMENT AS ANNEX D.

Withholding

        Virtu and the paying agent will be entitled to deduct and withhold from the merger consideration the amounts they are required to deduct and withhold under the Code or any provision of state, local or foreign tax law. If any such amounts are withheld and paid over to the appropriate governmental entity, these amounts will be treated for all purposes of the merger agreement as having been paid to the stockholders from whom they were withheld.

Representations and Warranties

        The merger agreement contains representations and warranties of each of the Company and Virtu. The representations and warranties are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement, information contained in certain public filings made by the Company with the SEC and information in the confidential disclosure schedules that the Company and Virtu each delivered in connection with the merger agreement. The representations and warranties in the merger agreement do not survive the effective time.

        Each of the Company and Virtu makes representations and warranties with respect to itself and its business regarding, among other things:

  •
  corporate matters, including due organization and qualification and subsidiaries;

  •
  corporate power and authority to own or lease its properties and assets and carry on its business;

  •
  authority relative to execution and delivery of the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

  •
  required governmental and other regulatory filings and consents and approvals in connection with the merger;

  •
  binding effect of the merger agreement;

  •
  legal proceedings;

  •
  broker's fees payable in connection with the merger; and

  •
  the accuracy of information supplied for inclusion in this proxy statement and other similar documents.

        In addition, certain representations and warranties are made only by the Company, including:

  •
  compliance with applicable laws;

  •
  capitalization;

  •
  compliance of documents filed with (or furnished to) the SEC by the Company with the published rules and regulations of the SEC;

  •
  certain material contracts and the absence of defaults related to such contracts;

  •
  absence of certain changes or events from December 31, 2016 through the date of the merger agreement;

  •
  tax matters;

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  labor relations matters;

  •
  employee and employee benefit plan matters;

  •
  absence of any material undisclosed liabilities;

  •
  intellectual property matters;

  •
  privacy of customer information;

  •
  environmental matters;

  •
  insurance matters;

  •
  disclosure controls and procedures;

  •
  real property;

  •
  the accuracy of information supplied for inclusion in the information statement distributed by Virtu regarding the approval of the equity financing by its stockholders; and

  •
  related party transactions.

        In addition, certain representations and warranties are made only by Virtu and Merger Sub (which we refer to together as the "Acquirer Parties"), including:

  •
  ownership and operations of Merger Sub; and

  •
  financing matters and availability of funds.

        Certain representations and warranties of the Acquirer Parties and the Company are qualified as to knowledge, "materiality," "material adverse effect" or material delay or material impairment of the ability of the Acquirer Parties to consummate the merger and other transactions contemplated by the merger agreement on a timely basis.

        For purposes of the merger agreement, a "material adverse effect" with respect to the Company means any change, effect, event, occurrence, state of facts or development that (i) materially impairs or delays, or would reasonably be expected to materially impair or materially delay the Company's ability to consummate the merger or (ii) has a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries, taken as a whole, excluding the impact of:

  •
  changes in global, national or regional economic or political (including results of elections) conditions (including any outbreak or escalation of hostilities or war or any act of terrorism) or changes in the securities, credit or financial markets;

  •
  changes, after the date of the merger agreement, adversely and generally affecting the industry in which the Company and its subsidiaries operates;

  •
  any failure, in and of itself, by the Company and its subsidiaries to meet any internal or external projections, forecasts or revenue or earnings predictions for any period ending after the date of the merger agreement;

  •
  changes, after the date of the merger agreement, in laws, or interpretations thereof by courts or governmental entities, applicable to the Company and its subsidiaries or any of their respective properties or assets or in U.S. generally accepted accounting principles or applicable accounting regulations;

  •
  public announcement of the transactions contemplated by the merger agreement;

  •
  any action or omission taken pursuant to the express terms of the merger agreement with the express prior written consent of the Acquirer Parties or any action taken by the Acquirer Parties after disclosure to the Acquirer Parties by the Company of all material and relevant facts and information to the knowledge of the Company;

  •
  any hurricane, tornado, flood, earthquake or other natural disaster; or

  •
  any pending, initiated or threatened stockholder litigation against the Company or any of its directors or officers relating to the merger agreement;

except that the first, second and fourth bullet points above will be taken into account to the extent that the effects of such change have a disproportionate impact on the Company and its subsidiaries, taken as a whole, as compared to other for-profit participants in the industry in which the Company and its subsidiaries conduct their businesses.

        For purposes of the merger agreement, a "material adverse effect" with respect to the Acquirer Parties means a material adverse effect on the ability of the Acquirer Parties to timely consummate the transactions contemplated by the merger agreement.

Covenants and Agreements

Conduct of Businesses Prior to the Completion of the Merger

        The Company has agreed to certain restrictions on itself and its subsidiaries, and its and their conduct of business, prior to the completion of the merger (or earlier termination of the merger agreement in accordance with its terms). In general, the Company will, and will cause each of its subsidiaries to, (i) conduct its and its subsidiaries' operations in the ordinary course of business consistent with past practice and (ii) use its reasonable best efforts to preserve intact the business organization of the Company and its subsidiaries and to preserve the goodwill of customers, suppliers and all other persons having business relationships with the Company and its subsidiaries.

        Without limiting the foregoing, prior to the completion of the merger (or earlier termination of the merger agreement in accordance with its terms), the Company has also agreed that, except as otherwise required by the merger agreement or as disclosed in the confidential disclosure schedule delivered by the Company to Virtu at the time of the merger agreement, the Company will not, and will not permit any of its subsidiaries to do any of the following without the prior written consent of Virtu (such consent not to be unreasonably withheld):

  •
  adopt or propose any change in its organizational documents;

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  engage in any material transaction (including capital expenditures) outside of the ordinary course of business that would require expenditures by the surviving corporation, Virtu or any of Virtu's subsidiaries in excess of $5 million per annum or $10 million in the aggregate;

  •
  issue, reissue, sell, grant, pledge or otherwise encumber, or authorize the issuance, reissuance, sale, grant, pledge or other encumbrance of shares of Company capital stock, or securities convertible into capital stock of any class of the Company, or any rights, warrants or options to acquire any convertible securities or capital stock of the Company (other than the issuance of shares of Company capital stock in connection with the exercise of Company equity awards or Company warrants, in each case outstanding as of the date of the merger agreement in accordance with the Company stock plan or the warrant agreement, respectively, in each case as in effect as of the date of the merger agreement);

  •
  (i) increase the compensation or benefits payable or provided to any current or former director, officer, employee or independent contractor, other than any such increases made in the ordinary course of business and consistent with past practice for employees whose total annual compensation does not exceed $300,000, (ii) grant or pay to any current or former director, officer, employee or independent contractor any severance, change in control or termination pay, or modifications thereto or increases therein, other than pursuant to any Company plan (as defined below) as in effect on the date hereof, in accordance with their terms as in effect on such date, (iii) pay any benefit or grant or amend any award (including in respect of stock options, stock appreciation rights, performance units, restricted stock or other stock-based or stock-related awards or the removal or modification of any restrictions in any Company plan or awards made thereunder) except as required to comply with any applicable law or any Company plan as in effect as of the date hereof, (iv) adopt, enter into, amend, modify or terminate any collective bargaining agreement or other labor union contract, (v) take any action to accelerate the vesting or payment of any compensation or benefit (including in respect of Company equity awards) under any Company plan or awards made thereunder or other contract with any current or former director, officer, employee or independent contractor of the Company or any of its subsidiaries, other than as required pursuant to the merger agreement, (vi) amend or terminate any, or enter into or adopt any new, Company plan or any other plan, trust, fund, policy, agreement or arrangement for the benefit of any current or former directors, officers, employees or independent contractors of the Company or any of its subsidiaries, other than in the ordinary course of business consistent with past practice and as would not have a material cost to the Company or its subsidiaries, (vii) hire any employee whose total annual compensation exceeds $300,000, or (viii) waive or materially amend any restrictive covenant entered into by any current or former director, officer, employee or independent contractor of the Company or any of its subsidiaries;

  •
  except in the ordinary course of business consistent with past practice, sell, lease, encumber or otherwise surrender, relinquish, dispose of, transfer, exclusively license, mortgage, pledge or grant any lien on any material assets, properties or rights (including the capital stock of its subsidiaries) except (i) to the extent they are used, retired or replaced in the ordinary course of business or (ii) to the Company or any subsidiary of the Company;

  •
  (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, other than dividends or distributions declared, set aside, paid or made by a direct or indirect subsidiary of the Company to the Company or a subsidiary of the Company, (ii) adjust, split, combine or reclassify any of its capital stock or issue or propose or authorize the issuance of any other securities (including options, warrants, or any similar security exercisable for or convertible into, such other security) in respect of, in lieu of or in substitution for shares of its capital stock or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or the capital stock of any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, except for purchases, redemptions or other acquisitions of capital stock or other securities pursuant to an existing restricted stock purchase agreement with current or former employees and acceptance of shares of Company capital stock as payment for the exercise price of any outstanding Company stock options or for withholding taxes incurred in connection with the exercise of Company stock options or the vesting or settlement of other Company equity awards, in each case outstanding as of the date of the merger agreement;

  •
  make, change or revoke any material tax election, file any material amended tax return, settle or compromise any material claim, action, proceeding or assessment for taxes, change any method of tax accounting, enter into any closing agreement with respect to taxes or make or surrender any material claim for a refund of taxes, in each case except (i) as required by applicable tax law, or (ii) consistent with past practice;

  •
  take any action or omit to take any action or enter into any transaction which, to the knowledge of the Company, prior to taking or omitting to take any such action or prior to entering into any such transaction, has, or would reasonably be expected to have, the effect of materially delaying or otherwise materially impeding or preventing the consummation of the transactions contemplated by the merger agreement;

  •
  except in the ordinary course of business consistent with past practice, (i) modify, amend or terminate any material contract of the Company, (ii) enter into any successor agreement to an expiring material contract that changes the terms of the expiring material contract or (iii) enter into any new agreement that would have been considered a material contract if it were entered into at or prior to the date hereof, in each of cases (i), (ii) and (iii) if the effect of such action would be materially adverse to the Company and its subsidiaries, taken as a whole;

  •
  incur any indebtedness in excess of $5 million in the aggregate or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for or cancel, the indebtedness of any person (other than the Company or any of the Company's subsidiaries), or make or authorize any material loan to any person (in each case other than loans or advances made to the Company or by the Company or any of its subsidiaries), other than indebtedness in replacement of existing indebtedness (provided that such replacement indebtedness shall be prepayable without premium or penalty and shall have a principal amount no greater than the principal amount of the indebtedness it replaces);

  •
  acquire or agree to acquire by merging or consolidating with, or by purchasing all or substantially all the assets of or all or substantially all the outstanding equity interests in, any business or any corporation, partnership, joint venture, limited liability company or other company, association or other business organization;

  •
  change any significant method of accounting or accounting principles or practices by the Company or any of its subsidiaries, except for such changes required by U.S. GAAP or applicable regulatory accounting requirements;

  •
  terminate, cancel, or materially amend or modify any material insurance policies maintained by the Company covering the Company or any of its subsidiaries or their respective properties which is not replaced by a comparable amount of insurance coverage;

  •
  adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries;

  •
  abandon, encumber, convey title (in whole or in part), exclusively license or grant any right or other licenses to material intellectual property owned or exclusively licensed to the Company or any of its subsidiaries, or enter into licenses or agreements that impose material new restrictions upon the Company or any of its subsidiaries with respect to intellectual property owned by any third party, in each case, other than in the ordinary course of business consistent with past practice;

  •
  materially change any of the architecture or infrastructure of the Company's or any of its subsidiaries' network or information technology infrastructure systems or any material component thereof or any other material information technology assets of the Company, other than maintenance or upgrades to any product provided by any existing vendor of the Company or such subsidiary or otherwise in the ordinary course of business consistent with past practice;

  •
  institute, compromise, settle or agree to settle any claims (a) involving amounts in excess of $5 million individually or $15 million in the aggregate or (b) that would impose any material non-monetary obligation on the Company that would continue after the effective time; or

  •
  authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

        For purposes of the merger agreement, "Company plan" means any plan (i) under which any employee or former employee of the Company or any of its subsidiaries or individual or sole proprietorship serving as a consultant or independent contractor to the Company or any of its subsidiaries has any present or future right to benefits and that the Company or any of its subsidiaries sponsors, maintains or contributes or is obligated to contribute, or (ii) with respect to which the Company or any of its subsidiaries has any actual or contingent liability.

        Additionally, prior to the completion of the merger (or earlier termination of the merger agreement), Virtu has agreed that, except as otherwise required by the merger agreement, Virtu will not, and will not permit any of its subsidiaries to, take any action or omit to take any action or enter into any transaction which, to the knowledge of Virtu, has, or would reasonably be expected to have, the effect of materially delaying or otherwise materially impeding or preventing the consummation of the transactions contemplated by the merger agreement.

Regulatory Matters

        Virtu and the Company have agreed to cooperate and use their respective reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all consents, approvals, rulings and authorizations required by law, including of all third parties and governmental entities which are necessary or advisable to consummate the transactions contemplated by the merger agreement and to comply with the terms and conditions of all such permits, consents, approvals, rulings and authorizations of all such third parties and government entities. Without limitation to the foregoing, as soon as practicable and in no event later than 15 days after the date of the merger agreement, the parties agree to prepare and file any applications, notices and filings required to be filed with any regulatory agency in order to obtain the required governmental approvals. All such applications, notices and filings related to required governmental approvals were made on or before the date hereof.

        However, Virtu will not be required to take, and shall not be required to cause its affiliates to take, any action that would result in a material adverse effect on the surviving corporation and the Acquirer Parties on a combined basis after the merger.

        Virtu and the Company have also agreed to furnish each other with all information reasonably necessary or advisable in connection with any statement, filing, notice or application to any governmental entity in connection with the merger, as well as to promptly keep each other apprised of the status of matters related to the completion of the transactions contemplated by the merger agreement.

Employee Benefit Matters

        During the one-year period commencing at the effective time and ending on the first anniversary of the closing, Virtu has agreed to cause the surviving corporation to provide each Company employee who continues to be employed by the surviving corporation after the effective time (which we refer to as a "continuing employee") with (i) (x) base salary or base wage and (y) target annual cash bonus opportunities that are generally made available to similarly situated employees of Virtu or (ii) (x) base salary or base wage and (y) target annual cash bonus opportunities that are substantially comparable to those provided by the Company immediately prior to the effective time and (iii) employee benefits in the aggregate that are either (x) generally made available to similarly situated employees of Virtu or (y) substantially comparable to those provided by the Company immediately prior to the effective time. Virtu will or will cause the surviving corporation to provide to each continuing employee whose employment terminates during the one-year period with severance benefits pursuant to and in accordance with the Company's broad-based severance plan currently in effect, without taking into account any reduction in compensation paid to such continuing employee after the effective time.

        Following the effective time, with respect to any employee benefit plans of Virtu in which any continuing employees become eligible to participate (which we refer to as "new plans"), subject to certain customary exclusions, Virtu will or will cause the surviving corporation to: (i) waive all pre-existing conditions, exclusions, evidence of insurability and waiting periods except to the extent they would apply under the most closely analogous Company benefit plans; (ii) provide credit for any eligible expenses incurred prior to the effective time of the merger under a Company benefit plan in satisfying any applicable deductible, co-payment or out-of-pocket requirements under any new plans; and (iii) recognize all service of continuing employees for all purposes in any new plan to the same extent that such service was taken into account under the most closely analogous Company benefit plan prior to the effective time of the merger, provided that the service recognition shall not apply to the extent it would result in duplication of benefits for the same period of services, for purposes of benefit accrual under any defined benefit pension for purposes of qualifying for subsidized early retirement benefits.

        Prior to the effective time, the Company will take irrevocable action, effective of and contingent upon the closing, to terminate the Company's voluntary deferred compensation, incentive unit and deferred cash plans. Virtu will or will cause the surviving corporation to distribute all balances in such plans to the applicable participants as soon as practicable following the closing through the surviving corporation's payroll.

Director and Officer Indemnification and Insurance

        The merger agreement provides that all rights, existing as of the date of the merger agreement, to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the completion of the merger in favor of the current or former officers, directors or employees of the Company or any of its subsidiaries will continue in full force and effect. The merger agreement also provides that, following completion of the merger, the surviving corporation will indemnify and hold harmless, to the fullest extent permitted by applicable law, all individuals who are, as of the date of the merger agreement and at any time from and after the date of the merger agreement until the completion of the merger, directors or officers of the Company and its subsidiaries (in their capacity as such), against any costs, claims, expenses and liabilities, whether arising before or after the effective time, arising out of the fact that such person is or was a director or officer of the Company or its subsidiaries, and pertaining to matters existing or occurring at or prior to the effective time, and will also advance expenses to such persons, provided that such person provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

        The merger agreement requires the surviving corporation to maintain, for a period of six years after completion of the merger, the Company's existing directors' and officers' liability insurance policy, or policies with a substantially comparable insurer of at least the same coverage and amounts and containing terms and conditions that are no less advantageous to the insured, with respect to claims against present and former officers and directors of the Company and its subsidiaries arising from facts or events that occurred at or prior to the completion of the merger. However, the surviving corporation is not required to spend annually more than 300% of the annual premium by the Company for such insurance for the year ended December 31, 2016 (which we refer to as the "maximum amount"), and if such premiums for such insurance would at any time exceed that amount, then Virtu will maintain policies of insurance which, in its good faith determination, provide the maximum coverage available at an annual premium equal to the maximum amount. If the surviving corporation is unable to obtain the insurance required by the merger agreement, it will obtain as much comparable insurance as possible for the years within such six-year period for an annual premium equal to the maximum amount, in respect of each policy year within such period. In lieu of such insurance, Virtu may direct the Company to obtain at or prior to the effective time a "tail" policy under the Company's existing directors' and officers' insurance policy. If the Company purchases such a "tail" policy, Virtu must maintain the policy in full force and effect and continue to honor its obligations under the policy.

Financing

        Pursuant to the merger agreement, Virtu is required to use its reasonable best efforts to consummate the equity financing and the debt financing. Further, in the event that any portion of the equity financing or the debt financing becomes unavailable, Virtu is required to use its reasonable best efforts to obtain as promptly as practicable alternate equity financing or debt financing, as the case may be, on terms not materially less favorable to Virtu. To the extent Virtu is unable to obtain any amount of alternate equity financing, Virtu is required to draw upon any additional amounts available under the debt financing to cover the shortfall.

        The Company has agreed to use its reasonable best efforts to provide to Virtu such reasonable cooperation that is customary in connection with the arrangement of the debt financing, as reasonably requested by Virtu, including by using its reasonable best efforts to (i) cause members of the Company's senior management and other representatives to be available, upon reasonable advance notice, to participate in a reasonable number of meetings, presentations, drafting sessions and due diligence sessions, (ii) furnish to Virtu as promptly as reasonably practicable information about the Company that the Company has agreed to provide in connection with preparing customary documents in connection with any offering document or marketing materials related to the debt financing, (iii) assist with the preparation of pro forma financial statements, (iv) issue customary representation letters to the Company's independent registered public accounting firm and using reasonable best efforts to obtain, consistent with customary practice, necessary consents to the inclusion of the Company's financial information and reports in connection with any offering document related to the debt financing; (v) provide customary authorization letters to debt financing sources; (vi) provide documentation required by applicable "know your customer" and anti-money laundering laws and regulations; (vii) assist with the preparation and execution of certain contracts for indebtedness, including the definitive agreements in connection with the debt financing; (viii) permit the debt financing sources to evaluate the Company's assets and cash management policies; (ix) take necessary corporate actions to effect the debt financing; (x) obtain customary evidence of authority and deliver other customary ancillary documents in connection with the closing of the debt financing; (xi) allow access to existing lending relationships of the Company and (xii) effect the payoff of the Company's Credit Agreement, dated June 5, 2015, among KCG Americas LLC, the Company, Bank of America, N.A., BMO Harris Bank N.A., and the financial institutions from time to time party thereto, concurrently with the closing of the merger.

        Virtu has agreed to, promptly upon written request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs incurred by the Company or its subsidiaries in connection with such cooperation provided by the Company.

        The obligations of Virtu and Merger Sub to complete the merger are not contingent upon the receipt of the financing.

Certain Additional Covenants

        The merger agreement also contains additional covenants, including, among others, covenants relating to the filing of this proxy statement, obtaining required consents, access to information, exemption from takeover laws, public announcements with respect to the transactions contemplated by the merger agreement, the taking of steps to cause dispositions of Company equity securities pursuant to the transactions contemplated by the merger agreement by directors and officers of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, the delisting of Company common stock, cooperation with respect to stockholder litigation, integration, and employee matters and the taking of steps to satisfy and discharge the notes of the Company issued pursuant to the Indenture, dated March 13, 2015, between the Company and The Bank of New York Mellon, as Trustee.

Stockholder Meeting and Recommendation of the Company Board of Directors

        The Company has agreed to hold a meeting of its stockholders for the purpose of voting upon adoption of the merger agreement and other related matters as soon as reasonably practicable. The Company board has agreed to communicate to its stockholders its recommendation (and include such recommendation in this proxy statement) that they adopt the merger agreement.

        As discussed more fully below, the Company has agreed not to solicit any alternative proposal or offer to merge or acquire 20% or more of the Company. However, if (i) the Company board is presented with an unsolicited bona fide written takeover proposal and, after consultation with its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that such unsolicited bona fide written takeover proposal constitutes or is reasonably likely to result in a superior company proposal (defined below), or (ii) other than in connection with an unsolicited bona fide written takeover proposal, an event, fact, circumstance, development or occurrence that affects the business, assets or operations of the Company or its subsidiaries that is unknown to the Company board as of the date of the merger agreement becomes known to the Company board, and, in each case, the Company board concludes in good faith, following consultation with its outside legal counsel, that failure to make a company adverse recommendation change is reasonably likely to violate its fiduciary duties to the Company stockholders, then it may make a Company adverse recommendation change, provided that:

  •
  the Company gives Virtu at least five business days' prior written notice of its intention to take such action and certain information about the event or circumstances giving rise to its determination to take such action (including (i) in the case of a takeover proposal, the latest material terms and conditions of, and the identity of the third party in any such takeover proposal or any amendment or modification thereof or (ii) in the case of an unknown and not reasonably foreseeable intervening event, the nature of the intervening event); and

  •
  the Company board takes into account any changes to the merger agreement committed to in writing by Virtu (which shall be negotiated in good faith by the Company) that (i) in the event of a superior company proposal, result in a transaction that is no less favorable to the Company stockholders than any superior company proposal in the absence of such changes or (ii) in the event of an unknown and not reasonably foreseeable intervening event, the Company board would no longer be required to make a Company adverse recommendation change (defined below) in order not to be reasonably likely to violate its fiduciary duties to the Company stockholders. In the event Virtu agrees to make such changes to the merger agreement in either case of clause (i) or (ii) above, as applicable, no Company adverse recommendation change will be made.

        Notwithstanding any Company adverse recommendation change (defined below), unless the merger agreement has been terminated in accordance with its terms, the Company is required to convene the special meeting and to submit the merger agreement to a vote of Company stockholders.

        Except as set forth above, the Company board shall not, and shall not resolve or agree to, (i) withdraw or modify in any manner adverse to Virtu, or propose publicly to withdraw or modify in any manner adverse to Virtu, the Company recommendation, (ii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any takeover proposal, (iii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, or allow the Company or any of its subsidiaries to enter into, any letter of intent, agreement in principle, memorandum of understanding, merger agreement, asset or share purchase or share exchange agreement, option agreement or other similar agreement related to any takeover proposal, (iv) enter into any agreement, letter of intent or agreement in principle requiring the Company to abandon, terminate or fail to consummate the merger, (v) fail to recommend against acceptance of any takeover proposal involving a tender offer or exchange offer for Company common stock within 10 business days after the commencement of such offer or (vi) fail to include the Company recommendation in the proxy statement or to re-affirm the Company recommendation within ten (10) business days of a request by Virtu to do so (any of the above a "Company adverse recommendation change").

        The Company may not adjourn, postpone or recess the special meeting without the prior written consent of Virtu and, unless there has been a Company adverse recommendation change, the Company must adjourn or postpone such meeting if there are insufficient shares of Company common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the special meeting, or if on the date of such meeting the Company has not received proxies representing a sufficient number of shares necessary for adoption of the merger agreement (in each case, so long as such meeting is not adjourned, postponed or recessed to a date that is later than January 31, 2018).

Agreement Not to Solicit Other Offers

        The Company has agreed that it will not, and will cause its affiliates and its and their officers, directors or employees, agents, affiliates and representatives not to, directly or indirectly:

  •
  solicit or initiate, or knowingly encourage, induce or facilitate (including by way of providing information) any takeover proposal or any inquiry or proposal that constitutes or may reasonably be expected to result in a takeover proposal;

  •
  participate in any discussions or negotiations with any person regarding, or furnish to any person any information with respect to, or cooperate in any way with any person (whether or not a person making a takeover proposal) with respect to any takeover proposal or any inquiry or proposal that may reasonably be expected to result in a takeover proposal;

  •
  approve or recommend, or propose to approve or recommend, any takeover proposal;

  •
  approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, memorandum of understanding, merger agreement, asset or share purchase or share exchange agreement, option agreement or other similar agreement related to any takeover proposal;

  •
  enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated by, or breach its obligations under, the merger agreement; or

  •
  propose or agree to do any of the foregoing.

        For purposes of the merger agreement, a "takeover proposal" means, other than the transactions contemplated by the merger agreement, any offer or proposal with respect to any (i) merger, consolidation, share exchange, other business combination or similar transaction involving the Company or any of its subsidiaries representing 20% or more of the assets of the Company and its subsidiaries, taken as a whole, (ii) direct or indirect acquisition of more than 20% of the outstanding shares of Company common stock or voting power of the Company, (iii) sale, lease, contribution or other disposition, directly or indirectly (including by way of merger, consolidation, share exchange, other business combination, partnership, joint venture, sale of capital stock of or other equity interests in the Company or any of its subsidiaries or otherwise) of any business or assets of the Company or any of its subsidiaries representing 20% or more of the consolidated revenues, net income or assets of the Company and its subsidiaries, taken as a whole, (iv) issuance, sale or other disposition, directly or indirectly, to any person (or the stockholders of any person) or group of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of the Company, (v) any tender offer or exchange offer as a result of which any person or group shall acquire, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, of 20% or more of the voting power of the Company or (vi) any combination of the foregoing.

        However, in the event that, prior to the adoption of the merger agreement by the Company's stockholders, the Company receives an unsolicited bona fide written takeover proposal, after the date of the merger agreement (which did not result from a breach of the Company's agreement not to solicit other offers) and the Company board concludes in good faith (after consultation with its outside counsel, and with respect to financial matters, its financial advisor) that such takeover proposal constitutes or is reasonably likely to result in a superior company proposal and that failure to make a Company adverse recommendation change is reasonably likely to violate its fiduciary duties to the stockholders under applicable law, the Company may (x) furnish information with respect to the Company and any of its subsidiaries to the third party making such takeover proposal pursuant to a confidentiality agreement with such third party on terms no less favorable to it than the confidentiality agreement between Virtu and the Company and which contains a customary standstill provision, so long as any material non-public information provided under this clause has previously been provided to Virtu or is provided to Virtu substantially concurrently with the time it is provided to such third party, and (y) participate in discussions regarding the terms of such takeover proposal and the negotiation of such terms with the third party making such takeover proposal; provided, that the Company will within 24 hours provide Virtu with any information with respect to the Company and any of its subsidiaries provided to such third party which was not previously provided to Virtu (or its representatives). The Company has agreed that neither it nor any of its subsidiaries will terminate, waive, amend, modify or fail to use reasonable best efforts to enforce any existing standstill, confidentiality or similar obligations owed by any third party to the Company or any of its subsidiaries under any outstanding agreement relating to a potential acquisition of the Company or any material portion of its assets, in each case except to the extent necessary to permit the Company to take an action it is otherwise permitted to take under the merger agreement; provided, that the Company has waived any such standstill obligation to the extent necessary to permit a third party otherwise covered by such standstill to submit a confidential unsolicited bona fide written takeover proposal to the Company board. The Company will within 24 hours advise Virtu orally of the receipt of any takeover proposal and the substance thereof (including the material terms and conditions of and the identity of the person making such takeover proposal), and will keep Virtu informed in all material respects of the status and details of the takeover proposal on a current basis, including any amendments to or revisions of the terms of such inquiry or takeover proposal.

        As used in the merger agreement, "superior company proposal" means a bona fide unsolicited written takeover proposal (substituting "50%" for "20%," in the definition thereof) which the Company board has determined in good faith, after consultation with outside counsel and financial advisors, (i) to be superior to the holders of Company common stock from a financial point of view than (x) the merger (including the merger consideration), taking into account all the terms and conditions of such proposal and the person making the proposal (including all financial, regulatory, legal conditions to consummation and other aspects of such proposal), and (y) the merger agreement (including any changes proposed by Virtu to the terms of the merger agreement), and (ii) is reasonably capable of being consummated on the terms proposed and (iii) for which all requisite cash funds are or will be immediately available or will be committed by identified financing sources at the time of signing a definitive transaction agreement.

Certain Permitted Disclosure

        Nothing in the merger agreement will prevent the Company or the Company board from complying with Rule 14a-9, Rule 14d-9 or Rule 14e-2(a) under the Exchange Act or Item 1012(a) of Regulation M-A under the Exchange Act, or from issuing a "stop, look and listen" statement pending disclosure of its position thereunder or making any legally required disclosure to the Company's stockholders if, in the good faith judgment of the Company, after consultation with its outside legal counsel, the failure to do so would be reasonably likely to result in a violation of its fiduciary duties under applicable law or such disclosure is otherwise required under applicable law.

Conditions to Complete the Merger

        The Acquirer Parties' and the Company's respective obligations to complete the merger are subject to the satisfaction or waiver of the following conditions:

  •
  the adoption of the merger agreement by the Company's stockholders;

  •
  all required governmental approvals shall have been obtained;

  •
  the absence of any order, injunction, ruling, decree or judgment by any court or agency of competent jurisdiction or other legal restraint or prohibition (including the enactment or promulgation of any law, regulation or rule by any governmental authority or stock exchange or other self-regulatory organization with jurisdiction over the Company, Virtu or their respective subsidiaries) prohibits or makes illegal the completion of the merger;

  •
  twenty (20) days must have elapsed since Virtu distributed an information statement regarding the approval of the equity financing by its stockholders;

  •
  the accuracy of the representations and warranties contained in the merger agreement as of the date on which the merger agreement was entered into and as of the date on which the merger is completed, subject to the materiality standards provided in the merger agreement (and the receipt by each party of an officer's certificate from the other party to such effect); and

  •
  the performance by the other party in all material respects of all obligations required to be performed by it under the merger agreement at or prior to the date on which the merger is completed (and the receipt by each party of an officer's certificate from the other party to such effect).

        In addition, the Acquirer Parties will not be obligated to complete the merger if there has been a material adverse effect with respect to the Company since the date of the merger agreement.

        None of the Company, Virtu or Merger Sub can provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party. As of the date of this proxy statement, the Company has no reason to believe that any of these conditions will not be satisfied.

Termination of the Merger Agreement

        The merger agreement can be terminated at any time prior to completion of the merger (whether before or after the adoption of the merger agreement by the Company stockholders (unless otherwise specified below)) in the following circumstances:

  •
  by the mutual written consent of Virtu and the Company;

  •
  by either Virtu or the Company if:

  •
  the merger has not been completed on or before January 31, 2018, except that, if the failure of the merger to be consummated by that date is primarily due to the breach by the party seeking to terminate the merger agreement of any representation, warranty, covenant or agreement contained in the merger agreement, such party shall not be permitted to terminate the merger agreement;

  •
  any injunction permanently restrains, enjoins or prohibits or makes illegal the consummation of the merger, and such injunction becomes effective (and final and nonappealable) or any law becomes enacted, entered, promulgated or enforced by any governmental authority that prohibits or makes illegal consummation of the merger;

  •
  Company stockholders do not approve the merger proposal;

  •
  by the Company, (i) if there has been a material breach of any representation, warranty, covenant or agreement on the part of Virtu or Merger Sub contained in the merger agreement, which breach would give rise to the failure of a condition to the Company's obligation to complete the merger and which is not curable or cured within the earlier of thirty (30) days and January 31, 2018, and (ii) the Company is not then in breach of any representation, warranty, covenant or agreement contained in the merger agreement such that it would give rise to the failure of a condition to Merger Sub's obligation to complete the merger;

  •
  by Virtu, (i) if there has been a material breach of any representation, warranty, covenant or agreement on the part of the Company contained in the merger agreement, which breach would give rise to the failure of a condition to Virtu's obligation to complete the merger and which is not curable or cured within the earlier of thirty (30) days and January 31, 2018, and (ii) Virtu is not then in breach of any representation, warranty, covenant or agreement contained in the merger agreement such that it would give rise to the failure of a condition precedent to the Company's obligation to complete the merger;

  •
  by Virtu if, prior to obtaining the approval of Company stockholders of the merger proposal:

  •
  the Company board fails to recommend to the Company stockholders that they approve the merger proposal, or effects a Company adverse recommendation change; or

  •
  the Company or the Company board has materially breached its obligations with respect to obtaining stockholder approval or not soliciting other offers in a manner adverse to Virtu.

Effect of Termination

        If the merger agreement is terminated, it will become void and have no effect, except that designated provisions of the merger agreement will survive the termination, including those relating to payment of a termination fee, expense reimbursement and the confidential treatment of information.

Termination Fee

        The Company will pay Virtu a termination fee in the amount of $45 million if the merger agreement is terminated in the following circumstances:

  •
  prior to obtaining the approval of Company stockholders of the merger proposal, Virtu terminates the merger agreement because the Company board fails to recommend to the Company stockholders that they approve the merger proposal or effects a Company adverse recommendation change;

  •
  prior to obtaining the approval of Company stockholders of the merger proposal, Virtu terminates the merger agreement because the Company or the Company board has materially breached its obligations with respect to obtaining stockholder approval or not soliciting other offers in a manner adverse to Virtu; and

  •
  prior to the Company stockholder meeting, (i) a Company takeover proposal is publicly made or otherwise communicated in writing to the Company's senior management or the Company board and not expressly withdrawn, and (ii) the merger agreement is terminated because (x) the Company stockholders fail to adopt the merger agreement at the special meeting, (y) a material breach of a representation, warranty, covenant or agreement by the Company results in the failure of a condition to Virtu's obligation to complete the merger and Virtu elects not to complete the merger or (z) the merger is not completed by January 31, 2018 and, in the case of (y) and (z), the approval of Company stockholders of the merger proposal has not been obtained at the time of such termination, and (iii) within 12 months of the termination of the merger agreement, the Company consummates a transaction (or enters into a definitive agreement to do so) with respect to a takeover proposal, provided that, for purposes of the foregoing, all references in the definition of takeover proposal to "20%" will instead refer to "50%".

        The Company will pay Virtu an amount equal to that required to reimburse Virtu and its affiliates for all of their documented out-of-pocket expenses in an amount not to exceed $15 million (and which will be credited against any termination fee owed in the event that Virtu would be entitled to both the termination fee and expense reimbursement) if the merger agreement is terminated by Virtu or the Company because the Company stockholder approval is not obtained at the Company stockholder meeting duly convened.

        Any termination fee that becomes due must be paid by wire transfer of same-day funds (i) under the circumstances described in the first or second bullet above, on the business day immediately following the date of termination of the merger agreement and (ii) under the circumstances described in the third bullet above, on the date of the first to occur of the events described in clause (iii) of that bullet.

        In the event that the termination fee becomes payable and is paid by the Company pursuant to the merger agreement, the termination fee will be Virtu's and Merger Sub's sole and exclusive remedy for monetary damages under the merger agreement.

Other Provisions

Expenses and Fees

        Unless a specific term of the merger agreement provides for a different arrangement, all costs and expenses incurred in connection with the merger agreement will be paid by the party incurring such expense, whether or not the merger is consummated, except that expenses incurred in connection with printing and mailing of this proxy statement and in connection with notices or other filings with any governmental authorities under any laws shall be shared equally by Virtu and the Company.

Amendment, Waiver and Extension of the Merger Agreement

        Subject to compliance with applicable law, the merger agreement may only be amended by an instrument or instruments in writing signed by, in the case of any modification or amendment, each of Virtu, Merger Sub and the Company, provided that any modification or amendment that is adverse in any respect to the financing sources must be consented to in writing by the financing sources, and provided further that after adoption of the merger agreement by the Company stockholders, there may not be, without further approval of such stockholders, any amendment of the merger agreement that requires further approval under applicable law.

Specific Performance

        The parties have agreed in the merger agreement that irreparable damage would occur in the event that any of the provisions of the merger agreement are not performed in accordance with their specific terms or are otherwise breached, and that monetary damages, even if available, would not be an adequate remedy. Accordingly, prior to the valid termination of the merger agreement, each of the parties is entitled to specific performance of the terms of the merger agreement, including an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement (including the obligation to consummate the merger) in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties also waives, in the merger agreement, (i) any defense in any action for specific performance that a remedy of monetary damages would be adequate and (ii) any right to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason.

        Notwithstanding anything to the contrary contained in the merger agreement, to the extent permitted by law, (i) the Company and its affiliates (other than Virtu and Merger Sub) will not commence or prosecute any claim, at law or in equity, against any financing source in connection with the merger agreement, the financing or the merger or the transactions contemplated by the financing, and (ii) no financing source shall be subject to any special, consequential, punitive or indirect damages or damages of a tortious nature.

Governing Law

        The merger agreement is governed by the laws of the State of Delaware, without giving effect to conflicts of laws principles that would cause the application of the law of any other jurisdiction, except that any claim, controversy or dispute of any kind or nature to which a financing source is a party that is in any way related to the merger agreement or any of the transactions contemplated thereby shall be governed by the laws of the State of New York.

No Third-Party Beneficiaries

        The merger agreement is not intended to and does not confer upon any person, other than the parties to the merger agreement and, as to certain provisions, the financing sources, any rights, remedies, obligations or liabilities under or by reason of the merger agreement, other than as described under "—Director and Officer Indemnification and Insurance" and "—Treatment of Company Equity Awards."

VOTING AGREEMENT

        This section describes the material terms of the voting agreement. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the voting agreement, which is attached as Annex B and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the voting agreement that is important to you. This section is not intended to provide you with any factual information about the Company or Virtu. Such information can be found elsewhere in this proxy statement and in the public filings the Company makes with the SEC, as described in "Where You Can Find More Information."

        As a condition and inducement to the willingness of Virtu and Merger Sub to enter into the merger agreement, concurrently with the execution and delivery of the merger agreement, Virtu and Merger Sub entered into a voting agreement with Jefferies, which beneficially owned approximately 23.4% of the outstanding Company common stock as of the record date. The voting agreement requires Jefferies to be present (in person or by proxy) and vote all of the Company common stock that Jefferies is entitled to vote at the special meeting or any other meeting of the Company's stockholders, and at any adjournment thereof, in favor of the adoption of the merger agreement and the approval of the transactions contemplated by the merger agreement, including the merger. Jefferies also agreed to vote all of its Company common stock against any action or agreement that would result in a material breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the merger agreement, or of Jefferies contained in the voting agreement. Jefferies has also agreed to vote all of its Company common stock against any takeover proposal or any proposal relating to any takeover proposal and any other corporate action that would reasonably be expected to impede, interfere with, delay, postpone, adversely affect or prevent the consummation of the transactions contemplated by the merger agreement or the voting agreement, the performance by the Company of its obligations under the merger agreement or the performance by Jefferies of its obligations under the voting agreement, including any (i) extraordinary corporate transaction, such as a merger, consolidation, share exchange or other business combination involving the Company (other than the merger), (ii) a sale, lease or transfer of any material amount of assets of the Company or reorganization, recapitalization or liquidation of the Company or (iii) any change in the present capitalization of the Company or any amendment or other change to the Company's certificate of incorporation or bylaws.

        Jefferies also waived, and agreed not to exercise or assert, any appraisal or similar rights (including under Section 262 of the DGCL) in connection with the merger.

        Jefferies agreed that it will not (i) create or permit any encumbrance (other than certain permitted encumbrances) on its Company common stock, (ii) transfer, sell (including short sell), assign, gift, hedge, pledge, grant a participation interest in, hypothecate or otherwise dispose of, or enter into any derivative arrangement with respect to (collectively, "Transfer"), its Company common stock, (iii) enter into any contract with respect to any Transfer, (iv) grant or permit the grant of any proxy, power-of-attorney or other authorization or consent in or with respect to its Company common stock, (v) deposit or permit the deposit of any of its shares into a voting trust or enter into a voting agreement or arrangement with respect to its Company common stock or (vi) take or permit any other action that would restrict, limit or interfere with the performance of Jefferies' obligations under the voting agreement in any material respect.

        The voting agreement will terminate upon the earlier to occur of (i) the consummation of the merger and (ii) the termination of the merger agreement in accordance with its terms. The voting agreement will remain in force and effect following a Company adverse recommendation change. Jefferies will also have the right to terminate its voting agreement if the terms of the merger agreement are amended to reduce the consideration payable to Jefferies or otherwise materially and adversely impact Jefferies, and Virtu will also have the right to terminate the voting agreement by written notice to Jefferies.

        The foregoing description of the voting agreement is only a summary, and stockholders are urged to read the voting agreement attached as Annex B to this document, which is incorporated herein by reference.

        See "Security Ownership of Certain Beneficial Owners and Management."

 APPRAISAL RIGHTS

        If the merger agreement is adopted by Company stockholders, Company stockholders who do not vote in favor of the merger proposal and who properly demand appraisal of their shares will be entitled to appraisal rights in connection with the merger under Section 262 of the DGCL.

        The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL, which is attached to this proxy statement as Annex D. The following summary does not constitute any legal or other advice nor does it constitute a recommendation that Company stockholders exercise their appraisal rights under Section 262 of the DGCL. Only a holder of record of shares of Company common stock is entitled to demand appraisal rights for the shares registered in that holder's name. A person having a beneficial interest in shares of Company common stock held of record in the name of another person, such as a bank, broker or other holder of record, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights. If you hold your shares of Company common stock through a bank, broker or other holder of record and you wish to exercise appraisal rights, you should consult with the record holder of your shares.

        Under Section 262 of the DGCL, Company stockholders who (i) do not vote in favor of the merger proposal, (ii) are the record holders of such shares on the date on which they make a demand for appraisal and continue to hold such shares through the effective time and (iii) otherwise follow exactly the procedures set forth in Section 262 of the DGCL will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the "fair value" of such shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest to be paid upon the amount determined to be fair value, if any (subject to proportionate reduction for any consideration paid to such stockholders prior to such determination), as determined by the Delaware Court of Chancery. For further information, see "Appraisal Rights—Determination of Fair Value."

        Under Section 262 of the DGCL, where a merger agreement is to be submitted for adoption at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262 of the DGCL. This proxy statement constitutes the Company's notice to its stockholders that appraisal rights are available in connection with the merger, and the full text of Section 262 of the DGCL is attached to this proxy statement as Annex D. In connection with the merger, any Company stockholder who wishes to exercise appraisal rights, or who wishes to preserve such holder's right to do so, should review Annex D carefully.

        Failure to strictly comply with the requirements of Section 262 of the DGCL in a timely and proper manner will result in the loss of appraisal rights under the DGCL. A stockholder who loses its, his or her appraisal rights will be entitled to receive the merger consideration described in the merger agreement. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of Company common stock, the Company believes that, if a stockholder considers exercising such rights, such stockholder should seek the advice of legal counsel.

        Stockholders wishing to exercise the right to seek an appraisal of their shares of Company common stock must do ALL of the following:

  •
  the stockholder must not vote in favor of the merger proposal. Because a proxy that is signed and submitted but does not otherwise contain voting instructions will, unless revoked, be voted in favor of the adoption of the merger agreement, a Company stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the proposal to adopt the merger agreement, abstain or not vote its shares;

  •
  the stockholder must deliver to the Company a written demand for appraisal before the vote on the merger proposal at the special meeting;

  •
  the stockholder must continuously hold the shares from the date of making the demand through the effective time. A stockholder will lose appraisal rights if the stockholder transfers the shares before the effective time; and

  •
  the stockholder or the surviving corporation must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares within 120 days after the effective time. If no party files such petition for appraisal within 120 days after the effective time, then the stockholder will lose its right to an appraisal of its shares of Company common stock. The surviving corporation is under no obligation to file any petition and has no intention of doing so.

Filing Written Demand

        Any Company stockholder wishing to exercise appraisal rights must deliver to the Company, before the vote on the adoption of the merger agreement at the special meeting at which the merger proposal will be submitted to the Company stockholders, a written demand for the appraisal of the stockholder's shares, and that stockholder must not submit a blank proxy or vote in favor of the merger proposal. A Company stockholder wishing to exercise appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the effective time. A Company stockholder must not submit a blank proxy or vote in favor of the merger proposal. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the merger proposal, and it will constitute a waiver of the Company stockholder's right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a Company stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the merger proposal or abstain from voting on the merger proposal. Neither voting against the merger proposal nor abstaining from voting on the merger proposal will, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any proxy or vote on the merger proposal. A proxy or vote against the merger proposal will not constitute a demand. A stockholder's failure to make the written demand prior to the taking of the vote on the merger proposal at the special meeting will constitute a waiver of appraisal rights.

        Only a holder of record of shares of Company common stock is entitled to demand appraisal rights for the shares registered in that holder's name. A demand for appraisal in respect of shares of Company common stock should be executed by or on behalf of the holder of record, and must reasonably inform the Company of the identity of the holder and state that the holder intends thereby to demand appraisal of the holder's shares in connection with the merger. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by or on behalf of the record owner, and if the shares are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners.

        Stockholders who hold their shares in bank or brokerage accounts or other nominee forms, and who wish to exercise appraisal rights, should consult with their banks, brokers and other holders of record, as applicable, to determine the appropriate procedures for such record holder to make a demand for appraisal of those shares. A person having a beneficial interest in shares held of record in the name of another person, such as a bank, broker or other holder of record, must act promptly to cause the record holder to follow properly and in a timely manner the steps necessary to perfect appraisal rights. Shares held through banks, brokerage firms and other financial institutions are frequently deposited with and held of record in the name of a nominee of a central security depository, such as Cede & Co., The Depository Trust Company's nominee. Any beneficial holder of shares desiring to exercise appraisal rights with respect to such shares that are held through a bank, brokerage firm or other financial institution is responsible for ensuring that the demand for appraisal is made by the record holder. The stockholder should instruct such bank, brokerage firm or other financial institution that the demand for appraisal must be made by the record holder of the shares, which might be the name of a central security depositary if the shares have been so deposited.

        A record owner, such as a bank or broker, who holds shares of Company common stock as a nominee for others may exercise its, his or her right of appraisal with respect to the shares of Company common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of Company common stock as to which appraisal is sought. Where no number of shares of Company common stock is expressly mentioned, the demand will be presumed to cover all shares of Company common stock held in the name of the record owner.

        All written demands for appraisal pursuant to Section 262 of the DGCL should be mailed or delivered to:

KCG Holdings, Inc.
300 Vesey Street
New York, NY 10282
Telephone: (646) 682-6000
Attn: Corporate Secretary

        Any Company stockholder who has not commenced an appraisal proceeding or joined an appraisal proceeding as a named party may withdraw its, his or her demand for appraisal and accept the merger consideration by delivering to the surviving corporation a written withdrawal of the demand for appraisal within 60 days after the effective time. However, any such attempt to withdraw the demand made more than 60 days after the effective time will require written approval of the surviving corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; however, such dismissal will not affect the right of any stockholder who has not commenced an appraisal proceeding, or joined that proceeding as a named party, to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger within 60 days after the effective time.

Notice by the Surviving Corporation

        If the merger is completed, within 10 days after the effective time, the surviving corporation will notify each Company stockholder who has made a written demand for appraisal pursuant to Section 262 of the DGCL, and who has not voted in favor of the proposal to adopt the merger agreement, that the merger has become effective and the effective date thereof.

Filing a Petition for Appraisal

        Within 120 days after the effective time, but not thereafter, the surviving corporation or any Company stockholder who has complied with Section 262 of the DGCL and is entitled to appraisal rights under Section 262 of the DGCL may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the surviving corporation in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. The surviving corporation is under no obligation, and has no present intention, to file a petition, and holders should not assume that the surviving corporation will file a petition or initiate any negotiations with respect to the fair value of shares of Company common stock. Accordingly, any Company stockholders who desire to have their shares appraised should initiate all necessary action to perfect their appraisal rights in respect of their shares of Company common stock within the time and in the manner prescribed by Section 262 of the DGCL. The failure of a Company stockholder to file such a petition within the period specified in Section 262 of the DGCL could nullify the stockholder's previous written demand for appraisal.

        Within 120 days after the effective time, any Company stockholder who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the merger proposal and with respect to which the Company has received demands for appraisal, and the aggregate number of holders of such shares. The surviving corporation must mail this statement to the requesting stockholder within 10 days after receipt of the written request for such a statement or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later. A beneficial owner of shares held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition seeking appraisal or request from the surviving corporation the foregoing statements. As noted above, however, the demand for appraisal can only be made by a stockholder of record.

        If a petition for an appraisal is duly filed by a Company stockholder and a copy thereof is served upon the surviving corporation, the surviving corporation will then be obligated, within 20 days after such service, to file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the Delaware Court of Chancery, the court is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 of the DGCL and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who demanded appraisal of their shares to submit their stock certificates to the Delaware Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with the direction, the Delaware Court of Chancery may dismiss such stockholder from the proceedings.

Determination of Fair Value

        After determining the Company stockholders entitled to appraisal, the Delaware Court of Chancery will appraise the "fair value" of the shares of Company common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. Unless the court in its discretion determines otherwise for good cause shown, interest from the effective time through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each Company stockholder entitled to appraisal an amount in cash, in which case interest shall accrue after such payment only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court of Chancery, and (2) interest theretofore accrued, unless paid at that time. In Weinberger v. UOP,  Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered, and that "[f]air price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise, and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger." In Cede & Co. v. Technicolor,  Inc., the Delaware Supreme Court stated that such exclusion is a "narrow exclusion [that] does not encompass known elements of value," but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered."

        Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined by the Delaware Court of Chancery could be more than, the same as or less than the consideration they would receive pursuant to the merger if they did not seek appraisal of their shares and that an opinion of an investment banking firm as to the fairness, from a financial point of view, of the consideration payable in a merger is not an opinion as to, and does not in any manner address, fair value under Section 262 of the DGCL. Although the Company believes that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration. Neither the Company nor Virtu anticipates offering more than the merger consideration to any Company stockholder exercising appraisal rights, and each of the Company and Virtu reserves the right to assert, in any appraisal proceeding, that for purposes of Section 262 of the DGCL, the "fair value" of a share of Company common stock is less than the merger consideration. If a petition for appraisal is not timely filed, then the right to an appraisal will cease.

        The costs of the appraisal proceedings may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by a stockholder in connection with an appraisal proceeding, including reasonable attorneys' fees and the fees and expenses of experts, be charged pro-rata against the value of all the shares entitled to be appraised.

        If any stockholder who demands appraisal of shares of Company common stock under Section 262 of the DGCL fails to perfect, or loses or successfully withdraws, such holder's right to appraisal, the stockholder's shares of Company common stock will be deemed to have been converted at the effective time into the right to receive the merger consideration, less applicable withholding taxes. A stockholder will fail to perfect, or effectively lose or withdraw, the holder's right to appraisal if no petition for appraisal is filed within 120 days after the effective time or if the stockholder delivers to the surviving corporation a written withdrawal of the holder's demand for appraisal and an acceptance of the merger consideration in accordance with Section 262 of the DGCL.

        From and after the effective time, no stockholder who has demanded appraisal rights will be entitled to vote such shares of Company common stock for any purpose, or to receive payment of dividends or other distributions on the stock, except dividends or other distributions on the holder's shares of Company common stock, if any, payable to Company stockholders of record as of a time prior to the effective time; however, if no petition for an appraisal is filed, or if the stockholder delivers to the surviving corporation a written withdrawal of the demand for an appraisal and an acceptance of the merger, either within 60 days after the effective time or thereafter with the written approval of the surviving corporation, then the right of such stockholder to an appraisal will cease. Once a petition for appraisal is filed with the Delaware Court of Chancery, however, the appraisal proceeding may not be dismissed as to any stockholder who commenced the proceeding or joined that proceeding as a named party without the approval of the court.

        Failure to comply strictly with all of the procedures set forth in Section 262 of the DGCL will result in the loss of a stockholder's statutory appraisal rights. Consequently, any Company stockholder wishing to exercise appraisal rights is encouraged to consult legal counsel before attempting to exercise those rights. To the extent there are any inconsistencies between the foregoing summary and Section 262 of the DGCL, Section 262 of the DGCL will govern.

ADVISORY VOTE ON MERGER-RELATED COMPENSATION FOR THE
COMPANY'S NAMED EXECUTIVE OFFICERS

        This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for each named executive officer of the Company that is based on or otherwise relates to the merger. This compensation is referred to as "golden parachute" compensation by the applicable SEC disclosure rules, and in this section we use such term to describe the merger-related compensation payable to our named executive officers. The "golden parachute" compensation payable to these individuals is subject to a non-binding, advisory vote of the Company's stockholders, as described below in this section. None of Virtu's named executive officers will receive any compensatory payments or benefits that constitute "golden parachute" compensation within the meaning of Item 402(t) of Regulation S-K.

  •
  The estimated value of the payments and benefits that the Company's named executive officers will receive in connection with the merger is quantified below in accordance with Item 402(t) of Regulation S-K. The estimated values are based on (i) an assumption that the completion of the merger occurs on May 10, 2017 (the latest practicable date determined in accordance with Item 402(t) of Regulation S-K); (ii) a per share merger consideration of $20.00; (iii) salary and target bonus levels as of the date of this proxy statement; (iv) the number of unvested Company equity awards held by the named executive officers as of May 24, 2017, and (v) a qualifying termination of each named executive officer's employment immediately after the completion of the merger (or, for Mr. Allison, a termination of his employment where the Company elects to pay his base salary over a six-month period instead of giving advance notice of such termination).

        Depending on when the merger occurs, certain Company equity awards that are now unvested and included in the table below may vest independent of the merger pursuant to their terms based on continued service with the Company. In addition, the amounts indicated below are estimates based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement, and do not reflect certain compensation actions that may occur before completion of the merger. As a result, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below. All dollar amounts have been rounded to the nearest whole dollar.

Golden Parachute Compensation

	Cash ($)(1)	Equity ($)(2)	Total ($)
Daniel Coleman	7,026,798	4,342,660	11,369,458
Steffen Parratt	1,769,645	1,217,200	2,986,845
Philip Allison	3,225,750	3,780,560	7,006,310
Ryan Primmer	3,526,978	3,651,120	7,178,098
Greg Tusar	3,444,602	3,467,080	6,911,682
Jonathan Ross(3)	—	2,027,600	2,027,600

(1)
Amounts reflect the following payments, all of which are "double trigger" payments that are contingent upon a qualifying termination of the named executive officer: (a) cash non-compete/non-solicit payments (or for Mr. Allison, payment in lieu of notice); (b) an annual incentive for the fiscal year in which the termination occurs, paid in cash and (c) payment in respect of healthcare continuation that would become payable upon a qualifying termination of employment, as follows:

	Non-Compete Payments ($)(a)	Payment in Lieu of Notice ($)(b)	2017 Annual Bonus Payment ($)(c)	Healthcare Continuation Payment ($)(d)
Daniel Coleman	2,000,000	—	5,000,000	26,978
Steffen Parratt	500,000	—	1,250,000	19,645
Philip Allison	—	225,750	3,000,000	—
Ryan Primmer	500,000	—	3,000,000	26,978
Greg Tusar	417,624	—	3,000,000	26,978
Jonathan Ross	—	—	—	—

(a)
Pursuant to the terms of the executives' employment agreements, reflects non-compete payments made in equal monthly installments over a period of six months following the qualifying termination.

(b)
Pursuant to the terms of his employment agreement, reflects payment of Mr. Allison's base salary over a six-month period following his termination if the Company elects to make such payments in lieu of providing advanced notice of such termination. Amount reflected is based on a conversion ratio of GBP to USD of 1.29.

(c)
Reflects the executive's 2017 annual bonus, paid in cash.

(d)
For Messrs. Coleman, Parratt, Primmer and Tusar, reflects the cost of the executive's COBRA health insurance premiums paid by the Company, based on the level of coverage in effect on the date of termination.

  In order to receive the non-compete payments and the healthcare continuation payments, the executive must execute a release of claims in favor of the Company and comply with the terms of the applicable restrictive covenants described above under "The Merger—Interests of Certain Persons in the Merger—Employment Agreements with Executive Officers." In order to receive the 2017 annual bonus payment the executive must execute a release of claims in favor of Virtu, the Company and their respective subsidiaries, as described above under "The Merger—Interests of Certain Persons in the Merger—2017 Fiscal Year Bonus."

(2)
Amounts reflect the "single-trigger" payments that will be made in respect of the following unvested RSUs held by the named executive officers: Mr. Coleman, 217,133 unvested RSUs; Mr. Parratt, 60,860 unvested RSUs; Mr. Allison, 189,028 unvested RSUs; Mr. Primmer, 182,556 unvested RSUs; and Mr. Tusar, 173,354 unvested RSUs.

(3)
Mr. Ross separated from the Company on September 30, 2016 and has been included in the above table in accordance with the requirements of Item 402(t) of Regulation S-K.

Merger-Related Compensation Proposal

        Pursuant to Section 14A of the Exchange Act and Rule 14a-21(c) thereunder, the Company is seeking a non-binding, advisory stockholder approval of the compensation of the Company's named executive officers that is based on or otherwise relates to the merger as disclosed above in this section. The proposal gives the Company's stockholders the opportunity to express their views on the merger-related compensation of the Company's named executive officers.

        Accordingly, the Company is requesting stockholders to adopt the following resolution, on a non-binding, advisory basis:

          "RESOLVED, that the compensation that will or may be paid or become payable to the Company's named executive officers, in connection with the merger, and the agreements or understandings pursuant to which such compensation will or may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in 'Advisory Vote on Merger-Related Compensation for the Company's Named Executive Officers—Golden Parachute Compensation,' are hereby APPROVED."

        Approval of this proposal is not a condition to completion of the merger, and the vote with respect to this proposal is advisory only and will not be binding on the Company or Virtu. If the merger is completed, the merger-related compensation may be paid to the Company's named executive officers to the extent payable in accordance with the terms of the compensation agreements and arrangements even if Company common stockholders fail to approve the advisory vote regarding merger-related compensation.

        The Company board recommends that Company common stockholders vote "FOR" the compensation proposal.

 MARKET PRICE AND DIVIDENDS

        Company common stock is listed for trading on the NYSE under the symbol "KCG." On May 24, 2017, there were 142 holders of record of Company common stock and approximately 12,852 beneficial owners of Company common stock. The table below shows the high and low sales prices of Company common stock, as reported on the NYSE, and the cash dividends declared per share, for the periods indicated.

	KCG Holdings, Inc. Common Stock
	High	Low	Dividend
Fiscal Year 2015
First quarter	$12.99	$11.44	—
Second quarter	13.75	12.16	—
Third quarter	12.52	9.75	—
Fourth quarter	13.12	10.90	—
Fiscal Year 2016
First quarter	12.46	10.03	—
Second quarter	14.34	11.60	—
Third quarter	15.70	12.93	—
Fourth quarter	15.62	12.21	—
Fiscal Year 2017
First quarter	18.71	13.24	—
Second quarter (through May 31, 2017)	19.96	16.76	—

        In the merger, each share of Company common stock issued and outstanding immediately prior to the effective time, except for specified shares held by the Company or owned by Virtu or Merger Sub and shares of Company common stock held by Company stockholders who properly exercise dissenters' rights, shall be converted into the right to receive $20.00 in cash without interest. The merger consideration represents a premium of approximately 12.7% over $17.74, the closing price of Company common stock on the NYSE on April 19, 2017, the last trading day prior to the public announcement of the merger agreement, and a premium of approximately 45.7% over $13.73, the closing price of Company common stock on the NYSE on March 14, 2017, the last trading day prior to the date on which a news organization reported publicly that Virtu had made an offer to purchase the Company.

        On May 31, 2017, the most recent practicable date before this proxy statement was mailed to our stockholders, the closing price for Company common stock on the NYSE was $19.86 per share. We urge you to obtain current market quotations for Company common stock in connection with voting your shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth, as of May 24, 2017, certain information regarding the beneficial ownership of the Company common stock by: (i) each of the Company's named executive officers; (ii) each Company director; (iii) each person who is known to the Company to own beneficially more than 5% of the Company common stock; and (iv) the current executive officers and directors of the Company as a group.

        Such information is based, in part, upon information provided by certain stockholders of the Company. In the case of persons other than the current executive officers and directors of the Company, such information is based on a review of Forms 4, Schedules 13D and 13G filed with the SEC and information provided by the relevant persons. As of May 24, 2017, there were 142 holders of record of Company common stock and approximately 12,852 beneficial holders of Company common stock.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned(2)	Percentage of Shares Beneficially Owned(3)
Named Executive Officers and Directors
Daniel Coleman, Chief Executive Officer(4)	4,126,425	5.8%
Steffen Parratt, Chief Financial Officer	54,019	*
Philip Allison, Chief Executive Officer, KCG Europe Limited	65,662	*
Ryan Primmer, Global Head of Quantitative and Systematic Trading	339,105	*
Jonathan Ross, Former Chief Technology Officer(5)	207,684	*
Greg Tusar, Head of Global Execution Services and Platforms	—	*
Charles E. Haldeman, Jr., Director (Non-Executive Chairman)	349,778	*
Debra J. Chrapaty, Director	12,301	*
Peter R. Fisher, Director	17,500	*
Rene M. Kern, Director	14,178	*
James T. Milde, Director	41,859	*
John C. (Hans) Morris, Director	20,267	*
Alastair Rampell, Director	12,301	*
Daniel F. Schmitt, Director	33,832	*
Laurie M. Shahon, Director(6)	37,242	*
Colin Smith, Director	—	*
Heather E. Tookes, Director	—	*
Adrian Weller, Director	—	*
Five Percent Beneficial Owners
Jefferies LLC(7)	15,935,031	23.4%
Dimensional Fund Advisors LP(8)	4,342,542	6.4%
The Vanguard Group(9)	6,620,978	9.7%
All Current Directors and Executive Officers as a group (20 persons)	5,164,844	7.3%

*
Less than 1% of shares beneficially owned.

(1)
Unless otherwise indicated, the address for each beneficial owner is c/o KCG Holdings, Inc., 300 Vesey Street, New York, NY 10282.

(2)
For purposes of this table, "beneficial ownership" is determined in accordance with Rule 13d-3 under the Exchange Act, pursuant to which a person or group of persons is deemed to have "beneficial ownership" of any shares of Company common stock that such person owns or has the right to acquire within 60 days from the date of this table. As a result, the Company has included

  (i) Company warrants, (ii) presently exercisable stock options and (iii) RSUs vesting within 60 days in the "Number of Shares Beneficially Owned" column.

(3)
Based on 68,055,342 shares of Company common stock (including certain RSUs) outstanding as of May 24, 2017. For purposes of computing the "Percentage of Shares Beneficially Owned" column, any shares of Company common stock that a person does not currently own, but has the right to acquire within 60 days from the date of this table (including Company common stock that may be acquired upon exercise or vesting of Company warrants, stock options and RSUs), are deemed to be outstanding for the purpose of computing the percentage ownership of such person.

(4)
Consists of (i) 1,598,626 shares of Company common stock, (ii) 161,132 Company warrants and (iii) stock options presently exercisable into 2,366,667 shares of Company common stock. Excludes 1,700,000 vested SARs that are exercisable into shares of Company common stock equal to (A) the number of SARs exercised, multiplied by the amount by which the fair market value of the Company common stock on the exercise date exceeds the exercise price of $22.50, divided by (B) the fair market value of the Company common stock on the exercise date. The Company common stock is being converted into the right to receive the merger consideration, which is $20.00 per share.

(5)
Mr. Ross resigned from employment with the Company, effective as of September 30, 2016.

(6)
Consists of (i) 32,242 shares of Company common stock and (ii) stock options presently exercisable into 5,000 shares of Company common stock.

(7)
Includes 15,935,031 shares of Company common stock held by Jefferies, which may also be deemed to be beneficially owned by Jefferies Group LLC, Limestone Merger Sub, LLC and Leucadia National Corporation, each an affiliate of Jefferies. The address for the Jefferies entities is 520 Madison Avenue, New York, New York 10022. This information is based on the Schedule 13D filed by Jefferies, Jefferies Group LLC, Limestone Merger Sub, LLC and Leucadia National Corporation on April 20, 2017.

(8)
The address for Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, Texas 78746. Information is based on the Schedule 13G filed by Dimensional Fund Advisors LP on February 9, 2017.

(9)
The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355. Information is based on the Schedule 13G filed by The Vanguard Group on April 10, 2017.

 DELISTING AND DEREGISTRATION OF COMPANY COMMON STOCK

        Company common stock is currently listed on the NYSE under the symbol "KCG." If the merger is completed, Company common stock will be delisted from the NYSE and deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC on account of Company common stock.

OTHER MATTERS

        The Company does not know of any business to be presented for action at the special meeting other than those items referred to herein. If any other matters properly come before the special meeting or any adjournment thereof, it is intended that the proxies will be voted in respect thereof by and at the discretion of the persons named as proxies on the proxy card.

IMPORTANT NOTICE REGARDING DELIVERY OF SECURITY HOLDER DOCUMENTS

        The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirement for proxy materials with respect to two or more stockholders sharing the same address by delivering a single copy of the proxy materials addressed to all stockholders at that address, unless the affected stockholder has provided contrary instructions to such company or intermediary, as applicable. This process is commonly known as "householding." To conserve resources and reduce expenses, we consolidate materials under these rules when possible.

        Certain brokerage firms, banks or similar entities holding Company common stock for their customers may household notices or proxy materials. Stockholders sharing an address whose shares of our common stock are held in "street name" should contact their broker if they wish to receive separate copies of these materials in the future or if they are receiving multiple copies and wish to receive only one copy per household in the future. The Company will also promptly deliver a separate copy of the notice or proxy materials if you contact us at the following address or telephone number: KCG Holdings, Inc., Investor Relations, 300 Vesey Street, New York, NY 10282, telephone (646) 682-6000.

STOCKHOLDER PROPOSALS

        If the merger is consummated, we will not have public stockholders and there will be no public participation in any future meeting of stockholders. However, if the merger is not consummated, we expect to resume our annual meetings of stockholders and will provide notice of or otherwise publicly disclose the date on which our first such meeting will be held. If we have public stockholders at the time of our 2018 annual meeting, the following deadlines apply to the submission of stockholder proposals.

        Any stockholder who meets the requirements of the proxy rules under the Exchange Act may submit to the Company board proposals to be considered for submission to the stockholders at, and included in the proxy materials for, any future annual meetings we may hold. To be considered for inclusion in the proxy statement for any such future annual meetings, stockholder proposals, submitted in accordance with the SEC's Rule 14a-8, must generally be received by the Company's Corporate Secretary, at the Company's principal office at 300 Vesey Street, New York, NY 10282, at least 120 days before the date of the Company's proxy statement for the previous year's annual meeting. However, where, as here, the Company did not have an annual meeting during the previous year, or the date of the annual meeting has been changed by more than 30 days from the date of the previous year's annual meeting, stockholder proposals must be received by the Company's Corporate Secretary a reasonable amount of time before the Company begins to print and mail its proxy materials in order to be considered for inclusion in the proxy statement for any such future annual meeting.

        The Company bylaws provide an advance notice procedure for a stockholder to properly bring business before an annual meeting or to nominate any person for election to the Company board. To be considered for inclusion in the proxy statement for any such future annual meetings, notice by the stockholder must generally be received by the Company's Corporate Secretary not less than 90 days and not more than 120 days prior to the anniversary of the date of the immediately preceding annual meeting of stockholders. In the event where, as here, the Company did not have an annual meeting during the previous year, or the date of the annual meeting has been changed by more than 30 days from the date of the previous year's annual meeting, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs.

WHERE YOU CAN FIND MORE INFORMATION

        The Company files annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any reports, proxy statements or other information on file at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1 (800) SEC-0330 for further information regarding its public facilities. The Company's SEC filings are available to the public from commercial document retrieval services and also available at the Internet website maintained by the SEC at https://www.sec.gov. You may also retrieve the Company's SEC filings at its Internet website at http://www.kcg.com under the heading "Investors," and then under the heading "SEC Filings." The information contained on our Internet website, or any other Internet site described herein, is not a part of, and is not incorporated or deemed to be incorporated by reference in, this proxy statement.

        Statements contained in this proxy statement, or in any document incorporated by reference in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC's rules allow the Company to "incorporate by reference" information into this proxy statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement from the date those documents are filed, except for any information superseded by information contained directly in this proxy statement. The Company has filed the documents listed below with the SEC under the Exchange Act, and these documents are incorporated herein by reference (other than information in such documents that is furnished and not deemed to be filed):

  •
  Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on February 24, 2017;

  •
  Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, filed with the SEC on May 8, 2017; and

  •
  Current Reports on Form 8-K, filed with the SEC on January 19, 2017, April 21, 2017, April 25, 2017, and May 31, 2017.

        All documents that the Company files pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this proxy statement to the date on which the special meeting is held, including any adjournments or postponements (other than information in such documents that is furnished and not deemed to be filed), shall also be deemed to be incorporated by reference into this proxy statement from the date of filing of those documents.

        You may obtain any of the documents incorporated by reference from the SEC's Internet website described above. Documents incorporated by reference in this proxy statement are also available from the Company without charge, excluding all exhibits unless specifically incorporated by reference in such documents. Stockholders may obtain documents incorporated by reference in this proxy statement by requesting them in writing or by telephone from the Company at the following address:

KCG Holdings, Inc.
300 Vesey Street
New York, NY 10282
Telephone: (646) 682-6000
Attn: Corporate Secretary

        If you would like to request documents, please do so by July 5, 2017 to receive them before the special meeting. If you request any incorporated documents, the Company undertakes to mail them to you by first-class mail, or another equally prompt means, within one business day of receipt of your request.

        You should rely only on the information contained in this proxy statement, including the annexes attached hereto or the information incorporated by reference herein, to vote your Company common stock at the special meeting. The Company has not authorized anyone to provide you with information that differs from that contained in this proxy statement. Therefore, if anyone does give you information of this sort, you should not rely on it. This proxy statement is dated June 1, 2017. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders will not create any implication to the contrary.

        THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING.

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

VIRTU FINANCIAL, INC.,

ORCHESTRA MERGER SUB, INC.

and

KCG HOLDINGS, INC.

Dated as of April 20, 2017

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

        This AGREEMENT AND PLAN OF MERGER, dated as of April 20, 2017 (this "Agreement"), is by and among Virtu Financial, Inc., a Delaware corporation ("Parent"), Orchestra Merger Sub, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Parent ("Merger Sub" and, together with Parent, the "Acquirer Parties"), and KCG Holdings, Inc., a Delaware corporation (the "Company" and together with Parent and Merger Sub, the "Parties" and each, a "Party").

W I T N E S S E T H:

        WHEREAS, the Board of Directors of the Company (the "Company Board"), the Board of Directors of Parent and the Board of Directors of Merger Sub have each unanimously, (i) approved this Agreement and the Merger (as defined herein), on the terms and subject to the conditions of this Agreement, and (ii) determined that the Merger, on the terms and subject to the conditions of this Agreement is advisable and in the best interests of the Company and the Acquirer Parties, respectively, and their respective equityholders;

        WHEREAS, the Company Board has unanimously resolved to, subject to the terms of this Agreement, recommend that the holders of shares of Company Class A Common Stock (as defined herein) adopt this Agreement in accordance with Section 251 of the DGCL;

        WHEREAS, Orchestra Borrower, LLC, as a wholly-owned subsidiary of Parent and the sole stockholder of Merger Sub, as of the date hereof, has delivered a written consent approving this Agreement and the Merger;

        WHEREAS, concurrently with the execution of this Agreement, and as a condition to the willingness of the Acquirer Parties to enter into this Agreement, Jefferies LLC is entering into a Voting Agreement with the Acquirer Parties pursuant to which, among other things, it has agreed to (i) vote its shares of Company Class A Common Stock in favor of adoption of this Agreement and the approval of the Merger and (ii) take other actions in furtherance of the transactions contemplated by this Agreement (as the same may be amended from time to time pursuant to its terms, the "Voting Agreement") on the terms and conditions set forth therein; and

        WHEREAS, the Parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger, in each case as set forth in this Agreement.

        NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

DEFINITIONS

        Section 1.1    Definitions.     As used in this Agreement the following terms have the meanings indicated:

        "Acceptable Confidentiality Agreement" means a confidentiality agreement between the Company and a Person contemplating making a Company Takeover Proposal that contains (i) terms that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement and (ii) a customary standstill provision.

        "Acquirer Disclosure Letter" means the disclosure letter of the Acquirer Parties, dated as of the date of this Agreement, and delivered by Parent to the Company concurrently with the execution of this Agreement.

        "Acquirer SEC Documents" means all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) filed or furnished with the SEC as required by the SEC to be filed by the Acquirer Parties since January 1, 2015, together with any documents filed during such period by the Acquirer Parties to the SEC on a voluntary basis on Current Reports on Form 8-K.

        "Affiliate" means, with respect to any Person, any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such Person. For the avoidance of doubt, neither Jefferies LLC nor any of its Affiliates shall be considered an Affiliate of the Company.

        "Agreement" means this Agreement as the same may be amended, supplemented or modified in accordance with the terms hereof.

        "Anti-Bribery Laws" means (i) the U.S. Foreign Corrupt Practices Act of 1977; (ii) the UK Bribery Act of 2010; and (iii) all other applicable anti-bribery and anti-corruption Laws, in each case, as amended.

        "Antitrust Laws" means the HSR Act and any other United States federal or state or foreign statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

        "Applicable Law" means any Law applicable to any of the Parties or any of their respective Affiliates, directors, officers, employees, properties or assets.

        "Asset" means any asset, property, right, Contract and claim, whether real, personal or mixed, tangible or intangible, of any kind, nature and description, whether accrued, contingent or otherwise, and wheresoever situated and whether or not carried or reflected, or required to be carried or reflected, on the books of any Person.

        "Board of Directors" means the Board of Directors of Parent, Merger Sub, the Company or the Surviving Corporation, as the case may be.

        "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or required by Law or executive order to close.

        "Capitalization Date" means 5:00 p.m., Eastern time, on April 17, 2017.

        "Claim" means any legal, administrative or arbitral claim, suit, litigation, dispute, complaint or proceeding or any governmental or regulatory investigation.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Company Business" means the business of the Company and its Subsidiaries, as conducted as of the date hereof.

        "Company Capital Stock" means, collectively, Company Common Stock and Company Preferred Stock.

        "Company Class A Common Stock" means the Class A Common Stock, par value $0.01 per share, of the Company.

        "Company Class B Common Stock" means the Class B Common Stock, par value $0.01 per share, of the Company.

        "Company Common Stock" means, collectively, the Company Class A Common Stock and the Company Class B Common Stock.

        "Company Credit Agreement" means the Credit Agreement, dated June 5, 2015, among KCG Americas LLC (f/k/a Knight Capital Americas LLC) as borrower, the Company, as guarantor, Bank of

America, N.A., as syndication agent, BMO Harris Bank N.A., as administrative agent, and the financial institutions from time to time party thereto, as lenders.

        "Company Disclosure Letter" means the disclosure letter of the Company, dated as of the date of this Agreement, and delivered by the Company to Parent concurrently with the execution of this Agreement.

        "Company Material Adverse Effect" means any change, effect, event, occurrence, state of facts or development that (1) has a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries taken as a whole; provided, however, that in no event shall any of the following be deemed, either alone or in combination, to constitute, nor shall any of the following be taken into account in determining whether there has been or will be, a Company Material Adverse Effect for purposes of this clause (1): (a) changes in global, national or regional economic or political (including results of elections) conditions (including any outbreak or escalation of hostilities or war or any act of terrorism) or changes in the securities, credit or financial markets; (b) changes after the date hereof adversely and generally affecting the industry in which the Company and its Subsidiaries operates; (c) any failure, in and of itself, by the Company and its Subsidiaries to meet any internal or external projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Company Material Adverse Effect, except to the extent otherwise excluded hereunder); (d) changes after the date hereof in Laws, statutes, rules or regulations of governmental entities, or interpretations thereof by Governmental Authorities, applicable to the Company and its Subsidiaries or any of their respective properties or Assets, or in GAAP or applicable accounting regulations or principles (including applicable regulatory accounting requirements); (e) the public announcement of the transactions contemplated by this Agreement; (f) any action or omission taken pursuant to the express terms of this Agreement, with the express prior written consent of Parent or Merger Sub or any action taken by Parent or Merger Sub after disclosure to Parent and Merger Sub by the Company of all material and relevant facts and information to the Knowledge of the Company; (g) any hurricane, tornado, flood, earthquake or other natural disaster; or (h) any pending, initiated or threatened stockholder litigation against the Company or any of its directors or officers relating to this Agreement; provided, further, that the foregoing clauses (a), (b) or (d) will be taken into account for purposes of determining whether a Company Material Adverse Effect has occurred if and to the extent such change has a disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to other for-profit participants in the industry in which the Company and its Subsidiaries conduct their businesses, or (2) materially impairs or delays, or would reasonably be expected to materially impair or materially delay the Company's ability to consummate the Merger.

        "Company Notes" means the 6.875% Senior Secured Notes due 2020, governed by the Indenture.

        "Company Preferred Stock" means the Company preferred stock, par value $0.01 per share.

        "Company Stock Plan" means the Company Amended and Restated Equity Incentive Plan.

        "Compliant" means, with respect to any Required Information, that (i) such Required Information (other than projections, other forward-looking information and information of a general economic nature, which shall be prepared in good faith based upon assumptions that the Company believes to be reasonable at the time made and are, and continue to be, reasonable at the Closing) does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such Required Information not materially misleading under the circumstances, (ii) such Required Information is compliant in all material respects with all applicable requirements of Regulation S-K and Regulation S-X under the Securities Act (excluding information required by Item 402 and Item 601 of Regulation S-K, information required by Rule 3-09, Rule 3-10 and Rule 3-16 of Regulation S-X, XBRL exhibits and information regarding executive compensation and related party disclosure related to SEC

Release Nos. 33-8732A and 34-54302A) to the extent applicable pursuant to the definition of Required Information, (iii) the Company's auditors have not withdrawn or qualified any audit opinion with respect to any financial statements contained in the Required Information, (iv) any interim quarterly financial statements included in such Required Information have been reviewed by the Company's independent auditors as provided in the procedures specified by the Public Company Accounting Oversight Board in AU 722, (v) the Company's auditors have confirmed they are prepared to issue customary comfort letters, including customary negative assurance comfort with respect to periods following the end of the latest fiscal year or fiscal quarter for which historical financial statements are included in the Offering Documents, upon pricing throughout the Marketing Period and (vi) the financial statements and other financial information (excluding information required by Regulation S-X Rule 3-09, Rule 3-10 and Rule 3-16 and Item 402(b) of Regulation S-K) included in such Required Information are, and remain throughout the Marketing Period, sufficient to permit a registration statement on Form S-1 using such financial statements and financial information to be declared effective by the SEC throughout and on each day during the Marketing Period.

        "Contract" means any agreement, contract, obligation, promise or undertaking, whether written or oral.

        "Contractual Obligation" means, as to any Person, any provision of any security issued by or to such Person or of any agreement, undertaking, Contract, indenture, mortgage, real property lease, real property sublease, real property license, deed of trust or other instrument to which such Person is a Party or by which it or any of its property is bound.

        "Copyrights" means any foreign or U.S. copyright registrations and applications for registration thereof, and any non-registered copyrights.

        "Debt Financing Sources" shall mean the agents, arrangers, lenders and other entities who are not Affiliates of Parent that have committed to provide or arrange or otherwise entered into agreements in connection with all or any part of the Debt Financing or any other financing (other than the Equity Financing) in connection with the transactions contemplated hereby, including the parties to any joinder agreements, commitment letters, engagement letters, credit agreements, loan agreements or indentures relating thereto entered into in connection therewith, together with their respective Affiliates and their and their respective Affiliates' officers, directors, employees, partners, controlling persons, advisors, attorneys, agents and representatives and their respective successors and assigns.

        "DGCL" means the Delaware General Corporation Law.

        "Deferred Cash Plan (2016)" means collectively, the deferred cash awards granted to Company Employees on January 24, 2017 as a component of annual compensation for the 2016 fiscal year.

        "ERISA Affiliate" means any entity that, together with the Company or any of its Subsidiaries, would be treated as a single employer under Section 4001 of ERISA or Section 414 of the Code.

        "Exchange Act" means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

        "Financing Sources" means the Debt Financing Sources and the Equity Financing Sources.

        "FINRA" means the Financial Industry Regulatory Authority.

        "Governmental Authority" means the government of any nation, state, city, locality or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including FINRA, the SEC, the Financial Conduct Authority and the U.S. Commodity Futures Trading Commission, all applicable stock exchanges and any other SROs having jurisdiction over the Company or Parent, any of their Subsidiaries and any Person controlled, through stock or capital ownership or otherwise, by any of the foregoing.

        "Government Official" means an employee, officer, or representative of, or any person otherwise acting in an official capacity for or on behalf of a Governmental Authority, whether elected or appointed, including an officer or employee of a state-owned or state-controlled enterprise, a political party, political party official or employee, candidate for public office, or an officer or employee of a public international organization (such as the World Bank, United Nations, International Monetary Fund, or Organization for Economic Cooperation and Development).

        "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

        "Indebtedness" means, as to any Person, (a) all obligations of such Person for borrowed money (including, reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers' acceptances or similar credit transactions, whether or not matured), (b) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable, accrued commercial or trade liabilities arising in the ordinary course of business (including repurchase agreements, fails to receive and pending trades, open derivative contracts and other payables to clearing organizations, brokers, dealers and customers), accrued compensation and other accrued liabilities (including taxes, legal reserves, asset retirement obligations and property provisions), (c) all capitalized lease obligations of such Person, (d) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person, (e) all obligations of such Person pursuant to securitization or factoring programs or arrangements, (f) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the obligations or property of others or (g) net cash payment obligations of such Person under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination) or (h) all outstanding reimbursement obligations of such Person or any Subsidiary thereof in respect of any amounts actually drawn under any letter of credit and bankers' acceptance or similar credit transaction; provided, that Indebtedness shall not include Trading Indebtedness.

        "Indenture" means the Indenture, dated as of March 13, 2015, between the Company and The Bank of New York Mellon, as trustee and collateral agent, as amended, modified or supplemented in accordance with its terms.

        "Information" means all information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, Contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys, memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, legal, employee or business information or data.

        "Intellectual Property" means any of the following, and all rights therein, as they exist anywhere in the world, whether registered or unregistered: Copyrights, Patents, Trademarks, Trade Secrets, Internet Assets, Software and other similar proprietary rights.

        "Internet Assets" means any Internet domain names, social media accounts and other computer user identifiers and any rights in and to sites on the worldwide web, including rights in and to any text, graphics, audio and video files and html or other code incorporated in such sites.

        "IT Assets" means computers, Software, databases, hardware, servers, workstations, routers, hubs, switches, circuits, networks, data communications lines and all other information technology equipment owned or used by the Company or its Subsidiaries.

        "Knowledge of the Company" means the actual knowledge of the individuals named in Schedule 1.1(a) to the Company Disclosure Letter following reasonable inquiry.

        "Knowledge of Parent" means the actual knowledge of Douglas Cifu, Joseph Molluso, and Justin Waldie following reasonable inquiry.

        "Law" means any federal, state, local, municipal or foreign (including supranational) law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Authority.

        "Liabilities" means any and all losses, obligations, claims, charges, debts, demands, actions, causes of action, suits, damages, fines, penalties, offsets and other liabilities, including all Contractual Obligations, whether absolute or contingent, inchoate or otherwise, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising.

        "Lien" means, whether arising under any Contract or otherwise, any claims, security interests, liens, encumbrances, easements, covenants, encroachments or other survey defects, pledges, mortgages, title retention agreements, hypothecations, rights of others, voting trust agreements, leases, options, rights of first offer, proxies, title defects, and charges or other similar restrictions or limitations of any kind or nature whatsoever.

        "Marketing Period" means the first period of seventeen (17) consecutive Business Days after the date of this Agreement throughout and at the end of which Parent and its Debt Financing Sources shall have obtained the Required Information from the Company and such Required Information is Compliant (collectively, the "Information Condition"); provided, that, if the Company shall in good faith reasonably believe it has provided the Required Information that is Compliant, it may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case the Company shall be deemed to have provided the Required Information on the date specified in such notice and the Marketing Period shall be deemed to have commenced on the date specified in such notice unless Parent in good faith reasonably believes the Company has not completed the delivery of such Required Information or that such Required Information is not Compliant and, within four (4) Business Days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating with specificity which Required Information the Company has not delivered or the reasons why such Required Information is not Compliant), in which case the Marketing Period shall be deemed to have not commenced until the Required Information that is Compliant is delivered to Parent; provided, further, that, notwithstanding anything to the contrary herein, (x) the Marketing Period shall not be deemed to include July 3, 2017 or November 24, 2017, (y) if the Marketing Period were to commence but would not be completed in accordance with its terms on or prior to August 18, 2017, then the Marketing Period shall not commence prior to September 5, 2017 and (z) if the Marketing Period were to commence but would not be completed in accordance with its terms on or prior to December 15, 2017, then the Marketing Period shall not commence prior to January 2, 2018; provided, further, that (A) the Marketing Period shall in no event commence prior to 45 days after the date of this Agreement, (B) the "Marketing Period" shall not commence or be deemed to have commenced if, prior to the completion of such seventeen (17) consecutive Business Day period, (i) the Company's independent accountants shall have withdrawn or qualified their audit opinions with respect to any year-end audited financial statements set forth in the Required Information (in which case the Marketing Period shall not be deemed to commence unless and until, at the earliest, a new unqualified audit opinion is issued with respect to the such financial statements for the applicable periods by the applicable independent public accounting firm or another independent public accounting firm reasonably acceptable to Parent), (ii) the financial statements or any other information included in the Required Information fail at any time during the Marketing Period to be Compliant and in accordance with the requirements of the definition of Required Information (in which case the Marketing Period shall not be deemed to commence until the receipt by Parent of updated Required Information that would be Compliant and in accordance with the requirements of the Required Information) or (iii) the Company or any of its Subsidiaries shall have publicly announced any intention to, or determines that it must, restate any historical financial statements or other financial information included in the Required Information or that any such restatement is under consideration or may be a possibility (in which case the Marketing Period shall be deemed not to commence, at the earliest, unless and until such restatement has been completed and the Required Information has been amended and updated or the Company has determined that no restatement shall be required), and (C) if such Required Information relates to the quarterly financial information of the Company with respect to any fiscal quarter and is provided to Parent prior to forty-five (45) days following the end of such fiscal quarter (or ninety (90) days following the end of the fourth fiscal quarter of any fiscal year), then for the purposes of the Information Condition, such Required Information shall be deemed to have been delivered on the forty-fifth (45th) day following such fiscal quarter (or ninetieth (90th) day following the end of the fourth fiscal quarter of any fiscal year).

        "Merger Sub Common Stock" means the common stock, par value $0.01 per share, of Merger Sub.

        "NYSE" means the New York Stock Exchange.

        "Parent Equity Securities" means the capital stock of Parent.

        "Patents" means any foreign or U.S. patents and patent applications and other patent rights, including any divisions, continuations, continuations-in-part, substitutions or reissues thereof, whether or not patents are issued on such applications and whether or not such applications are modified, withdrawn or resubmitted.

        "Permitted Lien" means, with respect to such Person, any (i) Lien for Taxes not yet due and payable, or the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (ii) encumbrance or imperfection of title, if any, that is not, individually or in the aggregate, material in amount or does not, individually or in the aggregate, materially detract from the value, marketability or utility of the properties to which it relates and does not materially interfere with the present or proposed use of such properties or otherwise materially impair the operation or occupancy of such properties, (iii) Lien imposed or promulgated by Laws with respect to real property and improvements, including zoning, planning, entitlement and other land use and environmental regulations promulgated by Governmental Authorities, (iv) mechanics', carriers', workmen's, repairmen's and similar statutory or common law Liens incurred in the ordinary course of business for amounts not yet due and payable, or the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (v) title of a lessor under a capital or operating lease, (vi) pledges or deposits by such Person or any of its Subsidiaries under workmen's compensation Laws, unemployment insurance Laws, social security Laws or similar legislation, or good faith deposits in connection with bids, tenders, Contracts (other than for the payment of indebtedness) or leases to which such entity is a party, or deposits to secure public or statutory obligations of such entity or to secure surety or appeal bonds to which such entity is a party, or deposits as security for contested Taxes, in each case incurred or made in the ordinary course of business, (vii) non-exclusive licenses of Intellectual Property or licenses to Software granted to third parties in the ordinary course of business by such Person or any of its Subsidiaries, (viii) Liens discharged at or prior to the Effective Time other than, with respect to this clause (viii), Liens arising under the Company Credit Agreement or the Indenture and (ix) other Liens that do not materially detract from the value of the asset to which they attach and do not impair materially the use of the assets to which they relate in the conduct of the business of the Company and its Subsidiaries, as presently conducted.

        "Person" means any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

        "Plan" means any pension, profit-sharing, savings, retirement, employment, collective bargaining, consulting, severance, termination, executive compensation, incentive compensation, deferred compensation, bonus, stock purchase, stock option, phantom stock or other equity-based compensation, change-in-control, retention, salary continuation, vacation or sick pay policy, disability, death benefit, group insurance, hospitalization, medical, dental, life (including all individual life insurance policies as to which the Company or any of its Subsidiaries is the owner, the beneficiary or both), Code Section 125 "cafeteria" or "flexible" benefit, employee loan, educational assistance or fringe benefit plan, program, policy, practice, agreement or arrangement, whether written or oral, formal or informal, including each "employee benefit plan" (within the meaning of Section 3(3) of ERISA) and any other employee benefit plan, program, policy, practice, agreement or arrangement, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise).

        "Required Governmental Approvals" means all consents or approvals required from any Governmental Authority, stock exchange or SRO listed on Schedule 1.1(b) of the Company Disclosure Letter.

        "Required Information" means (a) audited consolidated statements of operations, changes in equity and cash flows and audited consolidated statements of financial condition, in each case, for the Company and accompanied by an opinion issued by an independent registered public accounting firm, that are required by the Debt Commitment Letters and that are Compliant, (b) other information regarding the Company and its Subsidiaries of the type and form customarily included in private placements of debt securities under Rule 144A of the Securities Act to consummate the offering(s) of debt securities contemplated by the Debt Financing (it being understood such information may exclude information required by Item 402 and Item 601 of Regulation S-K, Rule 3-09, Rule 3-10 and Rule 3-16 of Regulation S-X, XBRL exhibits and information regarding executive compensation and related party disclosure related to SEC Release Nos. 33-8732A and 34-54302A and other information not customarily provided in an offering memorandum for a Rule 144A offering), (c) other financial information regarding the Company and its Subsidiaries reasonably necessary to assist Parent in preparing pro forma financial statements (to the extent such information is reasonably available without undue effort or expense), it being understood that the Company need only assist in the preparation thereof, but shall not be required to prepare independently any separate pro forma financial statements and (d) other information regarding the Company and its Subsidiaries as required by the Debt Commitment Letters, including what is customarily included in a confidential information memorandum for the arrangement and marketing of loans contemplated by the Debt Financing or (e) other information as otherwise reasonably necessary in order to assist in receiving customary "comfort" (including as to "negative assurance" and change period comfort) from the Company's independent accountants which "comfort" letters such accountants shall have confirmed they are prepared to issue) in connection with the offering(s) of debt securities and the syndication of the credit facility contemplated by the Debt Financing.

        "Requirements of Law" means, as to any Person, any Law, statute, treaty, rule, regulation, right, privilege, qualification, license or franchise, any other Governmental Authority, stock exchange or SRO, in each case applicable or binding upon such Person or any of its property or to which such Person or any of its property is subject or pertaining to any or all of the transactions contemplated or referred to herein.

        "SEC" means the U.S. Securities and Exchange Commission.

        "Securities Act" means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

        "Software" means any computer software programs, source code, object code, algorithms, models, data and documentation, including any computer software programs that incorporate and run Parent's pricing models, formulae and algorithms.

        "SRO" shall mean any domestic or foreign securities, broker-dealer, investment adviser and insurance industry self-regulatory organization.

        "Subsidiary" of any Person means, as of the relevant date of determination, any other Person of which 50% or more of the voting power of the outstanding voting equity securities or 50% or more of the outstanding economic equity interest is owned, directly or indirectly, by such first Person, except that for all purposes of this Agreement, NLN Holdings LLC or any of its Subsidiaries shall not be considered Subsidiaries of the Company.

        "Taxes" means (a) any and all taxes, duties, fees, excises, premiums, assessments, imposts, levies and other charges or assessments of any kind whatsoever imposed by any Governmental Entity, whether computed on a separate, consolidated, unitary, combined or other basis, including those levied on, or measured by, or described with respect to, income, gross receipts, profits, gains, windfalls, capital, capital stock, production, recapture, transfer, land transfer, license, gift, occupation, wealth, environment, accumulated earnings, personal holding company, net worth, net wealth, indebtedness, surplus, sales, goods and services, harmonized sales, use, value-added, excise, special assessment, alternative or add-on, stamp, withholding, business, franchising, real or personal property, health, employee health, payroll, workers' compensation, employment or unemployment, severance, social services, social security, education, utility, surtaxes, escheat, customs, import or export, and including all license and registration fees; (b) all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Entity on or in respect of amounts of the type described in clause (a) or this clause (b); (c) any liability for the payment of any amounts of the type described in clause (a) or (b) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period; and (d) any liability for the payment of any amounts of the type described in clause (a) or (b) as a result of any express or implied obligation to indemnify any other Person or as a result of being a transferee or successor in interest to any party.

        "Tax Return" means any and all returns, reports, claims for refund, disclosures, declarations, elections, notices, forms, designations, filings, and statements (including estimated tax returns and reports, withholding tax returns and reports, and information returns and reports), and amendments thereto, filed or required to be filed in respect of Taxes, including any schedule or attachment thereto or amendment thereof.

        "Trade Secrets" means any trade secrets, research records, business methods, rights in Information, processes, procedures, manufacturing formulae, technical know-how, technology, blue prints, designs, plans, inventions (whether or not patentable and whether or not reduced to practice), invention disclosures and improvements thereto.

        "Trademarks" means any foreign or U.S. trademarks, service marks, trade dress, trade names, brand names, designs and logos, corporate names, product or service identifiers, whether registered or unregistered, and all registrations and applications for registration thereof, and all goodwill related thereto.

        "Trading Indebtedness" means, with respect to any Person any margin facility or other margin-related indebtedness of such Person for borrowed money or any other such indebtedness incurred exclusively to finance the securities, derivatives, commodities or futures trading positions and related assets and liabilities of such Person and its Subsidiaries, including collateralized loan, any obligations under any securities lending and/or borrowing facility and any day loans and overnight loans with settlement banks and prime brokers to finance securities, derivatives, commodities or futures trading positions and margin loans, including any unsecured guarantee by such Person or any of its Subsidiaries

(excluding a broker dealer Subsidiary guarantee of such indebtedness of a non-broker dealer Subsidiary (other than any of its Subsidiaries that are consolidated with it for regulatory capital purposes)).

        "Transaction Documents" means, collectively, this Agreement, the Voting Agreement and the Commitment Letters.

        "U.S. GAAP" means U.S. generally accepted accounting principles in effect from time to time.

        "Warrant Agreement" means the Warrant Agreement, dated as of July 1, 2013, between KCG Holdings, Inc. and Computershare Shareowner Services LLC, as warrant agent.

        "Willful Breach" means, with respect to any representation, warranty, agreement or covenant set forth in this Agreement, an intentional action or omission by a party that both (a) causes such party to be in breach of such representation, warranty, agreement or covenant and (b) such party knows at the time of such intentional action or omission is or would constitute a breach, or would reasonably be expected to result in a breach, of such representation, warranty, agreement or covenant; provided that, notwithstanding the foregoing, the failure of a Party to consummate the Merger when the relevant conditions to the Merger set forth in Article VIII of this Agreement have been satisfied and such party is obligated to effectuate the Closing pursuant to Section 2.2 will, in and of itself, constitute a Willful Breach.

        Section 1.2    Other Capitalized Terms.     The following terms shall have the meanings specified in the indicated section of this Agreement:

Term	Section
14C Information Statement	7.1(e)
Acquirer Material Adverse Effect	5.1
Acquirer Parties	Preamble
Acquisition Agreement	7.4(a)
Action	10.7(d)
Agreement	Preamble
Certificate of Merger	2.3
Certificates	3.4(a)
Class A Warrants	4.7(a)
Class B Warrants	4.7(a)
Closing	2.2
Closing Date	2.2
Commitment Letters	5.8(a)
Company	Preamble
Company Adverse Recommendation Change	7.4(c)
Company Board	Recitals
Company Board Recommendation	7.1(d)
Company Employees	7.15(a)
Company Equity Awards	3.3(d)
Company Indemnified Parties	7.7(a)
Company Intellectual Property	4.15(a)
Company IP Licenses	4.9(a)(ix)
Company Lease	4.22(b)
Company Leased Facility	4.22(b)
Company Material Contract	4.9(a)
Company Material Contracts	4.9(a)
Company Material Employment Arrangement	4.9(b)
Company Notice of Recommendation Change	7.4(d)

Term	Section
Company Plans	4.13(a)
Company Privacy Policy	4.16
Company SEC Documents	4.8
Company Securities	4.7(b)
Company Software	4.15(d)
Company Stock Option	3.3(a)
Company Stockholder Approval	4.2
Company Stockholder Meeting	7.1(a)
Company Stockholders	7.1(a)
Company Takeover Proposal	7.4(h)
Company Termination Fee	9.3(b)
Company Warrants	4.7(a)
Company Year-End Balance Sheet	1.1(b)
Confidentiality Agreement	7.3(b)
Customer Information	4.16
Debt Commitment Letters	5.8(a)
Debt Financing	5.8(a)
Dissenting Shares	3.7
Effective Time	2.3
Equity Commitment Letters	5.8(b)
Equity Financing	5.8(a)
Equity Financing Sources	5.8(a)
Expenses	10.10
Financing	5.8(a)
FCA	4.3
FLSA	4.12(c)
GPL	4.15(d)
Injunction	8.1(c)
Intervening Event	7.4(d)
Investment Agreements	5.8(a)
Losses	7.7(a)
Maximum Amount	7.7(c)
Merger	2.1
Merger Consideration	3.1(a)(i)
Merger Sub	Preamble
Money Laundering Laws	4.6(h)
Non-Recourse Party	10.11
Non-U.S. Company Plan	4.13(k)
OFAC	4.6(g)
Offering Documents	7.11(d)
Option Consideration	3.3(a)
Order	4.2
Outside Date	9.1(b)(i)
Owned Software	4.15(d)
Parent	Preamble
Parties	Preamble
Party	Preamble
Paying Agent	3.4(a)
Permits	4.6(b)
Proxy Statement	7.1(a)

Term	Section
Recommendation Change Notice Period	7.4(d)
Refinancing	5.8(a)
Representatives	7.4(a)
RSUs	3.3(c)
Sarbanes-Oxley Act	4.8
Superior Company Proposal	7.4(h)
Surviving Charter	2.4
Surviving Corporation	2.1
Surviving Organizational Documents	2.4
Temasek Investment Agreement	5.8(a)
Union	4.12(b)
Uncertificated Shares	3.4(a)
Voting Agreement	Recitals
Warrant Consideration	3.1(a)(ii)

        Section 1.3    Other Definitions.     Wherever required by the context of this Agreement, the singular shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa, and references to any agreement, document or instrument shall be deemed to refer to such agreement, document or instrument as amended, supplemented or modified from time to time. When used herein:

          (a)   the word "or" is not exclusive unless the context clearly requires otherwise;

          (b)   the word "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, means the direct or indirect possession of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by Contract or otherwise;

          (c)   the words "including," "includes," "included" and "include" are deemed to be followed by the words "without limitation";

          (d)   the terms "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision; and

          (e)   all section, paragraph or clause references not attributed to a particular document shall be references to such parts of this Agreement, and all exhibit, annex and schedule references not attributed to a particular document shall be references to such exhibits, annexes and schedules to this Agreement.

        Section 1.4    Absence of Presumption.     This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

        Section 1.5    Headings.     The section and article headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement. All references to Sections, Articles or Schedules contained herein mean Sections, Articles or Schedules of this Agreement unless otherwise stated.

ARTICLE II

THE MERGER

        Section 2.1    The Merger.     Upon the terms and subject to the conditions set forth in this Agreement at the Effective Time, Merger Sub shall merge with and into the Company (the "Merger"), and the separate existence of Merger Sub shall cease. The Company shall continue as the surviving entity in the Merger (the "Surviving Corporation") and shall continue its existence under the Laws of the State of Delaware, with all its rights, privileges, immunities, powers and franchises. The Merger shall have the effects set forth in the DGCL.

        Section 2.2    Closing.     The closing of the Merger (the "Closing") shall take place in the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York, at 10:00 a.m., New York City time (x) on the later of (i) the fifth (5th) Business Day following the first day on which there is satisfaction or waiver in writing of all of the conditions to the obligations of the parties set forth in Article VIII (other than those conditions that, by their nature, are to be satisfied only at the Closing, but subject to the waiver or fulfillment of those conditions), and (ii) the earlier of (A) a date during the Marketing Period to be specified by Parent on no fewer than one (1) Business Day's notice to the Company, and (B) the fifth (5th) Business Day following the final day of the Marketing Period (subject, in the case of each of subclauses (A) and (B) of this clause (ii), to the satisfaction or waiver in writing of all of the conditions set forth in Article VIII as of the date determined pursuant to this Section 2.2 (other than those conditions that, by their nature, are to be satisfied only at the Closing, but subject to the waiver or fulfillment of those conditions)), or (y) at such other time and date or at such other place as Parent and the Company may mutually agree upon in writing (the day on which the Closing takes place being the "Closing Date").

        Section 2.3    Effective Time.     As soon as practicable following the satisfaction or waiver of the conditions set forth in Article VIII, on the Closing Date, Merger Sub and the Company shall duly execute and file a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware in accordance with, and shall make all other filings or recording and take all such other action required with respect to, the Merger under relevant provisions of the DGCL. The Merger will become effective when the Certificate of Merger is filed in the office of the Secretary of State of the State of Delaware or at such later date or time as Parent and the Company specify in the Certificate of Merger (the time the Merger becomes effective being the "Effective Time").

        Section 2.4    Constituent Documents of the Surviving Corporation.

          (a)   At the Effective Time and without any further action on the part of the Company and Merger Sub, the certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be amended and restated as of the Effective Time to be in the form of the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time (except that (a) all references to the name, date of incorporation, registered office and registered agent of Merger Sub therein may be changed to refer to the name, date of incorporation, registered office and registered agent, respectively, of the Company and (b) any references naming the incorporator(s), original board of directors or original subscribers for shares of Merger Sub may be omitted) and, as so amended and restated, will be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance its terms and Applicable Law (but subject to Section 7.7).

          (b)   As of the Effective Time, the by-laws of the Company shall be amended and restated to be in the form of the by-laws of Merger Sub as in effect immediately prior to the Effective Time and, as so amended and restated, will be the by-laws of the Surviving Corporation until thereafter amended in accordance with its terms, the certificate of incorporation of the Surviving Corporation and applicable Law (but subject to Section 7.7).

        Section 2.5    Directors and Officers.

          (a)   The members of the Board of Directors of Merger Sub immediately prior to the Effective Time shall be the members of the Board of Directors of the Surviving Corporation as of the Effective Time, each to hold office in accordance with the Surviving Organizational Documents, until their respective successors are duly appointed, or their earlier death, resignation or removal.

          (b)   The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation as of the Effective Time, each to hold office in accordance with the Surviving Organizational Documents, until their respective successors are duly appointed, or their earlier death, resignation or removal.

ARTICLE III

MERGER CONSIDERATION; EXCHANGE PROCEDURES

        Section 3.1    Merger Consideration.

          (a)   Except (1) as otherwise provided in Section 3.1(c) or (2) for Dissenting Shares (as hereinafter defined), at the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Merger Sub Common Stock or of any Company Capital Stock or Company Warrants:

              (i)  each share of Company Class A Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive $20.00 in cash, without interest (the "Merger Consideration"); and

             (ii)  pursuant to Section 2.6 of the Warrant Agreement and notwithstanding anything contained therein to the contrary, at the Effective Time, with respect to each Company Warrant that is outstanding as of immediately prior to the Effective Time, the right of the holder of such Company Warrant to receive shares of Company Class A Common Stock upon exercise of such Company Warrant shall thereafter convert to the right of the holder of such Company Warrant to exercise such Company Warrant to receive an amount in cash equal to the product of (A) the total number of shares of Company Class A Common Stock subject to such Company Warrant and (B) the excess, if any, of the Merger Consideration over the then-current exercise price per share of Company Class A Common Stock (without giving effect to any of the transactions contemplated hereby) previously subject to such Company Warrant (such amount being hereafter referred to as the "Warrant Consideration"). The Warrant Consideration shall be paid by the Surviving Corporation in accordance with the terms of the Warrant Agreement.

          (b)   Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. At the Effective Time, all certificates representing common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

          (c)   At the Effective Time, each share of Company Capital Stock held by the Company as treasury stock (other than shares in a Company Plan) or owned by Parent or Merger Sub (other than shares held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties) immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto.

        Section 3.2    Cancellation of Company Class A Common Stock.     At the Effective Time, all of the outstanding Company Class A Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist. Certificates representing such shares of Company Class A Common Stock, if any, prior to the Effective Time shall be deemed for all purposes to represent the Merger Consideration into which such shares of Company Class A Common Stock were converted in the Merger pursuant to Section 3.1. Holders of Company Class A Common Stock as of immediately prior to the Effective Time will, as of the Effective Time, cease to be, and will have no rights as, stockholders of the Company, other than rights to receive the Merger Consideration provided under this Article III.

        Section 3.3    Company Equity Awards.

          (a)   At the Effective Time, (i) each then-outstanding option to purchase Company Common Stock granted under the Company Stock Plan (each, a "Company Stock Option") that is then-unvested or unexercisable shall become immediately vested and exercisable in full contingent upon the Closing, and (ii) unless otherwise agreed to in writing by Parent and a holder of Company Stock Options prior to the Effective Time, all Company Stock Options that are outstanding and unexercised as of immediately prior to the Effective Time shall be cancelled and, in exchange therefor, each holder of any such cancelled Company Stock Option shall be entitled to receive, in consideration of the cancellation of such Company Stock Option and in settlement therefor, a payment in cash of an amount equal to the product of (A) the total number of shares of Company Class A Common Stock subject to such Company Stock Option and (B) the excess, if any, of the Merger Consideration over the exercise price per share of Company Class A Common Stock subject to such Company Stock Option (such amount being hereafter referred to as the "Option Consideration"). From and after the Effective Time, there shall be outstanding no Company Stock Options and the former holders thereof shall be entitled only to the payment of the Option Consideration, if any. Any Company Stock Option with respect to which the exercise price is greater than or equal to the Merger Consideration shall be cancelled for no consideration.

          (b)   At the Effective Time, (i) each then-outstanding stock appreciation right with respect to shares of Company Class A Common Stock granted under the Company Stock Plan (each, a "Company SAR") that is then-unvested or unexercisable shall become immediately vested and exercisable in full contingent upon the Closing, and (ii) unless otherwise agreed to in writing by Parent and a holder of Company SARs prior to the Effective Time, all Company SARs that are outstanding and unexercised as of immediately prior to the Effective Time shall be cancelled and, in exchange therefor, each holder of any such cancelled Company SAR shall be entitled to receive, in consideration of the cancellation of such Company SAR and in settlement therefor, a payment in cash of an amount equal to the product of (A) the total number of shares of Company Class A Common Stock subject to such Company SAR and (B) the excess, if any, of the Merger Consideration over the exercise price per share of Company Class A Common Stock subject to such Company SAR (such amount being hereafter referred to as the "SAR Consideration"). From and after the Effective Time, there shall be outstanding no Company SARs and the former holders thereof shall be entitled only to the payment of the SAR Consideration, if any. Any Company SAR with respect to which the exercise price is greater than or equal to the Merger Consideration shall be cancelled for no consideration.

          (c)   At the Effective Time (i) each then-outstanding restricted stock unit with respect to shares of Company Class A Common Stock outstanding under the Company Stock Plan ("RSUs") shall become immediately vested in full contingent upon the Closing, and (ii) unless otherwise agreed to in writing by the Parent and the holder of such vested RSU prior to the Effective Time each outstanding vested RSU (including those RSUs that vest by reason of the consummation of the transaction) shall be cancelled and, in exchange therefor, each holder of any such cancelled Company RSU shall be entitled to receive in consideration of the cancellation of such Company RSU and in settlement therefore, a payment in cash of amount equal to the product of (i) the Merger Consideration and (ii) the number of shares of Company Class A Common Stock underlying the cancelled vested RSU.

          (d)   The payments described in Sections 3.3(a), (b) and (c) hereof, shall be paid by the Surviving Corporation as soon as practicable following the Closing Date, and in any event within three (3) Business Days (at Parent's option, through the Company's payroll system or through the Paying Agent (defined below)). Parent and Merger Sub shall ensure that the Surviving Corporation has an amount in cash sufficient to pay all amounts required by the foregoing sentence. The Company Board (or appropriate committee thereof) shall pass resolutions and take all other such action as may be reasonably necessary to effectuate the treatment of Company Stock Options, Company SARs and RSUs (collectively, the "Company Equity Awards") as contemplated by this Section 3.3 to the effect that (i) all awards issued under the Company Stock Plan shall be settled as of the Effective Time as contemplated by this Agreement, (ii) the Company Stock Plan shall be terminated as of the Effective Time and (iii) neither any holder of Company Equity Awards, nor any other participant in the Company Stock Plan shall have any right thereunder to acquire any securities of the Company, the Surviving Corporation, Parent, or to receive any payment or benefit with respect to any award previously granted under the Company Stock Plan, except as provided in this Section 3.3.

        Section 3.4    Surrender and Payment.

          (a)   At or promptly after (but in no event later than 2 Business Days following) the Effective Time, the Parent shall deposit, or shall cause to be deposited, with a paying agent selected by Parent (subject to the consent, not to be unreasonably withheld, of the Company) (the "Paying Agent"), for the benefit of the holders of (i) certificates that immediately prior to the Effective Time evidenced shares of Company Class A Common Stock (the "Certificates") and (ii) uncertificated shares of Company Class A Common Stock (the "Uncertificated Shares"), for exchange in accordance with this Article III, cash in an amount equal to the aggregate amounts payable under Section 3.1(a)(i); provided that such amount shall be increased by any amount that shall become payable by the Paying Agent to the holders of Company Equity Awards pursuant to Parent's election under the first sentence of Section 3.3(d). As soon as reasonably practicable after the Effective Time and in any event not later than the fifth (5th) Business Day following the Effective Time, Paying Agent shall mail to each holder of shares of Company Class A Common Stock at the Effective Time a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Paying Agent) for use in such exchange. Upon proper surrender of a Certificate for exchange and cancellation or transfer of Uncertificated Shares to the Paying Agent, together with a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate or Uncertificated Shares shall be entitled to receive in exchange therefor the Merger Consideration in respect of the shares of Company Class A Common Stock formerly represented by any such Certificate and such Certificate so surrendered and the shares of Company Class A Common Stock formerly represented by any such Uncertificated Shares shall forthwith be cancelled.

          (b)   Each holder of shares of Company Class A Common Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Paying Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an "agent's message" by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration in respect of the Company Class A Common Stock represented by a Certificate or Uncertificated Share. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration.

          (c)   If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Paying Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the reasonable satisfaction of the Paying Agent that such Taxes have been paid or are not payable.

          (d)   At and after the Effective Time, there shall be no further transfers on the stock transfer books of Company Capital Stock. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration provided for, and in accordance with, the procedures set forth in this Article III.

          (e)   Any portion of the Merger Consideration made available to the Paying Agent pursuant to (a) that remains unclaimed by the holders of shares of Company Class A Common Stock nine (9) months after the Effective Time shall be paid, at the request of Parent, to or as directed by Parent, and any such holder who has not exchanged shares of Company Class A Common Stock for the Merger Consideration in accordance with this Section 3.4 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration, without any interest thereon. Notwithstanding anything to the contrary contained herein, none of the Acquirer Parties, the Company, the Paying Agent or any other Person shall be liable to any holder or former holder of shares of Company Class A Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

        Section 3.5    Adjustments.     If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of Company Class A Common Stock shall occur, including as a result of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, but excluding for the avoidance of doubt any change that results from (a) any exercise of options outstanding as of the date hereof to purchase shares of Company Class A Common Stock granted under the Company's stock option or compensation plans or arrangements, (b) any exercise of Company Warrants or (c) any vesting of Company Equity Awards, the Merger Consideration shall be appropriately adjusted.

        Section 3.6    Lost Certificates.     If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect thereof pursuant to this Agreement.

        Section 3.7    Dissenting Shares.     Notwithstanding any provision of this Agreement to the contrary, if required by DGCL (but only to the extent required thereby), shares of Company Class A Common Stock that are issued and outstanding immediately prior to the Effective Time (other than shares of Company Class A Common Stock to be cancelled pursuant to Section 3.1(c)) and that are held by holders of such shares who have not voted in favor of the adoption of this Agreement or consented thereto in writing and who have properly exercised appraisal rights with respect thereto in accordance with, and who have complied with, Section 262 of DGCL (the "Dissenting Shares") will not be convertible into the right to receive the Merger Consideration, and holders of such Dissenting Shares will be entitled to receive payment of the fair value of such Dissenting Shares in accordance with the provisions of such Section 262 unless and until any such holder fails to perfect or effectively withdraws or loses its rights to appraisal and payment under DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such Dissenting Shares will thereupon be treated as if they had been converted into and have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon, and the Surviving

Corporation shall remain liable for payment of the Merger Consideration for such shares. At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided in Section 262 of DGCL and as provided in the previous sentence. The Company will give Parent (i) prompt notice of any demands received by the Company for appraisals, withdrawals or attempted withdrawals of such demands and any other instruments served pursuant to Section 262 of DGCL and received by the Company in respect of Dissenting Shares, and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to such notices and demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or settle, compromise, offer to settle or compromise, or otherwise negotiate any such demands.

        Section 3.8    Withholding.     Merger Sub, Parent, the Surviving Corporation or any of their Subsidiaries, and the Paying Agent shall be entitled to deduct and withhold from any payment otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to such payment under all applicable Tax Laws. To the extent that amounts are so deducted or withheld and paid over to the appropriate Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the recipient of the payment in respect of which such deduction and withholding was made.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except (i) as disclosed in the Company Disclosure Letter (with specific reference to the Section or subsection of this Agreement to which the information stated in such Company Disclosure Letter relates; provided, that (a) the mere inclusion of an item in the Company Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission by the Company that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Company Material Adverse Effect and (b) any item on the Company Disclosure Letter in any one or more sections of the Company Disclosure Letter shall be deemed disclosed with respect to other sections of this Agreement and all other sections or subsections of the Company Disclosure Letter to the extent the relevance of such disclosure is reasonably apparent on its face notwithstanding the absence of a specific cross-reference or (ii) as disclosed in the Company SEC Documents filed or furnished prior to the date hereof (but excluding, in each case, any disclosures set forth in any risk factor section, in any section relating to forward-looking statements and any other disclosures included in the Company SEC Documents solely to the extent that they are generic, cautionary, predictive or forward-looking in nature, whether or not appearing in such sections, in each case, other than any statements of fact set forth in such sections), the Company hereby represents and warrants to Parent as follows:

        Section 4.1    Corporate Existence and Power.     Each of the Company and its Subsidiaries (a) is duly organized or formed and validly existing and, except as would not reasonably be expected to have a material impact on the Company or its Subsidiaries or their respective operations, taken as a whole, is in good standing (in jurisdictions where applicable) under the Laws of the jurisdiction of its incorporation or formation, (b) has all requisite power (corporate, company or limited partnership, as the case may be) and authority to own and operate its property, assets or rights, to lease the property, assets or rights it operates as lessee and to conduct the business in which it is currently engaged, except as would not reasonably be expected to have a material impact on the Company or its Subsidiaries or their respective operations, taken as a whole, and (c) is duly qualified to do business and in good standing (in jurisdictions where applicable) under the Laws of each jurisdiction in which its ownership, lease or operation of property, assets or rights or the conduct of its business requires such qualification, except where the failure to be so qualified would not reasonably be expected to have a Company Material Adverse Effect. No jurisdiction, other than those in which such Person is duly qualified, has claimed in writing that the Company or any of its Subsidiaries is required to qualify as a foreign corporation or other entity therein, except with respect to jurisdictions where the failure to be so qualified would not reasonably be expected to have a material impact on the Company or its Subsidiaries or their respective operations, taken as a whole.

        Section 4.2    Authorization; No Contravention.     The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the Merger. The execution, delivery and performance by the Company of this Agreement has been duly authorized and approved by the Company, and no corporate, company, limited partnership, stockholder or other action on the part of the Company is necessary other than the receipt of the affirmative vote of a majority of the outstanding votes entitled to be cast by the holders of Company Class A Common Stock, voting together as a single class (the "Company Stockholder Approval"). Assuming the accuracy of the representations and warranties of Parent and Merger Sub in Article V of this Agreement, the execution, delivery and performance by the Company of this Agreement and the Merger, assuming that the consents, approvals and filings referred to in Section 4.3 are duly obtained and/or made, do not (i) violate, conflict with or result in any breach, default or contravention of (or with due notice or lapse of time or both would result in any breach, default or contravention of), or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or the creation of any material Lien under, any material Contractual Obligation of the Company or its Subsidiaries, (ii) violate, conflict with or result in any breach, default or contravention of any organizational document, instrument or certificate of the Company or any of its Subsidiaries, (iii) violate, conflict with or result in any breach, default or contravention of any material Requirement of Law applicable to the Company or its Subsidiaries, or (iv) except for expiration or early termination, as the case may be, of all applicable waiting periods under the HSR Act, violate any orders, injunctions, judgments, decrees, determinations of an arbitrator or regulatory restrictions of any Governmental Authority against, or binding upon, the Company or its Subsidiaries (collectively, "Orders"), except, in the case of clauses (i) above, for any such violation, conflict, breach, default or contravention that, individually or in the aggregate, has not had and is not reasonably likely to be material to the Company and its Subsidiaries taken as a whole.

        Section 4.3    Governmental Approvals; Third-Party Consents.     Except for (a) such filings and notifications as may be required by the HSR Act and, if necessary, similar competition or Antitrust Laws applicable in the foreign jurisdictions set forth in Schedule 4.3 of the Company Disclosure Letter, (b) any required consent, approval, order or authorization of, or registration, declaration or filing with, the FINRA, the U.K. Financial Conduct Authority (the "FCA"), the NYSE or any SRO, other Governmental Authority or third party set forth on Schedule 4.3 of the Company Disclosure Letter, (c) the filing of the Proxy Statement with the SEC, (d) receipt of the Company Stockholder Approval, (e) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (f) such filings of reports under the Exchange Act and as contemplated by the rules of the NYSE, and (g) any approval, consent, authorization or filing that if not obtained would not be material to the Company and its Subsidiaries, taken as a whole, no approval, consent, compliance, exemption, authorization or other action by, or notice to, or filing with, any applicable Governmental Authority with jurisdiction or supervision over the Company or any of its Subsidiaries, no consent or approval of any third parties, and no lapse of a waiting period under any Requirement of Law, is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Company of this Agreement (including effectiveness of the Merger).

        Section 4.4    Binding Effect.     This Agreement has been duly executed and delivered by the Company, and this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar Laws affecting the enforcement of creditors' rights generally and by general principles of equity relating to enforceability (regardless of whether considered in a proceeding at Law or in equity).

        Section 4.5    Litigation.     Except as set forth on Schedule 4.5 of the Company Disclosure Letter, there are no legal, administrative or arbitral claims, suits, litigations, disputes, complaints or proceedings or, to the Knowledge of the Company, governmental or regulatory investigations which, individually or in the aggregate, would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, pending or, to the Knowledge of the Company, threatened, at Law, in equity, in arbitration or before any Governmental Authority against the Company or any of its Subsidiaries. No material outstanding Order has been issued by any court or other Governmental Authority against the Company or any of its Subsidiaries or to which any of their respective assets or properties is subject or bound. Schedule 4.5 of the Company Disclosure Letter sets forth, as of the date hereof, a true, correct and complete list of each Claim and Order that (i) resulted in any criminal sanctions to the Company or any of its Subsidiaries, (ii) within the last three years resulted in an Order requiring payments in excess of $1,000,000, in each case by or against the Company or any of its Subsidiaries or, in their capacity as such, any of their respective officers or directors, or (iii) within the last three years imposed any injunctive relief with respect to, or that has required the Company or any of its Subsidiaries to alter, its business practices.

        Section 4.6    Compliance with Laws.

          (a)   Except as set forth on Schedule 4.6(a) of the Company Disclosure Letter, each of the Company and its Subsidiaries have been since December 31, 2014 and are in compliance in all material respects with all Requirements of Law and all Orders of any Governmental Authority applicable to the Company or its Subsidiaries except as would not be reasonably expected to be material thereto, taken as a whole.

          (b)   The Company and each of its Subsidiaries hold all material authorizations, licenses, permits, certificates, easements, exemptions, orders, consents, registrations, clearances and approvals of any Governmental Authority (collectively, "Permits") that are necessary for ownership, leasing, and operation of each of their properties and other assets and the conduct of each of their businesses as each such business is being conducted as of the date hereof and all such material Permits are valid and in full force and effect.

          (c)   Except as set forth on Schedule 4.6(c) of the Company Disclosure Letter, since December 31, 2014, (i) none of the Company or any of its Subsidiaries has received (and does not otherwise have any Company Knowledge of) any written notice from any Governmental Authority that (x) alleges any noncompliance (or that the Company or any of its Subsidiaries is under investigation or the subject of an inquiry by any such Governmental Authority for such alleged noncompliance) with any Applicable Law, (y) asserts any deficiency in required legal capital or (z) would be reasonably likely to result in a material fine, assessment or cease and desist order, or the suspension, revocation or material limitation or restriction of any Permit, in each of cases (x), (y) and (z), that is material to the Company or its Subsidiaries, taken as a whole, and (ii) none of the Company or any of its Subsidiaries has entered into any agreement or settlement with any Governmental Authority with respect to its non-compliance with, or violation of, any Applicable Law.

          (d)   Each Subsidiary of the Company that is a U.S. broker-dealer is duly registered under the Exchange Act as a broker-dealer with the SEC, and is in compliance with the applicable provisions of the Exchange Act, including the net capital requirements and customer protection requirements thereof, except as would not be expected to be material to the Company or its Subsidiaries, taken as a whole.

          (e)   Since December 31, 2013, neither the Company nor any of its Subsidiaries nor any of their Affiliates, directors, officers, employees, nor, to the Knowledge of the Company, any of its agents, representatives, nor anyone working on their behalf has offered, given, paid, promised, or authorized the giving of anything of value to any Government Official or any other Person in order to obtain, retain, or direct business or to secure an improper advantage, or otherwise violated the Anti-Bribery Laws. Each of the Company and its Subsidiaries has instituted and maintains policies and procedures reasonably designed to ensure compliance with the Anti-Bribery Laws. The Company and its Subsidiaries maintain accurate books and records as required under applicable Anti-Bribery Laws. Since December 31, 2013, there has not been any internal investigation, internal or external audit, or internal or external report or, to the Knowledge of the Company, any third party investigation (including by any Governmental Authority or any state owned or controlled entity) that involves any allegation or information concerning possible violations of the Anti-Bribery Laws related to the Company or any of its Subsidiaries, or any of their Affiliates, owners, directors, officers, employees, agents or representatives, or anyone working on behalf of the Company or any of its Subsidiaries.

          (f)    Neither the Company nor any of its Subsidiaries sells, exports or possesses any equipment, products, software, systems, or technical data that are controlled under the International Traffic in Arms Regulations (22 CFR §§ 120-130). Except for items properly classified under EAR99, neither the Company nor any of its Subsidiaries sells, exports or possesses any equipment, products, software, systems, or technical data that are controlled under the Export Administration Regulations (15 CFR §§ 730-774).

          (g)   Neither the Company nor any of its Subsidiaries nor any director or officer of the Company or any of its Subsidiaries nor, to the Company's Knowledge, any employee or agent acting for or on behalf of the Company or any of its Subsidiaries is designated on, or is owned or controlled by any party that is designated on, any list of sanctioned parties maintained by the United States, the United Kingdom, or the European Union, including the list of Specially Designated Nationals and Blocked Persons maintained by the U.S. Department of the Treasury's Office of Foreign Assets Control ("OFAC"). Since December 31, 2014, neither the Company nor any of its Subsidiaries has participated in or facilitated any transaction involving such a person or entity, or any country or territory subject to comprehensive sanctions imposed by the United States, European Union or United Kingdom.

          (h)   The operations of the Company and of each of its Subsidiaries are and have been conducted at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements and money laundering Laws and the rules and regulations thereunder and any related or similar Laws, rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority relating to money laundering (collectively, the "Money Laundering Laws") and, to the knowledge of the Company, no action, suit or proceeding by or before any court or Governmental Authority involving the Company or any of its Subsidiaries with respect to the Money Laundering Laws is pending or threatened.

        Section 4.7    Capitalization.

          (a)   As of the Capitalization Date, the authorized capital stock of the Company consists solely of (i) 1,020,000,000 shares of Company Common Stock consisting of 1,000,000,000 shares of Company Class A Common Stock, of which 91,831,516 are issued (66,680,421 of which are outstanding, and 25,151,095 of which are held by the Company as treasury stock) and 20,000,000 shares of Company Class B Common Stock, none of which are issued and outstanding, and (ii) 20,000,000 shares of Company Preferred Stock, none of which are issued and outstanding. As of the Capitalization Date, (i) an aggregate of 4,125,094 shares of Company Common Stock were subject to or otherwise deliverable in connection with the exercise of outstanding Company Stock Options, (ii) an aggregate of 1,700,000 shares of Company Common Stock were subject to or otherwise deliverable in connection with the exercise of outstanding Company SARs, (iii) an aggregate of 3,661,288 were subject to or otherwise deliverable in connection with Company RSUs, (iv) there were issued and outstanding Class A warrants to purchase an aggregate of 1,120,672 shares of Company Common Stock for a purchase price per share of $11.70 (the "Class A Warrants"), Class B warrants to purchase an aggregate of 1,665,494 shares of Company Common Stock for a purchase price per share of $13.16 (the "Class B Warrants") and Class C warrants to purchase an aggregate of 1,683,066 shares of Company Common Stock for a purchase price per share of $14.63 (together with the Class A Warrants and the Class B Warrants, the "Company Warrants"). Schedule 4.7(a)(i) of the Company Disclosure Letter sets forth, as of the Capitalization Date, (i) the number of shares of Company Common Stock underlying each Company Equity Award, (ii) the date on which the Company Equity Award was granted, (iii) the number of shares of Company Common Stock underlying each Company Equity Award that are vested and unvested as of such date, (iv) the exercise price of each Company Equity Award, if applicable, and (v) the expiration date of each Company Equity Award, if applicable. From the Capitalization Date until the date of this Agreement, no Company Stock Options or awards that may be settled in shares of Company Common Stock have been granted and no shares of Company Common Stock have been issued, except for shares of Company Common Stock issued pursuant to the exercise or vesting of Company Stock Options or Company SARs or the vesting of Company RSUs, in each case in accordance with the terms of the Company Stock Plan or exercise of Company Warrants. All of the issued and outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable.

          (b)   Except as set forth in Section 4.7(a), as of the date hereof, there are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company, or other obligations of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the "Company Securities"). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities. To the Knowledge of the Company, no shares of Company Capital Stock are held by any Subsidiary of the Company.

          (c)   Schedule 4.7(c)(i) of the Company Disclosure Letter sets forth for each of the Company's Subsidiaries, as the case may be, a list of the jurisdiction of organization of such Subsidiary and the owner of the equity interests of each such subsidiary. All of the outstanding interests in such Subsidiaries are duly authorized, validly issued, fully paid and non-assessable (if applicable), and are owned free and clear of all Liens, except for immaterial Liens, or Liens incurred under the Company Credit Agreement or the Indenture. Except as set forth on Schedule 4.7(c)(ii) of the Company Disclosure Letter, there are no options, warrants, conversion privileges, subscription or purchase rights or other rights presently outstanding issued or granted by the Company or any of its Subsidiaries to purchase or otherwise acquire any authorized but unissued, unauthorized or treasury shares of capital stock or other securities of, or any proprietary interest in, any of the Subsidiaries of the Company, and there is no outstanding security of any kind issued or granted by the Company or any of its Subsidiaries convertible into or exchangeable for such shares or proprietary interest in any such entity.

          (d)   Schedule 4.7(d) of the Company Disclosure Letter sets forth a true and complete summary, as of April 20, 2017, of all Indebtedness for borrowed money of the Company and its Subsidiaries in which the Company or any Subsidiaries has an outstanding balances of $5,000,000 or more, including the identity of each lender, any obligor and/or any guarantor, the principal amount, accrued interest and any other obligations thereunder, and the maturity and current redemption price of each such instrument. No material default or event of default (or similar event) has occurred and is continuing with respect to any such instrument.

        Section 4.8    Company SEC Documents.     The Company has timely filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) with the SEC required to be filed by the Company since January 1, 2015 (such documents, together with any documents filed or furnished during such period by the Company to the SEC on a voluntary basis on Current Reports on Form 8-K, the "Company SEC Documents"). As of their respective filing dates, the Company SEC Documents complied in all material respects with, to the extent in effect at the time of filing, the requirements of the Securities Act, the Exchange Act and the Sarbanes Oxley Act of 2002 (the "Sarbanes-Oxley Act") (including the rules and regulations promulgated thereunder) applicable to such Company SEC Documents. Except to the extent that information contained in any Company SEC Document has been revised, amended, supplemented or superseded by a later-filed Company SEC Document that has been filed prior to the date of this Agreement, as of their respective filing dates, none of the Company SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, which individually or in the aggregate would require an amendment, supplement or correction to such Company SEC Documents. Each of the financial statements (including the related notes thereto) of the Company included in the Company SEC Documents complied at the time it was filed as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing, had been prepared in accordance with U.S. GAAP (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). None of the Subsidiaries of the Company are, or have at any time since January 1, 2014 been, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act. The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with U.S. GAAP (to the extent applicable) and other applicable legal and accounting requirements.

        Section 4.9    Material Contracts.

          (a)   Except for this Agreement, Contracts filed as exhibits to Company SEC Documents, and Contracts listed in Schedule 4.9(a) of the Company Disclosure Letter, as of the date hereof, none of the Company or its Subsidiaries is a party to or bound by:

              (i)  any Contract containing a covenant restricting in any material respect the ability of the Company or any of its Subsidiaries (or that, following the Closing, would restrict the ability of the Surviving Corporation or its Subsidiaries) to compete in any business or with any Person or in any geographic area, or to hire any individual or group of individuals;

             (ii)  any joint venture, partnership, strategic alliance or other similar Contract (including any franchising agreement but in any event excluding introducing broker agreements);

            (iii)  any Contract with any Governmental Authority (other than Contracts with any Governmental Authority as a client or customer entered into in the ordinary course of business) that imposes any material obligation or restriction on the Company or any of its Subsidiaries;

            (iv)  any Contract relating to Indebtedness for borrowed money, letters of credit, capital lease obligations, obligations secured by a Lien or interest rate or currency hedging agreements (including guarantees in respect of any of the foregoing but in any event excluding trade payables, securities transactions, brokerage agreements and other Contracts arising in the ordinary course of business consistent with past practice, intercompany indebtedness and immaterial leases for telephones, copy machines, facsimile machines and other office equipment) in excess of $5,000,000;

             (v)  any Contract relating to the disposition or acquisition by the Company or any of its Subsidiaries, with material obligations remaining to be performed or liabilities continuing after the date of this Agreement, of any material business or any material amount of assets other than in the ordinary course of business;

            (vi)  any Contracts containing any of the following terms or provisions: (x) so-called "most-favored nation" provisions or any similar provision requiring the Company or any of its Subsidiaries to offer a third party terms or concessions at least as favorable as those offered to one or more other parties or (y) settlement, non-prosecution or similar agreements involving payments in excess of $2,500,000 or involving future performance or restraints on action by the Company or any of its Subsidiaries, in each of clauses (x) and (y), except as would not be expected to be material to thereto, taken as a whole;

           (vii)  any other Contract required to be filed by the Company as a "material contract" pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

          (viii)  any Contract with any Affiliate of the Company (other than a Company Subsidiary) or Jefferies LLC or any of its Affiliates that will continue in effect after the Closing, other than any Contracts set forth on Schedule 4.13(a) of the Company Disclosure Letter;

            (ix)  any Contract under which a claim for indemnification has been made by any Person prior to the date hereof that remains unresolved; and

             (x)  any material Intellectual Property licenses, sublicenses and other agreements under which the Company or its Subsidiaries is either a licensor or licensee of Intellectual Property, except such licenses, sublicenses and other agreements relating to off-the-shelf software which is commercially available on a retail basis (collectively, the "Company IP Licenses").

Each such Contract described in clauses (i) through (x) above and each such Contract that would be a Material Contract but for the exception of being filed as an exhibit to the Company SEC Documents is referred to herein as a "Company Material Contract."

          (b)   Except as has not materially impaired or would not reasonably be expected to materially impair, either individually or in the aggregate, the business of the Company or its Subsidiaries, taken as a whole, (i) each Company Material Contract is a valid and binding obligation of the Company or its Subsidiary that is a party thereto and, to the Knowledge of the Company, the other parties thereto, and is in full force and effect and enforceable against the Company or its Subsidiary that is a party thereto and, to the Knowledge of the Company, the other parties thereto, in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at Law), (ii) none of the Company or any of its Subsidiaries is in violation or breach of or default under (or, to the Knowledge of the Company, is alleged to be in default or breach in any material respect under) any Company Material Contract or under any Contract with any employee of the Company or any of its Subsidiaries in any case, material to the Company or its Subsidiaries, and after giving effect to the Merger (each, a "Company Material Employment Arrangement") nor, to the Knowledge of the Company, is any other party to any such Company Material Contract or such Company Material Employment Arrangement and (iii) except as set forth on Schedule 4.9(b) of the Company Disclosure Letter, to the Knowledge of the Company, no event or circumstances has occurred that, with notice or lapse of time or both, would constitute an event of default thereunder or result in the termination thereof or would cause or permit the acceleration of any right or obligation or the loss of any benefit to the Company or its Subsidiaries.

        Section 4.10    No Material Adverse Change.     Since December 31, 2016 and except as set forth on Schedule 4.10 of the Company Disclosure Letter and except as expressly contemplated by this Agreement or the transactions contemplated by this Agreement and the Transaction Documents (including the Merger), as of the date hereof (i) there has not been any change, event or occurrence that, individually or in the aggregate, has resulted in or would reasonably be expected to have a Company Material Adverse Effect and (ii) there has not been any action taken or omitted to be taken by the Company or any Subsidiary thereof that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 6.1 (d)(iv), (d)(vi), (f)(i), (f)(iii), (p) or (q).

        Section 4.11    Taxes.     Except as set forth on Schedule 4.11 of the Company Disclosure Letter or as would not reasonably be expected to have a Company Material Adverse Effect:

          (a)   Each of the Company and its Subsidiaries have timely filed or caused to be filed all U.S. federal and state income, and all other material, Tax Returns that they are required to file on and through the date of this Agreement (including all applicable extensions), and all such Tax Returns are true, correct and complete in all material respects;

          (b)   (i) As of December 31, 2016, each of the Company and its Subsidiaries have paid in full, or made adequate provision on the audited consolidated statement of financial condition of the Company and its Subsidiaries as of December 31, 2016 for the year then ended (the "Company Year-End Balance Sheet") (in accordance with U.S. GAAP) for, all U.S. federal and state income, and all other material, Taxes of the Company and its Subsidiaries with respect to periods ending on or before the date of the Company Year-End Balance Sheet, except, with respect to Taxes contested in good faith; and (ii) each of the Company and its Subsidiaries have paid in full or made adequate provision on their books and records for all U.S. federal and state income, and all other material, Taxes of the Company and its Subsidiaries with respect to periods on or ending after the date of the Company Year-End Balance Sheet and prior to the Closing Date;

          (c)   No material deficiencies, litigation, audit, proposed adjustments or matters in controversy exist or have been asserted with respect to Taxes of the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries is a party to any material audit, action, investigation or proceeding for assessment or collection of Taxes and no such event has been asserted or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective asset;

          (d)   No claim has been made by any Governmental Authority in a jurisdiction where the Company and any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to material Tax by that jurisdiction, and there are no Liens (other than Permitted Liens) with respect to Taxes upon any of the assets of the Company or any of its Subsidiaries;

          (e)   The Company and each of its Subsidiaries has withheld or collected from their respective employees, independent contractors, creditors, stockholders and third parties all material amounts required to be withheld or collected by it on account of Taxes and has remitted all such amounts to the appropriate Governmental Authority when required by Law to do so;

          (f)    The Company has made available to Parent true, correct and complete copies of all material Tax Returns, examination reports and statements of deficiencies for taxable periods, or transactions consummated, for which the applicable statutory periods of limitations have not expired;

          (g)   There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes due from the Company or any of its Subsidiaries for any taxable period and no request for any such waiver or extension is currently pending;

          (h)   Neither the Company nor any of its Subsidiaries has participated in any reportable transaction within the meaning of Treasury Regulations Section 1.6011-4(b) (or any similar provision of state, local or non-U.S. Tax law);

          (i)    Neither the Company nor any of its Subsidiaries is a party to any agreement relating to the sharing, allocation or indemnification of Taxes, or any similar agreement, contract or arrangement, in each case, other than commercial agreements the principal purpose of which does not relate to Taxes (collectively, "Tax Sharing Agreements") or has any liability for Taxes of any Person (other than members of the affiliated group, within the meaning of Section 1504(a) of the Code, filing consolidated federal income Tax returns of which the Company is the common parent under Treasury Regulation § 1.1502-6, Treasury Regulation § 1.1502 78 or similar provision of state, local or non-U.S. Tax law, as a transferee or successor, by contract, or otherwise;

          (j)    Neither the Company nor any of its Subsidiaries has constituted a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise reasonably constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement;

          (k)   Neither the Company nor any of the Subsidiaries will be required to include in a taxable period ending after the Closing Date a material amount of taxable income attributable to income that accrued in a taxable period prior to the Closing Date but was not recognized for Tax purposes in such prior taxable period (or to exclude from taxable income in a taxable period ending after the Closing Date any deduction the recognition of which was accelerated from such taxable period to a taxable period prior to the Closing Date) as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting, Section 481 of the Code or Section 108(i) of the Code or comparable provisions of state, local or foreign Tax law;

          (l)    Neither the Company nor any of its Subsidiaries has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or foreign Tax law, and neither the Company nor any of its Subsidiaries is subject to any private letter ruling of the IRS or comparable ruling of any other Governmental Entity; and

          (m)  Section 4.11(m) of the Company Disclosure Letter accurately reflects in all material respects the U.S. federal income tax basis of the Company and its Subsidiaries in their respective assets, on an estimated basis, as of December 31, 2016 and as of March 31, 2017.

          (n)   Section 4.11(n) of the Company Disclosure Letter accurately reflects in all material respects the current aggregate amount of dual consolidated losses generated by the Company and its Subsidiaries for the past five taxable years.

        Section 4.12    Labor Relations.

          (a)   Except as set forth in Schedule 4.12(a) of the Company Disclosure Letter, except for matters that, individually or in the aggregate, have not resulted or would not reasonably be expected to result in material liability to the Company or its Subsidiaries, taken as a whole, (i) none of the Company or any of its Subsidiaries has engaged in any unfair labor practices since December 31, 2014; (ii) no unfair labor practice or labor charge or complaint is pending or, to the Knowledge of the Company, threatened with respect to the Company or any of its Subsidiaries before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental Authority, (iii) there is no grievance or arbitration proceeding arising out of or under collective bargaining agreements pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries.

          (b)   Except as set forth in Schedule 4.12(b) of the Company Disclosure Letter (i) no strike, labor dispute, slowdown, lockout or work stoppage is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries and there has been no labor dispute, strike, work stoppage or lockout since December 31, 2014; (ii) none of the Company or any of its Subsidiaries is a party to any collective bargaining agreement, Contract or similar agreement or understanding with any labor organization, labor union, works council, employee association, or other representative of any employees of the Company or any of its Subsidiaries (collectively, "Union"), nor is any such agreement presently being negotiated by the Company nor any of its Subsidiaries and neither the Company nor any of its Subsidiaries has a duty or obligation pursuant to any Contract or applicable Law, as the case may be, to bargain with any Union; (iii) to the Knowledge of the Company, there is no union representation question existing with respect to the employees of the Company or any of its Subsidiaries; and (iv) to the Knowledge of the Company, no organizational efforts with respect to the formation of a collective bargaining unit are presently being made or threatened involving employees of the Company or any of its Subsidiaries, and there have been no such organizational efforts since December 31, 2014.

          (c)   Except for matters that, individually or in the aggregate, have not resulted or would not reasonably be expected to result in material liability to the Company or its Subsidiaries, taken as a whole, (i) the Company and each of its Subsidiaries are in compliance with all Applicable Laws respecting relating to the hiring, promotion, assignment, and termination of employees, including the Worker Adjustment and Retraining Notification Act; discrimination; harassment; retaliation; equal employment opportunities; disability; labor relations; wages and hours; profit sharing obligations, social security and housing contributions; the Fair Labor Standards Act, and applicable state and local wage and hour Laws (collectively, the "FLSA"); immigration; workers' compensation; employee benefits; classification of employees under the FLSA; background and credit checks; occupational safety and health; family and medical leave; data privacy and data protection; and any bargaining or other obligations under the National Labor Relations Act and the Labor-Management Relations Act, and (ii) none of the Company or any of its Subsidiaries has classified an individual as an "independent contractor" or of similar status who, according to a Company Plan or Applicable Law, should have been classified as an employee or of similar status.

          (d)   Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices. Except for matters that, individually or in the aggregate, have not resulted or would not reasonably be expected to result in material liability to the Company or its Subsidiaries, taken as a whole, none of the Company, any of its Subsidiaries or any of its or their executive officers has received within the past three (3) years any notice of intent by any Governmental Authority responsible for the enforcement of labor or employment Laws to conduct an investigation relating to the Company or any of its Subsidiaries and, to the Knowledge of the Company, no such investigation is in progress.

          (e)   As of the date hereof, no member of the Company's management committee has given written notice to the Company or any of its Subsidiaries that such employee intends to terminate his or her employment, and the Company and its Subsidiaries have no plans or intentions to terminate any such management committee member.

        Section 4.13    Employee Benefit Plans.

          (a)   Schedule 4.13(a) of the Company Disclosure Letter contains a true and complete list of each Company Plan (other than any such Company Plans that are de minimis in nature) specifying which Company Plans are applicable to non-U.S. employees of the Company and its Subsidiaries. For purposes of this Agreement, a "Company Plan" is any Plan (i) under which any employee or former employee of the Company or any of its Subsidiaries or individual or sole proprietorship serving as a consultant or independent contractor to the Company or any of its Subsidiaries has any present or future right to benefits and that the Company or any of its Subsidiaries sponsors, maintains or contributes or is obligated to contribute, or (ii) with respect to which the Company or any of its Subsidiaries has any actual or contingent Liability. For purposes of this Agreement, in no event shall the term Company Plans include any Plan that is sponsored or maintained by any of Parent or any of its Subsidiaries.

          (b)   Except for matters that, individually or in the aggregate, have not resulted or would not reasonably be expected to result in any material liability to the Company or its Subsidiaries, taken as a whole, (i) each Company Plan has been established, registered, amended, funded, invested, maintained and administered in all material respects in accordance with its terms, and complies in all material respects in form and in operation with the applicable requirements of ERISA and the Code and other Applicable Laws, (ii) all employer or employee contributions, premiums and expenses to or in respect of each Company Plan have been paid in full or, to the extent not yet due, have been adequately accrued on the applicable financial statements of the Company included in the Company SEC Documents in accordance with GAAP, (iii) neither the Company, any Company Plan nor any trustee, administrator or other third-party fiduciary and/or party-in-interest thereof, has, with respect to any Company Plan, engaged in any breach of fiduciary responsibility or any "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) to which Section 406 of ERISA or Section 4975 of the Code applies and which would subject, or impose an indemnification obligation on, the Company or any of its Subsidiaries with respect to the Tax or penalty on prohibited transactions imposed by Section 4975 of the Code, and (iv) neither the Company nor any of its Subsidiaries has engaged in a transaction that would reasonably be expected to result in a civil penalty under Sections 409 or 502(i) of ERISA.

          (c)   The Company has made available to Parent true, complete and correct copies of (to the extent applicable) (i) all such Company Plans and any amendments thereto; (ii) each trust, funding, insurance or administrative agreement relating to each such Company Plan; (iii) the most recent summary plan description or other written explanation (or a description of any oral communications) of each such Company Plan provided to participants and any amendments thereto concerning the extent of the benefits provided under a Company Plan; (iv) the most recent Form 5500 required to have been filed with the Internal Revenue Service (or any similar reports filed in any comparable non-U.S. Governmental Authority) and any schedule thereto; (v) the most recent determination letter or opinion letter issued by the Internal Revenue Service (or comparable qualification document issued by a comparable non-U.S. Governmental Authority); (vi) to the extent applicable, for the two (2) most recent years, financial or actuarial reports; and (vii) all material written communications to any Governmental Authority relating to such Company Plan.

          (d)   Neither the Company nor any of its Subsidiaries has made any binding commitment to create any additional benefit plans which would be considered to be a Company Plan once created or to modify any Company Plan in a manner that would materially increase the expense of maintaining such Company Plan above the level or expense incurred with respect to that plan for the fiscal year ended December 31, 2016.

          (e)   Except for matters that, individually or in the aggregate, have not resulted or would not reasonably be expected to result in any material liability to the Company or its Subsidiaries, taken as a whole, no Claim with respect to any Company Plan (other than routine claims for benefits) by the Department of Labor, the IRS or any other Governmental Authority or by any plan participant or beneficiary is pending or to the Knowledge of the Company, threatened, relating to the Company Plans, any fiduciaries thereof with respect to their duties to the Company Plans or the assets of any of the trusts under any of the Company Plans nor, to the Knowledge of the Company, are there facts or circumstances that exist that could reasonably give rise to any such Claims.

          (f)    Each Company Plan which is intended to be qualified under Section 401(a) of the Code has received a determination letter to that effect from the Internal Revenue Service or is entitled to rely upon a favorable opinion issued by the Internal Revenue Service and, to the Knowledge of the Company, no circumstances exist which would reasonably be expected to adversely affect such qualification or exemption.

          (g)   Neither the Company nor any of its Subsidiaries has any material liability or obligation under any Company Plan to provide benefits after termination of employment to any employee or dependent other than as required by Section 4980B of the Code or Applicable Law.

          (h)   Neither the Company nor any ERISA Affiliate maintains, sponsors, participates in, contributes to or is obligated to contribute to, or has within the last six (6) years maintained, sponsored, participated in, contributed to was obligated to contribute to, or otherwise has incurred any obligation or liability (including any contingent liability) under, any "multiemployer plan" (as defined in Section 3(37) of ERISA), "multiple employer welfare arrangement" (as defined in Section 3(40) of ERISA) or any other employee pension benefit plan (as defined in Section 3(2) of ERISA) that is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code. No Company Plan is a "multiple employer plan" (within the meaning of Section 4063 or 4064 of ERISA or the equivalent thereof under applicable non-U.S. Laws). Except for matters that, individually or in the aggregate, have not resulted or would not reasonably be expected to result in any material liability to the Company or its Subsidiaries, taken as a whole, no event has occurred and no condition exists that would, either directly or by reason of the Company's or any of its Subsidiaries' affiliation with any of their ERISA Affiliates, subject the Company or any of its Subsidiaries to any Tax, fine, Lien, penalty or other liability imposed by ERISA, the Code or other applicable Laws, in each case, as related to the Company Plans.

          (i)    Each Company Plan subject to Section 409A of the Code is in material compliance in form and operation with Section 409A of the Code and the applicable guidance and regulations thereunder.

          (j)    Except as set forth in Schedule 4.13(j) of the Company Disclosure Letter, neither the execution nor delivery of this Agreement or the other Transaction Documents, nor the consummation of the transactions contemplated thereby, will cause or result in (either alone or in combination with another event): (i) any of the following with respect to any current or former officer, employee, manager, director, or consultant of the Company or any of its Subsidiaries: (A) any payment, compensation, or benefit (whether of severance pay or otherwise) becoming due, or increase in the amount of any payment, compensation, or benefit becoming due, or (B) the acceleration of the time of payment or vesting of any payment, compensation, or benefit, or (ii) the payment or deemed payment of any amount (whether in cash, property, the vesting of property, or otherwise) that could, individually or in combination with any other such payment, constitute an "excess parachute payment," as defined in Section 280G(b)(1) of the Code, or (iii) any funding obligation under any Company Plan or an imposition of any restrictions or limitations on the Company's or any of its Subsidiaries' right to administer, amend, or terminate any Company Plan. No person is entitled to receive any tax gross-up payment from the Company or any of its Subsidiaries as a result of the imposition of any excise taxes required by section 4999 of the Code.

          (k)   Except for matters that, individually or in the aggregate, have not resulted or would not reasonably be expected to result in material liability to the Company or its Subsidiaries, taken as a whole, each Company Plan maintained exclusively for the benefit of employees of the Company or any of its Subsidiaries residing outside of the United States (each, a "Non-U.S. Company Plan") has been maintained in compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules, and regulations (including any special provisions relating to qualified plans where such Non-U.S. Company Plan was intended to so qualify), has been maintained in good standing with applicable regulatory authorities and all such plans that are intended to be funded and/or book-reserved are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions. There is no pending or, to the Knowledge of the Company, threatened litigation relating to any Non-U.S. Company Plan. Neither the Company nor any of its Subsidiaries offers or has ever offered employees of the Company or any of its Subsidiaries participation in any Non-U.S. Company Plans that provide defined benefit pension arrangements to its employees or former employees.

        Section 4.14    No Undisclosed Liabilities.     Except as set forth on Schedule 4.14 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has any direct or indirect Liabilities, other than (a) Liabilities fully and adequately reflected in or reserved against on the Company Year-End Balance Sheet, (b) Liabilities incurred since December 31, 2016 in the ordinary course of business, (c) Liabilities that are permitted by this Agreement in accordance with the terms hereof, (d) Liabilities that have been discharged or paid off, (e) Liabilities that would not reasonably be expected to have a Company Material Adverse Effect, and (f) Liabilities with respect to any Contractual Obligation entered into by the Company or any of its Subsidiaries (other than (x) any Liabilities for breach of any Contractual Obligation, breach of warranty, tort or infringement by the Company, or (y) any Contractual Obligation that the Company failed to disclose to Parent in breach of any representation or warranty under this Article IV).

        Section 4.15    Intellectual Property.

          (a)   (i) Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries own, free and clear of all Liens other than Permitted Liens, or have the right to use all Intellectual Property that is used in the conduct of the Company Business (collectively, the "Company Intellectual Property"). Upon the Closing, the Surviving Corporation will own or continue to have the right to use, as applicable, all Company Intellectual Property on similar terms and conditions as the Company and its Subsidiaries enjoyed immediately prior to the Closing, except as would not reasonably be expected to have a Company Material Adverse Effect.

             (ii)  Schedule 4.15(a)(ii) of the Company Disclosure Letter sets forth all of the material registrations and applications for any Company Intellectual Property owned by the Company or any of its Subsidiaries. Except as set forth on Schedule 4.15(a)(iv) of the Company Disclosure Letter or as would not be reasonably expected to have a Company Material Adverse Effect, (i) none of the Company Intellectual Property owned by the Company or any of its Subsidiaries is subject to any outstanding Order and there are no Claims pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries with respect to any such Company Intellectual Property and (ii) all of the material registrations and applications for Company Intellectual Property are valid and in full force and effect. The Company has taken all commercially reasonable actions within its power or authority reasonably necessary to ensure protection of the material Company Intellectual

    Property under Applicable Law (including making and maintaining in full force and effect all necessary filings, registrations and issuances) and to protect the secrecy, confidentiality and value of its Trade Secrets, except for actions which, if not taken, would not reasonably be expected to have a Company Material Adverse Effect.

            (iii)  Except as set forth on Schedule 4.15(a)(iii) of the Company Disclosure Letter or as would not be reasonably expected to have a Company Material Adverse Effect, the conduct of the Company Business, as conducted currently and previously since December 31, 2014, does not infringe upon or otherwise violate any Intellectual Property right of others.

            (iv)  Except as set forth on Schedule 4.15(a)(iv) of the Company Disclosure Letter or as would not be reasonably expected to have a Company Material Adverse Effect, no litigation is pending and no Claim has been made against the Company or any of its Subsidiaries or, to the Knowledge of the Company, is threatened, contesting the right of the Company or any of its Subsidiaries in or with respect to any Company Intellectual Property.

          (b)   Except as set forth on Schedule 4.15(b) of the Company Disclosure Letter or as would not reasonably be expected to have a Company Material Adverse Effect, to the Knowledge of the Company, no Person is infringing upon or otherwise violating any Company Intellectual Property or any rights of the Company or any of its Subsidiaries therein.

          (c)   Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) all Software and other IT Assets material to the Company Business (x) perform in material conformance with their documentation and as necessary for the conduct of the Company Business (including with respect to redundancy and availability of such IT Assets), (y) are free from any material Software defect and (z) do not contain any virus, Software routine or hardware component designed to permit unauthorized access or to disable or otherwise harm any IT Assets, (ii) there has been no material failure of IT Assets in the past two (2) years which has not been fully resolved and no Person has gained unauthorized access to the IT Assets or any Information contained therein, and (iii) the Company has in place reasonable business continuity plan(s).

          (d)   Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) no proprietary Software material to the Company Business that is distributed or otherwise provided to a third party (the "Company Software") uses any "open source" code, shareware or other Software that is made generally available to the public without requiring payment of fees, in each case, in such a way as would require disclosure or licensing of, or waiver of any rights with respect to, any such Company Software or any other Intellectual Property owned by the Company or any of its Subsidiaries relating thereto, (ii) none of the Company Software is covered by or subject to the requirements of any version of the GNU General Public License (the "GPL") or the GNU Affero General Public License (the "Affero GPL") and, for the avoidance of doubt, the Company has replaced any jPOS code licensed under the GPL or the Affero GPL used in the Company Software (to the extent owned by the Company and its Subsidiaries) with code that is not subject to the GPL or Affero GPL, and the distribution, sale or licensing of such Company Software, including such replacement code, does not infringe the copyright of any other Person, including jPOS.org. Except as would not reasonably be expected to have a Company Material Adverse Effect, with respect to all material Software owned by the Company or its Subsidiaries (the "Owned Software"), the Company or a Subsidiary is in actual possession and control of the applicable source code, object code, notes, documentation, and know-how to the extent required for use, distribution, development, enhancement, maintenance and support of such Owned Software. Except as would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has disclosed source code for Owned Software to a third party outside of the scope of a written agreement that reasonably protects the Company's or its Subsidiary's rights in such source code. To the Knowledge of the Company, no

  Person other than the Company and its Subsidiaries is in possession of, or has rights in, any source code for Owned Software. Other than pursuant to agreements entered into in the ordinary course of business, no Person other than the Company and its Subsidiaries has any rights to use any Owned Software.

        Section 4.16    Privacy of Customer Information.     The Company and each of its U.S. Subsidiaries has a privacy policy regarding the collection and use of personally identifiable information (each a "Company Privacy Policy"). Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and each of its U.S. Subsidiaries abides by their respective Company Privacy Policy and all Applicable Laws with respect to any personally identifiable or non-public financial Information that it collects from its customers (collectively, "Customer Information"). The execution, delivery and performance of this Agreement and the consummation of the Merger do not violate any Company Privacy Policy as it currently exists or as it existed at any time during which any Customer Information was collected or obtained by the Company or any of its Subsidiaries and, upon the Closing, the Surviving Corporation will own and continue to have the right to use all such Customer Information on similar terms and conditions as the Company and its Subsidiaries enjoyed immediately prior to the Closing. No Claims are pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries relating to the collection or use of Customer Information, except as would not reasonably be expected to have a Company Material Adverse Effect.

        Section 4.17    Environmental Matters.     The Company and each of its Subsidiaries are in compliance with all applicable Environmental Laws, except where the failure to be in compliance would not reasonably be expected to have a Company Material Adverse Effect. There is no civil, criminal or administrative Claim, notice or demand letter pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries pursuant to Environmental Laws which would reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, there are no past or present events, conditions, circumstances, activities, practices, incidents, agreements, actions or plans which would reasonably be expected to prevent compliance with, or which have given rise to or shall give rise to liability that would reasonably be expected to have a Company Material Adverse Effect, under Environmental Laws.

        Section 4.18    Insurance.     Each material fire and casualty, earthquake, flood, general liability, business interruption, product liability, and other insurance policies maintained by the Company or any of its Subsidiaries ("Insurance Policies") is in full force and effect, none of the Company or any of its Subsidiaries is in default thereunder, and no written notice of cancellation, suspension, denial, limitation of coverage or termination has been received or threatened with respect to any such policy.

        Section 4.19    Controls.     The Company has established and maintains disclosure controls and procedures and a system of internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, reasonably designed (i) to ensure that material information required to be disclosed in the Company's periodic reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported on a timely basis to the individuals responsible for the preparation of the Company's filings with the SEC and other public disclosure documents, and (ii) to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. As of the date hereof, neither the Company nor, to the Company's Knowledge, the Company's independent registered public accounting firm, has identified or been made aware of (A) "significant deficiencies" or "material weaknesses" (as defined by the Public Company Accounting Oversight Board) in the design or operation of the Company's internal controls over financial reporting which would, individually or in the aggregate, adversely affect or reasonably be expected to adversely affect the Company's ability to record, process, summarize and report financial data, in each case which has not been subsequently remediated or (B) any fraud or allegation of fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal control over financial reporting. The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules and regulations of the Applicable Exchange.

        Section 4.20    Investment Company.     None of the Company or any of its Subsidiaries is an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

        Section 4.21    Title to Property.     Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries have valid title to, or a valid leasehold interest in, all of the material personal property that is reflected on the Company Year-End Balance Sheet or that has been acquired or leased since the date of the Company Year-End Balance Sheet, free and clear of all Liens on such personal property other than Permitted Liens, except for assets disposed of, accounts receivable collected, prepaid expenses realized and Contracts fully performed, expired or terminated in the ordinary course of business since the date of the Company Year-End Balance Sheet.

        Section 4.22    Real Property.

          (a)   None of the Company or any of its Subsidiaries own any real property.

          (b)   Schedule 4.22(b) of the Company Disclosure Letter sets forth each material lease, sublease or license pursuant to which the Company or any of its Subsidiaries occupies real property as of the date of this Agreement (each, a "Company Lease" and the real property covered by each such lease, a "Company Leased Facility"). Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each Company Lease is valid, binding and enforceable against the Company or its applicable Subsidiary in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles) and is in full force and effect with respect to the Company or its applicable Subsidiary and, to the Knowledge of the Company, with respect to the other parties thereto; (ii) none of the Company or its Subsidiaries is in breach or violation of, or in default under, any Company Lease, (iii) none of the Company or its Subsidiaries has received any written notice of default under any Company Lease; and (iv) the Company and its Subsidiaries have a valid leasehold interest in all of the Company Leased Facilities free and clear of all Liens other than Permitted Liens.

        Section 4.23    Broker's, Finder's or Similar Fees.     Except as set forth on Schedule 4.23 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has employed any broker or finder or incurred any liability for any brokerage commissions, finder's fees or similar fees or commissions payable by the Company or any of its Subsidiaries in connection with the Merger.

        Section 4.24    Information Supplied.     None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in the Proxy Statement and 14C Information Statement will, at the date the Proxy Statement or 14C Information Statement, as applicable, or any amendment or supplement thereto is first mailed to the Company's stockholders or Parent's stockholders, as applicable, or at the time of the Company Stockholder Meeting (with respect to the Proxy Statement), if applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by any Acquirer Party for inclusion or incorporation by reference therein.

        Section 4.25    Required Stockholder Vote.     The Company Stockholder Approval will be the only vote of the holders of any class or series of Company Capital Stock necessary to approve and adopt this Agreement and the Merger. No other vote of the holders of any class or series of Company Capital Stock is necessary to approve and adopt this Agreement and the Merger.

        Section 4.26    Anti-Takeover Provisions.     The Company Board has adopted such resolutions as are necessary to render inapplicable to this Agreement, the Voting Agreement and the Merger the restrictions on "business combinations" (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL. The Company Board has taken all necessary action so that any takeover, anti-takeover, moratorium, "fair price", "control share" or other similar Law enacted under any Law applicable to the Company does not, and will not, apply to the Merger, this Agreement or the Voting Agreement. There is no stockholder rights plan, "poison pill" antitakeover plan or similar device in effect to which the Company or any of its Subsidiaries is subject, party to or otherwise bound.

        Section 4.27    Opinion of Financial Advisor.     Prior to the execution of this Agreement, the Company Board has received the opinion of Goldman, Sachs & Co. to the effect that, as of the date of such opinion and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations set forth therein, the Merger Consideration to be provided to the stockholders of the Company other than Parent and its affiliates is fair, from a financial point of view, to such stockholders. The Company shall make available to Parent a copy of such opinion for informational purposes only reasonably promptly following receipt thereof by the Company Board, but in any event, not until after the execution of this Agreement; provided, that it is agreed and understood that such opinion is for the benefit of the Company Board and may not be relied on by Parent or Merger Sub.

        Section 4.28    Related Party Transactions.     Except as set forth on Schedule 4.28 of the Company Disclosure Letter, and except for compensation, benefits and advances received in the ordinary course of business by employees, directors or consultants of the Company or any of its Subsidiaries, no officer, director, "associate" or member of the "immediate family" (as such terms are defined in Rule 12b-2 and Rule 16a-1 under the Exchange Act) of any such officer or director, employee or Affiliate of the Company, or Jefferies LLC or any of its Affiliates, or any relative of the foregoing or an entity of which any of the foregoing is an Affiliate: (i) is a party to or the beneficiary of any agreement, contract, commitment or transaction with the Company or its Subsidiaries (other than this Agreement); (ii) owns, directly or indirectly, any material interest in, or is an officer, director, employee or consultant of, any Person which is, or is engaged in business as, a competitor, lessor, lessee, supplier, distributor, sales agent or customer of, or lender to or borrower from, the Company or any of its Subsidiaries; (iii) owns, directly or indirectly, in whole or in part, or has any right to use any tangible or intangible property that is owned by the Company or any of its Subsidiaries or that is used in or related to the operation of their respective businesses; (iv) receives any payment or other benefit from the Company or any of its Subsidiaries, or owes or has advanced any material amount to, the Company or any of its Subsidiaries; or (v) is a party to any material transaction or proposed transaction with the Company or any of its Subsidiaries.

        Section 4.29    No Other Representations or Warranties.     The Company agrees that, except for the representations or warranties expressly set forth in Article V, no Acquirer Party nor any of their Affiliates nor any other person on behalf of any Acquirer Party has made any representation or warranty, expressed or implied, with respect to any Acquirer Party, their respective businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any information regarding any Acquirer Party or any of their Affiliates, and neither the Company nor any of its Affiliates nor any other person on behalf of the Company has relied on any representation or warranty except for those expressly set forth in Article V.

 ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE ACQUIRER PARTIES

        Except (i) as disclosed in the Acquirer Disclosure Letter (with specific reference to the Section or subsection of this Agreement to which the information stated in such Acquirer Disclosure Letter relates; provided, that (a) the mere inclusion of an item in the Acquirer Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission by the Acquirer Parties that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in an Acquirer Material Adverse Effect and (b) any item on the Acquirer Disclosure Letter in any one or more sections of the Acquirer Disclosure Letter shall be deemed disclosed with respect to other sections of this Agreement and all other sections or subsections of the Acquirer Disclosure Letter to the extent the relevance of such disclosure is reasonably apparent on its face notwithstanding the absence of a specific cross-reference or (ii) as disclosed in the Acquirer SEC Documents filed or furnished prior to the date hereof (but excluding, in each case, any disclosures set forth in any risk factor section, in any section relating to forward-looking statements and any other disclosures included in the Acquirer SEC Documents solely to the extent that they are generic, cautionary, predictive or forward-looking in nature, whether or not appearing in such sections, in each case, other than any statements of fact set forth in such sections), the Acquirer Parties hereby represent and warrant to the Company as follows:

        Section 5.1    Organizational Existence and Power.     Each of the Acquirer Parties (a) is duly organized or formed, validly existing and in good standing under the Laws of the State of Delaware, (b) has all requisite power (corporate, company, or limited partnership, as the case may be) and authority to own and operate its property, assets or rights, to lease the property, assets or rights it operates as lessee and to conduct the business in which it is currently engaged, except as would not reasonably be expected to have a material impact on the Acquirer Parties or their Subsidiaries or their respective operations, taken as a whole, and (c) is duly qualified to do business and in good standing (in jurisdictions where applicable) under the Laws of each jurisdiction in which its ownership, lease or operation of property, assets or rights or the conduct of its business requires such qualification, except where the failure to be so qualified would not, or would not reasonably be expected to, prevent or materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger (an "Acquirer Material Adverse Effect"). Parent has made available to the Company complete and correct copies of the certificate of formation (or comparable organizational documents) of Parent and Merger Sub, in each case as amended to the date of this Agreement.

        Section 5.2    Authorization; No Contravention.     Each Acquirer Party has all requisite organizational power and authority to enter into this Agreement and each of the other Transaction Documents and to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance by each Acquirer Party of this Agreement and each of the other Transaction Documents to which it will be a party and the transactions contemplated hereby and thereby have been duly authorized and approved by such Party, and no corporate, company, limited partnership or other action on its part is necessary. Assuming the accuracy of the representations and warranties of the Company in Article IV, the execution, delivery and performance by each Acquirer Party of this Agreement and each of the other Transaction Documents to which it is a party and the transactions contemplated hereby and thereby, assuming that the consents, approvals and filings referred to in Section 5.3 are duly obtained and/or made, do not violate, conflict with or result in any breach, default or contravention of (or with due notice or lapse of time or both would result in any breach, default or contravention of), or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or the creation of any material Lien under, (i) any Contractual Obligation of any Acquirer Party, (ii) any organizational document, instrument or certificate thereof or (iii) any Requirement of Law, other than, in the case of clauses (i) and (iii), any such violation, conflict, breach, default, contravention, termination, cancellation or acceleration that would not reasonably be expected to have, individually or in the aggregate, an Acquirer Material Adverse Effect.

        Section 5.3    Governmental Approvals; Third-Party Consents.     Except (a) for such filings and notifications as may be required by the HSR Act and, if necessary, similar foreign competition or Antitrust Laws, (b) for any required consent, approval, order or authorization of, or registration, declaration or filing with, the FINRA, (c) for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (d) for any approval, consent, authorization or filing that if not obtained would not be material to the Acquirer Parties, taken as a whole, and (e) as set forth in Schedule 5.3 of the Acquirer Disclosure Letter, no approval, consent, compliance, exemption, authorization or other action by, or notice to, or filing with, any applicable Governmental Authority having jurisdiction or supervision over any Acquirer Party, no consent or approval of any third parties and no lapse of a waiting period under a Requirement of Law, is necessary or required in connection with the execution, delivery or performance by the Acquirer Parties of this Agreement and the effectiveness of the Merger.

        Section 5.4    Binding Effect.     This Agreement has been duly executed by the Acquirer Parties and, as of the Closing Date, each of the other Transaction Documents to which such Acquirer Party will be a party shall have been duly executed and delivered by such Acquirer Party, and this Agreement constitutes, and as of the Closing Date each of the other Transaction Documents to which it will be a party shall constitute, the legal, valid and binding obligations of such Acquirer Party, enforceable against such Acquirer Party in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar Laws affecting the enforcement of creditors' rights generally and by general principles of equity relating to enforceability (regardless of whether considered in a proceeding at Law or in equity).

        Section 5.5    Litigation.     As of the date hereof, there are no legal, administrative or arbitral claims, suits, litigations, disputes, complaints or proceedings or, to the Knowledge of Parent, governmental or regulatory investigations, pending, or to the Knowledge of Parent, threatened at Law, in equity, in arbitration or before any Governmental Authority against any Acquirer Party, and no Order has been issued by any court or other Governmental Authority against any Acquirer Party or to which any of their respective assets or properties is subject or bound, in each case that would reasonably be expected to have, individually or in the aggregate, an Acquirer Material Adverse Effect.

        Section 5.6    Capitalization.     As of the date hereof, the authorized capital stock of Merger Sub consists of 1,000 shares of Merger Sub Common Stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly-owned Subsidiary of Parent. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has not conducted or engaged in any business activities prior to the date hereof and has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than the Financing and those assets, liabilities and obligations incident to its formation and those assets, liabilities and obligations pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

        Section 5.7    Broker's, Finder's or Similar Fees.     Except in connection with the engagement of J.P. Morgan Securities LLC and Sandler O'Neill & Partners, L.P., neither Parent nor any of its Subsidiaries or Affiliates has employed any broker or finder or incurred any liability for any brokerage commissions, finder's fees or similar fees or commissions payable by any Acquirer Party in connection with the transactions contemplated by this Agreement.

        Section 5.8    Financing

          (a)   Parent has delivered to the Company true, accurate and complete copies, including all exhibits and schedules thereto, of (i) an executed Investment Agreement (the "Temasek Investment Agreement"), dated as of the date hereof, by and between Parent and Aranda Investments Pte. Ltd ("Temasek") and an executed Investment Agreement (together with the Temasek Investment Agreement, the "Investment Agreements"), dated as of the date hereof, by and between Parent and North Island Holdings I, LP (North Island Holdings I, LP, together with Temasek, the "Equity Financing Sources"), pursuant to which, and subject to the terms and conditions of which, the Equity Financing Sources will purchase certain Parent Equity Securities for the purpose of funding the transactions contemplated by this Agreement (such equity financing, the "Equity Financing") and (ii) executed debt commitment letters, each dated as of the date hereof (the "Debt Commitment Letters" and, together with the Investment Agreements, the "Commitment Letters") pursuant to which the lenders named therein (the "Lenders"), subject to the terms and conditions set forth therein, have committed to lend the amounts set forth therein for the purpose of funding the transactions contemplated by this Agreement, including the refinancing (the "Refinancing") of (i) the Company Credit Agreement, (ii) the Third Amended and Restated Credit Agreement dated as of October 27, 2016 (the "Virtu Credit Agreement") among VHF Parent LLC, as borrower, Virtu Financial LLC, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, and (iii) the redemption of the Company Notes (such committed debt financing, the "Debt Financing" and, together with the Equity Financing, the "Financing").

          (b)   As of the date hereof, (i) the Commitment Letters are in full force and effect and have not been withdrawn or terminated, or amended, restated, waived or modified in any respect and no such amendment, restatement, waiver or modification is contemplated or pending, (ii) the respective commitments contained in the Commitment Letters have not been withdrawn, modified, reduced or rescinded in any respect and, to the Knowledge of Parent, no such withdrawal, modification or rescission is contemplated, and (iii) each of the Commitment Letters, in the form so delivered, is a legal, valid and binding obligation of Parent and/or Merger Sub (as applicable) and, to the Knowledge of Parent, the other parties thereto, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors' rights and subject, as to enforceability, to general equity principles. Except for fee letters with respect to fees and related arrangements with respect to the Debt Financing, of which Parent has delivered true, accurate and complete (other than with respect to the redaction referenced herein) copies to the Company on or prior to the date hereof (which may be redacted to omit numerical amounts and certain economic "flex" terms, none of which would adversely affect the amount or availability of the Debt Financing), and as of the date hereof, there are no other agreements, side letters, or arrangements relating to the Commitment Letters (other than customary engagement letters with respect to debt securities that may form part of the Debt Financing (none of which would adversely affect the amount or availability of the Debt Financing) and equity commitment letters entered into in connection with the Equity Financing (the "Equity Commitment Letters")) that would affect the amount, availability or conditionality of the Financing. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or Merger Sub under any term or condition of the Commitment Letters or, to the Knowledge of Parent, would (i) make any of the assumptions or any of the statements set forth in the Commitment Letters inaccurate in any material respect, (ii) result in any of the conditions in the Commitment Letters not being satisfied or (iii) otherwise result in the Financing not being available. As of the date hereof, no Financing Source has notified Parent of its intention to terminate any of the Commitment Letters or not to provide the Financing. Other than as set forth in the Commitment Letters and the Equity Commitment Letters, there are no conditions precedent (including any "flex" provisions) to the funding of the full amount of the Financing.

  Assuming the satisfaction of the conditions in Section 8.1 and Section 8.3 and the commencement and completion of the Marketing Period, as of the date hereof, Parent has no reason to believe that it will be unable to satisfy, on a timely basis, any term or condition of closing to be satisfied by it contained in the Commitment Letters or that the full amounts committed pursuant to the Commitment Letters will not be available as of the Closing. Parent has fully paid (or caused to be paid) any and all commitment fees or other fees required by the Commitment Letters to be paid on or before the date of this Agreement.

          (c)   As of the date hereof, assuming that the Financing is funded in accordance with the Commitment Letters, the aggregate proceeds to be disbursed pursuant to the definitive agreements contemplated by the Commitment Letters, together with the cash otherwise available to Parent, in the aggregate, are sufficient for Parent to pay the Merger Consideration, the Warrant Consideration, all amounts required to be paid by Parent in connection with the transactions contemplated by this Agreement and in connection with the Refinancing to be consummated concurrently or substantially concurrently with the consummation of the transactions contemplated by this Agreement.

          (d)   Parent has delivered the written consent of the holders of a majority of the voting shares of capital stock of Parent approving the issuance of Parent Equity Securities pursuant to the Equity Financing on the terms set forth in the Investment Agreements.

        Section 5.9    Information Supplied.     None of the information supplied or to be supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date the Proxy Statement or any amendment or supplement thereto is first mailed to the Company's stockholders or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Parent and Merger Sub make no representation with respect to statements made or incorporated by reference therein based on information supplied by any other Person for inclusion or incorporation by reference therein.

        Section 5.10    No Other Representations or Warranties.     The Acquirer Parties agree that, except for the representations or warranties expressly set forth in Article IV, neither the Company nor any of its Affiliates nor any other person on behalf of the Company has made any representation or warranty, expressed or implied, with respect to the Company, its respective businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any information regarding the Company, and neither the Acquirer Parties nor any of their Affiliates nor any other person on behalf of the Acquirer Parties has relied on any representation or warranty except for those expressly set forth in Article IV.

ARTICLE VI

COVENANTS

        Section 6.1    Conduct of Business of the Company.

        Except as contemplated by this Agreement, with the prior written consent of Parent or as set forth on Schedule 6.1 of the Company Disclosure Letter, during the period from the date of this Agreement to the earlier of the Effective Time or termination of this Agreement in accordance with its terms, the Company shall (and shall cause each of its Subsidiaries to) conduct its and its Subsidiaries' operations in the ordinary course of business consistent with past practice and shall (and shall cause each of its Subsidiaries to) use its reasonable best efforts to preserve intact the business organization of the

Company and its Subsidiaries and to preserve the goodwill of customers, suppliers and all other Persons having business relationships with the Company and its Subsidiaries. Without limiting the generality of the foregoing, and except as otherwise contemplated by this Agreement or as set forth on Schedule 6.1 of the Company Disclosure Letter, prior to the Closing Date, the Company shall not (and shall cause each of its Subsidiaries not to) do any of the following without the prior written consent of Parent (such consent not to be unreasonably withheld):

          (a)   adopt or propose any change in its organizational documents;

          (b)   engage in any material transaction (including capital expenditures) outside of the ordinary course of business that would require expenditures by the Surviving Corporation, Parent or any Parent's Subsidiaries in excess of $5,000,000 per annum or $10,000,000 in the aggregate;

          (c)   issue, reissue, sell, grant, pledge or otherwise encumber, or authorize the issuance, reissuance, sale, grant, pledge or other encumbrance of shares of Company Capital Stock, or securities convertible into capital stock of any class of the Company, or any rights, warrants or options to acquire any convertible securities or capital stock of the Company (other than the issuance of shares of Company Capital Stock in connection with the exercise of Company Equity Awards or Company Warrants, in each case outstanding as of the date of this Agreement in accordance with the Company Stock Plan or the Warrant Agreement, respectively, in each case as in effect of the date of this Agreement);

          (d)   (i) increase the compensation or benefits payable or provided to any current or former director, officer, employee or independent contractor, other than any such increases made in the ordinary course of business and consistent with past practice for employees whose total annual compensation does not exceed $300,000, (ii) grant or pay to any current or former director, officer, employee or independent contractor any severance, change in control or termination pay, or modifications thereto or increases therein, other than pursuant to any Company Plan as in effect on the date hereof, in accordance with their terms as in effect on such date, (iii) pay any benefit or grant or amend any award (including in respect of stock options, stock appreciation rights, performance units, restricted stock or other stock-based or stock-related awards or the removal or modification of any restrictions in any Company Plan or awards made thereunder) except as required to comply with any Applicable Law or any Company Plan as in effect as of the date hereof, (iv) adopt, enter into, amend, modify or terminate any collective bargaining agreement or other labor union contract, (v) take any action to accelerate the vesting or payment of any compensation or benefit (including in respect of Company Equity Awards) under any Company Plan or awards made thereunder or other Contract with any current or former director, officer, employee or independent contractor of the Company or any of its Subsidiaries, other than as required pursuant to this Agreement, (vi) amend or terminate any, or enter into or adopt any new, Company Plan or any other plan, trust, fund, policy, agreement or arrangement for the benefit of any current or former directors, officers, employees or independent contractors of the Company or any of its Subsidiaries, other than in the ordinary course of business consistent with past practice and as would not have a material cost to the Company or its Subsidiaries, (vii) hire any employee whose total annual compensation exceeds $300,000, or (viii) waive or materially amend any restrictive covenant entered into by any current or former director, officer, employee or independent contractor of the Company or any of its Subsidiaries.

          (e)   except in the ordinary course of business consistent with past practice, sell, lease, encumber or otherwise surrender, relinquish, dispose of, transfer, exclusively license, mortgage, pledge or grant any Lien on any material Assets, properties or rights (including the capital stock of its Subsidiaries) except (i) to the extent they are used, retired or replaced in the ordinary course of business or (ii) to the Company or any Subsidiary of the Company;

          (f)    (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, other than dividends or distributions declared, set aside, paid or made by a direct or indirect Subsidiary of the Company to the Company or a Subsidiary of the Company, and payments on preferred stock to the extent required by the applicable certificate of designations, (ii) adjust, split, combine or reclassify any of its capital stock or issue or propose or authorize the issuance of any other securities (including options, warrants, or any similar security exercisable for or convertible into, such other security) in respect of, in lieu of or in substitution for shares of its capital stock or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or the capital stock of any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, except for purchases, redemptions or other acquisitions of capital stock or other securities pursuant to an existing restricted stock purchase agreement with current or former employees and acceptance of shares of Company Capital Stock as payment for the exercise price of any outstanding Company Stock Options or for withholding Taxes incurred in connection with the exercise of Company Stock Options or the vesting or settlement of other Company Equity Awards, in each case outstanding as of the date of this Agreement;

          (g)   make, change or revoke any material Tax election, file any material amended Tax Return, settle or compromise any material claim, action, proceeding or assessment for Taxes, change any method of Tax accounting, enter into any closing agreement with respect to Taxes or make or surrender any material claim for a refund of Taxes, in each case except (i) as required by applicable Tax Law, or (ii) consistent with past practice;

          (h)   take any action or omit to take any action or enter into any transaction which, to the Knowledge of the Company, prior to taking or omitting to take any such action or prior to entering into any such transaction, has, or would reasonably be expected to have, the effect of materially delaying or otherwise materially impeding or preventing the consummation of the transactions contemplated by this Agreement and each of the other Transaction Documents;

          (i)    except in the ordinary course of business consistent with past practice, (i) modify, amend or terminate any Material Contract, (ii) enter into any successor agreement to an expiring Material Contract that changes the terms of the expiring Material Contract or (iii) enter into any new agreement that would have been considered a Material Contract if it were entered into at or prior to the date hereof, in each of cases (i), (ii) and (iii) if the effect of such action would be materially adverse to the Company and its Subsidiaries, taken as a whole;

          (j)    incur any Indebtedness in excess of $5,000,000 in the aggregate or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for or cancel, the Indebtedness of any Person (other than the Company or any of the Company's Subsidiaries), or make or authorize any material loan to any Person (in each case other than loans or advances made to the Company or by the Company or any of its Subsidiaries), other than Indebtedness in replacement of existing Indebtedness (provided that such replacement Indebtedness shall be prepayable without premium or penalty and shall have a principal amount no greater than the principal amount of the Indebtedness it replaces);

          (k)   acquire or agree to acquire by merging or consolidating with, or by purchasing all or substantially all the assets of or all or substantially all the outstanding equity interests in, any business or any corporation, partnership, joint venture, limited liability company or other company, association or other business organization;

          (l)    change any significant method of accounting or accounting principles or practices by the Company or any of its Subsidiaries, except for such changes required by U.S. GAAP or applicable regulatory accounting requirements;

          (m)  terminate, cancel, or materially amend or modify any material insurance policies maintained by it covering the Company or any of its Subsidiaries or their respective properties which is not replaced by a comparable amount of insurance coverage;

          (n)   adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

          (o)   abandon, encumber, convey title (in whole or in part), exclusively license or grant any right or other licenses to material Intellectual Property owned or exclusively licensed to the Company or any of its Subsidiaries, or enter into licenses or agreements that impose material new restrictions upon the Company or any of its Subsidiaries with respect to Intellectual Property owned by any third party, in each case, other than in the ordinary course of business consistent with past practice;

          (p)   materially change any of the architecture or infrastructure of the Company's or any of its Subsidiaries' network or information technology infrastructure systems or any material component thereof or any other material IT Assets currently used in the Company Business, other than maintenance or upgrades to any product provided by any existing vendor of the Company or such Subsidiary or otherwise in the ordinary course of business consistent with past practice;

          (q)   institute, compromise, settle or agree to settle any Claims (a) involving amounts in excess of $5,000,000 individually or $15,000,000 in the aggregate or (b) that would impose any material non-monetary obligation on the Company that would continue after the Effective Time; or

          (r)   authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

        Nothing contained in this Agreement gives, or is intended to give the Acquirer Parties, directly or indirectly, the right to control or direct the operations of the Company or any of its Subsidiaries prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries' operations.

        Section 6.2    Conduct of Business of Parent.     Except as otherwise contemplated by this Agreement and the Merger, prior to the Closing Date, Parent shall not (and shall cause each of its Subsidiaries not to) take any action or omit to take any action or enter into any transaction which, to the Knowledge of Parent, has, or would reasonably be expected to have, the effect of materially delaying or otherwise materially impeding or preventing the consummation of the transactions contemplated by this Agreement and each of the other Transaction Documents.

ARTICLE VII

ADDITIONAL AGREEMENTS

        Section 7.1    Preparation of the Proxy Statement; Stockholders Meeting; Preparation of Information Statement.

          (a)   As promptly as reasonably practicable, and in any event within twenty-one (21) days following the date of this Agreement, the Company shall prepare and cause to be filed with the SEC a preliminary proxy statement (together with any amendments or supplements thereto, the "Proxy Statement") to be sent to holders of shares of Company Common Stock (the "Company Stockholders") relating to the meeting of Company Stockholders (the "Company Stockholder Meeting") to be held to obtain the Company Stockholder Approval. The Acquirer Parties shall furnish all information concerning the Acquirer Parties and its Affiliates to the Company, and provide such other assistance, as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement, and the Proxy Statement shall include all information reasonably requested by the Company to be included therein. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Proxy Statement and shall provide Parent with copies of all substantive correspondence between it and its representatives, on the one hand, and the SEC, on the other hand. The Company shall use its reasonable best efforts to resolve as promptly as reasonably practicable any comments from the SEC with respect to the Proxy Statement. Notwithstanding the foregoing, prior to mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide Parent with an opportunity to review and comment on the Proxy Statement or response (including the proposed final version of the Proxy Statement or response), (ii) shall consider in good faith all comments reasonably proposed by Parent, and (iii) shall not file or mail such document or respond to the SEC prior to receiving the consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed.

          (b)   If prior to the Effective Time, any event occurs with respect to Parent, or any change occurs with respect to other information supplied by the Acquirer Parties for inclusion in the Proxy Statement, which is required to be described in an amendment of, or a supplement to, the Proxy Statement, Parent shall promptly notify the Company of such event, and the Company and the Acquirer Parties shall cooperate in the prompt filing by the Company with the SEC of any necessary amendment or supplement to the Proxy Statement and, if required by Law, in disseminating the information contained in such amendment or supplement to the Company's stockholders.

          (c)   If prior to the Effective Time, any event occurs with respect to the Company, or any change occurs with respect to other information supplied by the Company for inclusion in the Proxy Statement, which is required to be described in an amendment of, or a supplement to, the Proxy Statement, the Company shall promptly notify Parent of such event, and the Company and the Acquirer Parties shall cooperate in the prompt filing by the Company with the SEC of any necessary amendment or supplement to the Proxy Statement and, if required by Law, in disseminating the information contained in such amendment or supplement to the Company's stockholders.

          (d)   The Company shall, as soon as reasonably practicable following the date the Proxy Statement is cleared by the SEC, duly call, give notice of, convene and hold the Company Stockholder Meeting for the purpose of seeking the Company Stockholder Approval. The Company shall use its reasonable best efforts to (i) cause the Proxy Statement to be mailed to the Company Stockholders and to hold the Company Stockholder Meeting as promptly as reasonably practicable following the date the Proxy Statement is cleared by the SEC and (ii) subject to Section 7.4, solicit the Company Stockholder Approval. The Company shall, through the Company Board, recommend to its stockholders that they give the Company Stockholder Approval (the "Company Board Recommendation") and shall include such Company Board Recommendation in the Proxy Statement, except to the extent that the Company Board shall have made a Company Adverse Recommendation Change as permitted by Section 7.4. The Company agrees that its obligations to hold the Company Stockholder Meeting pursuant to this Section 7.1 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Company Takeover Proposal or by the making of any Company Adverse Recommendation Change by the Company Board and nothing contained herein shall be deemed to relieve the Company of such obligation. Without limiting the foregoing, if the Company Board shall have effected a Company Adverse Recommendation Change, then the Company Board shall submit this Agreement to the Company's stockholders without recommendation (although the resolutions adopting this Agreement as of the date hereof may not be rescinded or amended), in which event the Company Board may communicate the basis for its lack of a recommendation to the Company's stockholders in the Proxy Statement or an appropriate amendment or supplement thereto to the extent required by Applicable Law. The Company shall not adjourn, postpone or recess the Company Stockholder Meeting without the prior written consent of Parent which shall not be unreasonably withheld and, unless there shall have been a Company Adverse Recommendation Change, shall adjourn, postpone or recess such meeting as directed by Parent in order to obtain a quorum or to solicit additional votes (in each case so long as such meeting is not adjourned, postponed or recessed to a date that is later than the earlier of the Outside Date). In addition to the foregoing, the Company shall not submit to the vote of its stockholders any Company Takeover Proposal other than the Merger.

          (e)   As soon as reasonably practicable following the date of this Agreement, Parent will prepare and file with the SEC an information statement of the type contemplated by Rule 14c-2 promulgated under the Exchange Act related to the Equity Financing (such documents, including any amendment or supplement thereto, the "14C Information Statement"). Parent will use its reasonable best efforts to resolve all SEC comments with respect to the 14C Information Statement as promptly as reasonably practicable after receipt thereof and to have the 14C Information Statement cleared by the staff of the SEC as promptly as reasonably practicable after such filing. Parent agrees to correct any information contained in the 14C Information Statement which is or becomes false or misleading. Parent will as soon as reasonably practicable notify the Company of receipt of any comments from the SEC with respect to the 14C Information Statement and any request by the SEC for any amendment to the 14C Information Statement or for additional information and will provide the Company with copies of all such comments and correspondence. Prior to filing or mailing the 14C Information Statement (or any amendment or supplement thereto) or responding to any comments of the SEC (or the staff of the SEC) with respect thereto, Parent will provide the Company a reasonable opportunity to review and to propose comments on such document or response. Promptly after Parent has resolved all comments to the 14C Information Statement to the satisfaction of the SEC staff or after ten (10) calendar days have passed since the date of filing of the preliminary 14C Information Statement with the SEC without notice from the SEC of its intent to review the 14C Information Statement, Parent will promptly file with the SEC the 14C Information Statement in definitive form as contemplated by Rule 14c-2 promulgated under the Exchange Act substantially in the form previously cleared or filed with the SEC, as the case may be, and cause a copy of the 14C Information Statement to be mailed to each stockholder of Parent. The Company agrees to correct any information provided by it for use in the 14C Information Statement which is or becomes false or misleading. Prior to mailing such statement (or any amendment or supplement thereto), Parent will provide the Company a reasonable opportunity to review and to propose comments on such document.

          (f)    The Company shall provide written notice to Parent of the record date in respect of the Company Stockholder Meeting no fewer than twelve (12) days prior to such date.

        Section 7.2     Regulatory Actions; Reasonable Best Efforts.

          (a)   Subject to the terms and conditions of this Agreement, each of the Parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable, the Merger, and to cooperate with the other in connection with the foregoing, including using its reasonable best efforts, in each case in connection with the consummation of the transactions contemplated by this Agreement, (i) to obtain all consents, approvals, rulings or authorizations that are required to be obtained under any Requirement of Law (including any Required Governmental Approvals), (ii) to obtain any consents required from third parties and to deliver any negative consent letters, (iii) to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the Parties hereto to consummate the Merger, and

  (iv) to effect as promptly as practicable all necessary registrations, filings and responses to requests for additional Information or documentary material from a Governmental Authority, if any. Without limiting the generality of the foregoing, as soon as practicable and in no event later than fifteen (15) days after the date of this Agreement (subject to, in the case of the Acquirer Parties, the reasonable cooperation of the Company, and in the case of the Company, the reasonable cooperation of the Acquirer Parties, in each case in accordance with this Section 7.2(a)) each of the Acquirer Parties and the Company shall, and shall cause their respective Subsidiaries to, prepare and file any applications, notices and filings required to be filed with any regulatory agency in order to obtain the Required Governmental Approvals. Each of the Acquirer Parties and the Company shall use, and shall cause its applicable Subsidiaries to use, reasonable best efforts to obtain each such Required Governmental Approvals as promptly as reasonably practicable. Each of the Acquirer Parties and the Company shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable Laws relating to the exchange of information, any filing made with, or written materials submitted to, any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The Parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement, and each Party will keep the other Parties apprised promptly of the status of filings and applications, including communications with Governmental Authorities that cause such Party to believe that there is a reasonable likelihood that any Required Government Approval will not be obtained or that the receipt of any such approval will be delayed, and all other matters relating to completion of the transactions contemplated hereby. Each Party shall consult with the other Parties in advance of any meeting or conference with any Governmental Authority in connection with the transactions contemplated by this Agreement.

          (b)   Further, and without limiting the generality of the rest of this Section 7.2, each of the Parties shall promptly (i) furnish to the other such necessary Information and reasonable assistance as the other Party may request in connection with the foregoing, and (ii) subject to Applicable Laws relating to the exchange of Information, provide counsel for the other Party with copies of all filings made by such Party, and all correspondence between such Party (and its advisors) with any Governmental Authority and any other Information supplied by such Party and such Party's Subsidiaries to a Governmental Authority or received from such a Governmental Authority in connection with the transactions contemplated hereby and as necessary to comply with contractual arrangements.

          (c)   In furtherance and not in limitation of the covenants of the Parties contained in this Section 7.2, Parent shall use its reasonable best efforts to take, and cause its Affiliates to use their reasonable best efforts to take, all steps as may be necessary to obtain all such waiting period expirations or terminations, consents, clearances, waivers, licenses, registrations, permits, authorizations, orders and approvals under applicable Antitrust Law (collectively, "Antitrust Clearances"), including making an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Merger as soon as practicable after the date hereof, and in any event within fifteen (15) days following the date of this Agreement, and using their reasonable best efforts to supply as soon as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and using their reasonable best efforts to take any others actions as may be required to obtain such Antitrust Clearances or to avoid the entry of, or to effect the dissolution of or vacate or lift, any decrees, judgments, injunctions or orders under any Antitrust Laws that would otherwise have the effect of preventing or materially delaying the consummation of the Merger; provided, that Parent shall not be required to take, and shall not be required to cause its Affiliates to take, any action that would result in a material adverse effect on the Surviving Corporation and Acquirer Parties on a combined basis after the Merger.

          (d)   At Parent's request and expense, the Company agrees to take all actions Parent reasonably deems prudent in order to obtain or assist Parent in obtaining any actions, consents, undertakings, approvals or waivers by or from any Person for or in connection with, and to reasonably assist Parent in litigating or otherwise contesting any objections to or proceedings or other actions challenging, the consummation of the Merger; provided, however, that nothing in this Section 7.2(c) shall obligate the Company to take any action that is not (i) conditioned on the consummation of the Merger and (ii) at the expense of Parent.

          (e)   Notwithstanding anything to the contrary set forth in this Agreement, all obligations of Parent or Merger Sub to obtain the Financing shall be governed exclusively by Section 7.11 and not this Section 7.2.

        Section 7.3    Access to Information; Confidentiality.

          (a)   Upon reasonable notice and subject to Applicable Laws relating to the exchange of information, the Company shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the Acquirer Parties access, for the purpose of preparing for the integration of the operations of the Company and Parent and the Merger and other matters contemplated by this Agreement, including the Financing, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records, and to its officers, employees, accountants, counsel and other representatives, in each case in a manner not unreasonably disruptive to the operation of the business of the Company and its Subsidiaries, and, during such period, the Company shall, and shall cause its Subsidiaries to, make available to the Acquirer Parties (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of the federal securities Laws or federal or state banking, mortgage lending, real estate or consumer finance or protection Laws (other than reports or documents which the Company is not permitted to disclose under Applicable Law or that are publicly filed) and (ii) all other information concerning its business, properties and personnel as Parent may reasonably request for the purpose of preparing for the integration of the operations of the Company and Parent and the Merger and other matters contemplated by this Agreement. Neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize any attorney-client privilege, violate any contract or agreement or contravene any Law; and in any such event, the parties hereto will use reasonable best efforts to make appropriate substitute disclosure arrangements.

          (b)   All information and materials provided pursuant to this Agreement shall be subject to the confidentiality provisions of the Confidentiality Agreement entered into between the Company and Parent, dated March 17, 2017 (the "Confidentiality Agreement").

          (c)   No investigation by any of the parties or their respective representatives shall constitute a waiver of or otherwise affect the representations, warranties, covenants or agreements of the others set forth herein.

        Section 7.4    No Solicitation by the Company; the Company Board Recommendation.

          (a)   Except as otherwise contemplated by this Section 7.4, the Company shall not, and shall use reasonable best efforts to cause its Affiliates or any of its or their respective officers, directors or employees, agents, affiliates and representatives (including any investment bankers, attorneys or accountants retained by it or any of its Affiliates) (collectively, "Representatives") not to, directly or indirectly, (i) solicit or initiate, or knowingly encourage, induce or facilitate (including by way of providing information) any Company Takeover Proposal or any inquiry or proposal that constitutes or may reasonably be expected to result in a Company Takeover Proposal, (ii) participate in any discussions or negotiations with any Person regarding, or furnish to any Person any information with respect to, or cooperate in any way with any Person (whether or not a Person making a Company Takeover Proposal) with respect to any Company Takeover Proposal or any inquiry or proposal that may reasonably be expected to result in a Company Takeover Proposal, (iii) approve or recommend, or propose to approve or recommend, any Company Takeover Proposal, (iv) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, memorandum of understanding, merger agreement, asset or share purchase or share exchange agreement, option agreement or other similar agreement related to any Company Takeover Proposal (an "Acquisition Agreement"), (v) enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder, or (vi) propose or agree to do any of the foregoing. The Company shall, and shall cause its Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Company Takeover Proposal, or any inquiry or proposal that may reasonably be expected to result in a Company Takeover Proposal, request the prompt return or destruction of all confidential information previously furnished and immediately terminate all physical and electronic data room access previously granted to any such Person or its Representatives.

          (b)   Notwithstanding the foregoing, in response to an unsolicited bona fide written Company Takeover Proposal, which was not preceded by, or resulting from, any breach of this Section 7.4, that the Company Board determines in good faith (after consultation with its outside legal and, with respect to financial matters, its financial advisors) constitutes or is reasonably likely to result in a Superior Company Proposal, the Company may, subject to compliance with Section 7.4(f), prior to (but not after) the adoption of this Agreement by the holders of shares of Company Class A Common Stock in accordance with Section 251 of the DGCL, take any action described in clauses (x) and (y) below, to the extent that the Company Board concludes in good faith (and following consultation with its outside counsel) that failure to take such actions would be reasonably likely to result in a violation of its fiduciary duties under Applicable Law: (x) furnish information with respect to the Company and any of its Subsidiaries to the Person making such Company Takeover Proposal (and its Representatives and any financing sources) pursuant to an Acceptable Confidentiality Agreement, so long as any material non-public information provided under this clause has previously been provided to the Acquirer Parties or is provided to the Acquirer Parties substantially concurrently with the time it is provided to such Person, and (y) participate in discussions regarding the terms of such Company Takeover Proposal and the negotiation of such terms with the Person making such Company Takeover Proposal (and such Person's Representatives and any financing sources); provided, that the Company shall within 24 hours provide Parent with any information with respect to the Company and any of its Subsidiaries provided to such Person which was not previously provided to Parent (or its representatives). The Company agrees that neither it nor any of its Subsidiaries shall terminate, waive, amend, modify or fail to use reasonable best efforts to enforce any existing standstill, confidentiality or similar obligations owed by any Person to the Company or any of its Subsidiaries under any outstanding agreement relating to a potential acquisition of the Company or any material portion of its assets, in each case except to the extent necessary to permit the Company to take an action it is otherwise permitted to take under this Section 7.4(b) in full compliance with such provision; provided, that the Company (on behalf of itself and any of its Subsidiaries) hereby waives any such standstill obligation to the extent necessary to permit a Person otherwise covered by such standstill to submit a confidential unsolicited bona fide written Company Takeover Proposal to the Company Board. For purposes of clarification, the taking of any of the actions contemplated by clause (x) or (y) of this Section 7.4(b) shall not be deemed to be a Company Adverse Recommendation Change.

          (c)   Except as set forth in Section 7.4(d), neither the Company Board nor any committee thereof shall (i) (A) withdraw (or modify in any manner adverse to Parent), or propose publicly to withdraw (or modify in any manner adverse to Parent), the Company Board Recommendation, (B) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Company Takeover Proposal, (C) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, or allow the Company or any of its Subsidiaries to execute or enter into, any Acquisition Agreement (other than an Acceptable Confidentiality Agreement), (D) enter into any agreement, letter of intent, or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder, (E) subject to Section 7.4(g), fail to recommend against any Company Takeover Proposal subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within ten (10) Business Days after the commencement of such Company Takeover Proposal, or (F) fail to include the Company Board Recommendation in the Proxy Statement or re-affirm such Company Board Recommendation at the request of Parent within ten (10) Business Days or (ii) resolve or agree to do any of the foregoing (each being referred to as a "Company Adverse Recommendation Change").

          (d)   Notwithstanding the foregoing provisions, the Company Board may, prior to (but not after) the adoption of this Agreement by the holders of shares of Company Class A Common Stock in accordance with Section 251 of the DGCL, make a Company Adverse Recommendation Change if (x) in response to an unsolicited bona fide written Company Takeover Proposal, the Company Board determines (after consultation with its outside legal and, with regard to financial matters, its financial advisors) that such unsolicited bona fide written Company Takeover Proposal constitutes a Superior Company Proposal and following consultation with outside legal counsel, that failure to make a Company Adverse Recommendation Change is reasonably likely to violate its fiduciary duties to the stockholders of the Company under Applicable Law, or (y) other than in connection with a Company Takeover Proposal, an event, fact, circumstance, development or occurrence that affects the business, assets or operations of the Company or its Subsidiaries that is unknown to the Company Board as of the date of this Agreement becomes known to the Company Board (an "Intervening Event") prior to the adoption of this Agreement by the holders of shares of Company Class A Common Stock in accordance with Section 251 of the DGCL and the Company Board has concluded in good faith, following consultation with its outside legal counsel, that failure to make a Company Adverse Recommendation Change is reasonably likely to violate its fiduciary duties to the stockholders of the Company under Applicable Law; provided, however, that the Company shall not be entitled to exercise its right to make a Company Adverse Recommendation Change until after the fifth (5th) Business Day (the "Recommendation Change Notice Period") following Parent's receipt of written notice (a "Company Notice of Recommendation Change") from the Company advising Parent that the Company Board intends to take such action, including the details of the Intervening Event or, in the case of a Superior Company Proposal, the terms and conditions of any Superior Company Proposal that is the basis of the proposed action by the Company Board and the identity of the party making such Superior Company Proposal, and, if applicable, shall have contemporaneously provided a copy of all of the relevant proposed transaction agreements and any other documents provided by, or correspondence with, the party making such Superior Company Proposal, including the then-current form of the definitive agreements with respect to such Superior Company Proposal (it being understood and agreed that any amendment to any material term of such Superior Company Proposal or change to the material facts and circumstances relating to such Intervening Event shall require a new Company Notice of Recommendation Change and trigger a new Recommendation Change Notice Period). The Company Board may not make a Company Adverse Recommendation Change in respect of a

  Superior Company Proposal if any such Superior Company Proposal resulted from a breach by the Company of this Section 7.4.

          (e)   Notwithstanding the foregoing, in determining whether to make a Company Adverse Recommendation Change, the Company Board shall take into account any changes to the terms of this Agreement committed to in writing by Parent in response to a Company Notice of Recommendation Change or otherwise; provided, that the Company shall, and shall use its reasonable best efforts to cause its financial and legal advisors to, during the Recommendation Change Notice Period and prior to any Company Adverse Recommendation Change, negotiate with Parent in good faith (to the extent Parent also seeks to negotiate) to make such adjustments in the terms and conditions of this Agreement so that (i) in the event of a Company Notice of Recommendation Change in respect of a Superior Company Proposal, this Agreement results in a transaction that is no less favorable to the stockholders of the Company than any Company Takeover Proposal that would be deemed to constitute a Superior Company Proposal in the absence of such adjustments or (ii) in the event of a Company Notice of Recommendation change in respect of an Intervening Event, the Company Board would no longer be required to make a Company Adverse Recommendation Change in order not to be reasonably likely to violate its fiduciary duties to the stockholders of the Company under Applicable Law, and, in the event Parent agrees to make such adjustments to the Agreement in either case of clause (i) or (ii) above, as applicable, no Company Adverse Recommendation Change shall be made.

          (f)    In addition to the foregoing obligations of the Company set forth in this Section 7.4, the Company shall within 24 hours of the receipt thereof, advise Parent orally of any Company Takeover Proposal, the material terms and conditions of any such Company Takeover Proposal (including any changes thereto) and the identity of the Person making any such Company Takeover Proposal. The Company shall (x) keep Parent informed in all material respects and on a reasonably current basis (and in no event later than 24 hours from the occurrence or existence of any material event, fact or circumstance) of the status and details (including any material change to the terms thereof) of any Company Takeover Proposal, and (y) provide to Parent as soon as practicable after receipt or delivery thereof copies of all correspondence and other written material exchanged between the Company or any of its Subsidiaries and any Person that describes any of the terms or conditions of any Takeover Proposal.

          (g)   Nothing contained in this Agreement shall prohibit the Company or the Company Board from complying with Rules 14a-9, 14d-9, 14e-2 and Item 1012(a) of Regulation M-A promulgated under the Exchange Act, or from issuing a "stop, look and listen" statement pending disclosure of its position thereunder or making any other legally required disclosure to the Company's stockholders if, in the good faith judgment of the Company, after consultation with its outside legal counsel, the failure to do so would be reasonably likely to result in a violation of its fiduciary duties under Applicable Law or such disclosure is otherwise required under Applicable Law; provided, that any such statement that would be a Company Adverse Recommendation Change shall be in accordance with Section 7.4(d) and Section 7.4(e).

          (h)   For purposes of this Agreement:

            "Company Takeover Proposal" means any proposal or offer (whether or not in writing) to the Company, with respect to any (i) merger, consolidation, share exchange, other business combination or similar transaction involving the Company or any of its Subsidiaries representing 20% or more of the assets of the Company and its Subsidiaries, taken as a whole, (ii) direct or indirect acquisition of more than 20% of the outstanding shares of Company Common Stock or voting power of the Company, (iii) sale, lease, contribution or other disposition, directly or indirectly (including by way of merger, consolidation, share exchange, other business combination, partnership, joint venture, sale of capital stock of or other equity interests in the Company or any of its Subsidiaries or otherwise) of any business or assets of the Company or any of its Subsidiaries representing 20% or more of the consolidated revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, (iv) issuance, sale or other disposition, directly or indirectly, to any Person (or the stockholders of any Person) or group of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of the Company, (v) any tender offer or exchange offer as a result of which any Person or group shall acquire, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, of 20% or more of the voting power of the Company or (vi) any combination of the foregoing (in each case, other than the Merger).

            "Superior Company Proposal" means any bona fide written Company Takeover Proposal made by a third party or group pursuant to which such third party (or, in a parent-to-parent merger involving such third party, the stockholders of such third party) or group would acquire, directly or indirectly, more than 50% of the voting power of the Company or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, on terms which the Company Board determines in good faith (after consultation with its legal advisors and, with respect to financial matters, its financial advisors) (i) to be superior to the holders of Company Common Stock from a financial point of view than (x) the Merger (including the Merger Consideration), taking into account all the terms and conditions of such proposal and the Person making the proposal (including all financial, regulatory, legal conditions to consummation and other aspects of such proposal), and (y) this Agreement (including any changes proposed by Parent to the terms of this Agreement), and (ii) is reasonably capable of being consummated on the terms proposed and (iii) for which all requisite cash funds are or will be immediately available or will be committed by identified financing sources at the time of signing a definitive transaction agreement.

        Section 7.5    Public Announcements.     Except with respect to any Company Adverse Recommendation Change made in accordance with the terms of this Agreement, Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by Applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. Parent and the Company agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

        Section 7.6    Notification of Certain Matters.     Parent shall give prompt notice to the Company and the Company shall give prompt notice to Parent (in such capacity, the "Notifying Party") of the occurrence, or failure to occur, of any event which occurrence or failure to occur (a) would cause or be reasonably likely to cause an Acquirer Party Material Adverse Effect or a Company Material Adverse Effect, as applicable, or (b) which the Notifying Party believes would cause or would be reasonably likely to cause or constitute a material breach of any of the Notifying Party's representations, warranties or covenants contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition set forth in, if an Acquirer Party is the Notifying Party, Section 8.1 or Section 8.3, or if the Company is the Notifying Party, Section 8.1 or Section 8.2; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 7.6 or the failure of any condition set forth in Section 8.2 or Section 8.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case, unless the underlying breach would independently result in a failure of the conditions set forth in Section 8.2 or Section 8.3 to be satisfied.

        Section 7.7    Indemnification; Directors' and Officers' Insurance.

          (a)   Each of the Surviving Corporation and Parent agrees that all rights, existing as of the date hereof, to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time in favor of the current or former directors, officers or employees of the Company or any of its Subsidiaries as provided in their respective certificates of incorporation or by-laws (or comparable organizational documents) or in any indemnification, employment or other similar agreements of the Company or any of its Subsidiaries set forth in Schedule 7.7 of the Company Disclosure Letter, in each case as in effect on the date of this Agreement, shall continue in full force and effect in accordance with their terms. From and after the Effective Time, the Surviving Corporation shall indemnify and hold harmless each individual who is as of the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries or who is as of the date of this Agreement, or who thereafter commences prior to the Effective Time, serving at the request of the Company of any of its Subsidiaries as a director or officer of another Person (all of the foregoing, collectively, the "Company Indemnified Parties"), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys' fees and disbursements ("Losses"), incurred or arising in connection with any claim, action, investigation, suit or proceeding, whether civil, criminal, regulatory, administrative or investigative (including with respect to matters existing or occurring or alleged to have existed or occurred at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby)), arising out of or pertaining to the fact that the Company Indemnified Party is or was an officer or director of the Company or any of its Subsidiaries or is or was serving at the request of the Company or any of its Subsidiaries as a director or officer of another Person or any act or omission by such Company Indemnified Party while serving in such capacity, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under Applicable Law. In the event of any such claim, action, investigation, suit or proceeding, (x) each Company Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, investigation, suit or proceeding from the Surviving Corporation within ten (10) Business Days of receipt by the Surviving Corporation from the Company Indemnified Party of a request therefor; provided, that any person to whom expenses are advanced provides an undertaking, if and only to the extent required by the DGCL, to repay such advances if it is ultimately determined that such person is not entitled to indemnification and (y) the Surviving Corporation shall cooperate in the defense of any such matter. Any Company Indemnified Party wishing to claim indemnification under this Section 7.7, upon learning of any threatened or actual claim, action, suit, demand, proceeding or investigation, shall promptly notify the Company and, if so learning after the Effective Time, the Surviving Corporation thereof in writing; provided, that the failure promptly to so notify in writing shall not affect the obligations of the Surviving Corporation except to the extent, if any, that it is materially prejudiced by such failure or delay.

          (b)   In the event that Parent or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or Surviving Corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, the Surviving Corporation shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 7.7.

          (c)   For a period of six years from and after the Effective Time, the Surviving Corporation shall (i) cause to be maintained in effect the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by the Company or its Subsidiaries or (ii) provide substitute polices for the Company and its current and former directors and officers (and any individual who becomes an officer or director prior to the Effective Time) who are currently (or prior to the Effective Time become) covered by the directors' and officers' and fiduciary liability insurance coverage currently maintained by the Company in either case, of not less than the amount of existing coverage and have other terms and from carriers not less favorable to the insured persons than the directors' and officers' liability insurance and fiduciary liability insurance coverage currently maintained by the Company with respect to claims arising from facts or events that occurred on or before the Effective Time, except that in no event shall the Surviving Corporation be required to pay with respect to such insurance policies in respect of any one policy year more than 300% of the annual premium payable by the Company for such insurance for the year ended December 31, 2016 (such 300% amount, the "Maximum Amount"), and if the Surviving Corporation is unable to obtain the insurance required by this Section 7.7 it shall obtain as much comparable insurance as possible for the years within such six-year period for an annual premium equal to the Maximum Amount, in respect of each policy year within such period. In lieu of such insurance, prior to the Closing Date, Parent may direct that the Company, in which case the Company shall, purchase a "tail" directors' and officers' liability insurance policy and fiduciary liability insurance policy for the Company and its current and former directors and officers (and any individual who becomes an officer or director prior to the Effective Time) who are currently (or prior to the Effective Time become) covered by the directors' and officers' and fiduciary liability insurance coverage currently maintained by the Company. In the event the Company purchases such tail coverage, the Surviving Corporation shall cease to have any obligations under the first sentence of this Section 7.7(c).

          (d)   The provisions of this Section 7.7, (i) shall survive consummation of the Merger, (ii) are intended to be for the benefit of, and will be enforceable by, each indemnified or insured party (including the Company Indemnified Parties), his or her heirs and (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

        Section 7.8    Takeover Laws.     The Parties hereto and their respective boards of directors or other governing bodies shall (i) use reasonable best efforts to ensure that no state takeover Law or similar Law is or becomes applicable to this Agreement, the Merger or the transactions contemplated by the Transaction Documents and, (ii) if any state takeover Law or similar Law becomes applicable to this Agreement, the Merger or the transactions contemplated by the Transaction Documents, use reasonable best efforts to ensure that the Merger and the transactions contemplated by the Transaction Documents may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Law on this Agreement, the Merger and the transactions contemplated by the Transaction Documents.

        Section 7.9    Exemption from Liability Under Section 16(b).     Prior to the Effective Time, the Company shall take all such steps as may be necessary or appropriate to cause any disposition or acquisition by the Company's directors and officers of shares of Company Capital Stock or conversion of any derivative securities in respect of such shares of Company Capital Stock in connection with the consummation of the transactions contemplated by this Agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act, including any such actions specified in the applicable SEC No-Action Letter dated January 12, 1999.

        Section 7.10    Litigation.     The Company and Parent shall each give the other Party the opportunity to participate at its own expense, to the extent practicable and subject to Applicable Laws relating to the exchange of information and in a manner that does not result in any waiver or loss of attorney-client privilege, in the defense or settlement of any litigation relating to the transactions contemplated by this Agreement, including any stockholder litigation against the Company and/or its directors or any litigation by or against any holder of Company Notes or lender under the Company Credit Agreement, and no such settlement shall be agreed to without Parent's prior written consent which shall not be unreasonably withheld.

        Section 7.11    Financing.

          (a)   Subject to the terms and conditions of this Agreement, Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate, on a timely basis, on or prior to the Closing Date, the Financing contemplated by the Commitment Letters on the terms set forth therein (subject to any "flex" provisions applicable to the Debt Financing; provided that such "flex" provisions would not adversely affect the amount or availability of the Debt Financing). Parent shall use its reasonable best efforts to (i) maintain in effect the Commitment Letters and comply with its obligations and conditions thereunder, (ii) negotiate and enter into definitive agreements on a timely basis with respect to the Financing on terms and conditions (subject to any "flex" provisions applicable to the Debt Financing; provided that such "flex" provisions would not adversely affect the amount or availability of the Debt Financing) contained in the Commitment Letters or otherwise no less favorable to Parent with respect to timing, amount or conditions than those contained in the Commitment Letters (the "Financing Agreements"), and (iii) satisfy (or have waived) on a timely basis all conditions and covenants applicable to Parent in the Commitment Letters that are within its control at or prior to the Closing (including the payment of any commitment, engagement or placement fees required as a condition to the Debt Financing), and otherwise comply in all material respects with its obligations under the Commitment Letters (including the Financing Agreements). Parent shall keep the Company reasonably informed of material developments in respect of Parent's efforts to arrange the Financing, including any changes to the respective amounts of the Debt Financing and Equity Financing. Prior to the Closing, without the prior written consent of the Company, Parent shall not agree to, or permit, any amendment, modification or supplement of, or waiver under, the Commitment Letters to the extent such amendment, modification, supplement or waiver would (i) reduce the aggregate amount to be funded under the Financing (including by changing the amount of fees to be paid or original issue discount of the Debt Financing or similar fees) unless (x) in the case of a reduction in the Debt Financing, the Equity Financing is increased by a corresponding amount or (y) in the case of a reduction in the Equity Financing, the Debt Financing is increased by a corresponding amount, (ii) amend, modify or supplement the conditions or contingencies to the Financing in a manner that would reasonably be expected to make it less likely the Financing will be funded or imposes new or additional conditions or expands any existing condition to the receipt of the Financing at the Closing or (iii) be reasonably expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement. Parent shall promptly deliver to the Company true and completed copies of any such amendment, supplement, modification or waiver (which, in the case of fee letters, may be redacted to omit numerical amounts and certain economic "flex" terms, none of which would adversely affect the amount or availability of the Debt Financing). Notwithstanding the foregoing, (x) Parent may amend the Commitment Letters to add investors, lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Commitment Letters as of the date hereof and, in connection therewith, amend the economic and other arrangements with respect to the existing and additional investors, lenders, lead arrangers, bookrunners, syndication agents or similar entities, if the addition of such additional parties and amendment of additional terms do not adversely impact the aggregate amount of the Financing to be funded at the Closing and (y) in the event that Parent is required pursuant to this Section 7.11 to provide any information that is subject to attorney-client or similar privilege, Parent may withhold disclosure of such information so long as Parent gives notice to the Company of the fact that it is withholding such information and thereafter the Company and Parent shall use their respective reasonable best efforts to cause such information to be provided in a manner that would not reasonably be expected to waive the applicable privilege or protection.

          (b)   In the event any portion of the Equity Financing or the Debt Financing becomes unavailable on the terms and conditions (including any "flex" provisions applicable to the Debt

  Financing) contemplated in the Investment Agreements or the Debt Commitment Letters, as applicable, and such portion is necessary to fund the transactions contemplated by this Agreement, Parent shall promptly notify the Company and shall, (i) with respect to the Equity Financing, use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange to obtain as promptly as practicable alternative equity financing from alternative sources for such portion (x) on terms and conditions not materially less favorable to the Company than the Investment Agreements and (y) in an amount equal to the amount of the Equity Financing and (ii) with respect to the Debt Financing, use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange to obtain as promptly as practicable alternative debt financing from alternative sources for such portion (x) on terms and conditions not materially less favorable to Parent than the Debt Commitment Letters and (y) in an amount equal to the amount of the Debt Financing, such that the amount of alternative financing obtained under (i) and (ii) equals an amount sufficient to consummate the Merger. To the extent that Parent is unable to obtain any amount of alternative equity financing to replace the Equity Financing, Parent shall draw upon any additional amounts available under the Debt Financing to cover the shortfall. If obtained, Parent shall promptly deliver to the Company true and complete copies of a new equity commitment or a new debt financing commitment, as applicable, pursuant to which any such alternative source shall have committed to provide Parent with any portion of the Equity Financing or the Debt Financing, as applicable. References in this Agreement to (i) the "Equity Financing" shall include the equity financing contemplated by the Investment Agreements as amended, modified or replaced and references in this Agreement to the "Debt Financing" shall include the debt financing contemplated by the Debt Commitment Letters as amended, modified or replaced, (ii) the Investment Agreements and the "Debt Commitment Letters" shall include such documents as amended, modified or replaced and (iii) "Equity Financing Sources" and "Debt Financing Sources" shall include the providers of equity or debt financing, as applicable, under such documents as amended, modified or replaced (in the case of each of clauses (i), (ii) and (iii), including replacement with alternative financing and alternative equity or debt financing commitments (as applicable) pursuant to this Section 7.11 from and after such amendment, modification or replacement); provided, that fee letters or side letters which do not contain "flex" or other provisions which affect the terms or conditions of the Debt Financing shall not be required to be provided.

          (c)   Parent acknowledges and agrees that the obtaining of the Financing or any alternate Financing pursuant to Section 7.11(b) is not a condition to the Closing and reaffirms its obligation to consummate the transactions contemplated by this Agreement irrespective and independently of the availability of the Financing or any alternative Financing.

          (d)   The Company shall use its reasonable best efforts to provide, and to cause its Subsidiaries and its and their Representatives to provide, to Parent such reasonable cooperation that is customary in connection with the arrangement of the Debt Financing, as may be reasonably requested by Parent, including by using its reasonable best efforts to (i) upon reasonable advance notice, cause members of senior management and the Representatives of the Company and its Subsidiaries to be available to participate in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions and sessions with ratings agencies, in each case in connection with the Debt Financing, (ii) furnish as promptly as reasonably practicable to the Parent and the Debt Financing Sources the Required Information as to the Company and its Subsidiaries and assist the Parent with the preparation of customary materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents required in connection with the Debt Financing (the "Offering Documents"), in each case to the extent, and solely to the extent, such materials relate to information concerning the Company and its Subsidiaries, (iii) assist Parent in preparing pro forma financial statements if Parent determines such pro forma financial statements are legally required or customary in connection with the Debt Financing (or if reasonably requested by the Debt Financing Sources), it being understood that the Company need only assist in the preparation thereof, but shall not be required to prepare independently any separate pro forma financial statements, (iv) upon Parent's request, issuing customary representation letters to the Company's independent registered public accounting firm and using reasonable best efforts to obtain, consistent with customary practice consent to SEC filings and offering memoranda that include or incorporate the Company's consolidated financial information and their reports thereon, in each case, to the extent such consent is required, customary reports and customary comfort letters (including "negative assurance" comfort) from the Company's registered public accounting firm with respect to financial information and consents to the use of such accountants' audit reports relating to the Company and its Subsidiaries, (v) provide customary authorization letters to the Debt Financing Sources (including with respect to the absence of material non-public information concerning the Company and its Subsidiaries in the public side version of documents delivered to prospective lenders) and, to the extent necessary, consents of accountants for use of their reports in any materials relating to the Debt Financing, (vi) provide all documentation and other information as is required by applicable "know your customer" and anti-money laundering rules and regulations including without limitation the USA PATRIOT Act to the extent reasonably requested at least five (5) Business Days prior to the anticipated Closing Date, (vii) subject to Section 7.11(j), assist in the preparation of and executing and delivering one or more credit agreements, indentures, purchase agreements, pledge and security documents, mortgages, guarantees and other definitive financing documents or other certificates or documents as may reasonably be requested by Parent, (viii) subject to Section 7.11(j), take all reasonable actions requested by Parent necessary to permit the Debt Financing Sources to evaluate the Company's assets and cash management policies and procedures relating thereto for the purposes of establishing collateral arrangements as of the Closing and to cooperate with other due diligence conducted by the Debt Financing Sources, (ix) subject to Section 7.11(j), take all corporate actions, subject to the occurrence of the Closing, reasonably requested by Parent or its Debt Financing Sources that are necessary or customary to permit the consummation of the Debt Financing, (x) subject to Section 7.11(j), obtain customary evidence of authority, customary officer's certificates, good standing certificates (to the extent applicable) in the respective jurisdictions of organization of the Company and its Subsidiaries, customary lien searches with respect to the Company and its Subsidiaries and insurance certificates, as is customary and to the extent reasonably requested by Parent or its Debt Financing Sources in connection with the closing of the Debt Financing, (xi) allow the Debt Financing Sources to have access to the existing lending relationships of the Company and its Subsidiaries and (xii) effecting the payoff of the Company Credit Agreement concurrently with the Closing. The Company hereby consents to the use of its and its Subsidiaries' logos in connection with the Debt Financing; provided, however, that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries.

          (e)   The Company and its Subsidiaries shall use their reasonable best efforts to periodically update any Required Information provided to Parent as may be necessary so that such Required Information (i) is Compliant and (ii) meets the applicable requirements set forth in the definition of "Required Information". In addition, if, in connection with a marketing effort contemplated by the Debt Commitment Letters, Parent reasonably requests the Company to file a Current Report on Form 8-K pursuant to the Exchange Act that contains material non-public information which Parent in consultation with the Company and the Debt Financing Sources reasonably determines to include in a customary offering memorandum for the Debt Financing, then the Company shall promptly file such Current Report on Form 8-K.

          (f)    At the reasonable request of Parent, upon reasonable advance notice, the Company shall, and shall cause its Subsidiaries to, promptly take such actions in respect of the Company Notes, including as set forth in Section 7.12, and to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to effect the release (and provide evidence of such release) of all Liens and guarantees provided in respect of the Company Notes upon consummation of the Company Notes Redemption.

          (g)   The Company shall (i) negotiate a customary payoff letter with BMO Harris Bank, N.A. with respect to the Company Credit Agreement, in form and substance reasonably satisfactory to Parent, and (ii) deliver or cause to be delivered such payoff letter to Parent on or prior to the Closing.

          (h)   All non-public or otherwise confidential information regarding the Company obtained by the Acquirer Parties or their Representatives pursuant to Section 7.11(c) shall be kept confidential in accordance with the Confidentiality Agreement; provided, that notwithstanding the terms of the Confidentiality Agreement, upon reasonable advance notice to the Company, Parent may provide such information to potential sources of capital and to rating agencies and prospective lenders during syndication of the Debt Financing subject to customary confidentiality arrangements with such Persons regarding such information.

          (i)    Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 7.11 and Section 7.12 shall require, and in no event shall the reasonable best efforts of Parent or its Subsidiaries be deemed or construed to require, Parent or any of its Subsidiaries to (i) pay any fees in excess of those contemplated in the Debt Commitment Letters (whether to secure waiver of any conditions contained therein or otherwise), (ii) amend or waive any of the terms or conditions hereof or (iii) consummate the Closing at any time prior to the date determined in accordance with Section 2.2; provided that obtaining the Financing is not a condition to the Closing.

          (j)    Notwithstanding anything to the contrary contained in this Agreement, (i) nothing in this Agreement shall require any cooperation by the Company, its Subsidiaries or any of their respective Representatives to the extent that (A) it would require the Company to pay any commitment or other fees, reimburse any expenses or otherwise incur any liabilities that are not reimbursed by Parent as provided in Section 7.11(k) below or give any indemnities prior to the Closing, (B) it would require the Company to take any action that in the good faith judgment of the Company materially and adversely interferes with the ongoing business or operations of the Company and/or any of its Subsidiaries, (C) it would require the Company or any of its Subsidiaries to enter into, execute or approve any agreement or other documentation that would be effective prior to the Closing or agree to any change or modification of any existing agreement or other documentation or certificate that would be effective prior to the Closing (other than the execution of customary authorization and representation letters), (D) it would require the Company or any of its Subsidiaries to provide, and Parent shall be solely responsible for, (1) the preparation of pro forma financial information, including pro forma cost savings, synergies, capitalization or other pro forma adjustments desired to be incorporated into any pro forma financial information (it being understood and agreed that the Company and its Subsidiaries shall assist Parent in Parent's preparation of the pro forma financial information as and to the extent contemplated by Section 7.11(d)), (2) any description of all or any component of the Debt Financing, including any such description to be included in any liquidity or capital resources disclosure or any "description of notes", (3) projections, risk factors or other forward-looking statements relating to any component of such financing or (4) subsidiary financial statements or other information of the type required by Rule 3-10 or Rule 3-16 of Regulation S-X or Item 402 of Regulation S-K, (E) it would require the Company to provide any financial information in a form not customarily prepared by the Company with respect to such period or any financial information with respect to a year, month or fiscal period that has not yet ended or has ended less than forty-five (45) days prior to the date of such request, except of the type and as would customarily be necessary in connection with private placements of debt securities under Rule 144A of the Securities Act, (F) it would require the Company to provide any information the disclosure of which is prohibited by or restricted under applicable Law or Contract or (G) it would require the Company, any of its Subsidiaries or any of their respective boards of directors (or equivalent bodies) to approve or authorize the Debt Financing or any documentation related thereto prior to the occurrence of the Closing, and (ii) no action, liability or obligation (including any obligation to pay any commitment or other fees or reimburse any expenses) of the Company, its Subsidiaries or any of their respective Representatives under any certificate, agreement, arrangement, document or instrument relating to the Debt Financing shall be effective until the Closing.

          (k)   Parent shall, promptly upon written request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs to the extent such costs are incurred by the Company or any of its Subsidiaries in connection with such cooperation provided by the Company or any of its Subsidiaries or their respective Representatives pursuant to the terms of this Section 7.11 and Section 7.12, or in connection with compliance with its obligations under this Section 7.11 and Section 7.12.

        Section 7.12    Company Notes.     Prior to the Effective Time, the Company will take all actions necessary, or reasonably requested by Parent, in accordance with the terms of the Indenture, including taking all actions necessary in connection with the satisfaction and discharge of the Company Notes (contingent upon the occurrence of the Closing) on the Closing Date and taking all actions necessary in connection with an optional redemption (contingent upon the occurrence of the Closing) of the Company Notes on the Business Day immediately following the Closing Date, and take any other actions reasonably requested by Parent to facilitate (contingent upon the occurrence of the Closing) the satisfaction and discharge and redemption of the Company Notes pursuant to the applicable provisions of the Indenture, and Parent will provide (or cause to be provided) on the Closing Date funds in an amount equal to the amount necessary for the Company to redeem the Company Notes; provided, however, that nothing in this Section 7.12 shall obligate the Company to fund or set aside funds for the redemption, discharge or other satisfaction of the Company Notes or to take any action that is not at the expense of Parent. Following the Effective Time, solely to the extent applicable, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) comply with the terms and conditions of the Indenture, including the delivery of any required certificates, legal opinions and other documents required by the Indenture to be delivered in connection with such redemption of the Company Notes and satisfaction and discharge of the Indenture.

        Section 7.13    Risk Controls.     Following the expiration of the waiting period and any extension thereof applicable to the transactions contemplated by this Agreement under the HSR Act, the Company and its Representatives shall assist and cooperate with Parent in integration planning, including with respect to implementing risk controls across the businesses of the Company and Parent to be combined following the Merger.

        Section 7.14    Post-Closing Reorganization.     The Company agrees that, upon the reasonable request of Parent, the Company shall use reasonable best efforts to assist Parent with Parent's preparations for the reorganization of Parent's and the Surviving Corporation's corporate structure, capital structure, business, operations or assets or any other corporate transaction in connection with a reorganization contemplated by the Parent to occur following the Closing as set forth in Annex A hereto; provided, however, that nothing in this Section 7.14 shall obligate the Company or its Subsidiaries to take any action that is not (i) conditioned on the consummation of the Merger and (ii) at the expense of Parent.

        Section 7.15    Employee Matters.

          (a)   Parent shall or shall cause the Surviving Corporation to provide employees of the Company and its Subsidiaries ("Company Employees") whose employment terminates during the one year period following the Effective Time with severance benefits at the levels and pursuant to the terms of the severance plan or policy set forth or described on Schedule 7.15 of the Company Disclosure Letter and during such one-year period following the Effective Time, severance benefits offered to Company Employees shall be determined without taking into account any reduction after the Effective Time in compensation paid to Company Employees. For one (1) year following the Effective Time, Parent shall or shall cause the Surviving Corporation to provide Company Employees who continue to remain employed with the Surviving Corporation with (i) (x) base salary or base wage and (y) target annual cash bonus opportunities that are generally made available to similarly situated employees of Parent or (ii) (x) base salary or base wage and (y) target annual cash bonus opportunities that are substantially comparable to those provided by the Company immediately prior to the Effective Time and (iii) employee benefits in the aggregate that are either (x) generally made available to similarly situated employees of Parent or (y) substantially comparable to those provided by the Company immediately prior to the Effective Time.

          (b)   Parent shall (1) cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of Parent to be waived with respect to the Company Employees and their eligible dependents, (2) give each Company Employee credit for the plan year in which the Effective Time occurs towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred prior to the Effective Time for which payment has been made and (3) give each Company Employee service credit for such Company Employee's employment with the Company and its Subsidiaries for purposes of vesting, benefit accrual and eligibility to participate under each applicable Parent benefit plan, as if such service had been performed with Parent, except for benefit accrual under defined benefit pension plans, for purposes of qualifying for subsidized early retirement benefits or to the extent it would result in a duplication of benefits

          (c)   Prior to the Closing Date, the Company shall take irrevocable action effective of and contingent upon the Closing to effect the termination of the Knight Vanguard Voluntary Deferred Compensation Plan, the GETCO Holding Company, LLC Amended and Restated 2006 Incentive Unit Plan and the Deferred Cash Plan (2016) and Parent shall, or shall cause the Surviving Corporation to distribute all account balances to the applicable participants in such Company Plans as soon as practicable following the Closing Date, and in any event within three (3) Business Days, through the Surviving Corporation's payroll. Parent and Merger Sub shall ensure that the Surviving Corporation has an amount in cash sufficient to pay all amounts required by this Section 7.15(c).

          (d)   Nothing contained in this Agreement is intended to (1) be treated as an amendment of any particular Company Plan or the establishment of any Plan, (2) prevent Parent, the Surviving Corporation or any of their Affiliates from amending or terminating any of their benefit plans or, after the Effective Time, any Company Plan in accordance with their terms, (3) prevent Parent, the Surviving Corporation or any of their Affiliates, after the Effective Time, from terminating the employment of any Company Employee, or (4) create any third-party beneficiary rights in any Company Employee, any beneficiary or dependent thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Company Employee by Parent, the Surviving Corporation or any of their Affiliates or under any benefit plan which Parent, the Surviving Corporation or any of their Affiliates may maintain.

ARTICLE VIII

CONDITIONS TO THE MERGER

        Section 8.1    Conditions to Each Party's Obligation to Effect the Merger.     The respective obligations of Parent and the Company to consummate the Merger are subject to the fulfillment or, to the extent permitted by Applicable Law, waiver by Parent and the Company of each of the following:

          (a)    Company Stockholder Approval.    The Company shall have duly obtained the Company Stockholder Approval.

          (b)    Required Governmental Approvals.    All of the Required Governmental Approvals shall have been obtained and shall remain in full force and effect. The waiting period and any extension thereof applicable to the transactions contemplated by this Agreement under the HSR Act shall have been terminated or shall have expired, and any material foreign antitrust approvals or consents shall have been obtained.

          (c)    No Injunctions or Restraints; Illegality.    No order, injunction, ruling, decree or judgment issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an "Injunction") restraining, enjoining or otherwise preventing the consummation of the Merger shall be in effect. No Law shall have been enacted, entered, promulgated (and not modified or withdrawn) or enforced by any Governmental Authority that prohibits or makes illegal consummation of the Merger.

          (d)    14C Information Statement.    Twenty (20) calendar days shall have elapsed since Parent mailed to Parent's stockholders the 14C Information Statement in definitive form as contemplated by Rule 14c-2 promulgated under the Exchange Act.

        Section 8.2    Conditions to the Company's Obligation to Effect the Merger.     The obligation of the Company to consummate the Merger is subject to the fulfillment or, to the extent permitted by Applicable Law, waiver by the Company of each of the following:

          (a)    Representations and Warranties.    The representations and warranties of the Acquirer Parties set forth in this Agreement shall be true and correct, except where the failure of any such representation or warranty to be so true and correct would not, individually or in the aggregate, constitute an Acquirer Material Adverse Effect, in each case made as if none of such representations or warranties contained any qualification or limitation as to materiality or Acquirer Material Adverse Effect, and in each case as of the date of the Agreement and as of the Closing Date as if made on and as of the Closing Date (except to the extent that any such representation or warranty, by its terms, is expressly limited to a specific date, in which case, as of such specific date).

          (b)    Covenants and Agreements.    The covenants and agreements of each of Parent and Merger Sub to be performed on or before the Closing Date in accordance with this Agreement shall have been duly performed in all material respects.

          (c)    Officer's Certificate.    The Company shall have received a certificate from Parent, dated as of the Closing Date and signed on behalf of Parent by an executive officer of Parent, stating that the conditions specified in Section 8.2(a) and Section 8.2(b), have been satisfied.

        Section 8.3    Conditions to the Acquirer Parties' Obligation to Effect the Merger.     The obligation of Merger Sub to consummate the Merger is subject to the fulfillment or, to the extent permitted by Applicable Law, waiver by Parent of each of the following:

          (a)    Representations and Warranties.    (i) Each of the representations and warranties of the Company set forth in this Agreement that are qualified by Company Material Adverse Effect shall be true and correct, (ii) each of the representations and warranties of the Company set forth in this Agreement that are not so qualified shall be true and correct, except where the failure of any such representation or warranty to be so true and correct would not, individually or in the aggregate, constitute a Company Material Adverse Effect and (iii) notwithstanding anything to the contrary set forth in (i) and (ii) of this Section 8.3(a), (w) the representations and warranties of the Company set forth in Section 4.1 (Corporate Existence and Power) but with respect to the Company only, the first sentence of Section 4.2 (Authorization; No Contravention), and Section 4.4 (Binding Effect) shall be true and correct in all material respects, (x) the representations and warranties of the Company set forth in Section 4.7 (Capitalization) shall be true and correct in all respects (except for any insignificant inaccuracy), (y) the representations and warranties of the Company set forth in clause (i) of Section 4.10 (No Material Adverse Change) shall be true and correct in all respects and (z) the representations and warranties set forth in Section 4.23 (Broker's, Finder's or Similar Fees) and Section 4.25 (Required Stockholder Vote) shall be true and correct in all respects, in each case of clauses (w), (x) and (z) made as if none of such representations or warranties contained any qualification or limitation as to materiality or Company Material Adverse Effect, and in each case of clauses (i), (ii) and (iii), as of the date of the Agreement and as of the Closing Date as if made on and as of the Closing Date (except to the extent that any such representation or warranty, by its terms, is expressly limited to a specific date, in which case, as of such specific date).

          (b)    Covenants and Agreements.    The covenants and agreements of the Company to be performed on or before the Closing Date in accordance with this Agreement shall have been duly performed in all material respects.

          (c)    No Material Adverse Effect.    Since the date of this Agreement, there shall not have occurred any change, event, circumstance, development or effect that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (d)    Officer's Certificate.    Parent shall have received a certificate from the Company, dated as of the Closing Date and signed on behalf of the Company by an executive officer of the Company, stating that the conditions specified in Section 8.3(a) through Section 8.3(c) have been satisfied.

        Section 8.4    Frustration of Closing Conditions.     Neither the Company, on the one hand, nor the Acquirer Parties, on the other hand, may rely, either as a basis for not consummating the Merger or for terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 8.1, Section 8.2 or Section 8.3, as the case may be, to be satisfied if such Party's breach of any provision of this Agreement, failure to perform any of its obligations under this Agreement or failure to consummate the Merger, as required by and subject to the terms of this Agreement, including Section 7.2, has been the primary cause of or resulted in the failure of such condition to be satisfied.

ARTICLE IX

TERMINATION

        Section 9.1    Termination.     This Agreement may be terminated at any time prior to the Effective Time, whether prior to or after receipt of the Company Stockholder Approval as follows:

          (a)   by mutual written consent of Parent and the Company;

          (b)   by either Parent or the Company, if:

              (i)  the Closing shall not have occurred on or before January 31, 2018 (the "Outside Date"); provided, however, that the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to any Party to this Agreement whose breach of any representation, warranty, covenant or agreement contained in this Agreement has been the primary cause of or resulted in the failure of the transactions contemplated by this Agreement to occur on or before such date;

             (ii)  if any Injunction permanently restrains, enjoins or prohibits or makes illegal the consummation of the Merger, and such Injunction becomes effective (and final and nonappealable) or any Law becomes enacted, entered, promulgated or enforced by any Governmental Authority that prohibits or makes illegal consummation of the Merger; provided, that the terminating party shall have complied in all material respects with its obligations under this Agreement, including Section 7.2;

            (iii)  if the Company Stockholder Approval is not obtained at the Company Stockholder Meeting duly convened (unless such Company Stockholders Meeting has been postponed or adjourned pursuant to and subject to the limitations set forth in Section 7.1(d), in which case at the final postponement or adjournment thereof);

          (c)   by the Company, (i) if there has been a material breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub contained in this Agreement, which breach (x) would give rise to the failure of a condition set forth in Section 8.2(a) or Section 8.2(b) and (y) by its nature is not curable or has not been cured within the earlier of (A) thirty (30) days of written notice to Parent or Merger Sub, as applicable, of such breach and (B) the Outside Date and (ii) the Company is not then in breach of any representation, warranty, covenant or agreement contained in this Agreement such that it would give rise to the failure of a condition set forth in Section 8.3(a) or Section 8.3(b).

          (d)   by Parent, (i) if there has been a material breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement, which breach (x) would give rise to the failure of a condition set forth in Section 8.3(a) or Section 8.3(b) and (y) by its nature is not curable or has not been cured within the earlier of (A) thirty (30) days of written notice to the Company of such breach and (B) the Outside Date and (ii) Parent is not then in breach of any representation, warranty, covenant or agreement contained in this Agreement such that it would give rise to the failure of a condition set forth in Section 8.2(a) or Section 8.2(b);

          (e)   prior to obtaining the Company Stockholder Approval, by Parent, if the Company Board shall have failed to recommend to its stockholders that they give the Company Stockholder Approval in accordance with Section 7.1 or shall have effected a Company Adverse Recommendation Change; or

          (f)    prior to obtaining the Company Stockholder Approval, by Parent, if the Company shall have materially breached the terms of Section 7.4 in any respect adverse to Parent or the Company shall have materially breached its obligations under Section 7.1(d) by failing to call, give notice of, convene and hold the Company Stockholders Meeting in accordance with Section 7.1(d).

        Section 9.2    Notice of Termination.     In the event of termination of this Agreement by either or both of Parent and the Company pursuant to Section 9.1, written notice of such termination shall be given by the terminating party to the other party to this Agreement.

        Section 9.3    Effect of Termination.

          (a)   In the event of termination of this Agreement by either or both of Parent and the Company pursuant to Section 9.1, this Agreement shall terminate and become void and have no effect, and there shall be no liability or obligation arising under this Agreement on the part of the Acquirer Parties, the Company or any of their respective direct or indirect, former, current or future general or limited partners, stockholders, managers, members, directors, officers, Affiliates, employees, agents, other Representatives or assignees, in each case except as set forth in

  Section 9.3(b), and the transactions contemplated by this Agreement shall be abandoned without further action by the parties to this Agreement, other than Section 7.3(b) (Confidentiality), this Section 9.3 and Article X, which provisions shall survive the termination of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, neither the Acquirer Parties nor the Company shall be relieved or released from any liabilities or damages arising out of its fraud or material and Willful Breach of any provision of this Agreement.

          (b)   The Company shall pay to Parent (x) in the cases of clauses (i) or (ii) below, an amount equal to $45,000,000 (the "Company Termination Fee"), and (y) in the case of clause (iii) below, an amount equal to that required to reimburse Parent and its Affiliates for all of their documented out-of-pocket Expenses in an amount not to exceed $15,000,000 (the "Acquirer Expenses"), if:

              (i)  Parent terminates this Agreement pursuant to Section 9.1(e) or Section 9.1(f);

             (ii)  (A) prior to the Company Stockholders Meeting, a Company Takeover Proposal shall have been publicly made to the Company or otherwise communicated in writing to the Company's senior management or the Company Board and not expressly withdrawn, (B) this Agreement is terminated pursuant to (I) Section 9.1(b)(iii), (II) Section 9.1(d) or (III) Section 9.1(b)(i), provided that in the case of (II) or (III), the Company Stockholder Approval shall not have been obtained prior to such termination, and (C) within 12 months of such termination, the Company enters into a definitive Contract to consummate a Company Takeover Proposal or a Company Takeover Proposal is consummated; provided, however, that for purposes of this Section 9.3(b)(ii) only, each reference to "20%" in the definition of Company Takeover Proposal shall be deemed to be a reference to "50%", and provided further that in the case of (B)(I), in the event that the Company reimburses Parent and its Affiliates for any Acquirer Expenses pursuant to Section 9.3(b)(y), the Company shall pay to Parent only an amount equal to the difference between the Company Termination Fee and any Acquirer Expenses paid by the Company; or

            (iii)  this Agreement is terminated pursuant to Section 9.1(b)(iii), except to the extent Parent would have been permitted to terminate this Agreement pursuant to a provision that would give rise to a Company Termination Fee in accordance with Section 9.3(b)(i) or Section 9.3(b)(ii), in which case this Agreement shall be deemed terminated pursuant to such provision.

        Any Company Termination Fee or other amounts due under this Section 9.3(b) shall be paid by wire transfer of same-day funds (x) in the case of clause (i) above, on the Business Day immediately following the date of termination of this Agreement and (y) in the case of clause (ii) above, on the date of the first to occur of the events referred to in clause (ii)(C) above. In no event shall the Company be obligated to pay more than one Company Termination Fee.

        The Company acknowledges and agrees that the agreements contained in this Section 9.3(b) are an integral part of the transactions contemplated by this Agreement, that, without these agreements, Parent would not enter into this Agreement, and that, any amount payable pursuant to this Section 9.3(b) does not constitute a penalty. Accordingly, if the Company fails promptly to pay the amount due pursuant to Section 9.3(b), and, in order to obtain such payment, Parent commences a suit, action or other proceeding that results in a Judgment in its favor for such payment, the Company shall pay to Parent its costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, action or other proceeding. Notwithstanding anything to the contrary in this Agreement, the Parties hereby acknowledge that in the event that the Company Termination Fee becomes payable and is paid by the Company and accepted by Parent pursuant to this Section 9.3(b), the Company Termination Fee shall be Parent's and Merger Sub's sole and exclusive remedy for monetary damages under this Agreement.

 ARTICLE X

MISCELLANEOUS

        Section 10.1    Nonsurvival of Representations and Warranties and Agreements.    None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 10.1 shall not limit Section 9.3 or any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

        Section 10.2    Amendment and Waiver.

          (a)   This Agreement may not be modified or amended and no waiver, consent or approval by or on behalf of the Company, Parent or Merger Sub may be granted except by an instrument or instruments in writing signed by, in the case of any modification or amendment, each Party to this Agreement or, in the case of any waiver, consent or approval, such Party (provided, however, Section 9.3, this Section 10.2, Section 10.4(b), Section 10.6(b), Section 10.7(a), Section 10.7(b), Section 10.7(c), Section 10.7(d) and Section 10.11 (and any other provision of this Agreement to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of such Sections) may not be amended, supplemented, waived or otherwise modified in any manner that is adverse in any respect to the Financing Sources without the prior written consent of such Financing Sources), except that following satisfaction of the condition set forth in Section 8.1(a), there shall be no amendment or change to the provisions hereof which by Applicable Law or in accordance with the rules of the NYSE or this Agreement requires further approval by such stockholders without such further approval, nor shall there be any amendment or change not permitted under Applicable Law. No failure or delay on the part of Parent, Merger Sub or the Company in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

          (b)   Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by Parent, Merger Sub or the Company from the terms of any provision of this Agreement, shall be effective (i) only if it is made or given in writing and signed by, in the case of any modification or amendment, each Party to this Agreement or, in the case of any waiver, consent or approval, such Party and (ii) only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement, no notice to or demand on Parent, Merger Sub or the Company in any case shall entitle Parent, Merger Sub or the Company, respectively, to any other or further notice or demand in similar or other circumstances.

          (c)   Waiver by any Party of any default by any other Party of any provision hereof or of any Transaction Documents shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of such other Party.

        Section 10.3    Notices.     All notices and other communications to be given to any Party hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service or three days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or when received in the form of a telegram or facsimile and shall be directed to the address set forth below (or at such other address or facsimile number as such Party shall designate by like notice):

if to Parent or Merger Sub:
c/o Virtu Financial, Inc. 900 Third Avenue, 29th Floor New York, New York 10022-0100
Attention:	Douglas A. Cifu
with a copy (which shall not constitute notice) to:
Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, New York 10019-6064
Attention:	Ellen N. Ching Bruce A. Gutenplan Jeffrey D. Marell
Fax No.:	(212) 757-3990
E-mail:	eching@paulweiss.com bgutenplan@paulweiss.com jmarell@paulweiss.com if to the Company:
KCG Holdings, Inc. 300 Vesey Street, 11th Floor New York, New York 10282-1163
Attention:	John McCarthy
E-mail:	jmccarthy@kcg.com
with a copy (which shall not constitute notice) to:
Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004-2498
Attention:	H. Rodgin Cohen John P. Mead Jared M. Fishman
Fax No.:	(212) 291-9028
E-mail:	cohenhr@sullcrom.com meadj@sullcrom.com fishmanj@sullcrom.com

        All such notices, demands and other communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered, if delivered by courier or overnight delivery service; three (3) Business Days after being deposited in the mail for delivery by certified and registered mail, return receipt requested, if mailed; and when received, if sent by telephone or facsimile. Any Party may by notice given in accordance with this Section 10.3 designate another address or Person for receipt of notices hereunder.

        Section 10.4    Successors and Assigns; Third-Party Beneficiaries.

          (a)   This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns, but neither this Agreement nor any rights, interests and obligations hereunder shall be assigned by any Party, in whole or in part (whether by operation of

  Law or otherwise), without the prior written consent of each of the other Parties and any attempt to make any such assignment without such consent shall be null and void.

          (b)   Except (i) as provided in Section 7.7, (ii) for the provisions of Article III (which, from and after the Effective Time, shall be for the benefit of holders of Company Common Stock, Company Warrants and Company Equity Awards as of the Effective Time) and (iii) for Section 7.11(k) which shall be for the benefit of the Company, its Subsidiaries and their respective Representatives, the Acquirer Parties and the Company hereby agree that their respective representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein, except that (x) the Financing Sources are made third party beneficiaries of Section 9.3, Section 10.2(a), this Section 10.4(b), Section 10.6(b), Section 10.7(a), Section 10.7(b), Section 10.7(c) and Section 10.11, (y) the Debt Financing Sources are also made third party beneficiaries of Section 10.7(d) and (z) the Non-Recourse Parties are made third party beneficiaries to Section 10.4(b), Section 10.7 and Section 10.11.

        Section 10.5    Counterparts.     This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile or portable document format (PDF) signatures shall be treated as original signatures for all purposes hereunder.

        Section 10.6    Specific Performance.

          (a)   The Parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed (including failing to take such actions as are required of it hereunder in order to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, prior to the valid termination of this Agreement pursuant to Section 9.1 (subject to Section 10.6(b) with respect to Claims by the Company and its Affiliates directly against any Financing Source), the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement in any court referred to in Section 10.7 below, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at Law or in equity. The Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

          (b)   Notwithstanding anything to the contrary contained herein, to the extent permitted by Law, (i) neither the Company nor any of its Affiliates (other than the Acquirer Parties) shall commence or prosecute any Claim, at law or in equity, against any Financing Source in connection with this Agreement, the Financing or the transactions contemplated hereby or thereby, whether at law or equity, in contract, in tort or otherwise; provided that, following consummation of the Merger, the foregoing will not limit the rights of the parties to the Financing under any commitment letter related thereto; provided, further that, the Acquirer Parties and their respective Affiliates shall have the right to enforce all of its respective rights under the Commitment Letters against the Financing Sources and (ii) no Financing Source shall be subject to any special, consequential, punitive or indirect damages or damages of a tortious nature. This Section 10.6(b) shall not restrict actions by the Company against any Acquirer Parties to specifically enforce the obligations of the Acquirer Parties in this Agreement, including Section 7.11.

        Section 10.7    Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

          (a)   This Agreement and all disputes or controversies arising out of or relating to this Agreement shall be governed by and construed in accordance with the internal Laws of the State of Delaware, without regard to the conflicts-of-law principles of such State. Notwithstanding anything herein to the contrary, each of the parties hereto (on behalf of itself and its Affiliates) agrees that any claim, controversy or dispute of any kind or nature (whether based upon contract, tort or otherwise) to which a Financing Source is a party and that is in any way related to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Financing, shall be governed by, and construed in accordance with, the laws of the State of New York.

          (b)   Each of the Parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of the Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, any Delaware State court and the Federal court of the United States of America sitting in the State of Delaware) for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby, whether in law or in equity, whether in contract or in tort or otherwise (and agrees that no such action, suit or proceeding relating to this Agreement shall be brought by it or any of its subsidiaries except in such courts). Each of the Parties further agrees that, to the fullest extent permitted by Applicable Law, service of any process, summons, notice or document by U.S. registered mail to such Person's respective address set forth above shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the Parties hereto irrevocably and unconditionally waives (and agrees not to plead or claim), any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, whether in law or in equity, whether in contract or in tort or otherwise, in the Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, in any Delaware State court or the Federal court of the United States of America sitting in the State of Delaware) or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Notwithstanding the foregoing, each of the Parties hereto hereby agrees (on behalf of itself and its Affiliates) that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any of the Financing Sources in any way relating to this Agreement, any Commitment Letter, or any of the transactions contemplated hereby or thereby, including, without limitation, any dispute arising out of or relating in any way to the Financing or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York in the County of New York (and the appellate courts thereof), and that the provisions of Section 10.7(c) relating to the waiver of jury trial shall apply to any such action, cause of action, claim, cross-claim or third-party claim.

          (c)   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING, BUT NOT LIMITED TO, ANY DISPUTE ARISING OUT OF OR IN ANY WAY RELATING TO ANY COMMITMENT LETTER OR THE PERFORMANCE THEREOF OR ANY FINANCING CONTEMPLATED THEREBY.

          (d)   Each Party to this Agreement acknowledges and irrevocably agrees that, in the case of any suit, action, claim, complaint, formal investigation or other proceeding, whether in law or in equity, whether in contract or in tort or otherwise, involving any of the Debt Financing Sources or any Affiliate thereof arising out of or relating to this Agreement or the Debt Commitment Letters or the performance thereunder (each, an "Action"), (i) such Action shall be subject to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan in the City and State of New York, and any appellate court from any thereof, (ii) to the fullest extent permitted by Applicable Law, service of any process, summons, notice or document by U.S. registered mail to such Person's respective address set forth above shall be effective service of process for any such Action in New York with respect to any matters to which it has submitted to jurisdiction as set forth in this Section 10.7(d), (iii) each Party to this Agreement irrevocably and unconditionally waives (and agrees not to plead or claim), any objection to the laying of venue of any such Action arising out of, or relating to, this Agreement, the Debt Commitment Letters or the performance thereunder, in any such court or that any such Action brought in any such court has been brought in an inconvenient forum, (iv) each Party to this Agreement will not bring or permit any of their Affiliates to bring or support anyone else in bringing any such Action in any other court, (v) each Party to this Agreement waives irrevocably and unconditionally, to the fullest extent permitted by Applicable Law, any right to trial by jury in respect of any such Action, (vi) any such Action shall be governed by, and construed in accordance with, the Laws of the State of New York (it being understood and agreed that, notwithstanding the selection of such exclusive jurisdiction, the interpretation of "Company Material Adverse Effect" and "Acquirer Material Adverse Effect" and whether such shall have occurred shall be determined in accordance with the internal Laws of the State of Delaware, without regard to the conflicts-of-law principles of such State, (vii) the Debt Financing Sources and their respective Affiliates are beneficiaries of and may enforce any liability cap or limitation on damages or remedies in this Agreement (including, without limitation, Section 10.6(b)) and (viii) that the Debt Financing Sources and their respective Affiliates are express third-party beneficiaries of Section 10.6(b) and this Section 10.7(d).

        Section 10.8    Severability.     If any term, provision, covenant or restriction of this Agreement is held to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

        Section 10.9    Entire Agreement.     This Agreement, together with the exhibits and schedules hereto and the Transaction Documents are intended by the Parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the Parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, representations, warranties or undertakings, other than those set forth or referred to herein or therein. This Agreement, together with the exhibits and schedules hereto, and the Transaction Documents supersede all prior agreements and understandings between the Parties with respect to such subject matter. No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been made or relied upon by any of the parties to this Agreement.

        Section 10.10    Expenses.     Except as expressly provided otherwise in this Agreement, including in Section 7.2 or Section 7.11(c) hereof, all costs and expenses incurred by any Party to this Agreement or on its behalf in connection with this Agreement and the Merger ("Expenses") shall be paid by the Party incurring such expense whether or not the Merger is consummated, except that Expenses incurred in connection with printing and mailing of the Proxy Statement and in connection with notices or other filings with any Governmental Authorities under any Laws shall be shared equally by Parent and the Company.

        Section 10.11    Non-Recourse.     This Agreement may only be enforced against, and all claims, obligations, liabilities or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement) may be made only against (and are those solely of), the entities that are expressly identified as Parties to this Agreement in the Preamble to this Agreement. No other Person, including any former, current or future direct or indirect equity holder, controlling person, director, officer, employee, incorporator, member, partner, manager, stockholder, affiliate, agent, attorney or representative of, or any financial advisor or lender (including any Debt Financing Sources) or other financing source (including any Equity Financing Sources) to, any Party to this Agreement or any direct or indirect equity holder, controlling person, director, officer, employee, incorporator, member, partner, manager, stockholder, affiliate, agent, attorney or representative of, or any financial advisor or lender (including any Debt Financing Sources) or other financing source (including any Equity Financing Sources to any of the foregoing (each, a "Non-Recourse Party") shall have any liabilities or obligations (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related in any manner to this Agreement or based on, in respect of or by reason of this Agreement or its negotiation, execution, performance or breach. In no event shall any Party hereto or any of their respective Affiliates, and each Party hereto agrees not to and to cause their Affiliates not to, seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party. In no event shall the Company or any of its Affiliates, and the Company agrees not to and to cause its Affiliates not to, seek to enforce the any Commitment Letter against, make any claims for breach of the any Commitment Letter against, or seek to recover monetary damages from, or otherwise sue, any Financing Source, or any Affiliate thereof; provided, that, the Acquirer Parties and their respective Affiliates shall have the right to enforce all of its respective rights under the Commitment Letters against the Financing Sources. This Section 10.11 shall not restrict actions by the Company against the Acquirer Parties to specifically enforce the obligations of the Acquirer Parties in this Agreement, including Section 7.11.

        Section 10.12    Representations and Warranties.     The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with the terms of this Agreement without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

[Remainder of page left intentionally blank]

        IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Agreement and Plan of Merger on the date first written above.

VIRTU FINANCIAL, INC.
By:	/s/ DOUGLAS A. CIFU
	Name:	Douglas A. Cifu
	Title:	Chief Executive Officer
ORCHESTRA MERGER SUB, INC.
By:	/s/ DOUGLAS A. CIFU
	Name:	Douglas A. Cifu
	Title:	Chief Executive Officer
KCG HOLDINGS, INC.
By:	/s/ DANIEL COLEMAN
	Name:	Daniel Coleman
	Title:	Chief Executive Officer

Annex B

Execution Version

VOTING AGREEMENT

        This VOTING AGREEMENT (this "Agreement"), dated as of April 20, 2017, is entered into by and among Virtu Financial, Inc., a Delaware corporation ("Parent"), Orchestra Merger Sub, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Parent ("Merger Sub" and, together with Parent, the "Acquirer Parties"), and Jefferies LLC (the "Stockholder"). All terms used but not otherwise defined in this Agreement shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

        WHEREAS, as of the date hereof, the Stockholder is the record and/or beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of the number of shares of Company Class A Common Stock and Company Stock Options, if any, in each case set forth opposite the Stockholder's name on Schedule A (all such shares of Company Class A Common Stock and Company Stock Options set forth on Schedule A next to the Stockholder's name, together with any shares of Company Class A Common Stock of the Company that are hereafter issued to or that beneficial ownership of is otherwise directly or indirectly acquired by the Stockholder prior to the termination of this Agreement, including for the avoidance of doubt any shares of Company Class A Common Stock acquired by the Stockholder upon the exercise of Company Stock Options after the date hereof, being referred to herein as the "Subject Shares");

        WHEREAS, concurrently with the execution hereof, each of the Acquirer Parties and KCG Holdings, Inc., a Delaware corporation (the "Company"), are entering into an Agreement and Plan of Merger, dated as of the date hereof (as it may be amended pursuant to the terms thereof the "Merger Agreement"), which provides, among other things, for the Merger of Merger Sub with and into the Company, upon the terms and subject to the conditions set forth in the Merger Agreement; and

        WHEREAS, as a condition to their willingness to enter into the Merger Agreement, and as an inducement for the Acquirer Parties to enter into the Merger Agreement, and in consideration thereof, the Stockholder, on the Stockholder's own account with respect to the Subject Shares, has agreed to enter into this Agreement with the Acquirer Parties.

        NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Stockholder, on the one hand, and the Acquirer Parties, on the other hand, intending to be legally bound, do hereby agree as follows:

ARTICLE I
AGREEMENT TO VOTE

        1.1    Agreement to Vote.    Subject to the terms of this Agreement, the Stockholder hereby irrevocably and unconditionally agrees that, during the time this Agreement is in effect, at any annual or special meeting of the stockholders of the Company, however called, including any adjournment or postponement thereof, and in connection with any action proposed to be taken by written consent of the stockholders of the Company, the Stockholder shall, in each case to the fullest extent that the Stockholder and the Stockholder's Subject Shares are entitled to vote thereon: (a) appear at each such meeting or otherwise cause all such Subject Shares to be counted as present thereat for purposes of determining a quorum; and (b) be present (in person or by proxy) and vote (or cause to be voted), or deliver (or cause to be delivered) a written consent with respect to, all of its Subject Shares (i) for the approval of the Merger Agreement and the approval of the transactions contemplated thereby, including the Merger, (ii) in favor of any related proposal in furtherance of the transactions contemplated by the Merger Agreement, (iii) against any action or agreement that is intended or would reasonably be expected to (A) result in a material breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of the Stockholder contained in this Agreement, or (B) result in any of the conditions set forth in Article VIII of the Merger Agreement not being satisfied on or before the Outside Date; and (iv) against any Company Takeover Proposal or any proposal relating to any Company Takeover Proposal and against any other proposed action, agreement or transaction involving the Company that is intended, or would reasonably be expected, to impede, interfere with, delay, postpone, adversely affect or prevent the consummation of the Merger or the other transactions contemplated by the Merger Agreement, including (x) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company (other than the Merger); (y) a sale, lease, license or transfer of a material amount of assets (including, for the avoidance of doubt, intellectual property rights and capital stock of Subsidiaries of the Company) of the Company or any reorganization, recapitalization or liquidation of the Company; or (z) any change in the present authorized capitalization of the Company or any amendment or other change to the Company's organizational documents. Subject to the proxy granted under Section 1.2 below, as between the Acquirer Parties and the Stockholders, the Stockholder shall retain at all times the right to vote the Subject Shares in the Stockholder's sole discretion, and without any other limitation, on any matters other than those set forth in this Section 1.1 that are at any time or from time to time presented for consideration to the Company's stockholders generally.

        1.2    Irrevocable Proxy.    For so long as this Agreement has not terminated in accordance with its terms, the Stockholder hereby irrevocably appoints Parent (and any Person or Persons designated by Parent) as its attorney-in-fact and proxy with full power of substitution and resubstitution, to the full extent of the Stockholder's voting rights with respect to all of the Stockholder's Subject Shares to vote (or issue instructions to the record holder to vote), and to execute (or issue instructions to the record holder to execute) written consents with respect to, all of the Stockholder's Subject Shares in accordance with the provisions of Section 1.1 and the terms of the agreements described on Schedule B hereto (the "Stock Loan Agreements") and that certain Voting and Disposition Agreement, dated as of November 30, 2016, provided by the Stockholder to the Company (the "Voting and Disposition Agreement"). This proxy is coupled with an interest, including for the purposes of Section 212 of the DGCL, was given to secure the obligations of the Stockholder under Section 1.1, was given in consideration of and as an additional inducement of the Acquirer Parties to enter into the Merger Agreement and shall be irrevocable, and the Stockholder hereby revokes any proxy previously granted by the Stockholder with respect to the Subject Shares. Such proxy shall not be terminated by operation of any Law or upon the occurrence of any other event other than upon the valid termination of this Agreement in accordance with its terms. Parent may terminate this proxy with respect to the Stockholder at any time at its sole election by written notice provided to the Stockholder.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER

        The Stockholder represents and warrants to the Acquirer Parties (it being understood that, except where expressly stated to be given or made as of the date hereof only, the representations and warranties contained in this Article II shall be made as of the date hereof and as of the Effective Time), that:

        2.1    Authorization; Binding Agreement.    The Stockholder is duly organized and validly existing in good standing under the Laws of the jurisdiction in which it is incorporated or constituted and the consummation of the transactions contemplated hereby are within the Stockholder's entity powers and have been duly authorized by all necessary entity actions on the part of the Stockholder, and the Stockholder has full power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. No other actions or proceedings on the part of the Stockholder are necessary to authorize the execution and delivery by the Stockholder of this

Agreement. This Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder enforceable against the Stockholder in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors' rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

        2.2    Non-Contravention.    Neither the execution and delivery of this Agreement by the Stockholder nor the consummation of the transactions contemplated hereby nor compliance by the Stockholder with any provisions herein will (a) violate, contravene or conflict with or result in any breach of any provision of the organizational documents (or other similar governing documents) of the Stockholder, (b) require any consent, approval, authorization or permit of, or filing with or notification to, any supranational, national, foreign, federal, state or local government or subdivision thereof, or governmental, judicial, legislative, executive, administrative or regulatory authority on the part of such Stockholder, except for compliance with the applicable requirements of the Securities Act, the Exchange Act or any other United States or federal securities laws and the rules and regulations promulgated thereunder, (c) violate, conflict with, or result in a breach of any provisions of, or require any consent, waiver or approval or result in a default or loss of a benefit (or give rise to any right of termination, cancellation, modification or acceleration or any event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any note, license, agreement, contract, indenture or other instrument or obligation to which the Stockholder is a party or by which the Stockholder or any of its assets may be bound, (d) result (or, with the giving of notice, the passage of time or otherwise, would result) in the creation or imposition of any mortgage, lien, pledge, charge, security interest or encumbrance of any kind on any Subject Shares of the Stockholder (other than one created by any Acquirer Party), or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Stockholder or by which any of its Subject Shares are bound, except as would not, in the case of each of clauses (b), (c), (d) and (e), reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Stockholder's ability to timely perform its obligations under this Agreement. No trust of which the Stockholder is a trustee requires the consent of any beneficiary to the execution and delivery of this Agreement or to the consummation of the transactions contemplated hereby.

        2.3    Ownership of Subject Shares; Total Shares.    As of the date hereof, the Stockholder is, and (except with respect to any Subject Shares Transferred in accordance with Section 4.1 hereof) at all times during the Agreement Period (as defined below) will be, the record and/or beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of all of the Stockholder's Subject Shares and has good and marketable title to all such Subject Shares free and clear of any liens, claims, proxies, voting trusts or agreements, options, rights, understandings or arrangements or any other encumbrances or restrictions whatsoever on title, transfer or exercise of any rights of a stockholder in respect of such Subject Shares (collectively, "Encumbrances"), except for any such Encumbrance that may be imposed pursuant to (i) this Agreement, (ii) any applicable restrictions on transfer under the Securities Act or any state securities law (iii) Encumbrances that would not have, individually or in the aggregate, a material and adverse effect on the Stockholder's ability to timely perform its obligations under this Agreement and (iv) the Stock Loan Agreements and the Voting and Disposition Agreement (collectively, "Permitted Encumbrances"). Except to the extent of any Subject Shares acquired after the date hereof (which shall become Subject Shares upon that acquisition), the number of Subject Shares listed on Schedule A opposite the Stockholder's name are the only shares of Company Class A Common Stock and Company Stock Options beneficially owned or owned of record by the Stockholder as of the date hereof. Other than the Subject Shares, the Stockholder does not own any shares of Company Class A Common Stock, Company Stock Options or any other options to purchase or rights to subscribe for or otherwise acquire any securities of the Company and has no interest in or voting rights with respect to any securities of the Company.

        2.4    Voting Power.    Except as set forth in Stock Loan Agreements and the Voting and Disposition Agreement and as may be limited by Rule 13d-1(e), the Stockholder has full voting power with respect to all the Stockholder's Subject Shares, and full power of disposition (except for any Permitted Encumbrances), full power to issue instructions with respect to the matters set forth herein, sole power to demand appraisal rights and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Stockholder's Subject Shares. Except as set forth in Stock Loan Agreements and the Voting and Disposition Agreement, none of the Stockholder's Subject Shares are subject to any stockholders' agreement, proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Shares, except as provided hereunder.

        2.5    Reliance.    The Stockholder understands and acknowledges that the Acquirer Parties are entering into the Merger Agreement in reliance upon the Stockholder's execution, delivery and performance of this Agreement.

        2.6    Absence of Litigation.    As of the date hereof, there are no actions, suits, proceedings, claims, complaints, disputes, arbitrations or investigations pending against, or, to the actual knowledge of the Stockholder, threatened against the Stockholder or any of the Stockholder's properties or assets (including any shares of Company Class A Common Stock or Company Stock Options beneficially owned by the Stockholder) that would reasonably be expected to prevent or materially delay or impair the consummation by the Stockholder of the transactions contemplated by this Agreement or otherwise materially impair the Stockholder's ability to perform its obligations hereunder.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE ACQUIRER PARTIES

        The Acquirer Parties represent and warrant to the Stockholder that:

        3.1    Organization and Qualification.    Each of the Acquirer Parties is a duly organized and validly existing corporation in good standing under the Laws of the State of Delaware.

        3.2    Authority for this Agreement.    Each of the Acquirer Parties has all requisite entity power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each Acquirer Party have been duly and validly authorized by all necessary entity action on the part of each Acquirer Party, and no other entity proceedings on the part of any Acquirer Party are necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by the Acquirer Parties and, assuming the due authorization, execution and delivery by the Stockholder, constitutes a legal, valid and binding obligation of each of each Acquirer Party, enforceable against each Acquirer Party in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors' rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

ARTICLE IV
ADDITIONAL COVENANTS OF THE STOCKHOLDER

        The Stockholder hereby covenants and agrees that until the termination of this Agreement:

        4.1    No Transfer; No Inconsistent Arrangements.    Except as provided hereunder, under the Merger Agreement or pursuant to the terms of the Stock Loan Agreements or the Voting and Disposition Agreement, from and after the date hereof and until this Agreement is terminated, the Stockholder shall not, directly or indirectly, (a) create or permit to exist any Encumbrance, other than Permitted Encumbrances, on any of the Stockholder's Subject Shares, (b) transfer, sell (including short sell), assign, gift, hedge, pledge, grant a participation interest in, hypothecate or otherwise dispose of, or enter into any derivative arrangement with respect to (collectively, "Transfer"), any of the Stockholder's

Subject Shares, or any right or interest therein (or consent to any of the foregoing), (c) enter into any Contract with respect to any Transfer of the Stockholder's Subject Shares or any interest therein, (d) grant or permit the grant of any proxy, power-of-attorney or other authorization or consent in or with respect to any the Stockholder's Subject Shares, (e) deposit or permit the deposit of any of the Stockholder's Subject Shares into a voting trust or enter into a voting agreement or arrangement with respect to any of the Stockholder's Subject Shares, or (f) take or permit any other action that would restrict, limit or interfere with the performance of the Stockholder's obligations hereunder in any material respect. Any action taken in violation of the foregoing sentence shall be null and void ab initio. The Stockholder hereby authorizes Parent to direct the Company to impose stop orders to prevent the Transfer of any of the Stockholder's Subject Shares on the books of the Company in violation of this Agreement. Notwithstanding the foregoing, the Stockholder may Transfer Subject Shares to any Affiliate or Subsidiary; provided, that a transfer referred to in this sentence shall be permitted only if the transferee shall have executed and delivered to the Acquirer Parties a counterpart to this Agreement pursuant to which such transferee shall be bound by all of the terms and provisions of this Agreement. If any involuntary Transfer of any of the Stockholder's Subject Shares in the Company shall occur (including, but not limited to, a sale by the Stockholder's trustee in any bankruptcy, or a sale to a purchaser at any creditor's or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold the Subject Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until valid termination of this Agreement. Notwithstanding the foregoing, the Stockholder may make Transfers of its Subject Shares as Parent may agree in writing in its sole discretion. The Stockholder shall notify Parent as promptly as practicable in writing of the number of any additional shares of Company Class A Common Stock of which the Stockholder acquires beneficial or record ownership on or after the date hereof.

        4.2    No Exercise of Appraisal Rights.    The Stockholder forever waives and agrees not to exercise any appraisal rights or dissenters' rights in respect of the Stockholder's Subject Shares that may arise with respect to the Merger.

        4.3    Documentation and Information.    The Stockholder shall not make any public announcement regarding this Agreement and the transactions contemplated hereby without the prior written consent of Parent (such consent not to be unreasonably withheld), except as may be required by applicable Law (provided that reasonable notice of, and an opportunity to review and comment on (which comments shall be considered by the Stockholder in good faith), any such disclosure will be provided to Parent). The Stockholder consents to and hereby authorizes the Acquirer Parties to publish and disclose in all documents and schedules filed with the SEC, and each press release or other disclosure document that any Acquirer Party reasonably determines to be necessary in connection with the Merger, the Stockholder's identity and ownership of the Subject Shares, the existence of this Agreement, the nature of the Stockholder's commitments and obligations under this Agreement and any other information that Parent reasonably determines is required to be disclosed by Law, and the Stockholder acknowledges that the Acquirer Parties may, in Parent's sole discretion, file this Agreement or a form hereof with the SEC or any other Governmental Authority (provided that, in each circumstance described in this sentence, the Acquirer Parties shall provide the Stockholder with reasonable notice of, and an opportunity to review and comment on such disclosure (which comments shall be considered by Acquirer Parties in good faith). The Stockholder agrees to promptly provide Parent any information it may reasonably require for the preparation of any such disclosure documents, and the Stockholder agrees to promptly notify Parent of any required corrections with respect to any information supplied by the Stockholder specifically for use in any such disclosure document, if and to the extent that any such information shall have become false or misleading in any material respect.

        4.4    Adjustments.    In the event of any stock split, stock dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or the like of the capital stock of the

Company affecting the Subject Shares, the terms of this Agreement shall apply to the resulting securities.

        4.5    Stock Loan Agreements.    Parent shall provide the Stockholder at least five (5) calendar days' notice of the record date of the Company Stockholder Meeting (or for any other vote or consent subject to Section 1.1 hereof), and subject to and following the Stockholder's receipt of such notice, the Stockholder shall cause the Stockholder's Subject Shares to not be subject to any restrictions under the Stock Loan Agreements as of such record date or dates that would prevent the Stockholder from voting the Subject Shares in favor of the approval of the Merger Agreement, the approval of the transactions contemplated thereby, including the Merger, or any other matters subject to Section 1.1 hereof, all in accordance with the terms hereof.

ARTICLE V
MISCELLANEOUS

        5.1    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given and received (a) upon receipt, if delivered personally, (b) two (2) business days after deposit in the mail, if sent by registered or certified mail, (c) on the next business day after deposit with an overnight courier, if sent by overnight courier, (d) upon transmission and confirmation of receipt, if sent by facsimile or email transmission prior to 6:00 p.m., local time, in the place of receipt, or (e) on the next business day following transmission and confirmation of receipt, if sent by facsimile or email transmission after 6:00 p.m., local time, in the place of receipt; provided that the notice or other communication is sent to the address, facsimile number or email address set forth (i) if to an Acquirer Party, to the address, facsimile number or e-mail address set forth in Section 10.3 of the Merger Agreement and (ii) if to the Stockholder, to the Stockholder's address, facsimile number or email address set forth on a signature page hereto, or to such other address, facsimile number or e-mail address as such party may hereafter specify for the purpose by notice to each other party hereto.

        5.2    Termination.    This Agreement shall terminate automatically, without any notice or other action by any Person, upon the first to occur of (a) the termination of the Merger Agreement in accordance with its terms, (b) the Effective Time, (c) any amendment to the Merger Agreement which reduces the consideration payable to the stockholder or otherwise materially and adversely impacts the Stockholder, or (d) the termination of this Agreement by written notice from Parent to the Stockholder (the period from the date hereof through such time being referred to as the "Agreement Period"). Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, that (x) nothing set forth in this Section 5.2 shall relieve any party from liability for any Willful Breach of this Agreement prior to termination hereof and (y) the provisions of this Article V shall survive any termination of this Agreement. For the avoidance of doubt, this Agreement does not terminate upon a Company Adverse Recommendation Change unless the Merger Agreement is terminated. "Willful Breach" means with respect to any representation, warranty, agreement or covenant set forth in this Agreement, an intentional action or omission by a party that both (i) causes such party to be in breach of such representation, warranty, agreement or covenant and (ii) such party knows at the time of such intentional action or omission is or would constitute a breach, or would reasonably be expected to result in a breach, of such representation, warranty, agreement or covenant.

        5.3    Amendments and Waivers.    Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

        5.4    Expenses.    All fees and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated.

        5.5    Entire Agreement; Assignment.    This Agreement, together with the schedules attached hereto and the other documents and certificates delivered pursuant hereto, constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. This Agreement shall not be assigned by any party without the prior written consent of the other parties; provided, that any Acquirer Party may assign any of their respective rights and obligations to one or more Affiliates at any time, but no such assignment shall relieve any Acquirer Party, as the case may be, of its obligations hereunder.

        5.6    Enforcement of the Agreement.    The parties hereto agree that irreparable damage would occur in the event that any party hereto did not perform any of the provisions of this Agreement in accordance with their specific terms or otherwise breached any such provisions. It is accordingly agreed that any party hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in addition to any other remedy to which such party is entitled at law or in equity. Any and all remedies herein expressly conferred upon the parties hereto will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon any such party, and the exercise by any such party of any one remedy will not preclude the exercise of any other remedy.

        5.7    Jurisdiction; Waiver of Jury Trial.

          (a)   Each party hereto (i) consents to submit itself to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, solely if such court lacks subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware with respect to any dispute arising out of, relating to or in connection with this Agreement or any transaction contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) agrees that it will not bring any action arising out of, relating to or in connection with this Agreement or any transaction contemplated by this Agreement in any court other than any such court. Each party hereto irrevocably and unconditionally waives any objection to the laying of venue of any actions, suits, proceedings, claims, complaints, disputes, arbitrations or investigations arising out of this Agreement or the transactions contemplated hereby in the chancery courts of the State of Delaware or in any Federal court located in the State of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such actions, suits, proceedings, claims, complaints, disputes, arbitrations or investigations brought in any such court has been brought in an inconvenient forum. Each party hereto hereby agrees that service of any process, summons, notice or document by U.S. registered mail in accordance with Section 5.1 shall be effective service of process for any proceeding arising out of, relating to or in connection with this Agreement or the transactions contemplated hereby.

          (b)   EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY HERETO UNDERSTANDS AND HAS

  CONSIDERED THE IMPLICATION OF THIS WAIVER, (III) EACH PARTY HERETO MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HERETO HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

        5.8    Governing Law.    This Agreement, and any dispute arising out of, relating to or in connection with this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

        5.9    Descriptive Headings.    The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

        5.10    Parties in Interest.    This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

        5.11    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner.

        5.12    Counterparts.    This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement. This Agreement or any counterpart may be executed and delivered by facsimile copies or delivered by electronic communications by portable document format (.pdf), each of which shall be deemed an original.

        5.13    Interpretation.    The words "hereof," "herein," "hereby," "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph and schedule references are to the articles, sections, paragraphs and schedules of this Agreement unless otherwise specified. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." The words describing the singular number shall include the plural and vice versa, words denoting either gender shall include both genders and words denoting natural persons shall include all Persons and vice versa. The phrases "the date of this Agreement," "the date hereof," "of even date herewith" and terms of similar import, shall be deemed to refer to the date set forth in the preamble to this Agreement. Any reference in this Agreement to a date or time shall be deemed to be such date or time in New York City, unless otherwise specified. The parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any Person by virtue of the authorship of any provision of this Agreement.

        5.14    Further Assurances.    Each party hereto will execute and deliver, or cause to be executed and delivered, all further documents and instruments and use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations, to perform its obligations under this Agreement.

        5.15    Capacity as Stockholder.    The Stockholder signs this Agreement solely in the Stockholder's capacity as a stockholder of the Company, and not in the Stockholder's capacity as a director, officer or employee of the Company. Notwithstanding anything herein to the contrary, nothing herein shall in any way restrict a director or officer of the Company in the taking of any actions (or failure to act) in his or her capacity as a director or officer of the Company, or in the exercise of his or her fiduciary duties as a director or officer of the Company, or prevent or be construed to create any obligation on the part of any director or officer of the Company from taking any action in his or her capacity as such director or officer, and no action taken in any such capacity as an officer or director of the Company shall be deemed to constitute a breach of this Agreement.

        5.16    Representations and Warranties.    The representations and warranties contained in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time or the termination of this Agreement.

        5.17    No Agreement Until Executed.    This Agreement shall not be effective unless and until (i) the Merger Agreement is executed by all parties thereto and (ii) this Agreement is executed by all parties hereto.

[Remainder of Page Intentionally Left Blank. Signature Pages Follow.]

        The parties are executing this Agreement on the date set forth in the introductory clause.

VIRTU FINANCIAL, INC.
By:	/s/ DOUGLAS A. CIFU
	Name:	Douglas A. Cifu
	Title:	Chief Executive Officer
ORCHESTRA MERGER SUB, INC.
By:	/s/ DOUGLAS A. CIFU
	Name:	Douglas A. Cifu
	Title:	President

[Signature Page to Voting Agreement]

JEFFERIES LLC
By:	/s/ MICHAEL SHARP
	Name:	Michael Sharp
	Title:	General Counsel

Address:
Jefferies Group LLC 520 Madison Avenue, 10th Floor New York, NY 10022 Attention: General Counsel
with a copy (which shall not constitute notice) to: Morgan, Lewis & Bockius LLP 101 Park Avenue New York, NY 10178-0060 Attention: R. Alec Dawson

[Signature Page to Voting Agreement]

Schedule A

Name of Stockholder	Number of Shares of Company Class A Common Stock		Company Stock Options
Jefferies LLC	15,436,788	*	0

*
Does not include 498,243 shares which the Stockholder owns but does not have voting nor dispositive power over pursuant to the Voting and Disposition Agreement.

Schedule B

Stock Loan Agreements

        Master Securities Loan Agreements entered into by the Stockholder in the ordinary course of its business substantially in the form of the Master Securities Loan Agreement provided to the Acquirer Parties.

Annex C

ANNEX C: OPINION OF GOLDMAN SACHS & CO. LLC

[Letterhead of Goldman Sachs & Co. LLC]

PERSONAL AND CONFIDENTIAL

April 20, 2017

Board of Directors
KCG Holdings, Inc.
300 Vesey Street
New York, NY 10282

Ladies and Gentlemen:

        You have requested our opinion as to the fairness from a financial point of view to the holders (other than Virtu Financial, Inc. ("Virtu") and its affiliates) of the outstanding shares of Class A common stock, par value $0.01 per share (the "Shares"), of KCG Holdings, Inc. (the "Company") of the $20.00 in cash per Share to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of April 20, 2017 (the "Agreement"), by and among Virtu, Orchestra Merger Sub, Inc., a wholly owned subsidiary of Virtu, and the Company.

        Goldman, Sachs & Co. and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman, Sachs & Co. and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Virtu, any of their respective affiliates and third parties, including Leucadia National Corporation, the parent of a significant shareholder of the Company ("Jefferies"), Temasek Holdings (Private) Limited, an affiliate of a significant shareholder of Virtu ("Temasek"), the Republic of Singapore and its agencies or instrumentalities (collectively, the "Republic of Singapore"), an affiliate of Temasek, North Island Holdings I, L.P. ("North Island"), which, together with certain of its affiliates, is providing equity financing to Virtu in connection with the Transaction, GIC Private Limited ("GIC"), which is providing equity financing to North Island in connection with the Transaction, the Public Sector Pension Investment Board ("PSP"), which is providing equity financing to North Island in connection with the Transaction, and any of their respective affiliates and portfolio companies, or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the "Transaction"). We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided certain financial advisory and/or underwriting services to the Company and/or its affiliates from time to time for which our Investment Banking Division may receive compensation. We also have provided certain financial advisory and/or underwriting services to Virtu and/or its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as lead bookrunner with respect to an initial public offering of 19,012,112 shares of Class A common stock of Virtu in April 2015; and as the sole bookrunner with respect to a secondary public offering of 6,473,371 shares of Class A common stock of Virtu in November 2015. We also have provided certain financial advisory and/or underwriting services to Temasek and/or its affiliates and portfolio companies from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as joint bookrunner with respect to a secondary public offering of 26,311,309 common shares of Markit Limited, a portfolio company of Temasek, in June 2015; as joint bookrunner with respect to a secondary public offering of 15,000,000 ordinary shares of Evonik Industries AG, a portfolio company of Temasek, in July 2015; as sole bookrunner with respect to a secondary public offering of 20,943,741 shares of common stock of Univar Inc., a portfolio company of Temasek, in August 2016; and as bookrunner with respect to a bank loan (aggregate principal amount of $2,600,000,000) to Level Communications Inc., a portfolio company of Temasek, in February 2017. We also have provided certain financial advisory and/or underwriting services to the Republic of Singapore and/or its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation. We also have provided certain financial advisory and/or underwriting services to GIC and/or its affiliates and portfolio companies from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as financial advisor to GIC with respect to GIC's sale of its stake in Associated British Ports in July 2015; as financial advisor to TDR Capital LLP, a portfolio company of GIC, with respect to its acquisition of LeasePlan, in March 2016; as bookrunner with respect to a bridge loan (aggregate principal amount of $1,784,510,000) to TDR Capital LLP, a portfolio company of GIC, in March 2016; as bookrunner with respect to a bank loan (aggregate principal amount of $1,900,000,000) to Ancestry.com Inc., a portfolio company of GIC, in October 2016; as bookrunner with respect to a public offering by Multiplan, a portfolio company of GIC, of its 7.125% Senior Unsecured Notes due 2024 (aggregate principal amount of $460,000,000) in November 2016; and as bookrunner with respect to a bank loan (aggregate principal amount of €1,600,000,000) to Eircom Group PLC, a portfolio company of GIC, in March 2017. We also have provided certain financial advisory and/or underwriting services to PSP and/or its affiliates and portfolio companies from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as arranger with respect to a bank loan (aggregate principal amount of $2,430,000,000) to Telesat Canada, a portfolio company of PSP, in November 2016; as bookrunner with respect to a public offering by Telesat Canada, a portfolio company of PSP, of its 8.875% Notes due 2024 (aggregate principal amount of $500,000,000) in November 2016; as financial advisor to Acelity, a portfolio company of PSP, with respect to the sale of LifeCell, in January 2017; as bookrunner with respect to a bank loan (aggregate principal amount of $1,200,000,000) to American Wholesale Insurance Group Inc., a portfolio company of PSP, in January 2017; as bookrunner with respect to a bank loan (aggregate principal amount of $1,350,000,000) to Investcorp International Inc., a portfolio company of PSP, in March 2017; and as bookrunner with respect to a bank loan (aggregate principal amount of $1,340,000,000) to Acelity, a portfolio company of PSP, in February 2017. We may also in the future provide financial advisory and/or underwriting services to the Company, Virtu, Jefferies, Temasek, the Republic of Singapore, North Island, GIC and PSP and their respective affiliates and, in the case of Jefferies, Temasek, North Island, GIC and PSP, portfolio companies for which our Investment Banking Division may receive compensation. Affiliates of Goldman, Sachs & Co. also may have co-invested with Jefferies, Temasek, North Island, GIC, PSP and their respective affiliates from time to time and may have invested in limited partnership units of affiliates of Jefferies, Temasek, North Island GIC or PSP from time to time and may do so in the future.

        In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the four fiscal years ended December 31, 2016; the Company's Registration Statement on Form S-4, including the prospectus contained therein dated May 28, 2013 relating to the merger of Knight Capital Group, Inc. and GETCO Holding Company, LLC; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; certain publicly available research analyst reports for the Company; and certain internal financial analyses and forecasts for the Company prepared by its management, as approved for our use by the Company (the "Forecasts"). We have also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the Shares; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the Electronic Trading industry and in other industries; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

        For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

        Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the holders (other than Virtu and its affiliates) of Shares, as of the date hereof, of the $20.00 in cash per Share to be paid to such holders pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the $20.00 in cash per Share to be paid to the holders (other than Virtu and its affiliates) of Shares pursuant to the Agreement or otherwise. We are not expressing any opinion as to the impact of the Transaction on the solvency or viability of the Company or Virtu or the ability of the Company or Virtu to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman, Sachs & Co.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $20.00 in cash per Share to be paid to the holders (other than Virtu and its affiliates) of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,
/s/ Goldman, Sachs & Co. (GOLDMAN, SACHS & CO.)

Annex D

ANNEX D: SECTION 262 OF THE DGCL

§ 262 Appraisal rights

        (a)   Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

        (b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

          (1)   Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

          (2)   Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

            a.     Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

            b.     Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

            c.     Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

            d.     Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

          (3)   In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

          (4)   In the event of an amendment to a corporation's certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word "amendment" substituted for the words "merger or consolidation," and the word "corporation" substituted for the words "constituent corporation" and/or "surviving or resulting corporation."

        (c)   Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

        (d)   Appraisal rights shall be perfected as follows:

          (1)   If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2)   If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

        (e)   Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition or request from the corporation the statement described in this subsection.

        (f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g)   At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

        (h)   After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

        (i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

        (k)   From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

        (l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. KCG HOLDINGS, INC. 300 VESEY STREET NEW YORK, NY 10282 VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E30294-TBD KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KCG HOLDINGS, INC. The Board of Directors recommends you vote FOR the following proposals: For Against Abstain 1. To adopt the Agreement and Plan of Merger, dated as of April 20, 2017, by and among KCG Holdings, Inc. (the "Company"), Virtu Financial, Inc. and Orchestra Merger Sub, Inc. (the "merger agreement"). ! ! ! ! ! ! ! ! ! 2. A proposal to approve, on a non-binding, advisory basis, the compensation that certain executive officers of the Company may receive in connection with the merger of Orchestra Merger Sub, Inc. into the Company pursuant to agreements or arrangements with the Company. A proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the proposal to adopt the merger agreement. 3. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date V.1.1

Important Notice Regarding the Internet Availability of Proxy Materials for the Special Meeting: The Notice and Proxy Statement is available at www.proxyvote.com. E30295-TBD KCG HOLDINGS, INC. Special Meeting of Stockholders July 12, 2017 1:00 PM EDT This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Daniel Coleman, John McCarthy and Robert McQueen, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of KCG HOLDINGS, INC. that the stockholder(s) is/are entitled to vote at the Special Meeting of Stockholders to be held at 1:00 PM EDT on July 12, 2017, at 300 Vesey Street, New York, NY 10282, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side V.1.1